EXHIBIT 4.10

2 St. Clair Avenue West Suite 1201

Toronto, Ontario, M4V 1L5

NOTICE OF ANNUAL AND SPECIAL MEETING AND

MANAGEMENT INFORMATION CIRCULAR

CONCERNING, AMONG OTHER THINGS,

THE PROPOSED ACQUISITION OF MOGO FINANCE TECHNOLOGY INC.

For

The Annual and Special Meeting of Shareholders

To be held on June 18, 2019 at 4:30 p.m. (Toronto Time)

May 13, 2019

If you have any questions or require assistance, please contact Kingsdale Advisors, the strategic shareholder advisor and proxy solicitation agent for Difference Capital, by telephone at 1-866-228-8614 toll-free in Canada, or by e-mail at contactus@kingsdaleadvisors.com, or your professional advisor. el

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May 13, 2019

Dear Shareholders:

The board of directors (the “Board”) of Difference Capital Financial Inc. (“Difference Capital” or the “Company”) cordially invites you to attend the special meeting (the “Meeting”) of holders (the “Shareholders”) of common shares (“Common Shares”) of Difference Capital to be held at 4:30 p.m. (Toronto time) on Tuesday, June 18, 2019 at the offices of Wildeboer Dellelce LLP, Wildeboer Dellelce Place, 365 Bay Street, Suite 800, Toronto, Ontario. At the Meeting, the Shareholders will be asked to consider and, if deemed advisable, approve the following matters each as described in the circular provided along herewith (the “Circular”):

•	to receive the audited financial statements together with the report of the auditors thereon for Difference Capital’s financial year ended December 31, 2018;

•	the election of the directors of Difference Capital for the ensuing year and the election of a new slate of directors of Difference Capital, with such election to be conditional upon and effective immediately following the consummation of the Arrangement (as defined below);

•	the reappointment of MNP LLP, Chartered Accountants, as auditors for Difference Capital for the ensuing year;

•	the approval of the continued use of the amended and restated stock option plan of Difference Capital and the issuance of Common Shares thereunder;

•	the continuance (the “Continuance Resolution”) of Difference Capital from a corporation existing under the Canada Business Corporations Act to a corporation existing under the BCBCA (as defined below) (the “Continuance Resolution”);

•	the change of the name of Difference Capital to “Mogo Inc.” or such other name as the directors of Difference Capital may determine (the “Name Change Resolution”);

•	in accordance with the requirements of the Toronto Stock Exchange, the issuance of up to 28,416,488 Common Shares (the “Share Issuance Resolution”) to allow Difference Capital to indirectly acquire all of the outstanding common shares of Mogo Finance Technology Inc. (“Mogo”), other than common shares of Mogo that Difference Capital currently owns, pursuant to the proposed arrangement (the “Arrangement”) to be completed under the provisions of the Business Corporations Act (British Columbia) (the “BCBCA”); and

•	the approval of the Arrangement and the transactions contemplated therein in accordance with Multilateral Instrument MI 61-101 - Protection of Minority Security Holders in Special Transactions.

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The record date for Shareholders entitled to receive notice of and vote at the Meeting is May 13, 2019. Pursuant to the Arrangement, among other things, (i) 1205077 B.C. Ltd., a wholly-owned subsidiary of Difference Capital, will be amalgamated with Mogo; and (ii) each holder of a common share of Mogo (each a “Mogo Share”), other than any holder of Mogo Shares for which dissent rights have been exercised and Mogo Shares held by Difference Capital, will receive, in exchange for each Mogo Share, one Common Share. All outstanding securities exercisable or convertible into Mogo Shares will be exercisable or convertible into Common Shares in accordance with the terms thereof.

Canaccord Genuity Corp. (“Canaccord Genuity”) has delivered an opinion to a special committee of non-management directors of Difference Capital (the “Special Committee”) and the Board, which provides that, as of the date thereof, and subject to the assumptions and qualifications set out therein, the Arrangement is fair, from a financial point of view, to Difference Capital (the “Fairness Opinion”). A copy of the Fairness Opinion is included as Schedule “M” to the Circular. Shareholders are urged to read the Fairness Opinion in its entirety.

The Board has been engaged in a process of considering strategic alternatives for some time given the Company’s process of liquidating investment positions. This process has culminated with the Special Committee’s negotiation of the arrangement agreement to implement the Arrangement with Mogo (the “Arrangement Agreement”).

The Arrangement offers Shareholders an opportunity to participate in a Canadian financial technology leader with a strong organic growth trajectory. Once the Arrangement is completed, corporate, public company and board costs to Mogo will be eliminated and the combined company will have the advantage of these efficiencies. Together, the benefits of the Arrangement represent an outstanding opportunity for Shareholders.

After careful consideration of a number of factors and consultation with Eight Capital, financial advisor to the Board, its legal advisors and the receipt of the recommendation from the Special Committee and the Fairness Opinion from Canaccord Genuity, the Board determined that the Arrangement is in the best interests of the Company and recommends that Shareholders vote in favour of the resolutions necessary to implement the transactions contemplated by the Arrangement Agreement as described in the Circular, including the Share Issuance Resolution, the Name Change Resolution, the Continuance Resolution and the election of directors of the Board.

The accompanying notice of Meeting and Circular provide a full description of the Arrangement and include certain other information to assist you in considering how to vote. You are urged to read this information carefully and in its entirety and, if you require assistance, to consult your financial, legal or other professional advisors.

The accompanying Circular is furnished in connection with the solicitation of proxies by the management of Difference Capital for use at the Meeting and any postponement or adjournment thereof for the purposes set forth in the accompanying notice of Meeting. It is expected that the solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone by directors, officers or employees of Difference Capital to whom no additional compensation will be paid. In addition, Difference Capital has retained the services of Kingsdale Advisors to solicit proxies conveniently over the phone.

Your vote is important regardless of the number of Common Shares you own. All Shareholders are encouraged to take the time to complete, sign, date and return the enclosed applicable form of proxy in accordance with the instructions set out therein and in the accompanying Circular so that your Common Shares can be voted at the Meeting in accordance with your instructions. If you are a non-registered Shareholder and hold your Common Shares through a broker, custodian, nominee or other intermediary, please follow their instructions.

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While certain matters related to the Arrangement, such as the timing of the receipt of court approval and the satisfaction of certain other conditions, are beyond the control of Difference Capital, if the requisite approvals are obtained from Shareholders, it is anticipated that the Arrangement will be completed on or about June 21, 2019.

If you have any questions regarding the submission of your proxy, please contact Computershare Investor Services Inc., at its North American toll-free number: 1-800-564-6253.

Shareholders who would like additional copies of the attached Circular or have additional questions about the voting of Common Shares, should contact Kingsdale Advisors, the strategic shareholder advisor and proxy solicitation agent for Difference Capital, by telephone at 1-866-228-8614 toll-free in Canada, or by e-mail at contactus@kingsdaleadvisors.com.

On behalf of Difference Capital, I would like to thank all Shareholders for your ongoing support as we prepare to take part in this important event in the history of Difference Capital.

Yours very truly,

“Michael Wekerle”

Michael Wekerle

Executive Chairman and Director

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DIFFERENCE CAPITAL FINANCIAL INC.

2 St. Clair Avenue West Suite 1201

Toronto, Ontario, M4V 1L5

NOTICE OF MEETING

NOTICE IS HEREBY GIVEN THAT an annual and special meeting (the “Meeting”) of the holders (the “Shareholders”) of the common shares (the “Common Shares”) in the capital of Difference Capital Financial Inc. (the “Company”) will be held at the offices of Wildeboer Dellelce LLP at Wildeboer Dellelce Place, 365 Bay Street, Suite 800, Toronto, Ontario on June 18, 2019, at 4:30 p.m. (Toronto time), for the following purposes:

1.	to receive the audited financial statements together with the report of the auditors thereon for the Company’s financial year ended December 31, 2018;

2.	to elect the board of directors of the Company (the “Board”) for the ensuing year;

3.	to elect, conditional upon, and effective as of the completion of the Arrangement (as defined below) contemplated in the Arrangement Agreement (as defined below), a new slate of directors to the Board to hold office until the next annual meeting of Shareholders or until their successors are elected or appointed;

4.	to reappoint MNP LLP, Chartered Accountants as auditors of the Company for the ensuing year;

5.	to consider and, if thought appropriate, approve an ordinary resolution (the “Stock Option Plan Resolution”), substantially in the form set out in Schedule “F” of the accompanying information circular, approving the continued use of the Company’s amended and restated stock option plan and the unallocated options to purchase Common Shares thereunder, all in accordance with the rules of the Toronto Stock Exchange (the “TSX”);

6.	to consider and, if appropriate, approve a special resolution (the “Continuance Resolution”), substantially in the form set out in Schedule “K” of the accompanying information circular, authorizing the continuance of the Company (the “Continuance”) prior to or concurrently with the completion of the Arrangement, from a corporation existing under the Canada Business Corporations Act to a corporation existing under the Business Corporations Act (British Columbia) (the “BCBCA”);

7.	to consider and, if appropriate, and conditional upon and effective as of the completion of the Continuance, approve a special resolution (the “Name Change Resolution”), substantially in the form set out in Schedule “J” of the accompanying information circular, authorizing an amendment to the articles of the Company to change the name of the Company to “Mogo Inc.” or such other name as is acceptable to the Company and the TSX;

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8.	to consider and, if thought appropriate, approve an ordinary resolution (the “Share Issuance Resolution”), substantially in the form set out in Schedule “L” of the accompanying information circular, approving the statutory plan of arrangement under section 288 of the BCBCA involving the Company, Mogo Finance Technology Inc. (“Mogo”) and the securityholders of Mogo (the “Arrangement”) in accordance with the terms of the arrangement agreement dated April 14, 2019, as amended (the “Arrangement Agreement”), as more particularly described in the accompanying information circular, and approving the transactions contemplated therein, including the issuance of up to 28,416,488 Common Shares pursuant to the Arrangement; and

9.	to transact such other business as may properly come before the Meeting and any adjournment(s) or postponement(s) thereof.

The accompanying management information circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this notice. Also accompanying this notice of the Meeting is a form of proxy and a supplemental mailing return card.

Only Shareholders of record at the close of business on May 13, 2019 (the “Record Date”) will be entitled to receive notice of, to attend, and to vote at, the Meeting. If you are unable to attend the Meeting in person, please complete, sign and date the enclosed form of proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location set out in the form of proxy accompanying this notice of the Meeting.

After careful consideration of a number of factors and consultation with Eight Capital, financial advisor to the Board, its legal advisors and the receipt of a recommendation from the Special Committee and a Fairness Opinion from Canaccord Genuity Corp., the Board determined that the Arrangement is in the best interests of the Company and recommends that Shareholders vote in favour of the resolutions necessary to implement the transactions contemplated by the Arrangement Agreement as described in the accompanying information circular, including the Share Issuance Resolution, the Name Change Resolution, the Continuance Resolution, and the election of directors of the Board.

It is a condition to the completion of the Arrangement that the Share Issuance Resolution be approved at the Meeting. If the Share Issuance Resolution is not approved by Shareholders at the Meeting, the Arrangement will not be completed.

To be effective, the Share Issuance Resolution must be approved at the Meeting by: (i) at least a majority of the votes cast on the Share Issuance Resolution by Shareholders in accordance with the requirements of Section 611(b) and (c) of the TSX Company Manual, and (ii) at least a majority of the votes cast by Shareholders excluding Interested Shareholders in accordance with the requirements of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

DATED as of the 13th day of May, 2019.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Michael Wekerle”

Executive Chairman

If you are a non-registered Shareholder and received these materials through your broker or through another intermediary, please complete and return the appropriate documents in accordance with the instructions provided to you by your broker or by such other intermediary. Failure to do so may result in your Common Shares not being eligible to be voted at the Meeting.

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TABLE OF CONTENTS

GLOSSARY OF TERMS	11
FORWARD-LOOKING INFORMATION	19
FREQUENTLY ASKED QUESTIONS & SUMMARY OF CIRCULAR	20
PART I - GENERAL PROXY INFORMATION	24
Information Contained in this Circular	24
Information Contained in this Circular Regarding Mogo	24
Appointment of Proxyholder	25
Voting by Proxy	25
Completion and Return of Proxy	25
Notice and Access	26
Non-Registered Holders	26
Revocability of Proxies	27
Interest of Certain Persons or Companies in Matters to Be Acted Upon	27
Voting Securities and Principal Holders of Voting Securities	28
Quorum and Votes Necessary to Pass an Ordinary Resolution	28

PART II - ANNUAL MEETING BUSINESS
Financial Statements	29
Election of Directors	29
Conditional Election of Directors	31
Re-Appointment of Auditors	35
Approval of the Company’s Stock Option Plan	35

PART III – SPECIAL MEETING BUSINESS – ITEMS OF BUSINESS RELATED TO THE ARRANGEMENT
Continuance	36
Rights of Dissent in Respect of the Continuance Resolution	39
Name Change	42
The Transaction	43
Background to the Transaction	45
Recommendation of the Special Committee	48
Recommendation of the Board	48
Reasons for the Recommendation of the Board	48
Interests of Insiders, Promoters and Control Persons	53

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THE ARRANGEMENT AGREEMENT	53
Summary of the Transaction	53
Principal Steps of the Transaction	53
Representations and Warranties	55
Covenants	55
Conditions for Completion of the Arrangement	58
Insurance and Indemnification	61
Covenant Regarding Non-Solicitation	61
Notice of Superior Proposal and Right to Match	62
Break Fee and Reverse Break Fee	64
Expense Reimbursement	65
Amendment of the Arrangement Agreement	65
Termination of the Arrangement Agreement	66
Mogo Nominees	67
Lock-Up Agreements	69
Procedure for the Arrangement to Become Effective	70
Mogo Plans	70
Mogo Option Plan	71
Mogo RSU Plan	72

REGULATORY MATTERS	73
Toronto Stock Exchange Matters	73
NASDAQ Matters	74
Court Approval of the Arrangement	74
Interests of Certain Persons in the Arrangement	74
Risk Factors Relating to the Arrangement	76

PART IV – INFORMATION CONCERNING DCF	79
Corporate Structure	79
Capitalization	81
Stock Option Plan	82
Prior Sales	83
Trading Price and Volume	84

CORPORATE GOVERNANCE DISCLOSURE	84
Statement of Executive Compensation	85
Securities Authorized For Issuance Under Equity Compensation Plans	98
Indebtedness of Directors and Executive Officers	98
Indemnification of Directors and Officers	99
Conflicts of Interest	99
Non-Arm’s Length Party Transactions	99
Legal Proceedings	99
Auditor, Registrar and Transfer Agent	99
Material Contracts	100
Additional Information	100

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PART V – INFORMATION CONCERNING MOGO	100
Overview	101
Consolidated Capitalization	101
Prior Sales	102
Trading Price and Volume	103
Dividends and Distributions	103
Risk Factors	103
Additional Information	104

PART VI – GENERAL MATTERS	104
Other Matters	104
Shareholder Proposals for Next Annual Meeting	104
Approval of Directors	104

SCHEDULE “A” POSITION DESCRIPTION OF THE BOARD CHAIR	A-1
SCHEDULE “B” BOARD MANDATE AND GOVERNANCE GUIDELINES	B-1
SCHEDULE “C” POSITION DESCRIPTION OF THE CHIEF EXECUTIVE OFFICER	C-1
SCHEDULE “D” AUDIT COMMITTEE CHARTER	D-1
SCHEDULE “E” INVESTMENT POLICY	E-1
SCHEDULE “F” STOCK OPTION PLAN RESOLUTION	F-1
SCHEDULE “G” AMENDED AND RESTATED STOCK OPTION PLAN	G-1
SCHEDULE “H” MOGO OPTION PLAN	H-1
SCHEDULE “I” MOGO RSU PLAN	I-1
SCHEDULE “J” NAME CHANGE RESOLUTION	J-1
SCHEDULE “K” CONTINUANCE RESOLUTION	K-1
SCHEDULE “L” SHARE ISSUANCE RESOLUTION	L-1
SCHEDULE “M” FAIRNESS OPINION	M-1
SCHEDULE “N” FINANCIAL STATEMENTS OF DCF	N-1
SCHEDULE “O” MANAGEMENT’S DISCUSSION AND ANALYSIS OF DCF	O-1
SCHEDULE “P” UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF DCF	P-1
SCHEDULE “Q” COMPARISON OF SHAREHOLDER RIGHTS UNDER THE BCBCA AND CBCA	Q-1
SCHEDULE “R” SECTION 190 OF THE CBCA	R-1

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CONTACT US:

North American Toll Free Phone:

1-866-228-8614

E-mail: contactus@kingsdaleadvisors.com

Fax: 416-867-2271

Toll Free Fax: 1-866-545-5580

Outside North America, Banks and Brokers
Call Collect: 416-867-2272

KINGSDALE Advisors

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DIFFERENCE CAPITAL FINANCIAL INC.

2 St. Clair Avenue West Suite 1201

Toronto, Ontario, M4V 1L5

MANAGEMENT INFORMATION CIRCULAR

(As at May 13, 2019, except as indicated)

GLOSSARY OF TERMS

Unless the context otherwise requires, the following terms shall have the following respective meanings when used in this management information circular.

“Amalco” means the amalgamating company resulting and continuing from the amalgamation of Difference Subco and Mogo.

“Arrangement” means the court approved arrangement under section 288 of the BCBCA, which includes, among other things, the amalgamation of Difference Subco with Mogo, with the resulting entity being a wholly-owned subsidiary of DCF, and the issuance to Mogo Shareholders (other than Dissenting Mogo Shareholders and the Company) of one Common Share for each Mogo Share held.

“Arrangement Agreement” means the arrangement agreement between the Company and Mogo dated April 14, 2019, as amended.

“Audit Committee” means the Audit Committee of the Company.

“BCBCA” means the Business Corporations Act (British Columbia), as amended from time to time.

“Board” means the board of directors of the Company.

“Broadridge” means Broadridge Investor Communications Solutions, Inc.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or Vancouver, British Columbia.

“CBCA” means the Canada Business Corporations Act, as amended from time to time.

“CDS” means CDS Clearing and Depository Services Inc. or its nominee (which is, as of the date hereof, CDS & Co.).

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“Circular” has the meaning set out under the heading “Part I – General Proxy Information”.

“Code” means the Company’s written Code of Ethics.

“Common Share” means a common share in the capital of the Company.

“Company” and “DCF” mean Difference Capital Financial Inc., a corporation existing under the CBCA.

“Company Acquisition Proposal” means, other than the transactions contemplated by the Arrangement Agreement and other than any transaction involving only the Company and one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than Mogo (or any affiliate of Mogo and/or any one or more of its wholly-owned Subsidiaries) after the date of the Arrangement Agreement, whether or not delivered to the Shareholders, relating to:

(a)	any sale or disposition (or any long term licensing agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries or of 20% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities) whose assets, individually or in the aggregate, represent 20% or more of the consolidated assets of the Company and its Subsidiaries;

(b)	any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of the Company on a partially diluted basis;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company or any of its Subsidiaries; or

(d)	any other similar transaction or series of transactions involving the Company or any of its Subsidiaries.

“Company Board Recommendation” means the statement that the Board has received the Fairness Opinion and unanimously recommends (with each of the Interested Shareholders that are on the Board declaring his interest in the Transaction and abstaining from voting in respect thereof) that the Shareholders vote in favour of the Share Issuance Resolution.

“Company Change in Recommendation” occurs or is made when, (i) the Board or any committee of the Board (including the Special Committee) fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five (5) Business Days (and in any case prior to the Meeting) after having been requested in writing by Mogo to do so, the Company Board Recommendation, (ii) the Board or any committee of the Board (including the Special Committee) takes no position or a neutral position with respect to a Company Acquisition Proposal for more than five (5) Business Days after first learning of a Company Acquisition Proposal, (iii) the Board or any committee of the Board (including the Special Committee) takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Board or a committee of the Board (including the Special Committee) does not support the Arrangement and the Arrangement Agreement or does not believe that the Arrangement and the Arrangement Agreement are in the best interests of the Company, or (iv) the Board or any committee of the Board (including the Special Committee) resolves or proposes to take any of the foregoing actions.

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“Company Locked-Up Shareholders” means the Shareholders, namely, Michael Wekerle, Corey Delaney, Kees Van Winters, Thomas Liston and Wayne Gudbranson, that entered into Lock-Up Agreements with Mogo, pursuant to which they agreed to vote their Common Shares in favour of the Transaction.

“Computershare” means Computershare Investor Services Inc.

“Continuance” means the continuance of the Company from the laws of the CBCA to the BCBCA.

“Court” means the Supreme Court of British Columbia.

“Difference Subco” means 1205077 B.C. Ltd.

“Dissenting Mogo Shareholder” means a Mogo Shareholder who exercises his, hers or its Dissent Rights.

“Dissent Rights” means the rights of dissent in respect of the Arrangement pursuant to the BCBCA as described in the Plan of Arrangement and the Interim Order.

“Effective Date” means the date upon which the Arrangement becomes effective, as provided in the Plan of Arrangement, which is expected to be on or about June 21, 2019.

“Effective Time” means 12.01 a.m. (Vancouver time) on the Effective Date or at such other time as Mogo and the Company agree in writing before the Effective Date.

“Eligible Persons” has the meaning set out under the heading “Part IV – Information Concerning DCF – Stock Option Plan”.

“Fairness Opinion” means the independent fairness opinion dated April 14, 2019, as prepared by the Fairness Opinion Provider for the Special Committee in relation to the Arrangement.

“Fairness Opinion Provider” means Canaccord Genuity Corp., the independent fairness opinion provider to the Special Committee.

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is abandoned or denied, as affirmed.

“Financial Advisor” means Eight Capital, financial advisor to the Board.

“Interested Shareholders” means the certain directors and officers of the Company, namely, Michael Wekerle, Corey Delaney, Kees Van Winters and Thomas Liston, who are each a “related party” of Mogo pursuant to MI 61-101 by virtue of their control or direction over Mogo Shares.

“Interim Order” means the interim order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and Mogo, each acting reasonably, as such order may be amended by the Court with the consent of the Company and Mogo, each acting reasonably.

“Intermediary” has the meaning set out under the heading “Part I – General Proxy Information – Non-Registered Holders”.

“Investment Policy” means the Company’s investment policy as attached hereto as Schedule “E”.

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“Law” means with respect to any Person, any and all applicable laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a governmental entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any governmental entity, as amended.

“Lock-Up Agreements” means the voting support agreement pursuant to which certain directors and officers of the Company agreed with Mogo to vote their Common Shares in favour of the Transaction, and certain directors, officers and significant shareholders of Mogo agreed with the Company to vote their Mogo Shares in favour of the Transaction.

“Management Proxyholders” means the officers and directors of the Company whose names are printed on the enclosed form of proxy.

“Management Services Officers and Directors” has the meaning set out under the heading “Part IV – Information Concerning DCF – Statement of Executive Compensation – Compensation Discussion and Analysis – Compensation Policy”.

“Manager” means Difference Capital Management Inc. in its role as manager, prior to June 1, 2015, of the Company.

“Meeting” means the annual and special meeting of Shareholders to be held on June 18, 2019, and any adjournment(s) or postponement(s) thereof.

“Meeting Materials” has the meaning set out under the heading “Part I – General Proxy Information – Non- Registered Holders”.

“Minority Shareholders” means the Shareholders approving the Share Issuance Resolution, excluding the Interested Shareholders.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“MNP” means MNP LLP, Chartered Accountants.

“Mogo” means Mogo Finance Technology Inc.

“Mogo Acquisition Proposal” means, other than the transactions contemplated by the Arrangement Agreement and other than any transaction involving only Mogo and one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Company (or any affiliate of the Company and/or one or more of its wholly-owned Subsidiaries) after the date of this Agreement, whether or not delivered to the Mogo Shareholders, relating to:

(a)	any sale or disposition (or any long-term licensing agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Mogo and its Subsidiaries or of 20% or more of the voting or equity securities of Mogo or any of its Subsidiaries (or rights or interests in such voting or equity securities) whose assets, individually or in aggregate represent 20% or more of the consolidated assets of Mogo and its Subsidiaries;

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(b)	any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning or having the right to acquire 20% or more of any class of voting or equity securities of Mogo on a partially diluted basis;

(c)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving Mogo or any of its material subsidiaries; or

(d)	any other similar transaction or series of transactions involving Mogo or any of its Subsidiaries.

“Mogo Board” means the board of directors of Mogo.

“Mogo Board Recommendation” means a statement that the special committee of the Mogo Board and the Mogo Board has received a fairness opinion from its financial advisor, and has unanimously, after receiving legal and financial advice and the unanimous recommendation of the special committee of the Mogo Board, determined the Arrangement is in the best interest of Mogo and recommends that Mogo Shareholders vote in favour of the Arrangement.

“Mogo Change in Recommendation” occurs or is made when, (i) the Mogo Board or any committee of the Mogo Board (including the special committee of Mogo) fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five (5) Business Days (and in any case prior to the annual and special meeting of Mogo Shareholders held in connection with the Transaction) after having been requested in writing by the Company to do so, the Mogo Board Recommendation, (ii) the Mogo Board or any committee of the Mogo Board including the special committee of Mogo) takes no position or a neutral position with respect to a Mogo Acquisition Proposal for more than five (5) Business Days after first learning of a Mogo Acquisition Proposal, (iii) the Mogo Board or any committee of the Mogo Board (including the special committee of Mogo) takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Mogo Board or a committee of the Mogo Board (including the special committee of Mogo) does not support the Arrangement and the Arrangement Agreement or does not believe that the Arrangement and the Arrangement Agreement are in the best interests of the Mogo Shareholders, or (iv) the Mogo Board or any committee of the Mogo Board (including the special committee of Mogo) resolves or proposes to take any of the foregoing actions.

“Mogo Debenture” has the meaning set out under the heading “Part III – Special Meeting Business – Items of Business Related to the Arrangement – Description of the Arrangement Agreement”.

“Mogo Financial Advisor” means Raymond James Ltd., financial advisor to the special committee of the Mogo Board.

“Mogo Indenture” has the meaning set out under the heading “Part III – Special Meeting Business – Items of Business Related to the Arrangement – Description of the Arrangement Agreement”.

“Mogo Options” means the stock options issued pursuant to the Mogo Option Plan.

“Mogo Option Plan” means the amended stock option plan of Mogo, which was approved by Mogo Shareholders at the annual meeting of Mogo held on May 27, 2010, as amended.

“Mogo RSU Plan” means the restricted share unit plan of Mogo effective June 25, 2015, as amended.

“Mogo RSUs” means the restricted share units issued pursuant to the Mogo RSU Plan.

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“Mogo Shareholders” means the holders of Mogo Shares.

“Mogo Shares” means the common shares of Mogo.

“Mogo Warrants” has the meaning set out under the heading “Part III – Special Meeting Business – Items of Business Related to the Arrangement – Description of the Arrangement Agreement”.

“NASDAQ” means the NASDAQ Stock Market.

“NAV” or “Net Asset Value” means the net asset value of the Company, as determined by subtracting the aggregate fair value of the liabilities of the Company from the aggregate fair value of the assets of the Company on the date on which the calculation is being made.

“NEOs” and “Named Executive Officers” have the meaning set out under the heading “Part IV – Information Concerning DCF – Statement of Executive Compensation – Summary Compensation Table”.

“NI 52-110” means National Instrument 52-110 – Audit Committees.

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer.

“NI 58-101” means National Instrument 58-101 – Disclosure of Corporate Governance Practices.

“Non-Registered Shareholder” has the meaning set out under the heading “Part I – General Proxy Matters – Non-Registered Holders”.

“Notice of Meeting” has the meaning set out under the heading “Part I – General Proxy Information”.

“NP 58-201” means National Policy 58-201 – Corporate Governance Guidelines.

“Ordinary Course” means with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the business of the Person.

“Outside Date” means, in respect of the Transaction, August 31, 2019, or such later date as may be agreed to in writing by Mogo and the Company.

“Participant” has the meaning set out under the heading “Part IV – Information Concerning DCF – Stock Option Plan”.

“Person” means any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement to be completed in accordance with the terms of the Arrangement Agreement, as may be amended by the Court in the Final Order with the prior written consent of the Company and Mogo acting reasonably.

“Preference Share” means a preference share in the capital of the Company.

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“Record Date” means May 13, 2019.

“Replacement Debentures” means the convertible debentures to be issued by the Company pursuant to the terms of the Mogo Indenture entitling the holders of Mogo Debentures to receive one Common Share for each Mogo Share previously issuable upon conversion of such Mogo Debentures.

“Replacement Warrant” means the common share purchase warrants to be issued by the Company in exchange for each Mogo Warrant entitling the holder thereof to receive one Common Share for each Mogo Share previously issuable under such Mogo Warrant.

“Representative” means, with respect to a Person, any officer, director, employee, representative (including any financial or other adviser) or agent of such Person or of any of its Subsidiaries.

“Share Consideration” means the one (1) Common Share to be issued for each Mogo Share.

“Shareholder” means a holder of Common Shares.

“SOP” and “Stock Option Plan” mean the Company’s amended and restated stock option plan dated June 13, 2013.

“Special Committee” means the special committee of non-management directors of the Board, comprised of Mr. Corey Delaney and Mr. Kees Van Winters (Chairman).

“Stock Option Expiry Date” has the meaning set out under the heading “Part IV – Information Concerning DCF – Statement of Executive Compensation – Stock Options”.

“Stock Options” means stock options issued pursuant to the SOP.

“Subsidiary” or “Subsidiaries” have the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Superior Proposal” means:

(A) in respect of the Company, any unsolicited bona fide written Company Acquisition Proposal from a Person who is an arm’s length third party to acquire not less than all of the outstanding Common Shares or all or substantially all of the assets of the Company on a consolidated basis that:

(a)	complies with Securities Laws and did not result from or involve a breach of Article 6 of the Arrangement Agreement [Covenants of the Company Regarding Non-Solicitation];

(b)	is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal;

(c)	is not subject, either by the terms of such Company Acquisition Proposal or by virtue of any applicable Law or rule or requirement of any stock exchange, to any requirement that the approval of the shareholders of the Person making the Company Acquisition Proposal be obtained;

(d)	if any consideration is cash, such cash is not subject to any financing contingency or condition;

(e)	is not subject, either by the terms of such Company Acquisition Proposal or by virtue of any applicable Law, to any Regulatory Approval;

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(f)	is not subject to any due diligence or access condition;

(g)	does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that the Company completes the Arrangement or any similar other transaction with the Company or any of its affiliates agreed prior to any termination of the Arrangement Agreement; and

(h)	that the Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Company Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Company Acquisition Proposal and the party making such Company Acquisition Proposal, (i) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by Mogo pursuant to the Arrangement Agreement during a Matching Period), and (ii) the failure to recommend such Company Acquisition Proposal to the Shareholders would be inconsistent with the fiduciary duties of the Board.

(B) in respect of Mogo, any unsolicited bona fide written Mogo Acquisition Proposal from a Person who is an arm’s length third party to acquire not less than all of the outstanding Mogo Shares (where such Mogo Acquisition Proposal is in respect of the Mogo Shares) or all or substantially all of the assets of Mogo on a consolidated basis that:

(a)	complies with Securities Laws and did not result from or involve a breach of Article 5 of the Arrangement Agreement [Covenants of Mogo Regarding Non-Solicitation];

(b)	is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal;

(c)	is not subject, either by the terms of such Mogo Acquisition Proposal or by virtue of any applicable Law, or rule or requirement of any stock exchange, to any requirement that the approval of the shareholders of the Person making the Mogo Acquisition Proposal be obtained;

(d)	if any consideration is cash, such cash is not subject to any financing contingency or condition;

(e)	is not subject, either by the terms of such Mogo Acquisition Proposal or by virtue of any applicable Law, to any Regulatory Approval;

(f)	is not subject to any due diligence or access condition;

(g)	does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that the Mogo completes the Arrangement or any similar other transaction with the Company or any of its affiliates agreed prior to any termination of the Arrangement Agreement; and

(h)	that the Mogo Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Mogo Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Mogo Acquisition Proposal and the party making such Mogo Acquisition Proposal, (i) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Mogo Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Company pursuant to the term of the Arrangement Agreement during a Matching Period), and (ii) the failure to recommend such Mogo Acquisition Proposal to the Mogo Shareholders would be inconsistent with the fiduciary duties of the Mogo Board.

“Transaction” means the transaction to be consummated by and between the Company and Mogo pursuant to the Arrangement Agreement, whereby the Company will indirectly acquire all of the issued and outstanding Mogo Shares which it does not already own.

“TSX” means the Toronto Stock Exchange.

“U.S.” or “United States” means the United States of America.

“VIF” means a request for voting instructions.

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FORWARD-LOOKING INFORMATION

This Circular contains forward-looking information regarding future growth, results of operations, performance, business prospects and opportunities involving the Company, Mogo and Amalco. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, or similar expressions, are forward-looking statements within the meaning of securities laws. Forward-looking statements include, without limitation, the information concerning possible or assumed future results of operations of the Company, Amalco and the Arrangement. These statements are not historical facts but instead represent only management’s and the Board’s expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve known and unknown risks, assumptions, uncertainties, and other factors that may cause actual results or events to differ materially from what is expressed, implied or forecasted in such forward-looking statements. In addition to the factors the Company currently believes to be material, such as, but not limited to, its ability to achieve its investment objectives, its dependence on the efforts of management, risks associated with fluctuations in net asset value and valuation of the Company’s portfolio, its ability to operate on a profitable basis, changes in interest rates, evaluation of its provision for income and related taxes, other factors not currently viewed as material, such as general, economic and business conditions and opportunities available to or pursued by the Company, could cause actual results to differ materially from those described in the forward-looking statements. Although the Company has attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not anticipated, estimated or intended. Forward-looking statements related to the Arrangement include but are not limited to statements and information concerning: the Arrangement; covenants of Mogo and the Company; the timing for the implementation of the Arrangement and the potential benefits of the Arrangement; the likelihood of the Arrangement being completed; principal steps of the Arrangement; statements relating to the business and future activities of, and developments related to Mogo and the Company after the date of this Circular and before the Effective Time and to and of the Company after the Effective Time; Mogo Shareholder approval and Court approval of the Arrangement; regulatory approval of the Arrangement; listing of the Common Shares issuable pursuant to the Arrangement on the TSX upon completion of the Arrangement; listing on the NASDAQ; the market position and future financial or operating performance of the Company and Mogo; the liquidity of Common Shares following the Effective Time; and statements based on the Pro-Forma Financial Statements of the Company post-Arrangement attached as Schedule “P” to this Circular.

Such statements reflect the current views of DCF and Mogo management, as the case may be, with respect to future events and are based on information currently available to DCF or Mogo, as the case may be, and are subject to certain risks, uncertainties and assumptions, including those discussed below. Many factors could cause the actual results, performance or achievements of DCF or Mogo to differ materially from any future results, performance or achievements that may be expressed or implied by such forward-looking information. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking information prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected.

These risks and uncertainties include, but are not limited to, possible failure to complete the Arrangement, potential liabilities associated with the Arrangement, integration of Mogo upon completion of the Arrangement, employment retention and relations, the satisfaction of the closing conditions in accordance with the Arrangement Agreement, the absence of any event, change or other circumstances that could give rise to the termination of the Arrangement Agreement and the delay in or increase in cost of completing the Arrangement. See “Part III – Special Meeting Business – Risk Factors Relating to the Arrangement” in this Circular.

Although the forward-looking information contained in this Circular is based upon what DCF and Mogo, as the case may be, believe are reasonable assumptions, Shareholders are cautioned against placing undue reliance on this information since actual results may vary from the forward-looking information. The assumptions made in preparing the forward-looking information may include the assumptions that the conditions to complete the Arrangement will be satisfied, that the Arrangement will be completed within the expected time frame at the expected cost and that DCF and Mogo will not fail to complete the Arrangement for any other reasons including but not limited to the matters discussed under the Sections “Part III – Special Meeting Business – Risk Factors Relating to the Arrangement” and “Part IV – Information Concerning DCF – Risk Factors” and “Part V - Information Concerning Mogo – Risk Factors”.

Forward-looking information is made as of the date of this Circular, and the Company does not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Circular except as required by applicable law.

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FREQUENTLY ASKED QUESTIONS & SUMMARY OF CIRCULAR

The following is a summary of information relating to DCF, Mogo and the proposed Arrangement and should be read together with the more detailed information and financial data and statements contained elsewhere in this Circular. This summary is provided for convenience of reference only and is qualified in its entirety by the more detailed information, financial statements and pro forma financial statements appearing elsewhere in this Circular and the Schedules annexed hereto, which information is specifically incorporated by reference into and forms an integral part of this Circular. Reference is made to the “Glossary of Terms” for the definitions of certain abbreviations and capitalized terms used in this Circular and in this summary. Copies of this Circular and the Meeting materials may also be found under DCF’s profile on SEDAR at www.sedar.com.

What is the Purpose of the Meeting?

The meeting is for the purpose of: (i) receiving financial statements of DCF; (ii) electing directors; (iii) conditionally electing directors effective as of the completion of the Arrangement; (iv) re-appointing the auditor; (v) seeking approval of the Stock Option Plan Resolution; (vi) seeking approval of the Name Change Resolution; (vii) seeking approval of the Continuance Resolution; (viii) seeking approval of the Share Issuance Resolution; and (ix) transacting such further or other business as may properly come before the Meeting.

What are the benefits of the Arrangement?

The Board believes that the Arrangement represents an outstanding opportunity for Shareholders including:

•	participation in a Canadian financial technology (“fintech”) leader with a strong organic growth trajectory;

•	the strong growth potential offered by Canada’s premier non-bank fintech leader;

•	the anticipated operational efficiencies through lower corporate, public company, and Board costs of the combined entities; and

•	a strong, supportive shareholder base for the combined entity providing enhanced market visibility and liquidity.

What will happen to the Company if the Arrangement is completed?

If the Arrangement is completed, DCF will indirectly acquire all the business of Mogo, continue from a corporation existing under the CBCA to a corporation existing under the BCBCA and change its name to Mogo Inc. or a similar name that the Board may determine.

What is the Board’s opinion of the Arrangement?

The Board (other than certain directors who abstained from voting in respect of the Arrangement), after receiving the unanimous recommendation of the Special Committee comprised solely of non-management directors, and in consultation with its financial and legal advisors, has determined that the Arrangement is in the best interests of the Company and is recommending that Shareholders vote in favour of the Share Issuance Resolution.

Where is the Meeting to be held?

The Meeting will be held at the offices of DCF’s legal counsel, Wildeboer Dellelce LLP, at Wildeboer Dellelce Place, 365 Bay Street, Suite 800, Toronto, Ontario on June 18, 2019, at 4:30 p.m. (Toronto time).

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When will the Arrangement become effective?

Subject to obtaining Court approval as well as the satisfaction of all other conditions precedent, it is anticipated that the Arrangement will be completed on or about June 21, 2019.

Who is eligible to vote at the meeting?

Shareholders as of May 13, 2019, the Record Date, are entitled to receive notice of and vote at the Meeting.

What is required for the resolutions to pass?

In order for the Stock Option Plan to be approved, the Stock Option Plan Resolution must be passed by a majority of the votes cast at the Meeting by Shareholders.

In order for the Name Change Resolution to be approved, the Name Change Resolution must be passed by not less than two-thirds of the votes cast at the Meeting by Shareholders.

In order for the Continuance Resolution to be approved, the Continuance Resolution must be passed by not less than two-thirds of the votes cast at the Meeting by Shareholders.

In order for the Share Issuance Resolution to be approved, the Share Issuance Resolution must be passed by: (i) at least a majority of the votes cast on the Share Issuance Resolution by Shareholders in accordance with the requirements of Section 611(b) and (c) of the TSX Company Manual, and (ii) at least a majority of the votes cast by Shareholders excluding the Interested Shareholders in accordance with the requirements of MI 61-101.

Are there any risks relating to the Arrangement?

Yes. For details on the risks relating to the Arrangement please see “Part III – Special Meeting Business – Risk Factors Relating to the Arrangement”.

Who can help answer my questions?

If you have any questions about this Circular or the matters described in this Circular, please contact Kingsdale Advisors or your professional advisor. Shareholders who would like additional copies, without charge, of this Circular or have additional questions about the procedures for voting Common Shares, should contact their broker or Kingsdale Advisors by e-mail, or at the telephone number below.

Toll-Free Number: 1-866-228-8614

Outside North America Call Collect: 416-867-2272

By E-mail: contactus@kingsdaleadvisors.com

Should I vote my proxy now?

Yes. Once you have carefully read and considered the information contained in this Circular, to ensure your vote is counted, you need to complete and submit the enclosed form of proxy or, if applicable, provide your Intermediary with voting instructions. You are encouraged to vote well in advance of the proxy cut-off at 4:30 p.m. (Toronto time) on June 14, 2019 (or if the Meeting is postponed or adjourned, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the reconvened meeting).

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The Board unanimously recommends that Shareholders vote FOR the Stock Option Plan Resolution, the Name Change Resolution, the Continuance Resolution and the Share Issuance Resolution.

Parties to the Arrangement

Difference Capital Financial Inc.

DCF was incorporated on January 14, 1972 under the CBCA. DCF is listed on the TSX under the trading symbol “DCF”.

The head office of DCF is located at 2 St. Clair Avenue West, Suite 1201, Toronto, Ontario, M4V 1L5.

As at the date of this Circular, there are 5,725,821 Common Shares and 536,000 Stock Options issued and outstanding.

Additional information regarding DCF can be found in “Part IV - Information Concerning DCF” of this Circular.

Mogo Finance Technology Inc.

Mogo was incorporated on August 26, 2003 under the BCBCA. Mogo is listed on the TSX under the trading symbol “MOGO”.

The head office of Mogo is located at 2100-401 West Georgia Street, Vancouver, British Columbia, V6B 5A1.

As at the date of this Circular, there are 23,535,096 Mogo Shares, 2,674,132 Mogo Options and 218,910 Mogo RSUs issued and outstanding.

Additional information regarding Mogo can be found in “Part V - Information Concerning Mogo” of this Circular.

Arrangement

On April 14, 2019, the Company and Mogo entered into the Arrangement Agreement (as amended on May 13, 2019 pursuant to an amending agreement between the Company and Mogo), pursuant to which the Company agreed to indirectly acquire all of the issued and outstanding Mogo Shares which it does not already own. The Transaction will proceed by way of a statutory arrangement of Mogo pursuant to section 288 of the BCBCA. If the Arrangement becomes effective, the Mogo Shareholders (other than the Dissenting Mogo Shareholders and the Company) will be entitled to receive one Common Share in exchange for each Mogo Share held (the “Exchange Ratio”). Following the completion of the Arrangement, all of Mogo’s outstanding convertible securities, other than the Mogo Warrants, will become exercisable or convertible, as the case may be, for Common Shares in accordance with the Exchange Ratio.

In accordance with the terms of the Arrangement Agreement, the Company has agreed to, among other things, call this Meeting to seek the approval of the Shareholders for the Share Issuance Resolution.

To be effective, the Share Issuance Resolution must be approved at the Meeting by: (i) at least a majority of the votes cast on the Share Issuance Resolution by Shareholders in accordance with the requirements of Section 611(b) and (c) of the TSX Company Manual, and (ii) at least a majority of the votes cast by Shareholders excluding the Interested Shareholders in accordance with the requirements of MI 61-101. A copy of the Share Issuance Resolution is attached as Schedule “L” to this Circular.

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TSX Approval

DCF is listed on the TSX, where the Common Shares trade under the symbol “DCF”. Closing of the Arrangement is conditional upon the listing on the TSX of the Common Shares and the Replacement Debentures issuable upon completion of the Arrangement on the TSX. DCF has applied to the TSX for approval of the Arrangement and listing of the Common Shares and Replacement Debentures issued upon completion of the Transaction.

As of the date of this Circular, the TSX has not provided conditional approval of the Transaction described in this Circular. There can be no assurance that the TSX will approve the Arrangement.

Recommendation of the Special Committee

After careful consideration, including consultation with its legal advisors and financial advisors, the Special Committee unanimously determined that the Arrangement is in the best interests of the Company and recommended to the Board that it: (i) authorize, approve and enter into the Arrangement Agreement; and (ii) authorize the Company to implement the transactions as contemplated in the Arrangement Agreement.

Recommendation of the Board

After careful consideration of, among other things, the recommendation of the Special Committee, the Fairness Opinion and such other matters as it considered relevant, the Board (other than certain directors who abstained from voting in respect of the Arrangement) has determined that the execution, delivery and performance of the Arrangement Agreement is in the best interests of the Company. Accordingly, the Board unanimously recommends (with each of the Interested Shareholders that are on the Board declaring his interest in the Transaction and abstaining from voting in respect thereof) that the Shareholders vote in favour of the Share Issuance Resolution, the new slate of directors to the Board, conditional upon, and effective as of the completion of the Arrangement, the Continuance Resolution and the Name Change Resolution.

See “Part III – Special Meeting Business – Items of Business Related to the Arrangement – Recommendation of the Board”.

Fairness Opinion

For a summary of the Fairness Opinion, see “Part III - Special Meeting Business – Items of Business Related to the Arrangement - Fairness Opinion”. A full copy of the Fairness Opinion is attached as Schedule “M” to this Circular.

Interest of Insiders, Promoters or Control Persons

The Arrangement constitutes a “related party transaction” under MI 61-101. See “Part III – Special Meeting Business – Interests of Certain Persons in the Arrangement”.

Risk Factors Related to the Arrangement

Completion of the Arrangement is subject to a number of risk factors. Shareholders should carefully consider the risk factors relating to the Arrangement (which are not an exhaustive list of potentially relevant risk factors relating to the Arrangement). Some of these risks include, but are not limited to: dilution of the Shareholders of the Company; Mogo’s management and the Mogo Shareholders will have significant influence over the Company on completion of the Transaction; there can be no certainty that all conditions to the Transaction will be satisfied; while the Transaction is pending, the Company is restricted from taking certain actions; if the Arrangement Agreement is terminated by the Company, there could be an adverse effect on the Company; the Company is precluded from soliciting other potential parties to a transaction; the termination fees and right to match in favour of Mogo may discourage other parties from making a Superior Proposal; and the businesses of the Company and Mogo may not integrate successfully in the manner anticipated by management of the Company. See “Part III – Special Meeting Business – Risk Factors Relating to the Arrangement”.

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PART I - GENERAL PROXY INFORMATION

The attached notice of meeting (the “Notice of Meeting”) and this management information circular (collectively with the Notice of Meeting and the documents incorporated by reference hereto, the “Circular”) is being furnished in connection with the solicitation of proxies by or on behalf of the management of the Company for use at the Meeting to be held on June 18, 2019 and at any adjournment(s) or postponement(s) thereof. The solicitation will be conducted primarily by mail and may be supplemented by telephone, electronic or other personal contact to be made without special compensation by directors, officers and employees of the Company. In addition, DCF has retained Kingsdale Advisors as its strategic shareholder advisor and proxy solicitation agent, and will pay fees of approximately $70,000, plus reasonable additional out-of-pocket expenses, for advisory and proxy solicitation services, in addition to certain out-of-pocket expenses. The costs of the solicitation will be borne by the Company.

Information Contained in this Circular

The information contained herein is given as at May 13, 2019 except where otherwise noted.

Other than as disclosed in this Circular, no person has been authorized to give any information or to make any representation in connection with the matters being considered herein other than those contained in this Circular and, if given or made, such information or representation should not be considered or relied upon as having been authorized. This Circular does not constitute an offer to sell, or a solicitation of an offer to acquire, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or proxy solicitation. Neither the delivery of this Circular nor any distribution of securities referred to herein should, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Circular.

All summaries of, and references to, the Arrangement, the Plan of Arrangement, the Interim Order and the Fairness Opinion are qualified in their entirety by reference to the complete text of each document attached to this Circular. You are urged to carefully read the full text of these documents.

Information contained in this Circular should not be construed as legal, tax or financial advice and Shareholders are urged to consult their own professional advisors in connection with the matters considered in this Circular.

Information Contained in this Circular Regarding Mogo

The information concerning Mogo, its affiliates and the securities of Mogo contained in this Circular has been provided by Mogo for inclusion in this Circular. In the Arrangement Agreement, Mogo provided a covenant to the Company that it would ensure that no such information will contain any untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained in this Circular regarding Mogo and its respective affiliates, including the securities of Mogo, not misleading in light of the circumstances in which they are made. Although the Company has no knowledge that would indicate that any statements contained herein relating to Mogo, its affiliates and the securities of Mogo taken from or based upon such information provided by Mogo are untrue or incomplete, neither the Company nor any of its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Mogo, its affiliates and the securities of Mogo or for any failure by Mogo to disclose facts or events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company.

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For further information regarding Mogo, see “Part IV – Information Concerning Mogo” and refer to Mogo’s filings with Canadian securities regulatory authorities which may be found under Mogo’s company profile on SEDAR at www.sedar.com and with the SEC at www.sec.gov.

Appointment of Proxyholder

The purpose of a proxy is to designate persons who will vote on a Shareholder’s behalf in accordance with the instructions given by the Shareholder in the proxy. The persons whose names are printed on the enclosed form of proxy are officers or directors of the Company (the “Management Proxyholders”).

A registered Shareholder has the right to appoint a person other than a Management Proxyholder to represent the Shareholder at the Meeting by inserting the name of that person in the blank space provided in the form of proxy or by completing another acceptable form of proxy. A proxyholder need not be a Shareholder.

Voting by Proxy

Only registered Shareholders or their duly appointed proxyholders will be permitted to vote at the Meeting. Common Shares represented by properly executed and delivered proxies in the accompanying form will be voted or withheld from voting on each respective matter in accordance with the instructions of the registered Shareholder on any ballot that may be conducted. If there are no instructions provided in respect of any matters, the named individuals will vote FOR the proposed resolutions.

The enclosed form of proxy, when properly completed and signed, confers discretionary authority upon the proxyholder(s) named therein with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting. The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion, without notice.

The Company may use the Broadridge QuickVote™ service to help non-registered shareholders vote their shares. Non-registered shareholders are contacted by Kingsdale Advisors to conveniently obtain voting instructions directly over the telephone. Broadridge Financial Solutions then tabulates the results of all instructions received and provides the appropriate instructions respecting the voting shares to be represented at the meeting.

Completion and Return of Proxy

Completed proxies must be deposited at the office of the Company’s registrar and transfer agent, Computershare, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, not later than 4:30 p.m. (Toronto time) on June 14, 2019 or, if the Meeting is adjourned or postponed, not later than 48 hours, excluding Saturdays, Sundays and holidays, before such adjourned or postponed meeting. Alternatively, registered Shareholders may vote by telephone by dialing toll free 1-866-732-VOTE (or 8683), or may vote online at www.investorvote.com with a 15-digit control code they receive by mail from Computershare, subject to the same deadlines as stated above.

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Notice and Access

The Company has elected not to send the Meeting Materials to registered Shareholders or to Non-Registered Shareholders using the notice-and-access delivery procedures defined under NI 54-101 and National Instrument 51-102 – Continuous Disclosure Obligations.

Non-Registered Holders

Only persons whose names appeared on the register of the Company at the close of business on May 13, 2018 as the holders of Common Shares, or their duly appointed proxyholders, will be permitted to vote at the Meeting. In many cases, however, Common Shares beneficially owned by a person (a “Non- Registered Shareholder”) are registered in the name of either: (i) an intermediary (an “Intermediary”) that a Non-Registered Shareholder deals with in respect of the Common Shares (Intermediaries include, among others, securities dealers or brokers, banks, trust companies, and trustees or administrators of self- administered registered retirement savings plans (RRSPs), registered retirement income funds (RRIFs), registered education savings plans (RESPs), tax free savings accounts (TFSAs) and similar plans); or (ii) a clearing agency (such as CDS) in which the relevant Intermediary is a participant. If you purchased your Common Shares through a broker, you are likely to be a Non-Registered Shareholder.

The Meeting Materials are being sent to both registered Shareholders and Non-Registered Shareholders. NI 54-101 permits the Company to forward the Meeting Materials directly to “non-objecting beneficial owners”, or “NOBOs”. The Company is not sending the Meeting Materials directly to NOBOs under NI 54-101. In accordance with the requirements of NI 54-101, the Company has distributed copies of meeting materials, including the form of proxy and this Circular (collectively, the “Meeting Materials”), to Intermediaries for distribution to Non-Registered Shareholders. The Company will reimburse brokers and other Intermediaries for costs incurred by them in mailing Meeting Materials to Non-Registered Shareholders in accordance with the requirements of the Canadian Securities Administrators. Non-Registered Shareholders who have objected to their Intermediary disclosing the ownership information about themselves to the Company are referred to herein as “OBOs”. In accordance with the requirements of NI 54-101, the Company is sending the Meeting Materials indirectly, through Intermediaries, to OBOs. The Company will pay the fees and costs of Intermediaries for their services in delivering the Meeting Materials to OBOs in accordance with NI 54-101.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders in order to seek their voting instructions in advance of the Meeting. Common Shares held by Intermediaries can only be voted in accordance with the instructions of Non-Registered Shareholders. The Intermediaries often have their own voting instruction form and mailing procedures and provide their own return instructions. Generally, Non-Registered Shareholders will either:

(a)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile stamped signature), and which is restricted as to the number of Common Shares beneficially owned by the Non-Registered Shareholder, but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, such form of proxy is not required to be signed by the Non-Registered Shareholder when submitting it. In this case, the Non-Registered Shareholder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to Computershare as provided above; or

(b)	more typically, be given a voting instruction form which is not signed by the Intermediary, but which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its designated service company, will constitute voting instructions (often called a “proxy authorization form”) which the Intermediary must follow. The majority of Intermediaries delegate responsibility for obtaining instructions from Non-Registered Shareholders to Broadridge. Broadridge typically prepares a machine-readable VIF, mails these VIFs to Non-Registered Shareholders, and asks Non-Registered Shareholders to return the VIFs (or otherwise communicate their voting instructions) to Broadridge, usually by way of mail, the internet or telephone. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the meeting by proxies for which Broadridge has solicited voting instructions. A Non-Registered Shareholder who receives a VIF from Broadridge cannot use that form to vote Common Shares directly at the Meeting. The VIF must be returned to Broadridge (or instructions respecting the voting of Common Shares must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the shares voted. If you have any questions respecting the voting of Common Shares held through an Intermediary, please contact that Intermediary for assistance.

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The purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Common Shares which they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or by means of the appointment of another person), the Non-Registered Shareholder should insert the Non-Registered Shareholder’s name (or that of the appointee) in the appropriate blank space provided. Non-Registered Shareholders should carefully follow the instructions of their Intermediary or its designated service company, including those regarding when and where the proxy or proxy authorization form is to be delivered.

Revocability of Proxies

A proxy may be revoked at any time before the Meeting by executing a valid form of revocation and delivering it to the head office of the Company, being 2 St. Clair Avenue West, Suite 1201, Toronto, Ontario, M4V 1L5 (or to Computershare at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1), at any time up to and including 4:30 p.m. (Toronto time) on the last Business Day preceding the date of the Meeting, or any adjournment(s) or postponement(s) thereof, or by delivering it to the chairman of the Meeting prior to the commencement of the Meeting, or any adjournment(s) or postponement(s) thereof. If you are a registered Shareholder and you attend the Meeting and vote on a ballot, you will be treated as having revoked any valid proxy previously delivered by you. If you are a registered Shareholder and you attend the Meeting in person, you need not revoke your proxy and vote in person unless you wish to do so. A proxy may also be revoked in any other manner permitted by law.

Only registered Shareholders have the right to revoke a proxy. Non-Registered Shareholders who wish to change their vote must arrange with adequate prior notice for their respective Intermediaries to revoke the proxy on their behalf.

Interest of Certain Persons or Companies in Matters to Be Acted Upon

Except as otherwise disclosed herein, to the knowledge of the Company, no director or executive officer, since the commencement of the Company’s last completed fiscal year, or any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any of the matters to be acted upon at the Meeting, other than the election of directors (see “Part III – Special Meeting Business – Interest of Certain Persons in the Arrangement”).

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Voting Securities and Principal Holders of Voting Securities

As at the close of business on the Record Date, 5,725,821 Common Shares were issued and outstanding. Registered Shareholders at the close of business on the Record Date are entitled to receive notice of, to attend at, and to vote at the Meeting. Shareholders are entitled to one vote for each Common Share so held.

To the knowledge of the directors and executive officers of the Company, as at the date of this Circular, the following persons beneficially own, control or direct, directly or indirectly, securities carrying 10% or more of the voting rights attached to all Common Shares:

		Percentage of Outstanding
Name	Number of Common Shares (1)	Common Shares
Michael Wekerle(2)	2,533,971	44.26%

Notes:

(1)	Indicates the number of Common Shares beneficially owned, controlled or directed, directly or indirectly, as disclosed in publicly available sources or as otherwise disclosed to the Company by the holder.
(2)	Mr. Wekerle holds 2,397,270 Common Shares directly and exercises control or direction over 136,701 Common Shares through Wek Corp. (f/k/a Wekerle GM&P Holding Corporation).

Quorum and Votes Necessary to Pass an Ordinary Resolution

A quorum of Shareholders will be present at the Meeting if not less than one registered Shareholder present in person or represented by proxy or a duly authorized representative, representing not less than five percent (5%) of the issued and outstanding Common Shares, is present at the opening of the Meeting. All resolutions to be submitted to Shareholders at the Meeting are ordinary resolutions requiring the approval of a simple majority (50% plus one vote) of the votes cast, other than the Name Change Resolution and the Continuance Resolution.

To be effective, the Share Issuance Resolution must be approved at the Meeting by: (i) at least a majority of the votes cast on the Share Issuance Resolution by Shareholders in accordance with the requirements of Section 611(b) and (c) of the TSX Company Manual, and (ii) at least a majority of the votes cast by Shareholders excluding the Interested Shareholders in accordance with the requirements of MI 61-101.

Pursuant to Section 611(b) of the TSX Company Manual, the Company is required to obtain the approval of Shareholders in respect of the Common Shares to be issued under the Arrangement, as the number of Common Shares issued or issuable to insiders of the Company holding Mogo Shares in payment of the purchase price under the Arrangement exceeds 10% of the Common Shares outstanding on a non-diluted basis.

Pursuant to Section 611(c) of the TSX Company Manual, the Company is required to obtain the approval of Shareholders in respect of the Common Shares to be issued under the Arrangement, as the number of Common Shares issued or issuable in payment of the purchase price under the Arrangement exceeds 25% of the Common Shares outstanding on a non-diluted basis.

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PART II - ANNUAL MEETING BUSINESS

Financial Statements

The audited financial statements of the Company, together with the report of the auditors thereon, for DCF’s financial year ended December 31, 2018, copies of which accompany this Circular, will be presented to Shareholders at the Meeting. Receipt at the Meeting of the financial statements and the auditors’ report thereon will not constitute approval or disapproval of any matters referred to therein.

Election of Directors

Directors are elected at each annual meeting of Shareholders and hold office until the next annual meeting or until their successors are otherwise elected or appointed. The Board has determined that, subject to the Conditional Election, the number of directors to be elected at the Meeting is four. The four nominees proposed for election as directors of the Company are listed below.

The Company does not have an executive committee of the Board. The Company has an Audit Committee and a Corporate Governance, Compensation and Nominating Committee. Members of these committees are identified below.

The term of office of each director currently in office will expire at the close of the Meeting and all directors elected at the Meeting will hold office until the next annual meeting of Shareholders or until their successors are elected or appointed.

The following table sets forth certain information with respect to all persons proposed to be nominated by management of the Company for election as directors. Management of the Company does not contemplate that any of the nominees will be unable to serve as directors, but if that should occur for any reason at or prior to the Meeting or should any of the nominees withdraw their candidacy at or prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

Name and Jurisdiction of Residence	Position Held with the Company	Principal Occupation, Business or Employment During the Last Five Years	Director Since	Number of Common Shares Beneficially Owned, Directly or Indirectly, or Controlled or Directed(3)
Corey Delaney(1),(2) Cambridge, Ontario, Canada	Director	Senior Tax Manager of Pinnacle Consultants Inc. since June 2010 and self-employed financial consultant specializing in CFO services since 2014.	June 28, 2017	Nil
Wayne Gudbranson(1),(2) Ottawa, Ontario, Canada	Director	Chief Executive Officer of Branham Group Inc. since 1990.	June 28, 2017	Nil
Kees Van Winters(1),(2) Toronto, Ontario, Canada	Director	Independent management consultant since 1996.	November 27, 2017	153,746(4)
Michael Wekerle Toronto, Ontario, Canada	Executive Chairman and Director	Executive Chairman of the Company since August, 2017; Chairman of the Company from July 2014 to August, 2017; Executive Chairman of Difference Capital Inc. from April 2012 to June 2015.	October 3, 2012	2,533,971(5)

Notes:

(1)	Member of the Audit Committee.
(2)	Member of the Corporate Governance, Compensation and Nominating Committee.
(3)	The number of Common Shares beneficially owned, directly or indirectly, controlled or directed, is based solely upon information furnished to the Company by the individual directors or obtained from the System for Electronic Disclosure by Insiders as at the date of this Circular.
(4)	Mr. Van Winters directly holds 34,133 Common Shares and exercises indirect control or direction over 119,613 Common Shares.
(5)	Mr. Wekerle holds 2,397,270 Common Shares directly and exercises control or direction over 136,701 Common Shares through Wek Corp. (f/k/a Wekerle GM&P Holding Corporation).

As at the date of this Circular, the directors and executive officers of the Company as a group beneficially own, directly or indirectly, or exercise control or direction over an aggregate of 2,838,971 Common Shares, representing 49.93% of the issued and outstanding Common Shares.

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Majority Voting for Election of Directors

The Board has adopted a “majority voting” policy, pursuant to which if a nominee for election as director receives a greater number of votes “withheld” than votes “for” at a meeting of Shareholders, such nominee shall offer his or her resignation as a director to the Board promptly following the meeting of Shareholders at which the director was elected. Upon receiving such offer of resignation, the Board shall accept it absent exceptional circumstances. DCF will announce the decision of the Board in a press release with respect to whether the Board has decided to accept such director’s resignation, which decision will be made within 90 days following the meeting of Shareholders. The director who tendered such resignation will not be part of any deliberations of any Board committee or the Board pertaining to the resignation offer.

The “majority voting” policy only applies in circumstances involving an uncontested election of directors. For the purposes of the policy, an “uncontested election of directors” means that the number of nominees for election as a director is not less than the number of directors to be elected to the Board.

Corporate Cease Trade Orders

To the knowledge of the Board, no nominee is, at the date of this Circular, or has been within ten years before the date of this Circular,

(a)	a director, Chief Executive Officer (a “CEO”) or Chief Financial Officer (a “CFO”) of any company (including DCF) that:

(i)	was subject to an order that was issued while the nominee was acting in the capacity as director, CEO or CFO; or

(ii)	was subject to an order that was issued after the nominee ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as director, CEO or CFO;

(b)	a director or executive officer of any company (including DCF) that, while such nominee was acting in that capacity, or within one year of such nominee ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such nominee.

For the purposes of (a) above, the term “order” means a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.

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Penalties or Sanctions

To the knowledge of the Board, no current director or executive officer of the Company or Shareholder holding sufficient securities to affect materially the control of the Company has:

(a)

been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	has been subject to any other penalties or sanctions imposed by a court or by a regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a director nominee.

Conflicts of Interest

To the knowledge of the Board, there are no known or existing or potential conflicts of interest among the Board and its directors, officers or other members of management as a result of their outside business interests except that certain directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies. In addition, from time to time, the Company may make investments in entities in which officers and directors of the Company are also investors. See “Part IV – Information Concerning DCF - Corporate Governance Disclosure – Investment Committee”.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the election as directors of the proposed nominees of management whose names are set forth in the table above unless the Shareholder has specified in the form of proxy that the Common Shares represented by such form of proxy are to be withheld from voting in respect thereof.

Conditional Election of Directors

At the Meeting, Shareholders will be asked to elect, conditional upon and effective as of the effective date of the Arrangement, three (3) nominees of Mogo and two (2) nominees of DCF set forth in the table below (the “Nominees”) as directors of the Company in place of all directors of the Company at such time, each to hold office until the next annual meeting of Shareholders or until his successor is duly elected or appointed (the “Conditional Election”). Management of the Company believes that the Conditional Election, if approved by Shareholders, will reduce the expenses incurred by the Company when completing the Arrangement. If the Company completes the Arrangement, it is currently contemplated that Wayne Gudbranson and Corey Delaney, each a current director of the Company, shall resign effective immediately upon such completion and the Board shall be comprised of the five (5) Nominees. The following table sets forth a brief background regarding the Nominees. The information contained herein is based upon information furnished by the respective Nominees.

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Name and Jurisdiction of Residence	Position Held with the Company	Principal Occupation, Business or Employment During the Last Five Years	Director Since	Number of Common Shares Beneficially Owned, Directly or Indirectly, or Controlled or Directed (1)
Michael Wekerle Toronto, Ontario, Canada	Executive Chairman and Director	Executive Chairman of the Company since August, 2017; Chairman of the Company from July 2014 to August, 2017; Executive Chairman of Difference Capital Inc. from April 2012 to June 2015.	October 3, 2012	2,533,971(2)
Kees Van Winters Toronto, Ontario, Canada	Director	Independent management consultant since 1996.	November 27, 2017	153,746(3)
David Feller British Columbia, Canada	n/a	Director and CEO of Mogo,	n/a	Nil
Gregory Feller New York, United States	n/a	Director, President and CFO of Mogo	n/a	Nil
Minhas Mohamed Ontario, Canada	n/a	President, Chief Executive Officer and Co-Founder of MMV Financial Inc.	n/a	Nil

Notes:

(1)	The number of Common Shares beneficially owned, directly or indirectly, controlled or directed, is based solely upon information furnished to the Company by the individual directors or obtained from the System for Electronic Disclosure by Insiders as at the date of this Circular.

(2)	Mr. Wekerle holds 2,397,270 Common Shares directly and exercises control or direction over 136,701 Common Shares through Wek Corp. (f/k/a Wekerle GM&P Holding Corporation).

(3)	Mr. Van Winters holds 34,133 Common Shares directly and exercises indirect control or direction over 119,613 Common Shares.

Biographies

David Feller

David Feller founded Mogo in 2003 and currently serves as Mogo’s CEO and Chair of the Mogo Board. Mr. Feller has grown Mogo into Canada’s leading digital financial platform with over 800,000 members, annual revenues exceeding $61 million and more than 270 team members. During that time, he led Mogo through equity and debt financings totaling more than $380 million including two rounds of private equity financings, securing two credit facilities with a leading global investment firm and Mogo’s initial public offering on the TSX. Mr. Feller is passionate about using technology and design to deliver innovative digital solutions that help consumers improve their financial health. He is a former member of the Young Entrepreneurs Organization (YEO) of Canada and is a graduate of the University of Western Ontario with a Bachelor of Arts degree.

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Gregory Feller

Gregory Feller is a co-founder of Mogo, has served as Mogo’s CFO since August 2011, and has served as a member of the Mogo Board and President of Mogo since April 2015. Prior to his appointment, Mr. Feller was a Managing Director and Co-Head of the Technology Investment Banking Group at Citadel Securities, a financial services group. From 2008 to 2010, Mr. Feller was a Managing Director at UBS Investment Bank, a global financial institution. Prior to joining UBS, Mr. Feller was a Managing Director with Lehman Brothers from 2001 to 2008 and a Vice President at Goldman Sachs & Co. from 1998 to 2000. Mr. Feller has a Bachelor of Administrative and Commercial Studies from the University of Western Ontario and a Master of Management from the Kellogg School of Management at Northwestern University, where he graduated Beta Gamma Sigma.

Kees Van Winters

Mr. Van Winters has been active in the telecom and technology industries since 1986. He was Vice President of Sales and Marketing for Nationwide Cellular Service in New York from 1986 to 1992 and was a consultant to several major telecom companies in Canada and the United States from 1992 to 1996. Since then he has acted as a consultant to a number of small technology companies.

Michael Wekerle

Mr. Wekerle was a co-founder and partner of Griffiths McBurney & Partners’ sales and trading operations in 1995. He served as Vice Chairman of Institutional Trading at GMP Securities L.P. until August 2011 where he was widely considered a leading investment advisor in Canada. During his time, he helped establish the firm’s hedge fund and institutional trading desk and developed a reputation for assisting clients in profiting from large-scale transactions. Prior to his tenure at GMP Securities L.P., Mr. Wekerle was head of institutional trading at First Marathon Securities Ltd.

Minhas Mohamed

Minhas Mohamed is President, Chief Executive Officer and Co-Founder of MMV Financial Inc. which is a specialty finance company providing debt financing to emerging technology and life sciences companies across North America. Mr. Mohamed was also the founder and Managing Partner of MM Venture Partners (predecessor firm). Since its inception in 1998, MMV and the predecessor firm have invested over US$400 million in 200+ companies across North America. Mr. Mohamed has overall management and strategic responsibility for MMV Financial. He has over 25 years of experience in the financing of technology and emerging growth companies, both in Canada and internationally. Prior to founding MM Venture Partners in August 1998, Mr. Mohamed spent 10 years as a senior partner and shareholder with Quorum Funding Corporation, one of Canada’s leading technology-focused venture capital funds. Prior to Quorum, he spent several years at the venture capital subsidiary of Schroders PLC, and was also with Ernst & Young where he obtained his Chartered Accountant designation. He has been a director of many public companies, including Promis Systems and Quorum Funding and for 11 years an independent trustee of InnVest REIT. Mr. Mohamed is a founding member and former Chairman of the Toronto Venture Group. Mr. Mohamed is a graduate of the University of Western Ontario and is a Chartered Accountant and a Chartered Financial Analyst.

Majority Voting for Election of Directors

The Board has adopted a “majority voting” policy, pursuant to which if a nominee for election as director receives a greater number of votes “withheld” than votes “for” at a meeting of Shareholders, such nominee shall offer his or her resignation as a director to the Board promptly following the meeting of Shareholders at which the director was elected. Upon receiving such offer of resignation, the Board shall accept it absent exceptional circumstances. DCF will announce the decision of the Board in a press release with respect to whether the Board has decided to accept such director’s resignation, which decision will be made within 90 days following the meeting of Shareholders. The director who tendered such resignation will not be part of any deliberations of any Board committee or the Board pertaining to the resignation offer.

The “majority voting” policy only applies in circumstances involving an uncontested election of directors. For the purposes of the policy, an “uncontested election of directors” means that the number of nominees for election as a director is not less than the number of directors to be elected to the Board.

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Corporate Cease Trade Orders

To the knowledge of the Company, none of the Nominees has, at the date of this Circular, or has been within ten years before the date of this Circular,

(a)	a director, CEO or CFO of any company (including DCF) that:

(i)	was subject to an order that was issued while the nominee was acting in the capacity as director, CEO or CFO; or

(ii)	was subject to an order that was issued after the nominee ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as director, CEO or CFO;

(b)	a director or executive officer of any company (including DCF) that, while such nominee was acting in that capacity, or within one year of such nominee ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such nominee.

For the purposes of (a) above, the term “order” means a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.

Penalties or Sanctions

To the knowledge of the Company, none of the Nominees has:

(a)	been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	has been subject to any other penalties or sanctions imposed by a court or by a regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a director nominee.

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Conflicts of Interest

To the knowledge of the Company, there are no known or existing or potential conflicts of interest among the Nominees and its directors, officers or other members of management as a result of their outside business interests except that certain Nominees serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies. In addition, from time to time, the Company may make investments in entities in which Nominees are also investors.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the election of the Nominees as directors of the Company conditional upon, and effective as of the completion of the Arrangement, unless the Shareholder has specified in the form of proxy that the Common Shares represented by such form of proxy are to be withheld from voting in respect thereof.

Re-Appointment of Auditors

Management proposes to re-appoint MNP as auditors of the Company and to authorize the Board to fix the auditors’ remuneration. The auditors will hold office until the next annual meeting of Shareholders or until their successors are appointed. The Board and management of the Company recommend that Shareholders vote FOR the ordinary resolution.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the re- appointment of MNP as the auditors of the Company unless the Shareholder has specified in the form of proxy that the Common Shares represented by such form of proxy are to be withheld from voting in respect thereof.

Approval of the Company’s Stock Option Plan

TSX policies require that “rolling” stock option plans which reserve for issuance a maximum of ten percent (10%) of the issued and outstanding shares of an issuer from time-to-time must be approved and ratified by shareholders and submitted to the TSX every three years. The Shareholders initially approved the Stock Option Plan on June 22, 2009, and last approved the Stock Option Plan at a Shareholders’ meeting held on June 1, 2016. A copy of the Stock Option Plan is attached as Schedule “G” to this Circular.

As the three-year term prescribed by the TSX will expire on June 1, 2019, an ordinary resolution in substantially the form set out in Schedule “F” to this Circular will be placed before the Shareholders at the Meeting to approve the unallocated options under the Stock Option Plan. This approval will be effective for three years from the date of the Meeting. If approval is not obtained at the Meeting, stock options which have not been allocated as of June 1, 2019 and stock options which are outstanding as of June 1, 2019 and are subsequently cancelled, terminated or exercised will not be available for a new grant of stock options. Previously allocated stock options will continue to be unaffected by the approval or disapproval of the resolution. Upon completion of the Arrangement, no new Stock Options will be granted under the Stock Option Plan (see “Part III – Special Meeting Business – The Arrangement Agreement – Mogo Plans”).

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the resolution providing for the approval of the Stock Option Plan unless the Shareholder has specified in the form of proxy that the Common Shares represented by such form of proxy are to be voted against the ordinary resolution.

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PART III – SPECIAL MEETING BUSINESS – ITEMS OF BUSINESS RELATED TO THE ARRANGEMENT

Continuance

Shareholders will be asked to consider, and if thought appropriate, approve, with or without variation, the special resolution (the “Continuance Resolution”) set forth in Schedule “K” to this Circular authorizing the continuance of the Company from the laws of the CBCA to the BCBCA. The Continuance is anticipated to be completed prior to or concurrently with the Arrangement; however, the Board may elect not to implement the Continuance if greater than 5% of Shareholders exercise dissent rights in connection therewith.

The Continuance will affect certain of the rights of Shareholders as they currently exist under the CBCA. Shareholders should consult their legal advisors regarding implications of the Continuance, which may be of particular importance to them.

The BCBCA permits companies incorporated outside of British Columbia to be continued into British Columbia. On Continuance, the CBCA will cease to apply to the Company and the Company will thereupon become subject to the BCBCA, as if it had originally incorporated as a British Columbia company. The Continuance will not create a new legal entity, affect the continuity of the Company or result in a change to its business or affect the share capital. The persons elected as directors by the Shareholders at the Meeting will continue to constitute the Board upon the Continuance becoming effective.

The BCBCA provides that when a foreign corporation continues under the BCBCA:

(a)	the property, rights and interests of the foreign corporation continue to be the property, rights and interests of the corporation;

(b)	the corporation continues to be liable for the obligations of the foreign corporation;

(c)	an existing cause of action, claim or liability to prosecution is unaffected;

(d)	a legal proceeding being prosecuted or pending by or against the foreign corporation may be prosecuted or its prosecution may be continued, as the case may be, by or against the corporation; and

(e)	a conviction against, or a ruling, order or judgement in favour of or against the foreign corporation may be enforced by or against the corporation.

Reason for Continuance

The operating business of the Company following completion of the Arrangement will be the current business of Mogo. Mogo is a Vancouver-based fintech startup incorporated under the BCBCA and headquartered in Vancouver. Rather than have the Shareholders approve a change in the registered office of the Company from Ontario to British Columbia, the Company and Mogo believe it is more efficient and cost-effective to affect the Continuance. Additionally, Mogo, as a fintech startup, operates in a complicated and evolving legal and regulatory environment. Mogo’s management and advisors are familiar with the legal and regulatory landscape provided under the BCBCA. Continuing the Company under the BCBCA will provide further cost efficiencies for the combined company following the Arrangement.

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Continuance Process

In order to effect the Continuance:

1.	the Continuance Resolution must be approved by a special resolution of at least two-thirds of the votes cast at the Meeting in person or by proxy in favour of the Continuance;

2.	the Company must make an application to the director under the CBCA for consent to continue under the BCBCA, such application to establish to the satisfaction of the director that the proposed Continuance will not adversely affect the Company’s creditors or Shareholders;

3.	once the Continuance Resolution is passed and the Company has obtained the consent of the director under the CBCA, the Company must file a Continuation Application and the consent of the director under the CBCA, along with prescribed documents under the BCBCA, with the British Columbia Registrar of Companies to obtain a Certificate of Continuation;

4.	on the date shown on the Certificate of Continuation issued by the British Columbia Registrar of Companies, the Company will become a company registered under the laws of the Province of British Columbia as if it had been incorporated under the laws of the Province of British Columbia; and

5.	the Company must then file a copy of the Certificate of Continuation with the director under the CBCA and receive a Certificate of Discontinuance under the CBCA.

Effect of Continuance

As a result of the Continuance, the CBCA will cease to apply to the Company and the Company will thereupon become subject to the BCBCA, as if it had been originally incorporated as a British Columbia company.

The Continuance will not create a new legal entity, affect the continuity of the Company or result in a change in its business. The persons elected as directors by the Shareholders at the Meeting will continue to constitute the Board upon the Continuance becoming effective. Nor will the Continuance affect the Company’s status as a listed company on the TSX or as a reporting issuer under applicable securities laws of any jurisdiction in Canada. The Company will remain subject to the requirements of all applicable securities legislation.

As of the effective date of the Continuance, the Company’s current articles and the by-laws under the CBCA (the “Existing Articles”) will be replaced with the notice of articles (the “Notice of Articles”) and articles (the “New Articles”) under the BCBCA that are proposed to be adopted in connection with the Continuance.

The legal domicile of the Company will be the Province of British Columbia and the Company will no longer be subject to the provisions of the CBCA.

Each previously outstanding Common Share will continue to be a common share of the Company as a company governed by the BCBCA.

Corporate Governance Differences

In general terms, the BCBCA provides to the Shareholders substantively the same rights as are available to the Shareholders under the CBCA, including rights of dissent and appraisal and rights to bring derivative actions and oppression actions, and is consistent with corporate legislation in most other Canadian jurisdictions. There are, however, important differences concerning the qualifications of directors and certain shareholder remedies. The following is a summary comparison of certain provisions of the BCBCA and the CBCA which pertain to rights of the Shareholders. This summary is not intended to be exhaustive and the Shareholders should consult their legal advisers regarding all of the implications of the Continuance.

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Charter Documents

Under the BCBCA, the charter documents will consist of a Notice of Articles, which sets forth, among other things, the name of the corporation and the amount and type of authorized capital, and indicates if there are any rights and restrictions attached to the issued shares, and New Articles, which will govern the management of the Company following the Continuance. The Notice of Articles is filed with the British Columbia Registrar of Companies, and the New Articles will be filed only with the Company’s registered and records office.

Similarly, under the CBCA, the Company has Existing Articles, which set forth, among other things, the name of the corporation and the amount and type of authorized capital, and the by-laws, which governs the management of the Company. The Existing Articles are filed with Corporations Directorate, Industry Canada, and the by-laws are filed only with the Company’s registered and records office.

In connection with the Continuance, it is necessary that the Company adopt a new notice of articles and articles under the BCBCA. Accordingly, as part of the Continuance Resolution, Shareholders will also be asked to approve the adoption by the Company of the Notice of Articles and New Articles, which comply with the requirements of the BCBCA, in substitution for the Existing Articles of the Company and any amendments thereto to date. The Continuance to British Columbia and the adoption of the Notice of Articles and New Articles will not result in any material changes to the constitution, powers or management of the Company, except as otherwise described herein.

If the Continuance is approved at the Meeting, a copy of the New Articles will be obtainable on SEDAR at www.sedar.com.

Requirements for Special Resolutions

The CBCA requires that certain matters be approved by special resolution of the shareholders. Under the BCBCA, the Company may provide for a different level of approval for some matters. The Company may propose to adopt the more flexible approach under the BCBCA in order to be able to react and adapt to changing business conditions.

Amendments to Charter Documents

Under the BCBCA, other fundamental changes such as a proposed amalgamation or continuation of a corporation out of the jurisdiction require a special resolution passed by two-thirds of the votes cast on the resolution by holders of shares of each class entitled to vote at a general meeting of the corporation.

Under the CBCA, such changes require a special resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the alteration and, where certain specified rights of the holders of a class or series of shares are affected differently by the alteration than the rights of the holders of other classes of shares, or in the case of holders of a series of shares, in a manner different from other shares of the same class, a special resolution passed by not less than two-thirds of the votes cast by the holders of shares of each class, or series, as the case may be, whether or not they are otherwise entitled to vote.

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Sale of Undertaking

Under the BCBCA, a corporation may sell, lease or otherwise dispose of all or substantially all of the undertakings of the corporation if it does so in the ordinary course of its business or if it has been authorized to do so by a special resolution passed by the majority of votes that the articles of the corporation specify is required (being at least two-thirds and not more than three-quarters of the votes cast on the resolution) or, if the articles of the corporation do not contain such a provision, a special resolution passed by at least two-thirds of the votes cast on the resolution. Under the New Articles proposed to be adopted by the Company the special resolution will need to be passed by at least two-thirds of the votes cast on the resolution.

The CBCA requires approval of the holders of shares of a CBCA corporation represented at a duly called meeting by not less than two-thirds of the votes cast upon a special resolution for a sale, lease or exchange of all or substantially all of the property (as opposed to the “undertaking”) of the corporation, other than in the ordinary course of business of the corporation. Each share of the corporation carries the right to vote in respect of a sale, lease or exchange of all or substantially all of the property of the corporation whether or not it otherwise carries the right to vote. Holders of shares of a class or series can vote separately only if that class or series is affected by the sale, lease or exchange in a manner different from the shares of another class or series. While the shareholder approval thresholds will be the same under the BCBCA and the CBCA, there are differences in the nature of the sale which requires such approval, i.e., a sale of all or substantially all of the “undertaking” under the BCBCA and of all or substantially all of the “property” under the CBCA.

Rights of Dissent and Appraisal

The BCBCA provides that shareholders who dissent to certain actions being taken by a corporation may exercise a right of dissent and require the corporation to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable in respect of:

(a)	a resolution to alter the articles to alter restrictions on the powers of the corporation or on the business it is permitted to carry on;

(b)	a resolution to adopt an amalgamation agreement;

(c)	a resolution to approve an amalgamation into a foreign jurisdiction;

(d)	a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e)	a resolution to authorize the sale, lease or other disposal of all or substantially all of the undertaking of the corporation;

(f)	a resolution to authorize the continuation of the corporation into a jurisdiction other than British Columbia;

(g)	any other resolution, if dissent is authorized by the resolution; or

(h)	any court order that permits dissent.

The CBCA contains a similar dissent remedy, subject to certain qualifications. Regarding (b) and (c) above, under the CBCA, there is no right of dissent in respect of an amalgamation between a corporation and its wholly-owned subsidiary, or between wholly-owned subsidiaries of the same corporation. The CBCA also contains a dissent remedy where a corporation resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of a class.

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Oppression Remedies

Under the BCBCA, a shareholder of a corporation has the right to apply to the court on the grounds that:

(a)	the affairs of the corporation are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or

(b)	some act of the corporation has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

On such an application, the court may make any interim or final order it considers appropriate including an order to prohibit any act proposed by the corporation.

The CBCA contains rights that are substantially broader in that they are available to a larger class of complainants. Under the CBCA a shareholder, former shareholder, director, former director, officer, or former officer of a corporation or any of its affiliates, or any other person who, in the discretion of the court, is a proper person to seek an oppression remedy, may apply to the court for an order to rectify the matters complained of where in respect of a corporation or any of its affiliates, any act or omission of the corporation or its affiliates effects a result, the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner, or the powers of the directors of the corporation or its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director, or officer.

Shareholder Derivative Actions

Under the BCBCA, a shareholder or director of a corporation may, with leave of the court, bring an action in the name and on behalf of the corporation to enforce a right, duty or obligation owed to the corporation that could be enforced by the corporation itself or to obtain damages for any breach of such a right, duty or obligation.

A broader right to bring a derivative action is contained in the CBCA, and this right also extends to officers, former shareholders, former directors and former officers of a corporation or its affiliates, and any person, who, in the discretion of the court, is a proper person to make an application to the court to bring a derivative action. In addition, the CBCA permits derivative actions to be commenced, with leave of the court, in the name and on behalf of a corporation or any of its subsidiaries.

Requisition of Meetings

The BCBCA provides that one or more shareholders of a corporation holding not less than 5% of the issued voting shares of the corporation may give notice to the directors requiring them to call and hold a general meeting within four months. The New Articles provide that, subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of Shareholders is one person present or represented by proxy entitled to vote at such meeting. No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of Shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

The CBCA permits the holders of not less than 5% of the issued shares that carry the right to vote at a meeting sought to be held to require the directors to call and hold a meeting of shareholders of a corporation for the purposes stated in the requisition. If the directors do not call a meeting within 21 days on receiving the requisition, any shareholder who signed the requisition may call the meeting.

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Place of Meetings

The BCBCA as well as the New Articles provide that meetings of shareholders may be held at the place outside of British Columbia provided by the articles of the corporation, or approved in writing by the British Columbia Registrar of Companies before any such meeting is held, or approved by an ordinary resolution (provided such a location outside of British Columbia is not restricted as a location for meetings under the articles).

The CBCA provides that meetings of shareholders may be held at the place outside of Canada provided by the articles, or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

Directors

Both the BCBCA and CBCA provide that a public corporation must have a minimum of three directors. Under the New Articles, at every annual general meeting and in every unanimous resolution, the Shareholders entitled to vote must elect, or in the unanimous resolution appoint, a board of directors consisting of at least three directors. Each director’s term of office expires immediately prior to the election or appointment of directors at the annual general meeting or when he or she ceases to hold office under the BCBCA. The Company may remove any director before the expiration of his or her term of office by special resolution and may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. Between annual general meetings or unanimous resolutions, the directors of the Company may appoint one or more additional directors provided that the number of additional directors appointed: (i) does not exceed one-third of the number of directors named in the Notice of Articles (the “First Directors”), if at the time of appointments, one or more of the First Directors have not yet completed their first term in office; or (ii) in any other case, does not exceed one-third of the number of current directors who were elected or appointed by any means other than being appointed by the Board. Any director appointed by the Board ceases to hold office immediately before the next election or appointment of directors at an annual general meeting, however remains eligible for re-election or re-appointment.

While the BCBCA does not have any Canadian or provincial residency requirements for directors, the CBCA requires that at least 25% of directors of a corporation be resident Canadians.

Capital Structure

Currently, the Company’s authorized capital consists of an unlimited number of Common Shares and an unlimited number of Preference Shares. If the Company’s Shareholders approve the Continuance, the Company will continue to have authorized capital of an unlimited number of Common Shares and an unlimited number of Preference Shares.

As a CBCA corporation, the Company’s charter documents consist of the Existing Articles and the by-Laws and any amendments thereto to date. On completion of the Continuance, the Company will cease to be governed by the CBCA and will thereafter be deemed to have been formed under the BCBCA. There are some differences in shareholder rights under the BCBCA and CBCA and under the charter documents proposed to be adopted by the Company upon the Continuance.

The Continuance and the Notice of Articles shall take effect immediately on the date and time that the Notice of Continuation and Notice of Articles are filed with the British Columbia Registrar of Companies. The Articles will have effect immediately on the date and time the Articles are deposited for filing in the Company’s records office, which will be the registered office of Mogo following completion of the Arrangement.

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Rights of Dissent in Respect of the Continuance Resolution

A Shareholder of the Company is entitled to dissent and be paid the fair value of such Shareholder’s shares of the Company if such Shareholder objects to the Continuance Resolution and the Continuance becomes effective. However, a Shareholder is not entitled to dissent with respect to any of such Shareholder’s shares of the Company in the event of the approval of the Continuance Resolution and the subsequent Continuance, if that Shareholder has voted any such shares beneficially owned by such Shareholder in favour of the Continuance Resolution.

To exercise the right of dissent, a Shareholder must provide notice of this dissent to the Company by delivering a written objection to the Continuance Resolution: (i) to the Company’s CEO at 2 St. Clair Avenue West, Suite 1201, Toronto, Ontario, M4V 1L5 or at the Company’s registered office at Wildeboer Dellelce Place, 365 Bay Street, Suite 800, Toronto, Ontario, M5H 2V1, on or before the date of the Meeting; or (ii) at the Meeting, to the chairman of the Meeting.

A Shareholder who complies with the dissenting shareholder provisions of the CBCA is entitled to be paid by the Company the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

A dissenting Shareholder may only claim with respect to all of the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

If the dissenting Shareholder and the Company are unable to agree on the fair value of the shares, either party may apply to the applicable court to fix the fair value.

Notwithstanding the approval of the Continuance by the Shareholders, the directors may abandon the Continuance without further approval from the Shareholders. If the Continuance is abandoned, the Company’s jurisdiction of incorporation will remain under the CBCA and the Continuance will not be completed.

The Continuance Resolution must be approved by at least two-thirds of votes cast by Shareholders present in person or voting by proxy at the Meeting in order for it to be adopted. The Board and management of the Company recommend that Shareholders vote FOR the Continuance Resolution.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the Continuance Resolution unless the Shareholder has specified in the form of proxy that the Common Shares represented by such form of proxy are to be voted against the Continuance Resolution.

Name Change

Shareholders will be asked to consider, and if thought appropriate, approve, with or without variation, the special resolution (the “Name Change Resolution”) set forth in Schedule “J” to this Circular authorizing the change of the name of the Company to “Mogo Inc.” or to such other name as is acceptable to the Company and the TSX (the “Name Change”). The Name Change is expected to be implemented prior to the Arrangement along with the Continuance; however, it is conditional upon the completion of the Arrangement and the Name Change will not be completed if the Arrangement is not completed. The Board and management of the Company are of the view that the name “Mogo Inc.” will more accurately reflect the proposed business of the Company following completion of the Arrangement. The Name Change is subject to TSX approval.

The Name Change Resolution must be approved by at least two-thirds of votes cast by Shareholders present in person or voting by proxy at the Meeting in order for it to be adopted. The Board and management of the Company recommend that Shareholders vote FOR the Name Change Resolution.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the Name Change Resolution unless the shareholder has specified in the form of proxy that the Common Shares represented by such form of proxy are to be voted against the Name Change Resolution.

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The Transaction

On April 14, 2019, the Company and Mogo entered into the Arrangement Agreement (as amended on May 13, 2019 pursuant to an amending agreement between the Company and Mogo), pursuant to which the Company agreed to acquire all of the issued and outstanding Mogo Shares which it does not already own. The Transaction will proceed by way of a statutory arrangement of Mogo pursuant to section 288 of the BCBCA. If the Arrangement becomes effective, the Mogo Shareholders (other than the Dissenting Mogo Shareholders and the Company) will be entitled to receive one Common Share in exchange for each Mogo Share held (the “Exchange Ratio”). Following the completion of the Arrangement, all of Mogo’s outstanding convertible securities, other than the Mogo Warrants, will become exercisable or convertible, as the case may be, for Common Shares in accordance with the Exchange Ratio.

In accordance with the terms of the Arrangement Agreement, the Company has agreed to, among other things, call this Meeting to seek the approval of the Shareholders for the Share Issuance Resolution.

To be effective, the Share Issuance Resolution must be approved at the Meeting by (i) at least a majority of the votes cast on the Share Issuance Resolution by Shareholders in accordance with the requirements of Section 611(b) and (c) of the TSX Company Manual, and (ii) at least a majority of the votes cast by Shareholders excluding the Interested Shareholders in accordance with the requirements of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions. A copy of the Share Issuance Resolution is attached as Schedule “L” to this Circular.

Description of the Arrangement Agreement

The purpose of the Arrangement is for the Company to acquire all of the issued and outstanding Mogo Shares and to combine its business with the business of Mogo. Following the completion of the Arrangement, Mogo Shareholders (other than the Company) will own approximately 79% of the Common Shares then outstanding.

If the Share Issuance Resolution is approved by the Shareholders, the Arrangement is approved by the Mogo Shareholders, all required court, regulatory and third-party consents and approvals are obtained, and all other closing conditions of the Transaction are satisfied or waived (where permitted), the Arrangement will be implemented by a statutory plan of arrangement under the BCBCA.

In connection with the Arrangement, Mogo will amalgamate with Difference Subco to establish Amalco. It is anticipated that Amalco shall continue to operate under the name “Mogo Finance Technology Inc.” In connection with the foregoing, each holder of Mogo Shares (other than the Dissenting Mogo Shareholders and the Company) will receive one Common Share in exchange for each Mogo Share held in accordance with the Exchange Ratio.

In connection with the Arrangement, and subject to approval of the Shareholders, the Company is expected to change its name to “Mogo Inc.” or such other name, which is anticipated to be similar thereto, as the Board may determine in accordance with the Name Change Resolution.

Following the Arrangement, it is expected that the convertible securities of Mogo will be exchanged for an equivalent number and type of convertible securities of the Company in accordance with the Exchange Ratio. Mogo represented in the Arrangement Agreement that of the date hereof, the following securities were outstanding: (a) 23,535,096 Mogo Shares; (b) 2,674,132 Mogo Options to acquire 2,674,132 Mogo Shares under Mogo’s Stock Option Plan; (c) 218,910 Mogo RSUs providing for the issuance of up to 218,910 Mogo Shares under Mogo’s RSU Plan; (d) Mogo convertible debentures (each a “Mogo Debenture”) providing for the issuance of up to 2,582,400 Mogo Shares (with up to 175,660 additional Mogo Shares to be issued on conversion of the interest under the Mogo Debentures expected to occur on May 31, 2019) under the convertible debenture indenture dated June 6, 2017 between Mogo and Computershare Trust Company of Canada (the “Mogo Indenture”); and (e) warrants providing for the issuance of up to 1,779,453 Mogo Shares pursuant to the outstanding warrants to purchase Mogo Shares issued to Postmedia Network Inc. and Drawbridge Special Opportunities Fund LP (each, a “Mogo Warrant”).

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Treatment of Mogo Options

Following the completion of the Arrangement, all outstanding Mogo Options immediately prior to the Effective Time will be exchanged in accordance with the terms of the Mogo Option Plan for replacement options issued by the combined entity that will entitle their holders, upon due exercise, for the original exercise price, to receive one Common Share for each Mogo Share that was issuable upon due exercise of the Mogo Option immediately prior to the Effective Time. Stock Options outstanding prior to the Arrangement will not count towards the maximum aggregate number of Common Shares reserved for issuance under the Mogo Option Plan by the combined entity.

Treatment of Mogo RSUs

Following the completion of the Arrangement, each outstanding Mogo RSU will be exchanged in accordance with the terms of the Mogo RSU Plan for replacement restricted share units issued by the combined entity that will entitle their holders, following vesting of such unit, to receive one Common Share for each Mogo Share that was issuable following vesting of the Mogo RSU immediately prior to the Effective Time.

Treatment of Mogo Debentures

In connection with the Transaction, each Mogo Debenture outstanding prior to the Effective Time will be exchanged immediately after the Effective Time for a Replacement Debenture entitling the holder to receive one Common Share for each Mogo Share previously issuable upon conversion of such Mogo Debenture. Each Replacement Debenture will be convertible in accordance with the terms specified in the Mogo Indenture.

The Company and Mogo applied for conditional approval from the TSX on April 29, 2019, to list on the TSX the Replacement Debentures to be issued to holders of Mogo Debentures in exchange therefor.

Treatment of Mogo Warrants

To the extent Mogo Warrants are not exercised prior to the Effective Time, each such warrant will be exchanged pursuant to the terms of the Arrangement for one replacement warrant having terms substantially identical thereto and such warrant will become exercisable for Common Shares after the Effective Time in accordance with the terms thereof.

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Common Shares to be Issued

It is anticipated that up to 28,416,488 Common Shares, being 496.3% of the current issued and outstanding Common Shares, will be issued or issuable in connection with the Transaction, as follows:

(1)	20,985,933 Common Shares issuable in respect of the 20,985,933 Mogo Shares outstanding as of the date hereof and not held by the Company; and

(2)	up to 7,430,555 Common Shares that will be reserved for issuance pursuant to:

(i)	the exercise of Mogo Options (2,674,132 Common Shares);

(ii)	the conversion of Mogo RSUs (218,910 Common Shares);

(iii)	the Replacement Debentures (2,582,400 Common Shares, with up to 175,660 additional Common Shares to be issued on conversion of the interest under the Replacement Debentures expected to occur on May 31, 2019); and

(iv)	the Replacement Warrants (1,779,453 Common Shares).

The TSX will generally not require further Shareholder approval for the issuance of up to an additional 5,246,483 Common Shares, such number being 25% of the Share Consideration under the Arrangement.

Upon completion of the Arrangement, former Mogo Shareholders are expected to hold approximately 78.6% of the then outstanding Common Shares, with existing Shareholders expected to hold the remaining 21.4% of the then outstanding Common Shares on a non-diluted basis.

Please note that the above numbers may fluctuate prior to the Effective Time as a result of changes in the outstanding shares of Mogo and the Company and the conversion and/or exercise of convertible securities of Mogo and the Company.

Background to the Transaction

The Arrangement Agreement is the result of arm’s length negotiations conducted between the Special Committee, the Mogo Board, and their respective legal and financial advisors. The following is a summary of meetings, negotiations and discussions that preceded the execution and announcement of the Arrangement Agreement.

Over the course of the fiscal year ended December 31, 2018, the Company acknowledged that it had a shrinking asset base as well as a shrinking capital base due to debt repayment and redemptions; the Company was no longer pursuing an active investment strategy, and due to natural attrition (e.g. retirement and other opportunities becoming available), had lost certain members of its management team. As a result, the Company was on a path to becoming a passive investment holding vehicle for an existing set of investments that would be monetized over time, while the Company continued to incur significant public company costs annually with minimal investment operations.

Accordingly, in the year leading up to the Arrangement Agreement, the Board considered various strategic initiatives and opportunities to enhance Shareholder value. In doing so, the Company engaged in various discussions with a view to completing a sale or merger transaction with another entity that would be beneficial to Shareholders.

In late 2018, certain members of the Mogo Board met with certain members of the Board to discuss on a preliminary basis a potential transaction between Mogo and the Company. The discussions concluded without a resolution on a path forward and were consequently terminated.

In February of 2019, the Board received a formal proposal from an investment fund, but ultimately, after deliberations and discussions amongst the directors, the Board decided not to pursue further discussions with the potential counterparty. In addition to considering unsolicited third-party offers and opportunities, the Board also considered the possibility of taking the Company private and various winding-up alternatives.

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The Company had made an initial investment of $2.0 million in Mogo Shares in 2014. The Company invested a further $0.1 million in Mogo Shares in 2015-2016. The Company purchased $2.3 million in Mogo Shares and $4 million in Mogo Debentures during the year ended December 31, 2017. During 2018, the Company sold all of its $4 million of Mogo Debentures and reinvested an additional $5.8 million in Mogo Shares. As of the date hereof, the Company owns 2,549,163 Mogo Shares.

In late February of 2019, discussions between members of the Mogo Board and the Board resumed in respect of a potential transaction between the parties, following which, on March 5, 2019, the Company engaged Eight Capital to act as Financial Advisor to the Board in connection with the Transaction. The Financial Advisor agreed to perform such financial advisory and investment banking services as are customary and appropriate in engagements of a similar nature, and as the Company may reasonably request, including assisting the Company in analyzing, structuring, negotiating and effecting a Transaction.

On March 6, 2019, members of the Board and the Financial Advisor met with members of the Mogo Board and the Mogo Financial Advisor to discuss the Transaction as well as conduct due diligence.

Following the March 6, 2019 meeting, the Board continued to consider the Company’s strategic alternatives. Given that Michael Wekerle, director and Executive Chairman of the Board, directly or indirectly owns or controls 2,650,872 Mogo Shares (11.26% of the issued and outstanding Mogo Shares on a non-diluted basis) and directly or indirectly owns or controls 2,533,971 Common Shares (44.26% of the issued and outstanding Common Shares on a non-diluted basis), on March 8, 2019, the Board established the Special Committee, which consists entirely of non-management directors. The Special Committee was tasked with, among other things, reviewing and evaluating the terms of the proposed Transaction to make a recommendation to the Board in respect of the Transaction and other related matters.

On March 12, 2019, DLA Piper (Canada) LLP was retained as counsel to the Special Committee and as counsel to the Company for purposes of the Transaction. Unless the context otherwise requires, all references in this Circular to legal counsel refers to DLA Piper (Canada) LLP, counsel to the Special Committee.

Following various discussions between representatives of Mogo and the Company, on March 14, 2019, the Mogo Board delivered a draft letter of intent to the Company in relation to a proposed Transaction to acquire all of the issued and outstanding Mogo Shares, not currently owned by the Company.

On March 14, 2019 the Special Committee and its legal counsel engaged in a conference call with respect to the proposed Transaction, which included a discussion on the need to conduct appropriate tax analysis to ensure the ultimate transaction structure would be beneficial to the Company and Mogo on a combined basis should the Transaction proceed. On March 15, 2019, legal counsel as well as the Financial Advisor provided feedback on the proposed letter of intent. Following this discussion, the Company entered into an engagement agreement (the “Engagement Agreement”) with Canaccord Genuity Corp. pursuant to which the Fairness Opinion Provider was engaged as an independent fairness opinion provider to the Special Committee in connection with the Transaction. Pursuant to the Engagement Agreement, the Fairness Opinion Provider agreed to provide an opinion as to whether the aggregate Share Consideration to be paid by the Company to acquire Mogo is fair, from a financial point of view, to the Company.

Between March 14, 2019 and March 19, 2019, the Special Committee and the Board met multiple times with legal counsel and the Financial Advisor to engage in negotiations with respect to a letter of intent with Mogo. Following these discussions and negotiations, on March 19, 2019, the Company and Mogo executed and sent a non-binding letter of intent (the “Letter of Intent”), pursuant to which the Company agreed to certain of the key elements of a transaction by which it would acquire all of the issued and outstanding Mogo Shares, other than the Mogo Shares currently owned by the Company. The Letter of Intent set out the basic terms of the proposed Transaction, including that it would be completed by way of a statutory plan of arrangement of Mogo and would involve the existing outstanding Mogo Options, Mogo RSUs, Mogo Warrants and Mogo Debentures being exchanged for equivalent convertible securities of the Company in accordance with an exchange ratio to be agreed upon by the parties. The Letter of Intent provided that execution of a definitive agreement in respect of the Transaction was subject to, among other things, completion and satisfaction of each party’s due diligence review of the other, approval of the Transaction by the board of directors of each party, and execution of voting and support agreements in favour of each party by the significant shareholders, officers and directors of each of Mogo and the Company.

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From March 19, 2019 through March 29, 2019, the Special Committee, legal counsel and the Financial Advisor engaged in various discussions and negotiations with representatives from Mogo, the Mogo Financial Advisor and shareholders of Mogo regarding the Lock-up Agreements.

On March 29, 2019, legal counsel to Mogo provided legal counsel to the Company with an initial draft of the Arrangement Agreement for review and discussion purposes.

On April 1, 2019 and April 8, 2019, the Board met to consider the benefits and risks of the proposed acquisition of Mogo. In assessing the proposed acquisition of Mogo, the Board assessed the merits of the Transaction, including the benefits and potential risks that the Transaction presented for the Company, including any potential alternatives that the Company may explore.

On April 1, 2019, the Board engaged in a telephone call with legal counsel and the Financial Advisor to discuss the initial draft of the Arrangement Agreement and the steps required to be completed should the Company proceed with the proposed Transaction.

Between April 1, 2019 and April 12, 2019, representatives of the Company, the Special Committee, the Financial Advisor and legal counsel engaged in various discussions and negotiations with representatives of Mogo, Mogo’s legal counsel and the Mogo Financial Advisor in respect of the Transaction and conducted a due diligence review of Mogo, including an assessment of key consents required pursuant to agreements entered into by Mogo, which are conditions to consummation of the Transaction.

From March 29, 2019 to April 14, 2019, the parties exchanged drafts of the Arrangement Agreement and ancillary documents (including the Plan of Arrangement and disclosure letters of each of Mogo and the Company). On April 10, 2019, legal counsel to Mogo provided a draft form of voting support agreement (each a “Lock-Up Agreement”) to legal counsel to the Special Committee, pursuant to which certain directors and officers of the Company would agree with Mogo to vote their Common Shares in favour of the Transaction, and certain directors, officers and significant shareholders of Mogo would agree with the Company to vote their Mogo Shares in favour of the Transaction. The parties conducted various discussions, assessments, reviews and negotiations in respect of the draft Arrangement Agreement and the ancillary documents, including the Lock-Up Agreement.

From April 12, 2019 through April 14, 2019, the parties engaged in numerous discussions as negotiations regarding various aspects of the Arrangement and the Transaction ensued.

In the afternoon of April 14, 2019, the Special Committee, Mr. Wekerle, the Financial Advisor and legal counsel to the Special Committee engaged in a conference call to discuss final issues to be settled with Mogo in respect to the Arrangement Agreement, the status of execution of the Lock-Up Agreements by directors and officers and significant shareholders of each of the Company and Mogo, and the approvals and consents required for signing of the Arrangement Agreement, including approval of the Special Committee, the Board and the Mogo Board.

On the evening of April 14, 2019, the Special Committee met to consider the Transaction and were joined, via conference call, by other members of the Board and the Company’s legal counsel and the Financial Advisor. During the meeting, the parties discussed the final key terms of the Arrangement Agreement. The Fairness Opinion Provider attended the meeting and delivered an oral presentation to the Board, including the Special Committee, which included an opinion that, as of April 14, 2019, the aggregate Share Consideration to be paid by the Company to acquire Mogo, is fair from a financial point of view to the Company. The opinion of the Fairness Opinion Provider was later confirmed and delivered in writing and is attached hereto as Schedule “M”.

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Following completion of the presentations, the Board met and discussed the proposed Transaction, including the Special Committee’s recommendation that the Transaction was in the best interests of the Company. After discussion and consideration, the Board concluded that the significant benefits to the Company of the Transaction justified advancing the Transaction. Accordingly, after extensive review and discussion, the Board determined the Transaction was in the best interests of the Company. The Board unanimously approved entering into the Arrangement Agreement (with each of the Interested Shareholders that are on the Board declaring his interest in the Transaction and abstaining from voting in respect thereof). Each of the directors of the Company who are Interested Shareholders abstained from voting to approve the Arrangement Agreement where required in accordance with the CBCA.

Following completion of the Board meeting, late in the evening on April 14, 2019, the Arrangement Agreement was signed, and a press release announcing the Transaction was disseminated early in the morning on April 15, 2019.

Recommendation of the Special Committee

After careful consideration, including consultation with its legal advisors and financial advisors, the Special Committee unanimously determined that the Arrangement is in the best interests of the Company and recommended to the Board that it: (i) authorize, approve and enter into the Arrangement Agreement; and (ii) authorize the Company to implement the transactions as contemplated in the Arrangement Agreement.

Recommendation of the Board

The Board (other than certain directors who abstained from voting in respect of the Arrangement), after careful consideration and consultation with its legal and financial advisors, and following receipt of the Fairness Opinion and the recommendation of the Special Committee, determined that the Transaction is in the best interests of the Company and that the Company recommends that Shareholders vote in favour of the Share Issuance Resolution.

The Board recommends that Shareholders vote FOR the Share Issuance Resolution.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the Share Issuance Resolution unless the shareholder has specified in the form of proxy that the Common Shares represented by such form of proxy are to be voted against the Share Issuance Resolution.

Reasons for the Recommendation of the Board

In making its recommendation to Shareholders to vote for the Share Issuance Resolution, the Board carefully considered a number of factors, including, among others, those listed below. The Board based its recommendation on the totality of the information presented to and considered by it in light of its knowledge of the business, financial condition and prospects of the Company, after having undertaken a thorough review of, and having carefully considered the terms of the Transaction, and after consulting with the Special Committee, its financial and legal advisors, and having received the Fairness Opinion.

The following summary of the information and factors considered by the Board is not intended to be exhaustive, but includes a summary of the material information and factors considered in the consideration of the Transaction. The Board has determined that the Transaction is in the best interests of the Company.

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Accordingly, the Board has approved the Transaction and recommends that Shareholders vote FOR the Share Issuance Resolution.

•	Fairness Opinion. The Fairness Opinion Provider has provided a Fairness Opinion that states, based upon and subject to the assumptions, limitations and qualifications set out in the Fairness Opinion, that as at April 14, 2019, the Fairness Opinion Provider was of the opinion that the aggregate Share Consideration to be paid by the Company to acquire Mogo is fair from a financial point of view to the Company. A copy of the Fairness Opinion is attached as Schedule “M” to this Circular. The Board recommends that Shareholders read the Fairness Opinion carefully and in its entirety. The Fairness Opinion does not constitute a recommendation of the Fairness Opinion Provider to the Shareholders as to whether they should vote in favour of the Arrangement or how they should otherwise act with respect thereto. See “Part III - Special Meeting Business – Items of Business Related to the Arrangement - Fairness Opinion”.

•	Growth Potential. Shareholders will have the ability to participate in the growth potential offered by Mogo as a leader in the Canadian non-bank, fintech market.

•	Continued Participation in Exits. Shareholders will benefit from continued participation in the potential upside offered by future exits from the Company’s investment portfolio.

•	Increased Liquidity and Broader Shareholder Base. The Transaction is expected to provide Shareholders with a more diverse retail and institutional shareholder base and increased liquidity as it is expected that the Company will have a larger market capitalization and public float upon completion of the Transaction.

•	Transaction is the Result of an Extended Process. In the months leading up to the entering into of the Arrangement Agreement, the Company considered certain other arm’s length strategic alternatives. The Board, with the assistance of senior management, carefully considered a number of options, including, among other things, the value to Shareholders of an acquisition by the Company, and determined that the Transaction with Mogo was the most attractive strategic opportunity with which it had been presented.

•	Ability to Respond to Superior Proposals. Under the Arrangement Agreement, the Board maintains the ability to consider and respond, in accordance with the Arrangement Agreement and the Board’s fiduciary duties, to any unsolicited proposal that is, or could reasonably be expected to lead to, a Superior Proposal that would be more favourable to the Shareholders than the Transaction, as it may be amended pursuant to Mogo’s “right to match” under the Arrangement Agreement. The terms of the Arrangement Agreement are, in the opinion of the Board, reasonable in the circumstances and do not preclude other proposals being made to the Company (see “Part III – Special Meeting Business - Items Related to the Arrangement - Arrangement Agreement” for further details in respect of the capitalized terms used in this section).

•	Court Approval. The Plan of Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Plan of Arrangement.

•	Shareholder Approval. The requirement to obtain approval of Shareholders in connection with the Transaction is protective of the rights of Shareholders. The Share Issuance Resolution must be approved by a simple majority of the votes cast by Shareholders at the Meeting excluding the Common Shares held by the Interested Shareholders.

•	Benefits of the Combined Entity. Shareholders will continue to participate in any value increases associated with the combined entity. Among the anticipated benefits are: (i) enhanced size and scale; (ii) consolidation of corporate and public company costs allowing for operational synergies; and (iii) an enhanced capital markets presence, which may provide the combined entity with access to greater opportunities to create value for its shareholders.

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•	Management. Following completion of the Transaction, members of management of Mogo will become members of management of the Company. Mogo has an experienced management team that is equipped with operational know-how to conduct the business of the combined entity.

•	Evaluation and Analysis. The Board has given lengthy consideration to combining its business, operations, assets and potential prospects with that of Mogo, as well as current industry, economic and market conditions and related risks.

In view of the numerous factors considered in connection with its evaluation of the Arrangement, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusions and recommendations. In addition, individual members of the Board may have given different weight to different factors. The foregoing discussion of the information and factors considered and evaluated by the Board is not intended to be exhaustive of all factors considered and evaluated by the Board. The conclusions and recommendations of the Board were made after considering the totality of the information and factors considered.

Risk Factors Concerning the Transaction

In the course of its deliberations, the Board also identified and considered a variety of risks (as described in greater detail under “Part III – Special Meeting Business – Items Relating to the Arrangement – Risk Factors Relating to the Arrangement”) and potentially negative factors relating to the Transaction, including the following:

•	Dilution. The Transaction will result in significant dilution to Shareholders. It is expected that the Transaction will involve issuance of 20,985,933 Common Shares to Mogo Shareholders and reservation of an additional 7,430,555 Common Shares pursuant to the convertible securities of Mogo which will be exchanged for convertible securities of the Company or will be exercisable into Common Shares in accordance with their terms following the Effective Date.

•	Significant Control of the Company. The Transaction will result in Mogo Shareholders holding a significant voting interest in the Company, giving the existing Mogo Shareholders significant influence over matters requiring the approval of Shareholders. Further, three of the five proposed members of the Board upon consummation of the Transaction are current members of the Mogo Board and two of the most significant shareholders in the Company following the Transaction.

•	Closing Conditions. The completion of the Transaction is subject to several conditions including Shareholder approval, approval of the Mogo Shareholders, Court approval, TSX approval and certain other regulatory and third-party consents and approvals.

•	Anticipated Benefits May Not Occur. Following completion of the Arrangement, the Company may fail to realize growth opportunities and synergies currently anticipated due to, among other things, challenges associated with integrating the operations and personnel of the Company and Mogo and the ability to attract capital.

•	Reverse Break Fee and Expenses. The Arrangement Agreement may be terminated by the Company in certain circumstances, and in certain cases of such termination, the Company would be required to pay Mogo a reverse break fee in the amount of $1,300,000. Additionally, in certain circumstances, the Company would be required to pay an expense reimbursement fee to Mogo in the amount of $500,000.

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•	Restrictions on the Company’s Business. The Arrangement Agreement imposes certain restrictions on the conduct of the Company’s business during the period between execution of the Arrangement Agreement and consummation of the Transaction, which may have a negative impact on the performance of the Company. As the Transaction is dependent on the satisfaction of certain conditions, its completion is subject to uncertainty and the Company’s suppliers and customers may delay decisions concerning the Company which could have a negative impact on the business of the Company.

•	No Assurances. If the Arrangement Agreement is terminated and the Company elects to seek another transaction, there can be no assurance that the Company will find another party willing to complete a Transaction on equivalent or more attractive terms than those set forth in the Arrangement Agreement.

The information and factors described above and considered by the Board in reaching its decision and making its recommendation to the Shareholders are not intended to be exhaustive but do include certain material factors considered by the Board. The Board’s reasons for approving the Transaction and recommending that Shareholders vote FOR the Share Issuance Resolution include certain assumptions relating to forward-looking information, and such information and assumptions are subject to various risks. See “Forward-Looking Information” and “Part III – Special Meeting Business – Items Relating to the Arrangement - Risk Factors Relating to the Arrangement”“.

Fairness Opinion

The following is only a summary of the Fairness Opinion. The Fairness Opinion has been prepared as of April 14, 2019, for use by the Special Committee and for inclusion in this Circular. The Fairness Opinion was permitted to be, and was, relied upon by the Board. The following summary is qualified in its entirety by the full text of the Fairness Opinion. A copy of the Fairness Opinion is attached hereto as Schedule “M” and forms part of this Circular. Shareholders are urged to read the full text of the Fairness Opinion and should consider the same in its entirety. The Fairness Opinion does not constitute a recommendation to any Shareholder as to how such Shareholder should vote in respect of the Share Issuance Resolution.

The Company initially contacted Canaccord Genuity concerning its engagement as the Fairness Opinion Provider in respect to the proposed Transaction on March 5, 2019. Pursuant to the Engagement Agreement, the Special Committee and the Board formally retained the Fairness Opinion Provider to act as independent fairness opinion provider to the Special Committee in connection with the Transaction. Pursuant to the Engagement Agreement, the Company engaged the Fairness Opinion Provider to provide an opinion to the Special Committee and to the Board as to whether, as of April 14, 2019, the aggregate Share Consideration to be paid by the Company to acquire Mogo is fair from a financial point of view to the Company.

The Fairness Opinion Provider was not requested to opine as to, and the Fairness Opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to other potential transactions or business strategy in which the Company might engage. In addition, the Fairness Opinion Provider was not requested to opine as to, and the Fairness Opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons.

The Fairness Opinion Provider will be paid a fee for rendering the Fairness Opinion, which is not contingent upon completion of the Transaction or any other transaction. The Company has also agreed to pay the Fairness Opinion Provider an additional fee upon completion of any subsequent fairness opinion it may deliver, and to reimburse the Fairness Opinion Provider for its reasonable expenses. Pursuant to the Engagement Agreement, the Company agreed to indemnify the Fairness Opinion Provider and its representatives in respect of certain liabilities that might arise out of its engagement as independent Fairness Opinion Provider.

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At the Board meeting held on the evening of April 14, 2019, the Fairness Opinion Provider provided its oral opinion to the Special Committee and to the Board (which the Fairness Opinion Provider subsequently delivered in writing) that, based upon and subject to certain assumptions, qualifications and limitations (which are set out in the Fairness Opinion), as of April 14, 2019, the Transaction is fair, from a financial point of view, to the Company. The full text of the Fairness Opinion, including a description of the related assumptions, qualifications and limitations, together with a summary of the fairness methodologies used by the Fairness Opinion Provider in preparing the Fairness Opinion, is attached as Schedule “M” to this Circular.

The Fairness Opinion was one of a number of factors taken into consideration by the Board in considering the Transaction. The Fairness Opinion does not constitute a recommendation to the Board or Shareholders as to whether Shareholders should vote in favour of the Share Issuance Resolution.

Financial Advisor

Eight Capital was engaged by the Board to act as exclusive Financial Advisor in connection with the Transaction pursuant to an engagement letter dated March 5, 2019 (the “Financial Advisor Engagement Letter”). Pursuant to the Financial Advisor Engagement Letter, the Financial Advisor agreed to provide financial advisory and investment banking services to the Company and to assist the Company in analyzing, structuring, negotiating and effecting the Transaction.

Share Issuance Resolution

In order for the Transaction to proceed, under the rules of the TSX Company Manual and under Canadian securities laws, the Transaction must be approved at the Meeting by: (i) at least a majority of the votes cast on the Share Issuance Resolution by Shareholders in accordance with the requirements of Section 611(b) and (c) of the TSX Company Manual, and (ii) at least a majority of the votes cast by Shareholders excluding the Interested Shareholders in accordance with the requirements of MI 61-101. See “Part III – Special Meeting Business - Items Related to the Arrangement – Interests of Certain Persons in the Arrangement”. At the Meeting, Minority Shareholders will be asked to consider and, if thought advisable, approve the Share Issuance Resolution, an ordinary resolution approving the Arrangement pursuant to the terms set out in the Arrangement Agreement and the transactions contemplated thereby, including the issuance of 20,985,933 Common Shares to the Mogo Shareholders (other than the Dissenting Mogo Shareholders and the Company) in accordance with the Arrangement, the full text of which is set forth in Schedule “L” to this Circular. An ordinary resolution means a resolution passed by a majority of the votes cast by the Shareholders who voted in respect of that resolution, either in person or by proxy at the Meeting. Pursuant to the TSX Company Manual and applicable securities laws, in calculating the requisite approval of the Share Issuance Resolution, only the votes cast by the Minority Shareholders will be included. The enclosed form of proxy or voting instruction form permits Shareholders to vote FOR or AGAINST the Share Issuance Resolution. If you do not specify how you want your Common Shares voted, the persons named as proxyholders in the enclosed form of proxy or voting instruction form intend to cast the votes represented by proxy at the Meeting FOR the Share Issuance Resolution.

Lock-Up Agreements

In connection with the Arrangement Agreement, on April 14, 2019, the Company Locked-Up Shareholders entered into Lock-Up Agreements with Mogo, pursuant to which, among other things and subject to certain terms, conditions and exceptions, the Company Locked-Up Shareholders agreed to vote the Common Shares over which they directly or indirectly exercise control or direction in favour of the Share Issuance Resolution and all other matters necessary to consummate the Transaction.

The Company Locked-Up Shareholders beneficially own, or exercise control or direction over, directly or indirectly, 2,715,717 Common Shares, representing approximately 47.43% of the issued and outstanding Common Shares as of the Record Date (see “Part III - Special Meeting Business - Items of Business Related to the Arrangement - Lock-Up Agreements”). The Common Shares held by Interested Shareholders may be voted and counted for purposes of determining whether there is a quorum at the Meeting and whether the Annual Meeting Business set out in Part II of the Circular, the Continuance Resolution, the Name Change Resolution and the Stock Option Plan Resolution are approved at the Meeting.

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Interests of Insiders, Promoters and Control Persons

The Transaction constitutes a “related party transaction” for the Company under MI 61-101. Under MI 61-101, a “related party” includes a control person of the entity, directors, executive officers and shareholders holding over 10% of the voting rights attached to the voting securities of the issuer. Since Michael Wekerle, a control person of the Company, and certain of the Company’s directors and officers, namely Kees Van Winters, Corey Delaney and Thomas Liston, hold Mogo Shares, which will be acquired by the Company pursuant to the Transaction, the Transaction constitutes a “related party transaction” for the purposes of MI 61-101 and is subject to Part 5 of MI 61-101. In aggregate, the Interested Shareholders own approximately 47.43% of the Common Shares currently outstanding, with Mr. Wekerle holding approximately 44.25% of the Common Shares currently outstanding (see “Part III – Special Meeting Business – Interests of Certain Persons in the Arrangement”).

THE ARRANGEMENT AGREEMENT

Summary of the Transaction

The following is a summary of the principal features of the Transaction and certain other matters and should be read together with the more detailed information contained elsewhere in the Circular, including the Schedules hereto. Capitalized terms have the meanings ascribed to them in the Glossary of Terms. This summary is qualified in its entirety by more detailed information appearing or referred to elsewhere herein.

On April 14, 2019, the Company and Mogo entered into the Arrangement Agreement, pursuant to which the Company and Mogo agreed, subject to the terms and conditions set forth in the Arrangement Agreement, that the Company will indirectly acquire all of the issued and outstanding Mogo Shares in exchange for the Share Consideration. The Transaction will proceed by way of a statutory arrangement of Mogo pursuant to section 288 of the BCBCA. Assuming the Transaction is completed, each Mogo Shareholder (other than the Dissenting Mogo Shareholders and the Company) will receive, in exchange for each one Mogo Share, one Common Share. In addition, all of the convertible securities of Mogo will be convertible or exercisable, as the case may be, for Common Shares in accordance with the Exchange Ratio.

The terms of the Arrangement Agreement are the result of arm’s length negotiations conducted between the Special Committee, the Mogo Board, and their respective legal and financial advisors.

Principal Steps of the Transaction

Under the Plan of Arrangement, commencing at the Effective Time, the following principal steps shall occur and shall be deemed to occur without any further act or formality.

Mogo Shares held by Dissenting Mogo Shareholders

Each Mogo Share held by a Dissenting Mogo Shareholder in respect of which that Mogo Shareholder has validly exercised his, her or its Dissent Rights shall be transferred and assigned by such Dissenting Mogo Shareholder to Mogo (free and clear of any liens, charges and encumbrances of any nature whatsoever) in accordance with, and for payment by Mogo of, the fair value thereof, in cash. The name of the Dissenting Mogo Shareholder will be removed from the register of Mogo and the Mogo Shares in question will be cancelled by Mogo for no consideration.

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Other Mogo Shares

Mogo and Difference Subco shall merge to form Amalco with the same effect as if they had amalgamated under Section 269 of the BCBCA and:

(1)	each Mogo Share (other than Mogo Shares held by DCF) shall be cancelled and the holder thereof shall be issued the Share Consideration in respect thereof;

(2)	each Mogo Share held by the Company and each common share of Difference Subco shall be cancelled and the holder thereof shall be issued one (1) common share in the capital of Amalco in respect of each such share;

(3)	as consideration for the Share Consideration described in section (i) above, Amalco shall issue to the Company one (1) common share in the capital of Amalco for each Common Share issued pursuant to section (i) above; and

(4)	each outstanding Mogo Warrant shall be and shall be deemed to be exchanged for a Replacement Warrant to purchase from the Company the number of Common Shares equal to the number of Mogo Shares subject to such Mogo Warrant immediately prior to the Effective Time. All other terms and conditions of a Replacement Warrant, including the term to expiry, conditions to and manner of exercise, will be the same as the Mogo Warrant for which it was exchanged.

Other Convertible Securities of Mogo

Conditional upon the completion of the Transaction, promptly following the Effective Time, the Mogo Options and Mogo RSUs will become exercisable or convertible, in accordance with their respective terms, for Common Shares in accordance with the Exchange Ratio.

Promptly following the Effective Time, the Mogo Debentures will be exchanged for Replacement Debentures and shall begin trading on the TSX subject to customary listing conditions of the TSX. The TSX has not conditionally approved the listing of the Replacement Debentures after the Effective Time.

Name Change

Conditional upon the completion of the Transaction, at the Effective Time, the Company will change its name to “Mogo Inc.” or such other name as the Board determines, subject to the approval of Shareholders and the TSX.

Continuance

Subject to the approval of the Shareholders at the Meeting, immediately prior to or concurrently with the Effective Time, the Company will continue from a corporation existing under the CBCA to a corporation existing under the BCBCA, assuming the Board decides to move forward with the Continuance.

Election of the Board

Conditional upon completion of the Transaction, at the Effective Time, three (3) nominees of Mogo and two (2) nominees of DCF will be appointed as a directors of the Company, each to hold office until the next annual meeting of Shareholders or until his or her successor is duly elected or appointed (see “Part II – Annual Meeting Business – Conditional Election of Directors” and see “Part III – Special Meeting Business – Items Related to the Arrangement – Mogo Nominees”).

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Representations and Warranties

The Arrangement Agreement contains certain customary representations and warranties provided between the Company and Mogo. The assertions embodied in the representations and warranties are only for the purpose of the Arrangement Agreement. Certain representations and warranties may not be accurate or complete as of any specified date because they are qualified by certain disclosure provided by the Company to Mogo, are subject to a standard of materiality, or are qualified by reference to a material adverse effect (“Material Adverse Effect”). The Shareholders should not rely on the representations and warranties as statements of fact.

The representations and warranties provided by the Company in favour of Mogo in the Arrangement Agreement relate to, among other things: organization and qualification; corporate authority; enforcement and binding obligation; government authorization; no conflict; capitalization; subsidiaries; securities law matters; public record; financial statements; undisclosed liabilities; real property and personal property; compliance with laws; complete and accurate responses; opinion of financial advisor; finder’s fees and commission; special committee and board; litigation; employment agreements; taxes; ordinary course; material contracts; environmental matters; and money laundering, anti-terrorism and anti-corruption.

The representations and warranties provided by Mogo in favour of the Company in the Arrangement Agreement relate to, among other things: organization and qualification; corporate authority; enforcement and binding obligation; government authorization; no conflict; capitalization; subsidiaries; securities law matters; public record; U.S. securities laws; financial statements; undisclosed liabilities; real property and personal property; compliance with laws; complete and accurate responses; opinion of financial advisor; finder’s fees and commission; special committee and board; litigation; employment matters; taxes; ordinary course; material contracts; environmental matters; money laundering, anti-terrorism and anti-corruption; and intellectual property.

Covenants

The Arrangement Agreement includes a general covenant by the Company in favour of Mogo that, except with the prior written consent of Mogo or as required or permitted by the Arrangement Agreement or by Law, it will, and it will cause its Subsidiaries to, conduct business in the Ordinary Course and in compliance with applicable Law during the period following execution of the Arrangement Agreement until the Effective Date.

Conduct of Business

The Company has particularly covenanted and agreed that, until the Effective Date, it will not and will not permit any of its subsidiaries to:

(1)	amend the Company’s constating documents or any Subsidiary’s constating documents;

(2)	split, combine or reclassify any of its shares or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding debt security;

(3)	amend the Stock Option Plan, or amend or modify the terms of any convertible securities of the Company (including the vesting thereof);

(4)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock;

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(5)	issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any Common Shares or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such Common Shares or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Common Shares, except for the issuance of Common Shares issuable upon the exercise or vesting of the Company’s convertible securities outstanding on the date of the Arrangement Agreement in accordance with the terms thereof;

(6)	acquire (by merger, consolidation, acquisition of stock or assets, equity or debt investment or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses;

(7)	sell, lease, transfer, encumber or otherwise dispose of any of its assets or any interest therein except for assets which are obsolete and which individually or in the aggregate do not exceed $100,000;

(8)	make any capital expenditure or commitment to do so which individually or in the aggregate exceeds $100,000;

(9)	prepay any indebtedness before it falls due or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof;

(10)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(11)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(12)	other than in the Ordinary Course, make any bonus or profit sharing distribution or similar payment of any kind;

(13)	make, amend or rescind any material tax election, amend, in any manner adverse to the Company, any tax return, settle or compromise any material liability for taxes or change or revoke any of its methods of tax accounting;

(14)	take any action with respect to the computation of taxes or the preparation of tax returns that is in any material respect inconsistent with past practice;

(15)	make any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(16)	(i) increase any severance, change of control or termination pay to (or amend any existing arrangement with) any employee or director or executive officer of the Company or any of its Subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies with any employee or director or executive officer of the Company or any of its Subsidiaries; (iii) increase the benefits payable under any employment agreements with any employee or director or executive officer of the Company or any of its Subsidiaries; (iv) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or executive officer of the Company; (v) enter into any employment or other similar agreement with any Person which includes any change of control provision or any provision for severance or termination pay in excess of the statutory minimum; or (vi) increase compensation, bonus levels or other benefits payable to any employee or director or executive officer of the Company or any of its Subsidiaries (other than, in the case of an employee who is not a director or executive officer of the Company, in a manner consistent with past practice);

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(17)	cancel, waive, release, assign, settle or compromise any claims or rights;

(18)	compromise or settle any material litigation, proceeding or governmental investigation;

(19)	amend or modify in any material respect, or terminate or waive any right under, any Material Contract (as defined in the Arrangement Agreement) of the Company or enter into any contract or agreement that would be a Material Contract of the Company if in effect on the date hereof;

(20)	amend, modify or terminate any insurance policy of the Company or any of its Subsidiaries in effect on the date of the Arrangement Agreement;

(21)	adopt a plan of liquidation or resolution providing for the liquidation, dissolution or winding up of the Company or any of its Subsidiaries; or

(22)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

Regulatory Approvals

The Company covenanted that it will, and it will cause its subsidiaries to, make commercially reasonable efforts to obtain the necessary approvals to list the Common Shares issued to Mogo Shareholders on the TSX and NASDAQ following the Effective Date.

Material Contracts

The Company covenanted that it will obtain and maintain any third-party consents, waivers, permits, orders, exemptions, approvals, agreements, amendments or confirmations that are required to be obtained under its material contracts in connection with the Arrangement, or that are necessary to maintain the Company’s material contracts following completion of the Transaction.

No Legal Proceedings

The Company covenanted that it will oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or the Arrangement Agreement.

Cash Balance

The Company covenanted that it shall use its commercially reasonable efforts to ensure that immediately prior to the Effective Time, the Company and its Subsidiaries have a consolidated cash balance of between $9,000,000 and $10,000,000 net of all expenses accrued and payable by the Company in connection with the Arrangement Agreement (excluding any severance, retention or termination payments).

Board of Directors

The Company covenanted to take such actions as are required to ensure that at the Effective Time, three (3) nominees of Mogo shall be appointed to the Board and that the Board shall be comprised of no more than five (5) directors (including Mogo’s three nominees and two nominees of the Company).

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Conditions for Completion of the Arrangement

The closing of the Transaction is subject to the following terms and conditions for the mutual benefit of Mogo and the Company, to be fulfilled or performed at or prior to the Effective Date:

(1)	the Arrangement has been approved by the Mogo Shareholders in accordance with the Interim Order;

(2)	Dissent Rights shall not have been exercised with respect to more than 10% of the issued and outstanding Mogo Shares;

(3)	the Share Issuance Resolution has been passed by the Shareholders at the Meeting;

(4)	the Interim Order and the Final Order shall have each been obtained on terms consistent with the Arrangement Agreement, and shall not have been set aside or modified in a manner unacceptable to either the Company or Mogo, each acting reasonably, on appeal or otherwise;

(5)	no Law shall be in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Mogo or the Company from consummating the Arrangement;

(6)	the Common Shares forming the Share Consideration shall be conditionally approved for listing on the TSX following to the Effective Time, subject to customary listing conditions of the TSX;

(7)	the Mogo Debentures, which will be exchanged for Replacement Debentures of the Company promptly following the Effective Time, shall be conditionally approved for listing on the TSX and NASDAQ following the Effective Time, subject to customary listing conditions of the TSX; and

(8)	the issuance of Common Shares issuable pursuant to the Transaction will be exempt from (a) the prospectus and registration requirements of applicable Securities Laws and (b) the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

Conditions in favour of the Company

The closing of the Transaction is subject to the following terms and conditions for the exclusive benefit of the Company to be fulfilled or performed at or prior to the Effective Date.

(1)	the representations and warranties of Mogo set forth in the Arrangement Agreement shall be true and correct as of the date of the Arrangement Agreement and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Effect in respect of the Mogo, and Mogo shall have delivered a certificate confirming same to the Company, executed by two (2) senior officers of Mogo (in each case without personal liability) addressed to the Company and dated the Effective Date;

(2)	Mogo shall have fulfilled, or complied in all material respects with, each of the covenants of Mogo contained in the Arrangement Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and shall have delivered a certificate confirming same to the Company, executed by two (2) senior officers of Mogo (in each case without personal liability) addressed to the Company and dated the Effective Date;

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(3)	since the date of the Arrangement Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any Material Adverse Effect in respect of Mogo, and Mogo shall have delivered a certificate confirming same to the Company, executed by two (2) senior officers of Mogo (in each case without personal liability) addressed to the Company and dated the Effective Date;

(4)	there shall be no action or proceeding pending or threatened by any Person (other than the Company) in any jurisdiction that would be reasonably likely to:

i.	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Company’s ability to acquire, hold, or exercise full rights of ownership over, any common shares of Mogo, including the right to vote the Mogo Shares;

ii.	prohibit, impair or restrict the Arrangement, or the ownership or operation by the Company of any material portion of the business or assets of Mogo or any of their respective Subsidiaries, or compel the Company to dispose of or hold separate any material portion of the business or assets of the Company, Mogo or any of their respective Subsidiaries as a result of the Arrangement; or

iii.	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect in respect of Mogo or the Company;

(5)	the key consents of Mogo identified in the Mogo Disclosure Letter (as defined in the Arrangement Agreement) shall have been obtained on terms that are acceptable to the Company, acting reasonably, and not withdrawn or modified;

(6)	all Regulatory Approvals (as defined in the Arrangement Agreement) and all other third party consents, waivers, permits, orders and approvals that are necessary, proper or advisable to consummate the transactions contemplated by the Arrangement Agreement and the failure of which to obtain, individually or in the aggregate: (i) would be reasonably expected to have a Material Adverse Effect in respect of Mogo or the Company; or (ii) would reasonably be expected to materially impede or delay the completion of the Arrangement, shall have been obtained or received on terms that are acceptable to the Company, acting reasonably; and

(7)	Mogo shall have obtained waivers, in a form acceptable to the Company, acting reasonably, from each of David Feller, Gregory Feller and every other employee, officer, director or consultant of Mogo or any of its Subsidiaries of any contractual rights of such persons under employment, consulting or similar agreements (but, for greater certainty, excluding option and other plans applicable to a group of participants), that provide for the acceleration of any compensation or other benefit as a result of the completion of the transactions contemplated by the Arrangement Agreement.

Conditions in favour of Mogo

The closing of the Transaction is subject to the following terms and conditions for the exclusive benefit of Mogo to be fulfilled or performed at or prior to the Effective Date:

(1)	the representations and warranties of the Company set forth in the Arrangement Agreement shall be true and correct as of the date of the Arrangement Agreement and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Effect in respect of the Company, and the Company shall have delivered a certificate confirming same to Mogo, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to Mogo and dated the Effective Date;

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(2)	the Company shall have fulfilled, or complied in all material respects with, each of its respective covenants contained in the Arrangement Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company shall have delivered a certificate confirming same to Mogo, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to Mogo and dated the Effective Date;

(3)	since the date of the Arrangement Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any Material Adverse Effect in respect of the Company, and the Company shall have delivered a certificate confirming same to Mogo executed by two (2) senior officers of the Company (in each case without personal liability) addressed to Mogo and dated the Effective Date.;

(4)	there shall be no action or proceeding pending or threatened by any Person (other than Mogo) in any jurisdiction that would be reasonably likely to:

i.	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Company’s ability to acquire, hold, or exercise full rights of ownership over, any Mogo Shares, including the right to vote the Mogo Shares;

ii.	prohibit, impair or restrict the Arrangement, or the ownership or operation by the Company of any material portion of the business or assets of the Company, Mogo or any of their respective Subsidiaries, or compel the Company to dispose of or hold separate any material portion of the business or assets of the Company, Mogo or any of their respective Subsidiaries as a result of the Arrangement; or

iii.	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect in respect of Mogo or the Company;

(5)	the key consents of the Company identified in the Company’s Disclosure Letter (as defined in the Arrangement Agreement) shall have been obtained on terms that are acceptable to Mogo, acting reasonably, and not withdrawn or modified.;

(6)	all Regulatory Approvals (as defined in the Arrangement Agreement) and all other third party consents, waivers, permits, orders and approvals that are necessary, proper or advisable to consummate the transactions contemplated by the Arrangement Agreement and the failure of which to obtain, individually or in the aggregate: (i) would be reasonably expected to have a Material Adverse Effect in respect of Mogo or the Company; or (ii) would reasonably be expected to materially impede or delay the completion of the Arrangement, shall have been obtained or received on terms that are acceptable to Mogo, acting reasonably; and

(7)	the Company shall be a “passive foreign investment company” immediately prior to the Effective Time under U.S. federal income tax rules.

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Insurance and Indemnification

The Arrangement Agreement provides that, prior to the Effective Date, the Company will purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies currently maintained by the Company which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Company shall maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the cost of such policies shall not exceed 200% of the Company’s current annual aggregate premium for policies currently maintained by the Company.

The Company and Mogo agreed to use their commercial best efforts to ensure that the policies of directors’ and officers’ liability insurance of Mogo in place prior to the Effective Date are assigned to the Company as of the Effective Time.

The Company agreed to honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its subsidiaries to the extent that they are disclosed in the Company Disclosure Letter (as defined in the Arrangement Agreement), and acknowledges that such rights, to the extent that they are disclosed in the Company Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

Covenant Regarding Non-Solicitation

The Company has agreed that, except in certain limited circumstances, it will not directly or indirectly through any Representative (including any officer, director, employee, representative (including any financial or other adviser) or agent of the Company of any of its Subsidiaries):

(1)	solicit, initiate, encourage or otherwise facilitate, (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal;

(2)	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Mogo) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a Company Acquisition Proposal;

(3)	make a Company Change in Recommendation;

(4)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Company Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a Company Acquisition Proposal for a period of no more than five (5) Business Days following the formal announcement of such Company Acquisition Proposal will not be considered to be in violation of this section provided the Board has rejected such Company Acquisition Proposal and affirmed the Company Board Recommendation before the end of such five (5) Business Day period (or in the event that the Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the date of the Meeting)); or

(5)	enter into or publicly propose to enter into any agreement in respect of a Company Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 6.3 of the Arrangement Agreement, [Responding to a Company Acquisition Proposal]).

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The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of the Arrangement Agreement with any Person (other than Mogo) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal and in connection therewith, shall:

(1)	immediately discontinue access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of the Company or any of its Subsidiaries including by way of online data room or other electronic delivery system; and

(2)	as soon as practicable and within three (3) Business Days after the date of the Arrangement Agreement, request, and exercise all rights it has to require: (i) the return or destruction of all copies of any confidential information regarding the Company or any of its Subsidiaries provided to any Person (other than Mogo), and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any of its Subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

The Company represented and warranted in the Arrangement Agreement that it has not waived any confidentiality, standstill or similar provision or restriction in any agreement to which the Company or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior the date of the Arrangement Agreement. The Company covenanted and agreed that:

(1)	the Company shall take all necessary action to enforce each confidentiality, standstill or similar provision or restriction in any agreement to which the Company or any of its Subsidiaries is a party; and

(2)	neither the Company, nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of Mogo (which may be withheld or delayed in Mogo’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company or any of its Subsidiaries, under any confidentiality, standstill or similar provision or restriction in any agreement to which the Company or any of its Subsidiaries is a party.

Notice of Superior Proposal and Right to Match

If the Company receives a Company Acquisition Proposal and the Board makes a determination that the Company Acquisition Proposal constitutes a Superior Proposal prior to receipt of the approval of the approval of the Arrangement by the Mogo Shareholders, the Board may enter into a definitive agreement with respect to such Company Acquisition Proposal if, and only if:

(1)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill, use of information, or similar restriction and no waiver of any such provision was granted to the Person;

(2)	the Company has been, and continues to be, in compliance with its obligations under Article 6 of the Arrangement Agreement [Covenants of the Company Regarding Non-Solicitation] in respect of such Superior Proposal;

(3)	the Company has delivered to Mogo a written notice of the determination of the Board that such Company Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Company Acquisition Proposal, and that the failure to enter into such definitive agreement would be inconsistent with the Board’s fiduciary duties (the “Superior Proposal Notice”);

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(4)	the Company has provided Mogo with a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to the Company in connection therewith;

(5)	at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which Mogo received the Superior Proposal Notice and the date on which Mogo received all of the materials set out in subsection (4), above, from the Company;

(6)	during any Matching Period, Mogo has the opportunity (but not the obligation), to offer to amend the Arrangement Agreement and the Arrangement in order for such Company Acquisition Proposal to cease to be a Superior Proposal. During the Matching Period, (a) the Board shall review any offer made by Mogo to amend the terms of the Arrangement Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Company Acquisition Proposal previously constituting a Superior Proposal, ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with Mogo to make such amendments to the terms of the Arrangement Agreement and the Arrangement as would enable Mogo to proceed with the transactions contemplated by the Arrangement Agreement on such amended terms. If the Board determines that such Company Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise Mogo and the Company and Mogo shall amend the Arrangement Agreement to reflect such offer made by Mogo, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing;

(7)	Mogo has offered to amend the Arrangement Agreement and the Arrangement under subsection (6), above, following the end of the Matching Period, the Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisers, that such Company Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Arrangement as proposed to be amended by Mogo under subsection (6), above;

(8)	the Board has determined in good faith, after consultation with the Company’s outside legal counsel that it is necessary for the Board to enter into a definitive agreement with respect to such Superior Proposal in order to properly discharge its fiduciary duties; and

(9)	prior to or concurrently with entering into such definitive agreement the Company terminates the Arrangement Agreement and pays the Reverse Break Fee (as defined below) to Mogo.

Mogo has provided mutual covenants in favour of the Company regarding non-solicitation and notification of a Mogo Acquisition Proposal. In the event that Mogo receives a Mogo Acquisition Proposal, the Company shall have the opportunity (but not the obligation), during a Matching Period, to offer to amend the Arrangement Agreement and the Arrangement in order for such Mogo Acquisition Proposal to cease to be a Superior Proposal.

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Break Fee and Reverse Break Fee

Termination of the Arrangement Agreement in each of the following circumstances constitutes a “Company Termination Fee Event”:

(1)	by Mogo, pursuant to Section 8.2(1)(c)(iii) of the Arrangement Agreement [Company Change in Recommendation] or Section 8.2(1)(c)(iv) of the Arrangement Agreement [Breach of Article 6 - Covenants Regarding Non-Solicitation by the Company];

(2)	by the Company, pursuant to Section 8.2(1)(d)(ii) of the Arrangement Agreement [To enter into a Superior Proposal];

(3)	by Mogo or the Company pursuant to Section 8.2(1)(b)(ii) of the Arrangement Agreement [Failure of the Company to obtain Shareholder Approval) or Section 8.2(1)(b)(iv) of the Arrangement Agreement [Effective Time not prior to Outside Date], if:

i.	prior to such termination, a Company Acquisition Proposal is made or publicly announced by any Person other than Mogo or any of its affiliates or any Person (other than Mogo or any of its affiliates) shall have publicly announced an intention to do so;

ii.	within 12 months following the date of such termination, (A) a Company Acquisition Proposal (whether or not such Company Acquisition Proposal is the same Company Acquisition Proposal referred to in clause (i) above) is consummated, or (B) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of a Company Acquisition Proposal (whether or not such Company Acquisition Proposal is the same Company Acquisition Proposal referred to in clause (i) above) and such Company Acquisition Proposal is later consummated (whether or not within 12 months after such termination); or

iii.	by Mogo or the Company pursuant to Section 8.2(1)(b)(ii) of the Arrangement Agreement [Failure of the Company to obtain Shareholder Approval] if prior to the Meeting, there has occurred a Company Change in Recommendation.

Upon the occurrence of a Company Termination Fee Event, the Company shall pay Mogo a cash payment of $1,300,000 (the “Reverse Break Fee”) in immediately available funds in consideration for the disposition of Mogo’s rights under the Arrangement Agreement.

Termination of the Arrangement Agreement in each of the following circumstances constitutes a “Mogo Termination Fee Event”:

(1)	by the Company, pursuant to Section 8.2(1)(d)(iii) of the Arrangement Agreement [Mogo Change in Recommendation] or Section 8.2(1)(d)(iv) of the Arrangement Agreement, [Breach of Article 5 - Covenants Regarding Non-Solicitation by Mogo];

(2)	by Mogo, pursuant to Section 8.2(1)(c)(ii) of the Arrangement Agreement [To enter into a Superior Proposal];

(3)	by Mogo or the Company pursuant to Section 8.2(1)(b)(i) of the Arrangement Agreement [Failure of Mogo to obtain Required Approval of the Mogo Shareholders] or Section 8.2(1)(b)(iv) of the Arrangement Agreement [Effective Time not prior to Outside Date] if:

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i.	prior to such termination, a Mogo Acquisition Proposal is made or publicly announced by any Person other than the Company or any of its affiliates or any Person (other than the Company or any of its affiliates) shall have publicly announced an intention to do so; and

ii.	within 12 months following the date of such termination, (A) a Mogo Acquisition Proposal (whether or not such Mogo Acquisition Proposal is the same Mogo Acquisition Proposal referred to in clause (i) above) is consummated, or (B) Mogo or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of a Mogo Acquisition Proposal (whether or not such Mogo Acquisition Proposal is the same Mogo Acquisition Proposal referred to in clause (i) above) and such Mogo Acquisition Proposal is later consummated (whether or not within 12 months after such termination); or

(4)	by Mogo or the Company pursuant to Section 8.2(1)(b)(i) of the Arrangement Agreement [Failure of Mogo to obtain the Required Approval of Mogo Shareholders] if prior to the holding of the annual and special meeting of Mogo Shareholders in connection with the Transaction, there has occurred a Mogo Change in Recommendation.

Upon the occurrence of a Mogo Termination Fee Event, Mogo shall pay the Company a cash payment of $3,000,000 (the “Break Fee”) in immediately available funds in consideration for the disposition of the Company’s rights under the Arrangement Agreement.

Expense Reimbursement

The Company agreed that in the event that the Company fails to obtain requisite approval of the Share Issuance Resolution by the Shareholders, the Company will pay Mogo an expense reimbursement fee in the amount of $500,000.

In the event that Mogo fails to obtain approval of the Arrangement by the Mogo Shareholders, Mogo has agreed to pay the Company an expense reimbursement fee in the amount of $500,000.

Amendment of the Arrangement Agreement

The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time, before or after the holding of the Meeting, but in any event no later than the Effective Time, be amended by mutual written agreement of the parties. Any such amendment may, without limitation:

(1)	change the time for performance of any of the obligations or acts of the parties to the Arrangement Agreement;

(2)	modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement;

(3)	modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the parties to the Arrangement Agreement; and/or

(4)	modify any mutual conditions contained in the Arrangement Agreement.

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Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated at any time prior to the Effective Time by:

(1)	mutual written agreement of the parties to the Arrangement Agreement; or

(2)	either Mogo or the Company if:

i.	the required approval of the Mogo Shareholders is not obtained at the annual and special meeting of Mogo Shareholders in accordance with the Interim Order, except that if the reason that the required approval shall not have been obtained is because of a breach by Mogo of the requirement in the Arrangement Agreement to hold the annual and special meeting of Mogo Shareholders, then Mogo shall not be permitted to terminate the Arrangement Agreement;

ii.	the required approval of Shareholders is not obtained at the Meeting, except that if the reason that the Shareholder approval shall not have been obtained is because of a breach by the Company of the requirement in the Arrangement Agreement to hold the Meeting, then the Company shall not be permitted to terminate the Arrangement Agreement;

iii.	after the date of the Arrangement Agreement, any law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins Mogo or the Company from consummating the Arrangement, and such law has, if applicable, become final and non-appealable, provided the party seeking to terminate the Arrangement Agreement has used its commercially reasonable efforts to, as applicable, appeal or overturn such law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

iv.	the Effective Time does not occur on or prior to the Outside Date, provided that a party may not terminate the Arrangement Agreement if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement.

The Arrangement Agreement may be terminated by Mogo if:

(1)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under the Arrangement Agreement occurs that would, individually or when taken together with any other such breaches or failures, be reasonably expected to cause any condition in Section 7.3(1) of the Arrangement Agreement [Representations and Warranties of the Company are true and correct] or Section 7.3(2) of the Arrangement Agreement [Performance of Covenants by the Company], not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of the Arrangement Agreement; provided that Mogo is not then in breach of the Arrangement Agreement so as to cause any condition in Section 7.2(1) of the Arrangement Agreement [Representations and Warranties of Mogo are true and correct] or Section 7.2(2) of the Arrangement Agreement [Performance of Covenants by Mogo] not to be satisfied; and further provided that, for the purposes of this section, any intentional breach shall be deemed to be incurable;

(2)	prior to the approval of the Arrangement by the Mogo Shareholders, the Mogo Board authorizes Mogo to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3 of the Arrangement Agreement [Responding to a Mogo Acquisition Proposal] with respect to a Superior Proposal, provided Mogo is then in compliance with Article 5 of the Arrangement Agreement [Covenants of Mogo Regarding Non-Solicitation] and that prior to or concurrent with such termination Mogo pays the Break Fee to the Company;

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(3)	there shall have occurred a Company Change in Recommendation;

(4)	the Company fails to perform, in any material respect, any covenant or agreement on the part of the Company under Article 6 of the Arrangement Agreement [Covenants of the Company Regarding Non-Solicitation]; or

(5)	any event occurs as a result of which the condition set forth in Section 7.3(3) of the Arrangement Agreement [No Material Adverse Effect] is not capable of being satisfied by the Outside Date.

The Arrangement Agreement may be terminated by the Company if:

(1)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Mogo under the Arrangement Agreement occurs that would, individually or when taken together with any other such breaches or failures, be reasonably expected to cause any condition in Section 7.2(1) of the Arrangement Agreement [Representations and Warranties of Mogo are true and correct] or Section 7.2(2) of the Arrangement Agreement [Performance of Covenants by Mogo] not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of the Arrangement Agreement; provided that the Company is not then in breach of the Arrangement Agreement so as to cause any condition in Section 7.3(1) of the Arrangement Agreement [Representations and Warranties of the Company are true and correct] or Section 7.3(2) of the Arrangement Agreement [Performance of Covenants by the Company] not to be satisfied; and further provided that for the purposes of this section, any intentional breach shall be deemed to be incurable;

(2)	prior to the approval by the Shareholders of the Share Issuance Resolution, the Board authorizes the Company to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 6.3 of the Arrangement Agreement [Responding to a Company Acquisition Proposal] with respect to a Superior Proposal, provided the Company is then in compliance with Article 6 of the Arrangement Agreement [Covenants of the Company Regarding Non-Solicitation] and that prior to or concurrent with such termination the Company pays the Reverse Break Fee to Mogo;

(3)	there shall have occurred a Mogo Change in Recommendation;

(4)	Mogo fails to perform, in any material respect, any covenant or agreement on the part of Mogo under Article 5 of the Arrangement Agreement [Covenants of Mogo Regarding Non-Solicitation]; or

(5)	any event occurs as a result of which the condition set forth in Section 7.2(3) of the Arrangement Agreement, [No Material Adverse Effect], is not capable of being satisfied by the Outside Date.

Mogo Nominees

Although this Circular contemplates the election of directors to serve and hold office in connection with the Company’s annual director elections, the Company anticipates that upon closing of the Transaction, as a result of the Transaction, the composition of the Board will be reconstituted (see “Part II – Annual Meeting Business – Conditional Election of Directors”).

Pursuant to the Arrangement Agreement, the Company and Mogo have agreed that the Board will be comprised of five (5) directors, three (3) of whom will be nominees of Mogo. Accordingly, Corey Delaney and Wayne Gudbranson will be removed as directors effective as of the closing of the Transaction and David Feller, Gregory Feller and Minhas Mohamed will be elected as directors of the Company as Nominees of Mogo. In the event of the closing of the Transaction, the Board will be reconstituted to consist of David Feller, Gregory Feller, Michael Wekerle, Kees Van Winters and Minhas Mohamed, each of whom will hold office until the next annual meeting of Shareholders or until his or her successor is duly elected or appointed pursuant to the by-laws of the Company.

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The three (3) Nominees of Mogo to be elected are:

Name [Province, Country]	Biographical Information
David Feller British Columbia, Canada

David Feller founded Mogo in 2003 and currently serves as Mogo’s CEO and Chair of the Mogo Board. Mr. Feller has grown Mogo into Canada’s leading digital financial platform with over 800,000 members, annual revenues exceeding $61 million and more than 270 team members. During that time, he led Mogo through equity and debt financings totaling more than $380 million including two rounds of private equity financings, securing two credit facilities with a leading global investment firm and Mogo’s initial public offering on the TSX. Mr. Feller is passionate about using technology and design to deliver innovative digital solutions that help consumers improve their financial health. He is a former member of the Young Entrepreneurs Organization (YEO) of Canada and is a graduate of the University of Western Ontario with a Bachelor of Arts degree.

Gregory Feller New York, United States

Gregory Feller is a co-founder of Mogo, has served as Mogo’s CFO since August 2011, and has served as a member of the Mogo Board and President of Mogo since April 2015. Prior to his appointment, Mr. Feller was a Managing Director and Co-Head of the Technology Investment Banking Group at Citadel Securities, a financial services group. From 2008 to 2010, Mr. Feller was a Managing Director at UBS Investment Bank, a global financial institution. Prior to joining UBS, Mr. Feller was a Managing Director with Lehman Brothers from 2001 to 2008 and a Vice President at Goldman Sachs & Co. from 1998 to 2000. Mr. Feller has a Bachelor of Administrative and Commercial Studies from the University of Western Ontario and a Master of Management from the Kellogg School of Management at Northwestern University, where he graduated Beta Gamma Sigma.

Minhas Mohamed Ontario, Canada

Minhas Mohamed is President, Chief Executive Officer and Co-Founder of MMV Financial Inc. which is a specialty finance company providing debt financing to emerging technology and life sciences companies across North America. Mr. Mohamed was also the founder and Managing Partner of MM Venture Partners (predecessor firm). Since its inception in 1998, MMV and the predecessor firm have invested over US$400 million in 200+ companies across North America. Mr. Mohamed has overall management and strategic responsibility for MMV Financial. He has over 25 years of experience in the financing of technology and emerging growth companies, both in Canada and internationally. Prior to founding MM Venture Partners in August 1998, Mr. Mohamed spent 10 years as a senior partner and shareholder with Quorum Funding Corporation, one of Canada’s leading technology-focused venture capital funds. Prior to Quorum, he spent several years at the venture capital subsidiary of Schroders PLC, and was also with Ernst & Young where he obtained his Chartered Accountant designation. He has been a director of many public companies, including Promis Systems and Quorum Funding and for 11 years an independent trustee of InnVest REIT. Mr. Mohamed is a founding member and former Chairman of the Toronto Venture Group. Mr. Mohamed is a graduate of the University of Western Ontario and is a Chartered Accountant and a Chartered Financial Analyst.

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Lock-Up Agreements

The Lock-Up Agreements set forth, among other things and subject to certain terms, conditions and exceptions, the agreement of each Company Locked-Up Shareholder to vote their Common Shares in favour of the Share Issuance Resolution (or any other matter necessary to complete the transactions contemplated by the Arrangement Agreement) at the Meeting. During the term of the respective Lock-Up Agreement, each Company Locked-Up Shareholder agreed:

(1)	to deliver an executed proxy to the Company voting its Common Shares in favour of the Share Issuance Resolution (and any other matter necessary for consummation of the transactions contemplated in the Arrangement Agreement) as soon as practicable following mailing of the Circular and in any event, no later than five (5) Business Days prior to the date of the Meeting;

(2)	not to directly or indirectly: (i) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, encumber, grant a security or voting interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of any of its securities of the Company to any person, other than pursuant to the Arrangement Agreement or with the prior written consent of Mogo, (ii) grant any proxies or power of attorney, deposit any of its securities of the Company into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its securities of the Company, other than pursuant to the Lock-Up Agreement, or (iii) agree to take any of the actions described in the foregoing clauses (i) and (ii);

(3)	not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the transactions contemplated by the Arrangement Agreement;

(4)	not to exercise any rights of appraisal or rights of dissent provided under any applicable Laws or otherwise in connection with the Arrangement or the transactions contemplated by the Arrangement Agreement considered at the Meeting in connection therewith;

(5)	to revoke any and all previous proxies granted or voting instruction forms or other voting documents delivered that may conflict or be inconsistent with the matters set forth in the Lock-Up Agreement;

(6)	not to, and to ensure that its affiliates do not, (i) solicit proxies in opposition to the Share Issuance Resolution; (ii) assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with the Company’s acquisition of the Mogo Shares or any other matter contemplated by the Share Issuance Resolution; (iii) act jointly or in concert with others with respect to voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Share Issuance Resolution or the Arrangement Agreement; or (iv) knowingly solicit, initiate, encourage or otherwise facilitate any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal; and

(7)	promptly notify Mogo of the amount of any new securities of the Company acquired after the execution of the Lock-Up Agreement, acknowledging that any such new securities will be subject to the terms of the Lock-Up Agreement as though owned by the Company Locked-Up Shareholder on the date of the Lock-Up Agreement.

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The Lock-Up Agreements may be terminated:

(1)	automatically upon the earlier of: (i) the valid termination of the Arrangement Agreement in accordance with its terms, and (ii) the Effective Time;

(2)	by written notice of the Company Locked-Up Shareholder or Mogo at any time prior to the Effective Time, by the mutual agreement of the parties;

(3)	by Mogo, if (i) the Company Locked-Up Shareholder breaches or is in default of any of its covenants or obligations under the Lock-Up Agreement and such breach or such default has or may reasonably be expected to have an adverse effect on the consummation of the transactions contemplated by the Arrangement Agreement, or (ii) any of the representations or warranties of the Company Locked-Up Shareholder under the Lock-Up Agreement shall have been at the date hereof, or subsequently become, untrue or incorrect in any material respect; provided in each case that Mogo has notified the Company Locked-Up Shareholder in writing of any of the foregoing events and the same has not been cured by the Company Locked-Up Shareholder within five (5) Business Days of the date of such notice was received by the Company Locked-Up Shareholder; or

(4)	by the Company Locked-Up Shareholder if, without the Company Locked-Up Shareholder’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Arrangement Agreement is amended in a manner that would result: (i) in the transactions contemplated by the Arrangement Agreement being completed in a manner that would be materially adverse to the Company Locked-Up Shareholder as compared to the transactions as contemplated by the Arrangement Agreement prior to such amendment, or (ii) in an extension of the Outside Date beyond the ultimate Outside Date contemplated in the Arrangement Agreement.

The Company Locked-Up Shareholders beneficially own, or exercise control or direction over, directly or indirectly, 2,715,717 Common Shares, representing approximately 47.43% of the issued and outstanding Common Shares as of the Record Date.

The Common Shares held by Interested Shareholders may be voted and counted for purposes of determining whether there is a quorum at the Meeting and whether the Annual Meeting Business set out in Part II of the Circular, the Continuance Resolution, the Name Change Resolution and the Stock Option Plan Resolution are approved at the Meeting.

Procedure for the Arrangement to Become Effective

Subject to the provisions of the Arrangement Agreement, the Transaction will become effective at the Effective Time. Completion of the Transaction is anticipated to occur on or about June 21, 2019; however, it is possible that completion may be delayed beyond this date if the conditions to completion of the Transaction cannot be met on a timely basis. In no event shall completion occur later than August 31, 2019, except with the mutual agreement of the Company and Mogo.

Mogo Plans

Upon completion of the Arrangement, the Company intends to adopt the Mogo Option Plan and the Mogo RSU Plan are attached as Schedules “H” and “I”, respectively, as last approved by Mogo Shareholders on June 18, 2018. The convertible securities issued pursuant to the Mogo Option Plan and the Mogo RSU Plan shall be convertible into Common Shares in accordance with the terms of the issuance of such convertible securities. All grants of Options or RSUs by the Company following the Arrangement will be made pursuant to the Mogo Option Plan and Mogo RSU Plan, the terms of which are set out below. All existing Stock Options shall continue to be governed by the provisions of the Company’s Stock Option Plan.

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Mogo Option Plan

The Mogo Option Plan allows for the grant of incentive stock options to Mogo’s employees, directors, officers and consultants. The Mogo Board is responsible for administering the Mogo Option Plan, and Mogo’s corporate governance, compensation and nominating committee (the “CGCNC”) makes recommendations to the Mogo Board in respect of matters relating to the Mogo Option Plan.

The aggregate number of Mogo Shares reserved for issuance under the Mogo Option Plan cannot exceed the greater of (i) 15% of the total number of all issued and outstanding Mogo Shares at the time of grant, and (ii) 3,800,000. As of the Record Date, Mogo has options to acquire 2,674,132 Mogo Shares outstanding pursuant to the Mogo Option Plan, which represent approximately 11.4% of the issued and outstanding Mogo Shares as of the Record Date. The number of options remaining available for grant is 1,125,868, which represents approximately 4.8% of the issued and outstanding Mogo Shares as of the Record Date.

The annual burn rate of the Mogo Option Plan for 2018 was 2.55%, for 2017 was 5.35%, and for 2016 was 6.18%. The annual burn rate is calculated by dividing the number of options granted during the applicable fiscal year by the weighted average number of Mogo Shares outstanding for the applicable fiscal year.

The maximum number of Mogo Shares issued to Mogo’s insiders within any one-year period and issuable to Mogo’s insiders at any time under the Mogo Option Plan, when combined with all of Mogo’s other security-based compensation arrangements, must not exceed 10% of Mogo’s total issued and outstanding Mogo Shares as at the applicable date of grant.

Unless otherwise determined by the Mogo Board at the time of or subsequent to the date of grant, options granted under the Mogo Option Plan vest as follows: 1/4 vest on the first anniversary of the date of the grant and 1/48 vest at the end of each month following the first anniversary of the date of the grant with the result that the entire option will be vested and exercisable on the fourth anniversary of the date of grant. Mogo Options granted under the Mogo Option Plan may be exercised during the period specified in the Mogo Option Plan, which is generally eight years from the date of grant. The Mogo Option Plan also provides that, unless otherwise determined by the Mogo Board, options terminate within a certain period of time following the termination of employment, directorship or engagement as a consultant with Mogo or affiliates entities. Unless otherwise specified by the Mogo Board at the time of granting options, vested options will expire on the earlier of the expiration of such options in accordance with their terms and: (a) if the holder retires, 90 days after the termination date (as defined in the Mogo Option Plan), (b) if the holder dies or becomes incapacitated, 120 days after such occurrence, (c) if the holder is terminated for cause, as of the termination date, (d) if the holder resigns, 30 days after the termination date, (e) if the holder is dismissed without cause, 90 days after the termination date, (f) if the holder is a consultant and is terminated (i) by Mogo for any reason other than for a material breach of the consulting agreement, (ii) by voluntary termination by the holder, or (iii) due to the death or incapacity of the holder, 90 days from the termination date, (g) if the holder is a consultant and is terminated by Mogo for a material breach of the consulting agreement, as of the termination date, and (h) if the holder is a director or officer, 90 days following the date of termination of such director or officer. The exercise price for options granted under the Mogo Option Plan is determined by the Mogo Board according to an approved formula and may not be less than the last closing price of the Mogo Shares on the TSX prior to the date of grant of such option.

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The Mogo Option Plan provides that if options granted under the Mogo Option Plan would otherwise expire during a trading black‑out period or within ten business days following the end of such period, the expiry date of such options are extended to the tenth business day following the end of the black‑out period. Mogo Options granted under the Mogo Option Plan are not transferable, subject to limited exceptions in the event of the holder’s death or incapacity. The Mogo Board has overall authority for interpreting, applying, amending and terminating the Mogo Option Plan and can do so without shareholder approval except that the following amendments to the Mogo Option Plan or options issued thereunder cannot be made without the prior approval of the TSX and approval of the Mogo Shareholders: (i) a reduction in the exercise price of an option held by an insider of Mogo, (ii) an extension of the term of an option held by an insider of Mogo, (iii) any amendment to remove the insider participation limits described above, (iv) an increase in the maximum number of Mogo Shares issuable pursuant to options granted under the Mogo Option Plan; and (v) amendments to the amending provision of the Mogo Option Plan.

On April 20, 2018, the Mogo Board approved certain amendments to the Mogo Option Plan including an increase in the maximum number of Mogo Shares reserved for issuance under the Mogo Option Plan from 3,200,000 to 3,800,000 and other house-keeping amendments to clarify the Mogo Board’s discretion to amend the vesting of options subsequent to grant and to include U.S. securities and tax disclosure for U.S. participants. On May 14, 2018, the Mogo Shareholders ratified and approved these amendments to the Mogo Option Plan.

Mogo RSU Plan

The Mogo RSU Plan allows for the grant of Mogo RSUs to Mogo’s directors, officers and employees. The purpose of the Mogo RSU Plan is to enhance Mogo’s ability to provide eligible directors, officers and employees with the opportunity to acquire Mogo RSUs to allow them to participate in Mogo’s long‑term success and to promote a greater alignment of interests between Mogo’s directors, officers, employees, and shareholders. The Mogo Board, through the CGCNC, is responsible for administering the Mogo RSU Plan. The maximum aggregate number of Mogo Shares issuable from treasury by Mogo pursuant to the Mogo RSU Plan is 500,000, which represents approximately 2.12% of the issued and outstanding Mogo Shares as of the Record Date. This maximum number is subject to adjustment for changes in the number of Mogo Shares outstanding through subdivision, consolidation, reclassification, amalgamation, merger or otherwise. As of the Record Date, Mogo has Mogo RSUs to acquire 218,910 Mogo Shares outstanding pursuant to the Mogo RSU Plan, which represents approximately 0.93% of the issued and outstanding Mogo Shares as of the Record Date. The number of Mogo RSUs remaining available for grant is 181,776, which represents approximately 0.77% of the issued and outstanding Mogo Shares as of the Record Date. This takes into account the 99,314 Mogo RSUs that have vested and resulted in the issuance of 99,314 Mogo Shares as of the Record Date, which represents approximately 0.42% of the issued and outstanding Mogo Shares as of the Record Date.

The annual burn rate of the Mogo RSU Plan for 2018 was 0.77%, for 2017 was 0.39%, and for 2016 was 0.40%. The annual burn rate is calculated by dividing the number of Mogo RSUs awarded during the applicable fiscal year by the weighted average number of Mogo Shares outstanding for the applicable fiscal year.

The maximum number of Mogo Shares issued to Mogo’s insiders within any one-year period and issuable to Mogo’s insiders at any time under the Mogo RSU Plan, when combined with all of Mogo’s other security-based compensation arrangements, must not exceed 10% of Mogo’s total issued and outstanding Mogo Shares as at the applicable date of award.

Subject to the terms of the Mogo RSU Plan, Mogo may from time to time award to any eligible person a number of Mogo RSUs deemed appropriate in respect of services rendered to Mogo by such person. Mogo RSUs consist of an award of units, each of which represents the right to receive one Mogo Share. The Mogo Board, through the CGCNC, has the discretion to determine the date upon which each Mogo RSU vests or any other vesting requirements provided, however, that each awarded Mogo RSU will vest not later than the third anniversary of its award date. Unless otherwise determined by the Mogo Board at the time of award of a Mogo RSU, 25% of each award of Mogo RSUs will vest on the first and second anniversaries of the award date and the balance will vest on the third anniversary of the award date. The Mogo Board has overall authority for interpreting, applying, amending and terminating the Mogo RSU Plan and can do so without shareholder approval except that the following amendments to the Mogo RSU Plan or Mogo RSUs issued thereunder cannot be made without the prior approval of the TSX and approval of the Mogo Shareholders: (i) other than customary adjustments resulting from certain corporate changes, amendments to the Mogo RSU Plan that would increase the number of Mogo Shares issuable under the Mogo RSU Plan, (ii) any amendment that would increase the number of Mogo Shares issuable to insiders under the Mogo RSU Plan, (iii) any amendment that would increase the number of Mogo Shares issuable to directors under the Mogo RSU Plan; and (iv) amendments to the amending provision of the Mogo RSU Plan .

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Holders of Mogo RSUs will be entitled to accelerated vesting on certain events, including termination of service without cause or by reason of death or retirement. All unvested Mogo RSUs terminate if a holder’s employment or service terminates by reason of termination for cause. Subject to obtaining any requisite approval from the TSX or other regulatory authority, the Mogo Board may take any one or more actions relating to Mogo RSUs including, without limitation, accelerating vesting or providing for the conversion or exchange of any outstanding Mogo RSUs into or for Mogo RSUs or any other appropriate securities in any entity participating in or resulting from, a change of control transaction. Except as required by law, the rights of a participant under the Mogo RSU Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the participant.

The Mogo Board does not award options or Mogo RSUs according to a prescribed formula or target. The CEO recommends to the CGCNC the proposed recipients of such grants from among the eligible participants and the proposed grant size, taking into consideration such factors as their position, scope of responsibility and historic and recent performance, previous grants, the value of the awards in relation to other elements of the individual’s total compensation and shareholdings, and market information. In determining the size of the grants the CGCNC may consider their payout and the competitiveness of Mogo’s total compensation relative to comparable companies in addition to the recommendation of the CEO of Mogo. The CGCNC determines the grant size and terms to be recommended to the Mogo Board in respect of the CEO of Mogo.

On April 20, 2018, the Mogo Board approved certain amendments to the Mogo RSU Plan including an increase in the number if Mogo Shares reserved for issuances under the Mogo RSU Plan from 200,000 to 500,000 and other house-keeping amendments to the Mogo RSU Plan to include U.S. securities and tax disclosure for U.S. participants. On May 14, 2018, the Mogo Shareholders ratified and approved these amendments to the Mogo RSU Plan.

REGULATORY MATTERS

Toronto Stock Exchange Matters

The TSX Company Manual requires that the Transaction be approved by the holders of a majority of the currently issued and outstanding Common Shares of the Company by operation of: (i) Section 611(b) of the of the TSX Company Manual, as the number of securities issued or issuable to insiders of the Company holding Mogo Shares in connection with the Transaction exceeds 10% of the number of securities of the Company which are currently outstanding, on a non-diluted basis, and (ii) Section 611(c) of the TSX Company Manual, as the number of securities issued or issuable in connection with the Transaction exceeds 25% of the number of securities of the Company which are currently outstanding, on a non-diluted basis.

The Mogo Shares are currently listed and posted for trading on the TSX under the symbol “MOGO”. Following completion of the Transaction, the Company will become be sole shareholder of Amalco and it is anticipated that the Mogo Shares will be delisted from the TSX.

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The Common Shares are currently listed and posted for trading on the TSX under the symbol “DCF”. It is a condition of closing that the TSX has conditionally approved the listing of the Common Shares issuable to Mogo Shareholders under the Arrangement as of the Effective Date. It is anticipated that on completion of the Transaction, the current trading symbol of Mogo, being “MOGO”, will be assigned to the Company.

The Company and Mogo applied for conditional approval from the TSX on April 29, 2019, to list on the TSX: (i) the Common Shares to be issued to Mogo Shareholders under the Arrangement in exchange for their Mogo Shares (including the Common Shares reserved for issuance upon the exercise of Mogo Options, Mogo RSUs, Mogo Warrants and Mogo Debentures which will be exchanged for equivalent securities of the Company on completion of the Arrangement); and (ii) the Replacement Debentures to be issued to holders of Mogo Debentures in exchange therefor.

NASDAQ Matters

The Mogo Shares are currently listed and posted for trading on the NASDAQ. In connection with completion of the Transaction, the Company covenanted to use commercially reasonable efforts to obtain the necessary approvals to list the Common Shares on the NASDAQ following the Arrangement. It is anticipated that Mogo will file the requisite documents with the US SEC indicating that the Company is to be treated as a successor in interest to Mogo and, accordingly, will assume Mogo’s registration of its Mogo Shares under the Exchange Act and its listing with the NASDAQ and each of the reporting requirement and listing standards thereunder.

Court Approval of the Arrangement

A statutory arrangement under the BCBCA requires approval by the Court. The Court will consider, among other things, the fairness and reasonableness of the Plan of Arrangement. Mogo has obtained the Interim Order providing for the calling and holding of the meeting of Mogo Shareholders to approve the Transaction, the Dissent Rights, and certain other procedural matters. Subject to the terms of the Arrangement Agreement and the approval by the Mogo Shareholders of the Transaction in the manner required by the Interim Order, Mogo will re-attend before the Court for the issuance of the Final Order.

Interests of Certain Persons in the Arrangement

The Transaction is subject to the requirements of MI 61-101. MI 61-101 governs transactions that raise the potential for conflicts of interest. MI 61-101 is intended to regulate insider bids, issuer bids, business combinations and related party transactions to ensure equality of treatment among securityholders, generally by requiring enhanced disclosure, minority securityholder approval, and, in certain instances, independent valuations and approval and oversight of certain transactions by a special committee of independent directors. Under MI 61-101, a “related party” includes a control person of the entity, directors, executive officers and shareholders holding over 10% of the voting rights attached to the voting securities of the issuer. Since a control person of the Company and certain of the Company’s directors and officers hold Mogo Shares, which will be acquired by the Company pursuant to the Transaction, the Transaction constitutes a “related party transaction” for the purposes of MI 61-101 and is subject to Part 5 of MI 61-101.

An issuance of securities to a related party constitutes a related party transaction under MI 61-101 that generally requires (absent an available exemption) that an issuer obtain a formal valuation and minority shareholder approval for the transaction and that the issuer provide enhanced disclosure with respect to the transaction. The Shareholder approval contemplated by this Circular is intended to satisfy the shareholder approval requirements of MI 61-101. MI 61-101 provides that, in addition to any other required securityholder approval, a related party transaction is subject to “minority approval” (as defined in MI 61-101, being a simple majority of the votes (50% + 1) cast by “minority” shareholders of each class of affected securities (as defined in MI 61-101)), unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities. In relation to approval of the Transaction, “minority approval” requires the approval of a simple majority (50% + 1) of the holders of Common Shares, other than Common Shares beneficially owned, or over which control or direction is exercised, by: (a) the issuer; (b) an “interested party” (as defined in MI 61- 101); (c) a “related party” to such interested party within the meaning of MI 61-101 (subject to certain exceptions); and (d) any person that is a joint actor with any party referred to in (b) or (c).

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Certain directors and officers of the Company, namely, Michael Wekerle, Corey Delaney, Kees Van Winters and Thomas Liston (collectively, the “Interested Shareholders”), are each a “related party” of the Company pursuant to MI 61-101 and exercise of their control or direction over Mogo Shares, as follows:

Related Party	Securities of Mogo
	Common Shares	Options	Restricted Stock Units	Convertible Debentures
Michael Wekerle	2,650,872	-	-	-
Kees Van Winters	112,989(1)	-	-	$66,000(2)
Corey Delaney	30,000	-	-	-
Thomas Liston	42,550	85,000	10,000	$30,000
Total	2,836,411	85,000	10,000	$96,000

Notes:

(1)	Mr. Van Winters directly holds 80,592 Mogo Shares and exercises indirect control or direction over 32,397 Mogo Shares.
(2)	Mr. Van Winters directly holds $6,500 of convertible debentures of Mogo and exercises indirect control or direction over $59,500 of convertible debentures of Mogo.

Pursuant to the Arrangement, Interested Shareholders will receive 2,836,411 Common Shares for their Mogo Shares, representing approximately 49.54% of the Company’s current issued and outstanding Common Shares and approximately 10.6% of the issued and outstanding Common Shares following completion of the Arrangement (on a non-diluted basis).

Michael Wekerle will receive 2,650,872 Common Shares for his Mogo Shares, representing 46.3% of the Company’s current issued and outstanding Common Shares, and Michael Wekerle will directly and indirectly exercise control or direction over 5,484,582 Common Shares, representing approximately 20.5% of the issued and outstanding Common Shares following completion of the Arrangement (on a non-diluted basis).

The Common Shares held by each of the Interested Shareholders and their respective affiliates and joint actors will be excluded for purposes of calculating the requisite approval of the Share Issuance Resolution in accordance with the minority approval requirements under MI 61-101 and the requirements of the TSX. To the knowledge of the Company, the Interested Shareholders hold an aggregate of 2,715,717 Common Shares, representing approximately 47.43% of the issued and outstanding Common Shares. Such Common Shares will be excluded for purposes of calculating the requisite approvals of the Share Issuance Resolution. The Common Shares held by Interested Shareholders may be voted and counted for purposes of determining whether there is a quorum at the Meeting and whether the Continuance Resolution, the Name Change Resolution, the Stock Option Plan Resolution and the Share Issuance Resolution, subject to Minority Shareholder approval, are approved at the Meeting.

MI 61-101 also provides that, unless exempted, an issuer proposing to carry out a related party transaction is required to obtain a formal valuation in respect of the transaction. The Company is exempt from the requirement to obtain a formal valuation by operation of 6.3(2) of MI 61-101, which exempts issuers from the formal valuation requirement in circumstances of MI 61-101 as (i) neither the Company nor any of the related parties listed above has material information concerning the Company or its securities that has not been generally disclosed, and (ii) this Circular includes a description of the effect of the distribution of Shares on the direct and indirect voting interest of the related parties to the Transaction. To the knowledge of the Company, only the Common Shares held by the Interested Shareholders and their affiliates will be excluded from the “majority of the minority” vote mandated by MI 61-101 and the vote mandated by the TSX.

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Risk Factors Relating to the Arrangement

Dilution of Shareholders of the Company

If the Transaction is completed, the current holdings of the Shareholders will be significantly diluted. It is expected that the Transaction will involve the issuance of 20,985,933 Common Shares to Mogo Shareholders and the reservation of an additional 7,430,555 Common Shares pursuant to the convertible securities of Mogo which will be exchanged for convertible securities of the Company following the Effective Date.

Mogo will have significant influence over the Company on completion of the Transaction

The Transaction will result in Mogo Shareholders holding a significant voting interest in the Company, giving the existing Mogo Shareholders significant influence over matters requiring the approval of Shareholders. Further, three of the five proposed members of the Board upon consummation of the Transaction are current members of the Mogo Board and two of the most significant shareholders in the Company following the Transaction.

There can be no certainty that all conditions to the Transaction will be satisfied

The completion of the Transaction is subject to a number of conditions precedent, certain of which are outside the control of the Company, including, among other things, approval by Mogo Shareholders, TSX approval, receipt of the Final Order and Dissent Rights of Mogo Shareholders not being exercised with respect to more than 10% of the issued and outstanding Mogo Shares. There can be no certainty, nor can the Company provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied.

If the Arrangement is not completed, the market price of the Common Shares may decline to the extent that the current market price reflects a market assumption that the Transaction will be completed. If the Transaction is not completed and the Board decides to seek another merger or arrangement, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the consideration to be paid pursuant to the Transaction.

While the Transaction is pending, the Company is restricted from taking certain actions

The Arrangement Agreement restricts the Company from taking specified actions including (a) soliciting any alternative Company Acquisition Proposals; (b) subject to certain exceptions, engaging in any discussions or entering into any agreements concerning an alternative Company Acquisition Proposal; or (c) subject to certain exceptions, the Board making a Company Change in Recommendation.

In addition, during the period between the execution of the Arrangement Agreement and the completion of the Transaction, the Company has agreed to certain covenants, including restriction on the issuance of Common Shares or securities convertible into Common Shares. The Company has also covenanted to use commercially reasonably efforts to have a minimum cash balance of between $9 million and $10 million upon completion of the Transaction.

These restrictions may prevent the Company from pursuing attractive business opportunities that may arise prior to completion of the Transaction.

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If the Company is unable to complete the Transaction, or the Transaction is delayed, there could be an adverse effect on the Company’s business and the market price of its Common Shares

If the Transaction is not completed, the market price of the Common Shares could be adversely affected and may decline to the extent that the current market price reflects an assumption the Transaction will be completed. Certain costs of the Transaction, including legal, accounting and financial advisory fees, must be paid by the Company regardless of whether the Transaction is completed. Additionally, in certain circumstances in which the Arrangement Agreement is terminated, the Company is required to pay Mogo the Reverse Break Fee and/or expenses in the amount of $500,000. In the event that the Transaction is not completed and the Arrangement Agreement is terminated, the Company may have difficulty finding another business opportunity that is of equal or greater benefit to the Company and the time and attention of the management of the Company will have been diverted away from the ordinary course business of the Company.

If the Arrangement Agreement is terminated by the Company, there could be an adverse effect on the Company

The Company and Mogo each have the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Arrangement Agreement will not be terminated by either the Company or Mogo before the completion of the Arrangement. For example, Mogo has the right, in certain circumstances, to terminate the Arrangement Agreement if changes occur that have a Material Adverse Effect on the Company. Although a Material Adverse Effect excludes certain events that are beyond the control of the Company (such as but not limited to changes in business, operations, results of operations, prospects, assets, properties, capitalization, financial condition or liabilities (contingent or otherwise)), there is no assurance that a change having a Material Adverse Effect on the Company will not occur before the Effective Date, in which case Mogo could elect to terminate the Arrangement Agreement and the Arrangement would not proceed.

No solicitation of other potential parties to a transaction

Prior to entering into the Arrangement Agreement, the Company received unsolicited expressions of interest from other potential arm’s length investors and acquirors; however, the Company did not solicit expressions of interest prior to entering into the Arrangement Agreement. The Board concluded that the risks of soliciting expressions of interest to complete a transaction from other arm’s length parties outweighed the benefits of doing so. There can be no assurance that if the Company solicited expressions of interest from other potential arm’s length investors or acquirors, that one or more would not have been willing to complete a transaction on more favourable terms than Mogo.

Restrictions on the Company’s ability to solicit Acquisition Proposals from other potential purchasers or targets

The Arrangement Agreement permits the Company to consider Company Acquisition Proposals but restricts the Company from soliciting third parties to make a Company Acquisition Proposal. See “Part III – Special Meeting Business - Items Related to the Arrangement - Arrangement Agreement - Covenants”.

The termination fees in favour of Mogo may discourage other parties from making a Superior Proposal

Certain costs related to the Transaction, such as legal, accounting and certain financial advisory fees, must be paid by the Company even if the Arrangement is not completed. The Company and Mogo are each liable for their own costs incurred in connection with the Transaction if it is completed. If the Arrangement is not completed, the Company may be required in certain circumstances to pay Mogo the Reverse Break Fee and/or an expense reimbursement fee in the amount of $500,000. See “Part III – Special Meeting Business – The Arrangement Agreement – Termination of the Arrangement Agreement”.

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The Company may not realize the benefits of its growth strategy which could have an adverse effect on the Company’s business and results of operations

The Company believes that the completion of the Transaction will allow it to accelerate its strategic efforts to capitalize on the significant growth opportunities. As part of its growth strategy, the Company will continue in its existing efforts and initiate new efforts to expand its business with technology, media and healthcare companies. Such expansion is dependent on availability of capital funding, achieving satisfactory returns on the acquisition of Mogo, and continuing to enter into successful business arrangements. The failure to successfully implement any of its strategic initiatives could have a material adverse effect on the Company’s business and results of operations.

The Company and Mogo may not integrate successfully

If approved, the Transaction will involve the integration of companies that previously operated independently. As a result, the Transaction will present challenges to management, including the integration of the operations, systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management’s attention and the loss of key employees. The difficulties management encounters in the transition and integration process could have an adverse effect on the revenues, level of expenses and operating results of the combined company. As a result of these factors, it is possible that any benefits expected from the combination will not be realized.

Risk Factors Related to the business of the Company

Whether or not the Transaction is completed, the Company will continue to face many of the risks that it currently faces with respect to its business and affairs. A description of the risk factors (incorporated by reference into this Circular) applicable to the Company is contained under the heading “Risk Factors” in the Annual Information Form dated April 1, 2019 for the year ended December 31, 2018, and in the Company’s other filings with securities authorities.

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PART IV – INFORMATION CONCERNING DCF

The following information is presented on a pre-Arrangement basis and is reflective of the current business, financial and share capital position of the Company.

Documents Incorporated by Reference

The following documents, filed by DCF with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada in which it is a reporting issuer are specifically incorporated by reference into, and form an integral part of, this Circular as of the date of this Circular (collectively, the “DCF Documents”):

(a)	the annual information form for the fiscal year ended December 31, 2018, dated April 1, 2019;

(b)	the audited consolidated financial statements for the years ended December 31, 2018, and 2017, together with the independent auditors’ reports thereon and the notes thereto;

(c)	management’s discussion and analysis for the year ended December 31, 2018; and

(d)	the material change report dated April 24, 2019 regarding the Arrangement.

Any documents of the type referred to in paragraphs (a)-(d) above or similar material and any documents required to be incorporated by reference in a short form prospectus pursuant to National Instrument 44-101 – Short Form Prospectus Distributions filed by the Company with certain securities commissions or similar regulatory authorities in Canada after the date of this Circular and prior to the date the Arrangement is completed or withdrawn shall be deemed to be incorporated by reference in this Circular.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Circular, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Copies of the documents incorporated or deemed to be incorporated herein by reference may be obtained on request without charge from the Company at 2 St. Clair Avenue West, Suite 1201, Toronto, Ontario M4V 1L5 and are also available electronically on SEDAR at www.sedar.com under the Company’s profile.

Corporate Structure

Name, Address and Incorporation

The Company was incorporated by letters patent under the laws of Canada on January 14, 1972 under the name “Eskimo International Resources Limited” with an authorized capital of 3,000,000 shares without par value. The Company changed its name to “Natalma Mines Limited” by supplementary letters patent dated August 17, 1972.

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The Company was continued under the CBCA by articles of continuance dated November 19, 1979. By articles of amendment dated March 25, 1983, the existing 300,005 issued shares without par value were split into 3,000,050 issued shares without par value. On May 4, 1983, the articles of the Company were amended to change the name of the Company from “Natalma Mines Limited” to “Tonka Resources Inc.”.

By articles of amendment dated February 18, 1988, the articles of the Company were amended such that: (i) the name of the Company was changed to “Consolidated Tonka Resources Inc.”; (ii) the 4,091,550 issued common shares of the Company were consolidated into 204,577 common shares; and (iii) the authorized capital of the Company was changed such that the Company was authorized to issue an unlimited number of common shares without par value and an unlimited number of preference shares without par value. On October 29, 1993, the articles of the Company were amended to change the name of the Company to “South China Industries (Canada) Inc.”.

On November 2, 1993, the articles of the Company were amended to: (i) consolidate all of the issued and outstanding common shares of the Company on a two (old) for one (new) basis; (ii) increase the authorized capital of the Company by creating an unlimited number of subordinate voting shares and an unlimited number of multiple voting shares; (iii) change all of the outstanding common shares of the Company into subordinate voting shares on the basis of one subordinate voting share for each common share; and (iv) cancel the common shares and preference shares as classes of authorized shares of the Company. Restated articles of incorporation were filed on December 1, 1993 under the CBCA.

On June 30, 1999, the articles of the Company were amended to: (i) change the name of the Company from “South China Industries (Canada) Inc.” to “TriNorth Capital Inc.”; (ii) increase the authorized capital of the Company by creating an unlimited number of Common Shares and an unlimited number of Preference Shares; (iii) change all of the outstanding subordinate voting shares into Common Shares of the Company on the basis of one Common Share for each subordinate voting share; and (iv) cancel all authorized and unissued multiple voting shares and subordinate voting shares of the Company.

On May 28, 2012, following approval from Shareholders at the Company’s annual and special meeting of the Shareholders held on May 24, 2012, the Company amended its articles whereby the existing Common Shares were consolidated on the basis of one (1) post-consolidation Common Share for every ten (10) existing Common Shares. Concurrently, the Company changed its name from “TriNorth Capital Inc.” to “Difference Capital Funding Inc.” and undertook a reorganization of its business.

At the Company’s annual and special meeting of Shareholders held on June 13, 2013 (the “2013 AGM”), the Company obtained approvals for a reorganization of its corporate structure, which the Company determined not to implement. On June 17, 2013, following approval from Shareholders at the 2013 AGM, the Company amended its articles whereby the existing Common Shares were consolidated on the basis of one (1) post-consolidation Common Share for every ten (10) existing Common Shares. Concurrently, the Company changed its name from “Difference Capital Funding Inc.” to “Difference Capital Financial Inc.”

On December 1, 2016, following approval from Shareholders at the special meeting of Shareholders held on November 30, 2016, the Company amended its articles whereby the existing Common Shares were consolidated on the basis of one (1) post-consolidation Common Share for every five (5) pre-consolidation Common Shares outstanding.

The Company’s head office is located at 2 St. Clair Avenue West, Suite 1201, Toronto, Ontario, M4V 1L5. The Company’s registered office is located at Wildeboer Dellelce Place, Suite 800, 365 Bay Street, Toronto, Ontario, M5H 2V1.

The Company is a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland.

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Capitalization

The Company has two authorized classes of shares: an unlimited number of Common Shares and an unlimited number of preference shares, issuable in series (the “Preference Shares”).

Common Shares

Shareholders are entitled to one vote per Common Share at all meetings of Shareholders. Shareholders are entitled to receive dividends as and when declared by the Board, and to receive a pro rata share of the assets of the Company available for distribution to the holders of Common Shares in the event of liquidation, dissolution or winding up of the Company.

As at the date hereof, there are 5,725,821 Common Shares issued and outstanding.

Preference Shares

The Preference Shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the Board may determine, including, without limiting the generality of the foregoing, the issue price per share of the shares of such series; the rate or amount of any dividends or the method of calculating any dividends; the dates of payment thereof; any redemption, purchase and/or conversion prices; terms and conditions of any redemption, purchase and/or conversion; and any sinking fund or other provisions.

The Preference Shares of each series will rank on a parity with the Preference Shares of every other series and are entitled to preference over the Common Shares and any other shares ranking junior to the Preference Shares with respect to the payment of dividends and in the distribution of the assets of the Company in the event of liquidation, dissolution or winding-up. If any dividends or amounts payable on the return of capital in respect of a series of Preference Shares are not paid in full, all series of Preference Shares shall participate ratably in respect of such dividend or return of capital. The Preference Shares of any series may be made convertible into Common Shares. Unless the directors determine otherwise, the Preference Shares shall have no voting rights as a class.

As at the date hereof, there are no outstanding Preference Shares.

Private Debentures

On June 21, 2018, the Company issued a non-brokered private placement of senior debentures (the “Private Debentures”) for aggregate gross proceeds of $6.7 million. The Private Debentures were to mature on June 30, 2020 and bore an interest rate of 12% per annum calculated and payable quarterly, in arrears, in cash, on March 31, June 30, September 30 and December 31 (each an “Interest Payment Date”) in each year commencing September 30, 2018.

The Private Debentures were redeemable in whole or in part at the option of the Company on not more than 45 days and not less than 15 days prior notice at a price equal to their principal amount plus accrued and unpaid interest (the “Redemption Amount”). In the event the Private Debentures were redeemed prior to June 30, 2019, the holder was entitled to receive, in addition to the Redemption Amount, any interest that would have otherwise accrued from the redemption date through June 30, 2019. The Private Debentures were also subject to a cash covenant, whereby any cash generated from the Company’s portfolio, excluding some trading flexibility around the Company’s public positions, in excess of $4 million would be used to redeem Private Debentures on a pro rata basis on each Interest Payment Date, if applicable.

On January 16 and 17, 2019, all of the Private Debentures were redeemed.

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Stock Option Plan

The Stock Option Plan was initially adopted on June 22, 2009 and last approved by the Shareholders at the 2016 annual and special meeting of shareholders of the Company held on June 1, 2016 and will next be sought at the Meeting.

The Stock Option Plan is a means of compensating a director or employee of the Company or any of its affiliated entities, and any consultant who, because of his or her roles and responsibilities, is designated by the Board as a potential participant in the SOP, for their contributions to the performance of the Company (collectively, the “Eligible Persons”). The SOP is intended to: (i) provide an incentive to Eligible Persons of the Company to further the development, growth and profitability of the Company; (ii) contribute in providing such Eligible Persons with a total compensation and rewards package; and (iii) assist the Company in retaining and attracting directors, employees and consultants with experience and ability. Stock Option grants are considered when reviewing compensation packages as a whole.

The Board designates, in its absolute discretion, from among the Eligible Persons, those to whom Stock Options shall be granted (each, a “Participant”), the number of Common Shares to be covered by each Stock Option, the exercise price for each Stock Option, the period during which the same may be exercised and the other terms and conditions attaching thereto. The number of Common Shares that may be issued as a result of the grant of Stock Options under the SOP shall not exceed 10% of the number of the then-issued and outstanding Common Shares of the Company at the time of grant. All Stock Options granted under the SOP are non-assignable and non-transferable.

The SOP provides that the exercise price of the Stock Options may not be lower than the closing price of the Common Shares on the TSX, on the trading day prior to the date of the grant of an option; provided that if there is no closing price on such trading day, then market value shall mean the mid-point between the bid and ask at the close of trading on the trading day prior to the date of grant.

The SOP provides, among other things, that: (i) no individual (or his associates) shall be granted Stock Options which could result in the issuance of Common Shares exceeding 5% of the total number of issued and outstanding Common Shares of the Company, within a one-year period, to such individual (and his associates) in the aggregate; (ii) the number of Common Shares reserved for issuance to any individual pursuant to options shall not exceed 5% of the number of issued and outstanding Common Shares; (iii) the number of Common Shares reserved for issuance, pursuant to the SOP and all other established or proposed share compensation arrangements of the Company, to all insiders shall not exceed 10% of the issued and outstanding Common Shares; (iv) the number of Common Shares issued within a one-year period, pursuant to the SOP and all other established or proposed share compensation arrangements of the Company, to insiders shall not exceed 10% of the issued and outstanding Common Shares; (v) the number of Stock Options granted to all individuals employed to conduct investor relations activities, or to any one consultant, in any 12-month period shall not exceed 2% of the issued and outstanding Common Shares; and (vi) any Stock Options issued to consultants conducting investor relations activities shall vest in stages over 12 months with no more than 25% of such options vesting in any three (3) month period.

The SOP provides that the purchase price for the Common Shares covered by a Stock Option granted under the SOP shall be paid in full at the time of exercise of such option.

The SOP provides that: (i) each option shall be exercisable during a period established by the Board provided that the expiry of such period cannot exceed ten years after the date of grant (the “Stock Option Expiry Date”); and (ii) an option may be exercised at any time, or from time to time, during its term as to any number of whole Common Shares which are then available for purchase, provided that no partial exercise may be for less than 100 whole Common Shares.

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Unless the Board decides otherwise, Stock Options will expire at the earlier of the Stock Option Expiry Date and: (i) 12 months after the effective date of a Participant’s retirement or disability; (ii) 12 months after a Participant’s death; or (iii) 12 months after the effective date that a Participant ceases to be a full-time employee or consultant of the Company for any reason other than retirement, disability or death. The SOP also provides that if the term of a Stock Option expires during or within ten (10) Business Days of the expiration of a blackout period implemented by the Company, then the term of such option or the unexercised portion thereof shall be extended by ten (10) Business Days after the expiration of such blackout period.

The Board has the authority, at any time, to amend or revise the terms of the SOP, subject to the receipt of all necessary regulatory approvals, provided that no such amendment or revision shall alter the terms of any Stock Options previously granted under the SOP. The following may not be amended without approval of the Shareholders of the Company: (i) increases to the maximum number of Common Shares reserved for issuance under the SOP; (ii) amendments to grant additional powers to the Board to amend the SOP or entitlements without Shareholder approval; (iii) reduction in the exercise price of options granted pursuant to the SOP or other entitlements held by insiders; (iv) extension of the term of options granted pursuant to the SOP held by insiders; and (v) changes to the insider participation limits which result in Shareholder approval to be required on a disinterested basis.

The Board may at any time and from time-to-time by resolution terminate the SOP, but no such termination shall, except with the written consent of the Participants concerned, affect the terms and conditions of Stock Options to the extent that they have not been exercised, unless the rights of such Participants shall then have terminated or been wholly exercised.

In 2018, 271,000 Stock Options were issued to employees and directors of the Company (see “See Part IV – Information Concerning DCF – Statement of Executive Compensation – Incentive Plan Awards – Outstanding Share and Option Based Awards”). As of the date of this Circular, 536,000 Stock Options are issued and outstanding, representing 9.36% of the issued and outstanding Common Shares on a non-diluted basis. As of the date of this Circular, 36,582 Stock Options remain issuable under the SOP, representing 0.64% of the issued and outstanding Common Shares on a non-diluted basis, however upon completion of the Arrangement, no further Stock Options will be issued under the SOP.

Prior Sales

The following table sets out details of all Common Shares and securities convertible into Common Shares issued within the twelve months prior to the date of this Circular.

Date of Issuance	Number of Securities Issued	Type of Security	Issue/Exercise Price
November 28, 2018	196,000	Stock Options	$2.50(1)

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(1) Represents the exercise price to acquire one Common Share for a ten year period, expiring November 28, 2028.

196,000 Stock Options were granted in the twelve months prior to the date of this Circular.

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Trading Price and Volume

The Common Shares trade on the TSX under the symbol “DCF”. The following table sets out trading information and price range for the Common Shares on a monthly basis for the periods indicated:

Period	High	Low	Volume
May 2018	3.40	3.07	38,438
June 2018	3.31	3.05	26,912
July 2018	3.22	3.00	20,370
August 2018	3.31	3.00	81,746
September 2018	3.16	2.64	238,855
October 2018	2.79	2.51	25,703
November 2018	2.58	2.05	25,205
December 2018	3.30	2.00	301,392
January 2019	4.37	2.80	192,040
February 2019	5.20	3.90	193,272
March 2019	5.25	4.30	23,781
April 2019	5.10	3.74	635,440
May 1-13, 2019	5.20	4.50	49,150

CORPORATE GOVERNANCE DISCLOSURE

Statement of Corporate Governance Practices

NP 58-201 provides guidelines on the constitution and independence of corporate boards, their functions, the effectiveness and education of board members and other items relating to corporate governance practices, and NI 58-101 requires Canadian reporting issuers to disclose their corporate governance practices on an annual basis. The Company’s approach to corporate governance is described below.

The Board, both generally and through the Corporate Governance, Compensation and Nominating Committee, is committed to remaining abreast of the ongoing evolution of corporate governance standards and practices both in Canada and more broadly.

Independence of Directors

The majority of the current directors of the Company and the Nominees are considered independent within the meaning of NI 52-110. An independent director for such purposes is one who is free of any direct or indirect material relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment. The current and proposed Board consists of four directors, three of whom, being Corey Delaney, Wayne Gudbranson and Kees Van Winters, are independent. Michael Wekerle is not considered to be independent by reason of the fact that, due to the size of his Common Share holding, Mr. Wekerle is deemed to affect materially the control of the Company. The Nominees consist of five directors, three of whom, being Minhas Mohamed, Michael Wekerle and Kees Van Winters, are independent. David Feller and Gregory Feller will not be considered independent as they will become executive officers of the combined entity.

The independent directors hold scheduled meetings on an ad hoc basis, if and when required, at which non- independent directors and members of management are not in attendance. The independent directors also conduct in camera sessions at regularly scheduled Board meetings.

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The Chairman of the Board is Mr. Wekerle. The Board has adopted a written position description setting out the Chairman’s roles and responsibilities. Mr. Wekerle’s key role is to take all reasonable measures to ensure that the Board: (i) has structures and procedures in place to enable it to function independently of management, (ii) carries out its responsibilities effectively; and (iii) clearly understands and respects the boundaries between Board and management responsibilities. A copy of the Company’s Position Description of the Board Chair is attached to this Circular as Schedule “A”.

The Board also appoints a Lead Director from among its independent members. The Lead Director is to facilitate the functioning of the Board independently of management, to ensure that directors have an independent contact on matters of concern to them and to ensure that the Board’s agenda will enable it to successfully carry out its duties. In particular, the Lead Director would provide leadership to the Board if circumstances arose in which the Chairman may be, or may be perceived to be, in a conflict of interest with the Company and chairs those Board sessions that are attended only by independent directors.

Participation with other Reporting Issuers

Neither the current and proposed directors of the Company nor the Nominees currently hold directorships with other reporting issuers.

Attendance at Board Meetings

The attendance record of each director for all Board and Committee meetings held in the year ended December 31, 2018 is as follows:

Name of Director	Board Meetings	Audit Committee Meetings	Corporate Governance, Compensation and Nominating Committee Meetings
Corey Delaney	12/12	4/4	2/2
Wayne Gudbranson	12/12	4/4	2/2
Kees Van Winters	12/12	4/4	2/2
Henry Kneis	12/12	n/a	n/a
Michael Wekerle	12/12	n/a	n/a

Board Mandate

The Board has adopted a detailed written Board Mandate and Governance Guidelines which provides that the Board is responsible for the stewardship of the Company and management is responsible for the day-to-day operations of the Company. Under the Board Mandate, the Board’s stated objective is to enhance long-term value for Shareholders of the Company and, in pursuing these objectives, the Board has expressly assumed responsibility for strategic planning, risk assessment, the Company’s communications policy, accounting and financial reporting and disclosure controls and procedures and internal controls. A copy of the Company’s Board Mandate and Governance Guidelines is attached to this Circular as Schedule “B”. The Board remains responsible for setting the Investment Policy of the Company and takes into consideration recommendations it receives from the management investment committee.

The Board discharges its mandate directly and through two standing committees: the Audit Committee and the Corporate Governance, Compensation and Nominating Committee.

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Position Descriptions

The Board has adopted a written position description setting out the roles and responsibilities of the CEO. The CEO of the Company is responsible for the general management of the day-to-day affairs of the Company within the guidelines established from time-to-time by the Board, consistent with decisions requiring prior approval of the Board and the Board’s expectations of the CEO. A copy of the Company’s position description of the CEO is attached to this Circular as Schedule “C”.

Owing to the small size and composition of the Board, the Board has not developed written position descriptions for the chair of each Board committee or the CFO. The roles and responsibilities of individuals holding these positions are not fixed in a formal way, but rather through discussion amongst the individuals involved and the Board generally having regard to all of the circumstances of the Company.

Orientation and Continuing Education

All current directors are familiar with the Company’s activities. New directors will be provided with an informal orientation session with regard to the Company’s business activities as well as be familiarized with the Company’s new business plans. In addition, as a matter of ongoing education, the Board is briefed on emerging issues, such as corporate governance developments, by external consultants. Expectations and responsibilities of directors, including attendance at Board meetings and advance review of meeting materials, are conveyed to Board members by the Chairman of the Board.

Ethical Business Conduct

The Board has adopted the Code to ensure that the Company’s directors, officers and employees act in accordance with applicable laws and observe the highest ethical standards in their business relationships. The Code imposes on every director, officer and employee of the Company the responsibility to create and maintain a fair, honest and professional workplace. The Board as a whole is responsible for monitoring and ensuring compliance with the Code. The Board monitors compliance with the Code on an ongoing basis by ensuring that all of the Company’s directors, officers and employees have read and understand the Code and by charging management with bringing to the Board’s attention any significant issues that arise with respect to the Code. Board members have open and frank discussions on topics ranging from conflicts of interest to corporate governance and reporting. Any breaches to the Code are to be reported to the Corporate Governance, Compensation and Nominating Committee and to date there have been no reported material breaches to the Code.

A copy of the Code is available on the Company’s SEDAR profile at www.sedar.com.

Directors must avoid conflicts of interest, both real and perceived. In practice, should a director have an interest in, or otherwise be in a conflict of interest as regards, a potential transaction or agreement being considered by the Board, he will disclose his conflict of interest and withdraw from any discussions, assessment or decision relating to the proposed transaction or agreement, including voting thereon.

Nomination of Directors

The Corporate Governance, Compensation and Nominating Committee receives suggestions for Board candidates from individual Board members and makes a recommendation to the full Board. The Corporate Governance, Compensation and Nominating Committee periodically reviews the current profile of the Board. The Company’s objective is to have a sufficient range of expertise and experience to ensure that the Board can fulfill its responsibilities effectively. Board members are selected for their ability to contribute to dealing with the issues that arise.

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Compensation

On June 1, 2012, the Corporate Governance Committee and the Compensation Committee of the Company were combined to create a new single committee called the Corporate Governance, Compensation and Nominating Committee. Such committee is comprised of three members, all of whom are independent directors. This committee establishes and administers the compensation policies and remuneration levels for the officers of the Company and reviews and recommends to the Board incentive compensation plans and equity based plans of the Company. The committee also will make recommendations to the Board with respect to the remuneration of directors.

Board Assessment

The Board does not regularly make formal assessments of the Board, its committees and its individual directors, owing to the size and composition of the Board. As a small working board, the Board as a whole satisfies itself on an informal basis, from time to time, that the Board, its committees, and individual directors are performing effectively.

Director Term Limits and Other Mechanisms of Board Renewal

The Company has not adopted formal, prescriptive term limits or a mandatory retirement age for members of the Board, but facilitates Board renewal by assessing, annually or as required, potential candidates for nomination to the Board in light of, amongst other things, the competencies and skills possessed by each existing director and the appropriate size of the Board. See “Part IV – Information Concerning DCF – Corporate Governance Disclosure - Nomination of Directors”. It is the Company’s view that enacting prescriptive term limits would have unwanted negative consequences of reducing continuity, experience and institutional memory by forcing valuable and knowledgeable directors to leave the Board on an arbitrary basis.

With a small board of typically only five individuals, the Company has determined that the optimal mix of members is three independent and two related directors. The Executive Chairman of the Company is its largest shareholder, owning approximately 44.26% of the outstanding Common Shares. The balance of the Board currently consists of three independent directors. Having such a small group of directors also makes it difficult to institute a formalized system of director, Board and committee assessments.

Nevertheless, the Board has experienced turnover in the past five years, and in consultation with the Corporate Governance, Compensation and Nominating Committee, the remaining directors of the Board have been responsible for nominating candidates and replacing such directors.

Diversity on the Board and in Executive Officer Positions

The Board has not adopted a written diversity policy, but nevertheless recognizes that diversity is important to ensure that members of the Board and the Company’s senior management provide the necessary range of perspectives, experience and expertise required to achieve the Company’s objectives.

It is an objective of the Board that diversity be considered in determining the optimal composition of the Board and, when possible, the Board should be balanced appropriately. In reviewing Board composition and identifying suitable candidates for Board appointment or nomination for election to the Board, candidates will be selected based on merit and against objective criteria. Accordingly, the Company does not have a formal target regarding women on the Board, but due regard will be given within the appointment or nomination process to the benefits of diversity in order to enable the Board to discharge its duties and responsibilities effectively.

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It is also an objective of the Company that diversity be considered in connection with the appointment of members of the Company’s senior management. The Company recognizes that gender diversity is a significant aspect of diversity and acknowledges the role that women with the appropriate competencies and skills can play in contributing to diversity of perspective in senior management positions. The Company does not have a formal target regarding women in executive positions as all candidates for employment are selected based on merit and against objective criteria. Currently none of the directors or executive officers of the Company are women.

The Corporate Governance, Compensation and Nominating Committee is responsible for: (i) assessing the effectiveness of the Board appointment/nomination process and senior management appointment process at achieving the Company’s diversity objectives; and (ii) considering and, if determined advisable, recommending to the Board for adoption, measurable objectives for achieving diversity on the Board and in senior management.

Board Committees

The two standing committees of the Board are the Corporate Governance, Compensation and Nominating Committee, and the Audit Committee. Each committee operates pursuant to a written charter which, among other things, authorizes such committee to retain outside legal, accounting and other advisors where the committee determines it to be necessary to assist it in discharging its responsibilities, and to set and pay the compensation of any such advisors.

Corporate Governance, Compensation and Nominating Committee

The primary role of the Corporate Governance, Compensation and Nominating Committee is to assist the Board in fulfilling its corporate governance oversight responsibilities. In the discharge of this role, the Corporate Governance, Compensation and Nominating Committee is required to, among other things: (i) review the composition of the Board and its committees and make recommendations for any changes thereto; (ii) make recommendations on succession planning for the CEO; (iii) review and make recommendations on compensation for Board and committee service and the Company’s directors and officers insurance coverage; (iv) monitor and make recommendations regarding the performance of the Board, its committees and the CEO; and (v) monitor the relationship between the Board and management of the Company.

The Corporate Governance, Compensation and Nominating Committee reviews and recommends for Board approval the Company’s officer and director compensation policies and practices. The Corporate Governance, Compensation and Nominating Committee also reviews the performance of the Company’s executive officers and directors. In the discharge of this role, the Corporate Governance, Compensation and Nominating Committee is required to, among other things: (i) consider the Company’s overall remuneration strategy and compare such strategy against compensation trends of similar sized companies; (ii) compare the nature and amount of the Company’s directors’, executive officers’ compensation to performance against goals set for the year and the financial position of the Company; and (iii) make recommendations to the Board in respect of director and executive officer remuneration matters, with the overall objective of ensuring that directors and executive officers are compensated fairly and competitively on the basis of their responsibilities, workload and time commitments. Additional information regarding director and officer compensation is set out in detail under “Part IV – Information Concerning DCF – Statement of Executive Compensation”.

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The Corporate Governance, Compensation and Nominating Committee annually reviews appointments to executive officer positions to ensure that individuals with the appropriate skills, knowledge, experience and character are being fairly considered. The Board recognizes the importance of having a diversity of skills and experience at the executive officer level and thus the Corporate Governance, Compensation and Nominating Committee also evaluates whether it is desirable to adopt additional requirements or policies with respect to the diversity of management. In identifying potential candidates for executive officer positions, the Corporate Governance, Compensation and Nominating Committee will consider diversity, including gender diversity, as one amongst many factors. However, the Board believes that this factor should not override the promotion of candidates who possess the skills and experience which meet the needs of the Company at any given time. The Company has therefore refrained from setting specific diversity targets at the executive officer level (including in respect of gender diversity).

The Corporate Governance, Compensation and Nominating Committee is currently comprised of Wayne Gudbranson (Chairman), Corey Delaney and Kees Van Winters, all of whom are considered independent. In addition to their general business background, senior management have experience and involvement with other companies. See “Part IV – Information Concerning DCF – Corporate Governance Disclosure – Board Committees – Audit Committee – Relevant Education and Experience” for a summary of the specific experience of each of the proposed members of the Corporate Governance, Compensation and Nominating Committee that is relevant to their responsibilities in respect thereof. The members of the Corporate Governance, Compensation and Nominating Committee draw upon their experience, as well as the skills gained with this experience, to enable them to make decisions on the suitability of the Company’s compensation policies and practices.

Audit Committee

NI 52-110 requires the Company to disclose annually certain information concerning the constitution of the Company’s Audit Committee and its relationship with the Company’s independent auditor, as set forth below.

Audit Committee Charter

The text of the Audit Committee’s charter is attached as Schedule “D” to this Circular.

Composition of the Audit Committee

As of the date of this Circular, the Audit Committee is comprised of three Board members: Corey Delaney (Chairman), Wayne Gudbranson and Kees Van Winters. Each of the current committee members is considered to be “independent” and “financially literate” for the purposes of NI 52-110. Financial literacy includes the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues similar to those expected to arise in the context of the Company.

Relevant Education and Experience

The education and experience of each member of the Company’s Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee is summarized below.

Corey Delaney

Mr. Delaney is a corporate consultant working with over 50 Canadian private companies to access government funding for development, expansion, and growth. Over the course of his 20 year career, he has acted in various senior finance roles within the automotive, oil and gas, and technology sectors. Concurrent with his consulting responsibilities, Mr. Delaney has served in a long-term capacity as a part-time CFO for an automotive dealer group and a significantly sized privately-owned property management group. After completing his accounting designation in 2000, Mr. Delaney began his career in public accounting with a mid-sized accounting firm in the greater Toronto area. Mr. Delaney received his Honours Bachelor’s degree in Business from Wilfred Laurier University in 1998.

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Wayne Gudbranson

Mr. Gudbranson is CEO of Branham Group Inc., an independent global tech industry analyst and strategic advisory firm focused on assisting Information and Communications Technology companies achieve market success. He launched an ambitious initiative to raise the visibility of the Canadian information and communications technology (“ICT”) sector with the Branham300 listing. Today, the Branham300 is the most comprehensive database of privately held and publicly traded ICT companies ranked on total revenues in Canada. He also has sat on numerous boards and committees such as ISTP Canada and ITAC Health. He was the Honorary Chair of CN Cycle for CHEO, is an annual fundraiser for the Children’s Hospital of Eastern Ontario. Mr. Gudbranson has an Honours B.A. from the University of Guelph and a Master of Arts from the University of Western Ontario.

Kees Van Winters

Mr. Van Winters has been active in the telecom and technology industries since 1986. He was Vice President of Sales and Marketing for Nationwide Cellular Service in New York from 1986 to 1992 and was a consultant to several major telecom companies in Canada and the U.S. from 1992 to 1996. Since then he has acted as a consultant to a number of small technology companies.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year has any recommendation of the Audit Committee respecting the appointment and/or compensation of the Company’s external auditors not been adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on exemptions in relation to “De Minimus Non-Audit Services” or any exemption provided by Part 8 of NI 52-110.

External Auditors Service Fees

a.	Audit Fees – The aggregate amounts paid or accrued by the Company to the external auditors for audit services for the fiscal years ended December 31, 2018 and 2017 were $195,976 and $168,788, respectively.

b.	Audit-Related Fees – The aggregate amounts paid or accrued by the Company to the external auditors for audit-related services for the fiscal years ended December 31, 2018 and 2017 were nil, respectively. The services comprising these fees were quarterly reviews of the Company’s financial statements.

c.	Tax Fees – The aggregate amounts paid or accrued by the Company to the external auditors for tax related services for the fiscal years ended December 31, 2018 and 2017 were $13,233 and $20,411, respectively. The services comprising these fees were tax compliance and other tax advice.

d.	All Other Fees – No other fees were paid or accrued by the Company to the external auditors for services for the fiscal years ended December 31, 2018 and 2017, other than those reported above.

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Investment Committee

Investment Selection

The Company has a written investment policy, as attached hereto as Schedule “E”. To identify potential investments, the Company relies on the members of its management team and the Board of Directors, and from time to time other reliable business affiliations. These persons have a broad range of international business experience and their own networks of business partners, financiers and venture capitalists through whom potential investments may be identified. Once an investment has been pre-screened by the investment team, it is presented to the management investment committee and/or the Board, as applicable, for review and approval. Management has discretion to make investments in an amount equal to or less than 10% of the NAV at the time of such investment. In order for management to make an investment equaling more than 10% of the NAV at the time of such investment, management is required to seek approval from the Board. In the event that a director or member of any investment committee or any member of the Board has a personal interest in any proposed investment, that interest must be declared and the matter dealt with as set forth below under “Conflict Provisions”.

Conflict Provisions

The Company believes that it has assembled a strong Board, with diverse backgrounds and significant international business expertise and experience. In assembling a Board with these characteristics, the Company’s primary goal is to gain exposure to a wide variety of potential investments, including investments with which Board members or management may already be familiar or that come to their attention through other business dealings.

The Company has no restrictions with respect to investing in companies in which a Board member or a member of the management team of the Company may already have an interest. Any conflict of interest with respect to a proposed investment shall be disclosed to the Board, which, at its sole discretion, shall determine if the conflicted person shall abstain from making further recommendations or decisions with respect to the proposed investment.

Prior to making any investment commitment, all members of management and the Board are required to disclose their interest in the potential investment. Where a conflict is determined to exist within the Board, the director having a conflict of interest abstains from making further decisions or recommendations concerning the potential investment and from voting on all matters related to the potential investment. Where a conflict exists within the management investment committee and/or the Board, the member having a conflict of interest abstains from making recommendations with respect to the proposed investment.

The Company is also subject to the “related party” transaction policies of the applicable securities laws, which mandates disinterested Board approval for certain transactions.

Statement of Executive Compensation

Compensation Discussion and Analysis

Compensation Policy

Levels of compensation and each of its components are based on the ability of employees to advance the goal of creating value for the Shareholders. Individual performance and the Company’s performance are the key variables in determining compensation levels. The Company’s employee compensation program is comprised of three components: base salary, cash and incentive bonuses, and long-term compensation through stock options.

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Base salaries of senior employees are reflective of their roles, responsibilities and experience. To ensure that the Company will continue to attract and retain qualified and experienced employees, base salaries are also reviewed in light of compensation practices of comparable businesses.

The Company has an annual objective cash incentive bonus pool. This bonus pool is equivalent to 20% of the increase in investable assets over a hurdle rate of 3.0% per annum, with a perpetual high water mark beginning with the December 31, 2014 net asset value of the Company. The incentive bonus pool for the year ended December 31, 2018 was nil.

All individual bonus pool allocations are subject to review and approval by the Corporate Governance, Compensation and Nominating Committee and the Board.

The long-term component of compensation is based on the Stock Option Plan. Please see “Part IV – Information Concerning DCF – Stock Option Plan” for further details.

The Company’s directors and executive officers are not prohibited from purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation by the Company or held, directly or indirectly, by the Company’s directors and executive officers.

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Performance Graph

The following graph illustrates changes over the five-year period from January 1, 2014 to December 31, 2018, in cumulative total shareholder return assuming that $100 was invested in Common Shares on January 1, 2014 (with any dividends re-invested), compared with the S&P/TSX Composite Index.

The Company’s compensation to NEOs does not relate to the performance of the Common Shares; however, incentive compensation is available depending on the increase in investable assets for the year, and was available in 2015 and 2016 based on certain cost-containment measures.

	Jan 1 2014	Dec 31 2014	Dec 31 2015	Dec 31 2016	Dec 31 2017	Dec 31 2018
Common Shares	$100.00	$41.45	$35.27	$30.18	$27.27	$24.00
S&P/TSX Composite Index	$100.00	$107.42	$95.51	$112.23	$119.00	$105.15

On May 10, 2019 (the last trading date prior to the date of this Circular), the closing price of the Common Shares on the TSX was $4.64.

Compensation Governance

The Corporate Governance, Compensation and Nominating Committee is responsible for receiving and making recommendations to the Board on director and executive compensation matters. See “Part IV – Information Concerning DCF – Corporate Governance Disclosure – Board Committees”.

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Summary Compensation Table

In this Circular, a “Named Executive Officer” or “NEO” means: (a) the Company’s CEO; (b) the Company’s CFO; (c) the three other most highly compensated executive officers of the Company at the end of the financial year ended December 31, 2018 whose total compensation, individually, was greater than $150,000; and (d) each individual who would be a Named Executive Officer but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor serving in a similar capacity, at the end of the financial year ended December 31, 2018.

The NEOs for the Company for the financial year ended December 31, 2018 were Michael Wekerle as Executive Chairman, Henry Kneis as CEO, Thomas Astle as Acting CFO and Thomas Liston as Chief Investment Officer and Managing Partner.

The following table presents the compensation earned by the Named Executive Officers for the years ended December 31, 2018, December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Share- Based Awards ($)	Option- Based Awards ($)(3)	Non-Equity Incentive Plan Compensation		Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
					Annual Incentive Plans ($)	Long- Term Incentive Plans ($)
Michael Wekerle Executive Chairman	2018 2017 2016	$250,000 $212,500 $50,000	Nil Nil Nil	$33,750 Nil $45,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$283,750 $212,500 $95,000
Henry Kneis Chief Executive Officer	2018 2017 2016	$262,500 $300,000 $300,000	Nil Nil Nil	Nil Nil $108,015	Nil Nil $223,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$262,500 $300,000 $631,015
Thomas Astle (1) Acting Chief Financial Officer	2018 2017 2016	$347,500(2) $280,000 $280,000	Nil Nil Nil	Nil Nil $94,513	Nil Nil $165,000	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$347,500 $280,000 $539,513
Thomas Liston Chief Investment Officer	2018 2017 2016	$210,000 $240,000 $240,000	Nil Nil Nil	$105,000 Nil $94,513	Nil Nil $172,500	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$315,000 $240,000 $507,013

Notes:

(1)	On October 2, 2018, Mr. Astle, relinquished his role as Chief Investment Officer of the Company.
(2)	Mr. Astle received $100,000 in 2018 as partial payment of his severance per the terms of his departure agreement..
(3)	The Company has adopted fair value accounting for options granted under the SOP using the Black-Scholes fair value option pricing method, an established methodology. The key assumptions made in the valuation of the awards set out in the above table for the November 2018 Options Series were as follows: (i) risk-free interest rate: 2.33%; (ii) expected option life: 5 years; (iii) dividend yield: 0%; (iv) expected volatility: 45% and (v) expected forfeiture rate: 9%.

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Incentive Plan Awards

Outstanding Share and Option Based Awards

During the year-ended December 31, 2018, 271,000 Stock Options were issued by the Company, of which 175,000 Stock Options were issued to the Named Executive Officers.

The following table sets forth the option-based awards for each Named Executive Officer outstanding as of the date of this Circular.

Option-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options ($)(1)
Michael Wekerle	20,000	$6.70	March 13, 2026	Nil
	45,000	$2.50	November 28, 2028	$36,000
Henry Kneis	80,000	$6.70	March 13, 2026	Nil
Thomas Astle	70,000	$6.70	March 13, 2026	Nil
Thomas Liston	70,000	$6.70	March 13, 2026	Nil
	130,000	$2.50	November 28, 2028	$112,000

Note:

(1)	The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the closing price of the Common Shares on the TSX on December 31, 2018, being the last trading day of fiscal 2018, of $3.30 per Common Share.

There were no Stock Options exercised during the Company’s most recently completed financial year. There was no re-pricing of Stock Options under the SOP or otherwise during the Company’s most recently completed financial year.

Value Vested or Earned during the Financial Year ended December 31, 2018

The following table sets forth, with respect to each Named Executive Officer, the value vested or earned of incentive plan awards during the year ended December 31, 2018.

Name	Option-Based Awards – Value Vested During the Year ($)(1)
Michael Wekerle	Nil
Henry Kneis	Nil
Thomas Astle	Nil
Thomas Liston	Nil

Note:

(1)	The value of the Stock Options that vested during the financial year is based on the difference between the exercise price of the options and the closing price of the Common Shares on the TSX on the applicable vesting date. If the closing price of the Common Shares on such date was below the exercise price, the Stock Options had no then current value and are valued at nil. The Stock Options may not have been exercised on such date or subsequently and, accordingly, the amount shown may not reflect the actual amount, if any, realized by the Named Executive Officer.

Pension Plan Benefits

The Company does not have a defined benefit plan, defined contribution plan or deferred compensation plan.

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Termination of Employment, Change of Control Benefits

The Company has entered into employment agreements with Messrs. Kneis, Astle and Liston that provide for benefits upon termination. The Company may terminate the employment of such individuals for cause without notice or pay.

Subsequent to the Company’s most recent financial quarter-end, it was announced that Henry Kneis would be departing the Company in connection with the Transaction. Such departure creates a severance liability, the precise amount of which has yet to be determined as of the date hereof.

On October 2, 2018, the Company entered into a severance agreement with Mr. Astle. Mr. Astle’s term of service ended on April 1, 2019, and he was paid an aggregate severance amount of $515,000.

The Company may terminate Mr. Liston’s employment without notice or cause by making a lump sum payment equal to one month of total annual compensation for each completed year of service, to a maximum of twelve months. Assuming all criteria and preconditions in Mr. Liston’s employment agreement are satisfied, and that Mr. Liston was terminated without cause on December 31, 2018, the estimated amount payable to Mr. Liston by the Company is $104,000.

Neither of the employment agreements with Messrs. Kneis or Liston provide for change of control benefits.

Compensation of Directors

The following table sets out the amounts that the directors of the Company received as compensation for their services performed in the most recently completed financial year:

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)(2)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Corey Delaney	$18,750	N/A	$36,250	N/A	N/A	Nil	$55,000
Wayne Gudbranson	$18,750	N/A	$36,250	N/A	N/A	Nil	$55,000
Kees Van Winters	$18,750	N/A	$36,250	N/A	N/A	Nil	$55,000

Notes:

(1)	The relevant disclosure with respect to Mr. Kneis, the CEO of the Company, is provided above, under the headings “Summary Compensation Table” and “Incentive Plan Awards”.

(2)	The Company has adopted fair value accounting for Stock Options using the Black-Scholes fair value option pricing method, an established methodology. The key assumptions made in the valuation of the awards set out in the above table for the March 2018 Option Series were as follows: (i) risk-free interest rate: 2.20%; (ii) expected option life: 5 years; (iii) dividend yield: 0%; (iv) expected volatility: 45% and (v) expected forfeiture rate: 9%; and the key assumptions made for the November 2018 Options Series were: (i) risk-free interest rate: 2.33%; (ii) expected option life: 5 years; (iii) dividend yield: 0%; (iv) expected volatility: 45% and (v) expected forfeiture rate: 9%.

As of the date hereof, each independent director of the Company is remunerated at the rate of $25,000 per annum. The current Chairman of the Company receives annual compensation of $300,000 for his role as director and Executive Chairman. Because the CEO is a member of management, he receives no additional compensation for his role as a director of the Company. Members of the Board are reimbursed by the Company for all travel and other out-of-pocket expenses.

The Company has no other compensation plan for non-executive directors, other than the Stock Option Plan.

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Incentive Plan Awards

Outstanding Share and Option Based Awards

During fiscal 2018, 96,000 Stock Options were issued under the SOP to directors of the Company. The following table sets forth the option-based awards for each Director outstanding as of December 31, 2018. 96,000 Stock Options were outstanding as of December 31, 2018. No share-based awards were outstanding as of December 31, 2018.

Option-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options ($)(1)
Corey Delaney	25,000	$3.00	March 5, 2028	$7,500
	7,000	$2.50	November 28, 2028	$5,600
Wayne Gudbranson	25,000	$3.00	March 5, 2028	$7,500
	7,000	$2.50	November 28, 2028	$5,600
Kees Van Winters	25,000	$3.00	March 5, 2028	$7,500
	7,000	$2.50	November 28, 2028	$5,600

Note:

(1)	The value of unexercised in-the-money Stock Options is based on the difference between the exercise price of the Stock Options and the closing price of the Common Shares on the TSX on December 31, 2018, being the last trading day of fiscal 2018, of $3.30 per Common Share.

Value Vested or Earned During the Financial Year ended December 31, 2018

The following table sets forth, with respect to each Director, the value vested or earned of incentive plan awards during the year ended December 31, 2018.

Name	Option-Based Awards – Value Vested During the Year ($)(1)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Corey Delaney	Nil	-
Wayne Gudbranson	Nil	-
Kees Van Winters	Nil	-

Note:

(1)	The value of the Stock Options that vested during the financial year is based on the difference between the exercise price of the Stock Options and the closing price of the Common Shares on the TSX on the applicable vesting date. If the closing price of the Common Shares on such date was below the exercise price, the Stock Options had no then current value and are valued at nil. The Stock Options may not have been exercised on such date or subsequently and, accordingly, the amount shown may not reflect the actual amount, if any, realized by the director.

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Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information as at December 31, 2018, with respect to the Company’s compensation plans under which equity securities were authorized for issuance as at the end of the Company’s most recently completed financial year:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	536,000	$4.65	36,582
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
TOTAL	536,000	$4.65	36,582

Note:

(1)	Comprised of Common Shares issuable upon exercise of Stock Options.

As at the end of the Company’s most recently completed financial year, the aggregate number of Common Shares which were reserved for issuance under the Stock Option Plan was 581,672 (representing 10% of the Company’s outstanding Common Shares as at December 31, 2018). As at the date of this Circular, 536,000 Stock Options have been issued and are outstanding under the Stock Option Plan.

Indebtedness of Directors and Executive Officers

Other than as set out below, no director or executive officer or any associate of any of them is, or since the beginning of the last completed financial year of the Company was, indebted to the Company, or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

On November 2, 2017, the Company made a $1 million loan to Wekerloo Developments Inc. (“WDI”), a private commercial real estate holding company wholly-owned by Michael Wekerle. The loan earned 3.5% per annum and had an initial term of three months. WDI used the proceeds of the loan to make a payment towards the purchase of a commercial real estate investment in Waterloo, Ontario. The interest rate of the loan was increased to 10% and the Company extended the maturity date of the loan to December 31, 2018. The Company further extended the term of the loan to June 30, 2019. On February 15, 2019, the Company exchanged its $1.0 million loan plus $0.1 million of accrued interest into 2.75% of the equity of WDI.

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Indemnification of Directors and Officers

The Company indemnifies its directors and officers against certain losses arising from claims against them for their acts, errors or omissions in such capacity. The Company maintains liability insurance for its directors and officers. The policy provides insurance for directors and officers of the Company in respect of certain losses arising from claims against them for their acts, errors or omissions in their capacity as directors or officers. The Company is also insured against any loss arising out of any payment that it may be required or permitted by law to make to directors or officers in respect of such claims. The policy does not distinguish between the liability insurance for its directors and officers, the coverage being the same for both groups. The primary policy limit for such insurance coverage is $10,000,000 for the 12 months ending March 31, 2020 with no deductible for non-indemnifiable claims and a deductible of $25,000 for corporate reimbursements per occurrence. The policy also has a $1,000,000 sub-limit for errors and omissions, with a $75,000 deductible. The total premiums payable by the Company for the fiscal year ended December 31, 2018 were $87,842 for 14 months of coverage. In addition, the Company has entered into indemnification agreements with all of its directors and also with those officers that sit as directors on the boards of investee companies in their capacities as employees of the Company.

Conflicts of Interest

From time to time, directors and officers of the Company may serve as directors, officers, and members of management of other companies, including companies in which the Company has investments, and may also be shareholders of such companies, and therefore it is possible that a conflict may arise between their duties as a director, officer, or member of management of such other companies, or their interests as a shareholder of such other companies, and as a director or officer of the Company.

The Company’s directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunities and requiring disclosures by directors and officers of conflicts of interest, and in the case of directors, requiring them to abstain from voting on matters in respect of which they have a conflict of interest. The Company relies upon each director and officer to comply with such laws in respect of conflicts of interest and fiduciary duties.

Non-Arm’s Length Party Transactions

Other than as disclosed in this Circular, no director or executive officer or Shareholder who beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares, or any known associate or affiliate of any such person, has or had any material interest, direct or indirect, in any transactions during the year ended December 31, 2018 or in any proposed transaction, that has materially affected or will materially affect the Company.

The Arrangement constitutes a “related party transaction” within the meaning of MI 61-101 given that a certain DCF control person and certain of the directors and officers of the Company hold Mogo Shares, which will be acquired by DCF pursuant to the Arrangement.

Legal Proceedings

The Company is not aware of any material legal, administrative or regulatory proceedings to which the Company is or was a party to, or that any of the Company’s property is or was the subject of, as of the date of this Circular. Further, the Company is not aware of any such material legal, administrative or regulatory proceedings being contemplated.

Auditor, Registrar and Transfer Agent

The auditor of the Company is MNP LLP at 111 Richmond Street West, Suite 300, Toronto ON, M5H 2G4.

The registrar and transfer agent for the Common Shares is Computershare Trust Company of Canada at its offices at 100 University Avenue, Toronto, Ontario, M5J 2Y1.

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Material Contracts

The Company has not entered into any material contracts other than in the ordinary course of business, except the Arrangement Agreement.

Additional Information

Additional information relating to the Company is available on the SEDAR website maintained by the Canadian securities regulators at www.sedar.com. Financial information relating to the Company is provided in the Company’s annual financial statements and MD&A for its most recently completed financial year, which are available on the Company’s SEDAR profile at www.sedar.com, or Shareholders may request that copies be sent to them upon written request to the corporate secretary of the Company at 2 St. Clair Avenue West, Suite 1201, Toronto, Ontario, M4V 1L5.

PART V – INFORMATION CONCERNING MOGO

The following information, including information contained in documents incorporated by reference herein, contains forward-looking information about Mogo, including information following completion of the Arrangement.

The following information was prepared and provided by Mogo for inclusion in this Circular and Mogo is responsible for its completeness and accuracy. All capitalized terms used in this Part and not defined herein have the meaning ascribed to such terms in the “Glossary of Defined Terms” or elsewhere in this Circular. The information contained in this Part, unless otherwise indicated, is given as of the date of this Circular and should be read in conjunction with the information about Mogo contained elsewhere or incorporated by reference in this Circular.

Upon completion of the Arrangement, each Mogo Shareholder will become a Shareholder, other than those Mogo Shareholders who exercise his, her or its dissenting rights.

Documents Incorporated by Reference

Information in respect of Mogo and its subsidiaries has been incorporated by reference in this Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request, without charge, from the Vice President & General Counsel of Mogo at 401 West Georgia Street, Suite 2100, Vancouver, British Columbia, V6B 5A1, telephone: (604) 659-4380. These documents are also available on SEDAR at www.sedar.com and with the SEC at www.sec.gov.

The following documents of Mogo, filed by Mogo with the securities commissions or similar authorities in Canada, are specifically incorporated by reference into and form an integral part of this Circular:

(a)	Mogo’s annual information form dated March 25, 2019, for the financial year ended December 31, 2018 (the “Mogo AIF”);

(b)	Mogo’s audited annual consolidated financial statements for the fiscal year ended December 31, 2018, together with the notes thereto and the independent auditors’ report thereon;

(c)	Mogo’s management’s discussion and analysis for the fiscal year ended December 31, 2018;

(d)	the Arrangement Agreement;

(e)	the amending agreement to the Arrangement Agreement dated May 13, 2019 between Mogo and DFC;

(f)	Mogo’s notice of meeting and management information circular dated May 13, 2019 for the annual general and special meeting of Mogo shareholders to be held on June 18, 2019; and

(g)	Mogo’s material change report dated April 18, 2019, announcing the Arrangement Agreement.

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Any documents of the type described in Section 11.1 of Form 44-101F1 – Short Form Prospectus filed by Mogo with a securities commission or any similar authority in Canada after the date of this Circular and prior to the Effective Date, are deemed to be incorporated by reference in this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular, to the extent that a statement contained in this Circular or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded.

Overview

Mogo, a Vancouver-based financial technology company, is a digital challenger to the banks in Canada, empowering consumers with simple solutions to help them manage and control their finances. Users can sign up for a free MogoAccount in only three minutes and get access to six products including free credit score monitoring, identity fraud protection, digital spending account with the Mogo Platinum Prepaid Visa® Card, digital mortgage experience, the MogoCrypto account, the first product within MogoWealth, which enables the buying and selling of bitcoin, and access to smart consumer credit products. The platform has been engineered to deliver a best-in-class digital experience, with best-in-class financial products all through one account. With more than 800,000 members and a marketing partnership with Canada’s largest news media company, Mogo continues to execute on its vision of becoming the go-to financial app for the next generation of Canadians.

Further information relating to Mogo is contained in the Mogo AIF, which is incorporated by reference into this Circular, and is available under Mogo’s profile on SEDAR at and with the SEC at www.sec.gov. See “Documents Incorporated by Reference”.

Consolidated Capitalization

There have been no material changes in the consolidated share and loan capital of Mogo from December 31, 2018 to the date of this Circular.

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Prior Sales

In the twelve-month period prior to the date of this Circular, Mogo has issued the following securities:

Date of Issuance/Grant of Security	Price Per Security/Exercise Price per Security ($)	Number and Type of Securities Issued/Granted	Reason for Issuances of Security
May 16, 2018	$3.23	1,250 Common Shares	Mogo RSU Vesting
May 17, 2018	$1.78	23,437 common Shares	Mogo Option Exercise
May 31, 2018	$3.30	195,088 Common Shares	Convertible Debenture Interest Payment
June 12, 2018	$1.78	23,437Common Shares	Mogo Option Exercise
June 28, 2018	$3.63	8,333 Common Shares	Mogo RSU Vesting
July 13, 2018	$1.89	3,750 Common Shares	Mogo Option Exercise
July 20, 2018	$1.78	7,000 Common Shares	Mogo Option Exercise
July 27, 2018	$3.21	1,200 Common Shares	Mogo Option Exercise
July 31, 2018	$3.21	8,036 Common Shares	Mogo Option Exercise
July 31, 2018	$1.78	3,125 Common Shares	Mogo Option Exercise
July 31, 2018	$3.07	4,062 Common Shares	Mogo Option Exercise
July 31, 2018	$4.21	832 Common Shares	Mogo Option Exercise
August 15, 2018	$1.78	5,000 Common Shares	Mogo Option Exercise
August 20, 2018	$4.67	20,378 Common Shares	Mogo RSU Vesting
September 12, 2018	$3.21	1,375 Common Shares	Mogo Option Exercise
September 12, 2018	$1.78	1,093 Common Shares	Mogo Option Exercise
September 19, 2018	$1.78	7,577 Common Shares	Mogo Option Exercise
November 22, 2018	$1.78	1,641 Common Shares	Mogo Option Exercise
November 30, 2018	$1.78	56 Common Shares	Mogo Option Exercise
November 30, 2018	$3.76	172,182 Common Shares	Convertible Debenture Interest Payment
December 5, 2018	$1.78	500 Common Shares	Mogo Option Exercise
December 13, 2018	$1.89	60,000 Common Shares	Mogo Option Exercise
January 17, 2019	$1.78	875 Common Shares	Mogo Option Exercise
February 5, 2019	$2.31	100,000 Common Shares	Mogo Option Exercise
February 6, 2019	$1.78	10,000 Common Shares	Mogo Option Exercise
February 11, 2019	$2.10	65,000 Common Shares	Mogo Option Exercise
February 11, 2019	$1.78	56,250 Common Shares	Mogo Option Exercise
February 27, 2019	$2.10	35,000 Common Shares	Mogo Option Exercise
February 27, 2019	$3.06	28,125 Common Shares	Mogo RSU Vesting
April 25, 2019	$1.78	5,500 Common Shares	Mogo Option Exercise
April 25, 2019	$1.89	7,500 Common Shares	Mogo Option Exercise

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Trading Price and Volume

The Mogo Shares have been listed and posted for trading on the TSX under the symbol “GO” from June 25, 2015 to November 13, 2016 and under the symbol “MOGO” since November 14, 2016. The Mogo Shares have been listed on the NASDAQ under the symbol ‘MOGO’ since April 18, 2018.

The following table sets forth, for the periods indicated, the reported high and low quotations and the aggregate volume of trading of the Mogo Shares on the TSX from March 1, 2018 up to and including May 13, 2019:

	Price ($)
Month	High	Low	Volume
May 2018	$3.79	$2.85	2,002,257
June 2018	$4.35	$3.25	2,833,204
July 2018	$4.50	$3.59	1,774,223
August 2018	$5.12	$4.06	2,452,548
September 2018	$4.85	$3.59	1,136,379
October 2018	$4.02	$3.14	1,354,585
November 2018	$4.30	$3.37	1,986,881
December 2018	$4.14	$2.71	1,839,594
January 2019	$3.20	$2.76	744,964
February 2019	$3.25	$2.90	1,083,580
March 2019	$3.80	$3.04	1,014,222
April 2019	$5.13	$3.02	3,789,869
May 1, 2019 – May 13,2019	$5.23	$4.20	845,405

The closing price of the Mogo Shares on the TSX on May 13, 2019 was $4.21. The closing price of the Mogo Shares on the TSX on April 12, 2019, the last trading day prior to the announcement of the Arrangement, was $3.08.

If the Arrangement is completed, all of the Mogo Shares will be owned by DFC and will be delisted from the TSX and NASDAQ, subject to the rules and policies of the TSX and NASDAQ.

Dividends and Distributions

Mogo has never declared dividends on the Mogo Shares. Mogo intends to reinvest all future earnings in order to finance the development and growth of its business. As a result, Mogo does not intend to pay dividends on Mogo Shares in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Mogo Board and will depend on the financial condition, business environment, operating results, capital requirements, any contractual restrictions on the payment of dividends and any other factors that the Mogo Board deems relevant. Restrictive covenants under Mogo’s credit facilities may, among other things, impose limitations or restrictions on Mogo’s ability to pay dividends.

Risk Factors

The operations of Mogo are subject to risks due to the nature of its business, which is a growth-oriented fintech organization. An investment in Mogo Shares involves significant risks, which should be carefully considered by Shareholders. In addition to information set out elsewhere, or incorporated by reference, in this Circular, Shareholders should carefully consider the risk factors set forth on under the section “Risk Factors” in the Mogo AIF, incorporated by reference herein.

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The risk factors that are identified in this Circular and the documents incorporated by reference are not exhaustive and other factors may arise in the future that are currently not foreseen by management of Mogo that may present additional risks in the future.

Additional Information

Financial information is provided in Mogo’s Financial Statements and Management’s Discussion and Analysis for its most recently completed financial year. Copies of such documents may be obtained on request, without charge, from the Vice President & General Counsel of Mogo at 401 West Georgia Street, Suite 2100, Vancouver, British Columbia, V6B 5A1, telephone: (604) 659-4380.

Additional information relating to Mogo can also be found on SEDAR at www.sedar.com and in Mogo’s filings with the SEC at www.sec.gov.

PART VI – GENERAL MATTERS

Other Matters

The Company knows of no other matters to be submitted to the Shareholders at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the Common Shares they represent in accordance with their judgment on such matters.

Shareholder Proposals for Next Annual Meeting

A registered Shareholder or beneficial owner of Common Shares may (a) submit to the Company notice of any matter that the person proposes to raise at the next annual meeting of shareholders of the Company (a “proposal”); and (b) discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal, subject to the requirements under section 137 of the CBCA. The Company shall set out such proposal and the accompanying supporting statement, if any, in the management information circular for the next annual meeting of shareholders, provided that the proposal is submitted to the Company at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the previous annual meeting of shareholders. No shareholder proposals were received by the Company with respect to the Meeting.

Approval of Directors

The contents and sending of this Circular have been approved by the directors of the Company.

DATED as of this 13th day of May, 2019.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Michael Wekerle”

Executive Chairman

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SCHEDULE “A”

POSITION DESCRIPTION OF THE BOARD CHAIR

(the “Board Chair”)

The Board Chair is a director who is designated by the Board. The Board Chair’s key role is to take all reasonable measures to ensure that the Board (i) has structures and procedures in place to enable it to function independently of management, (ii) carries out its responsibilities effectively, and (iii) clearly understands and respects the boundaries between Board and management responsibilities.

The Board Chair’s responsibilities include the following:

(a)	With respect to leadership to enhance Board effectiveness

•	taking all reasonable steps to ensure that the Board works as a cohesive group and providing the leadership essential to achieve this;

•	taking all reasonable steps to ensure that the resources available to the Board (in particular timely and relevant information) are adequate to support its work and permit it to properly make major decisions when such decisions are required.

(b)	With respect to the management of the Board

•	chairing Board meetings and meetings of shareholders;

•	setting the agenda for the Board, in consultation with the chief executive officer (the “CEO”);

•	adopting procedures allowing the Board to conduct its work effectively and efficiently;

•	working closely with the CEO to ensure that management strategies, plans and performance matters are presented to the Board;

•	overseeing committee structure and composition, as well as the scheduling and management of meetings;

•	periodically reviewing with the Corporate Governance, Compensation and Nominating Committee (the “Governance Committee”) the size and composition of the Board and its committees to favour effective decision-making;

•	recommending committee chairs to the Board, in consultation with the Governance Committee;

•	taking all reasonable steps to ensure that the conduct of Board meetings provides adequate time for serious in-depth discussion of relevant issues;

•	taking all reasonable steps to ensure that, where functions are delegated to appropriate committees, the functions are carried out and results are reported to the Board.

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(c)	With respect to Board quality and continuity

•	meeting, from time to time, with the Governance Committee to review Board, Board committee, committee chairs and Board members’ performance and to discuss nominees as directors to be submitted to the Board for its approval;

(d)	With respect to relationships between the Board, management and with external groups

•	providing advice and counsel to the CEO;

•	facilitating the conduct of relationships between the Board and management in a professional and constructive manner. This involves working closely with the CEO, the General Counsel (if applicable) to take all reasonable steps to ensure that the Company is building a healthy governance culture;

•	ensuring that management is aware of any concerns of the Board, shareholders and other stakeholders;

•	leading the Board in monitoring and evaluating the performance, strategies, aims and directions of the investment team, to ensure the accountability of the investment team;

•	at the request of the Board or the CEO, representing the Company to external groups such as shareholders and others stakeholders; and

•	ensuring that the Company and, where applicable, the Board are appropriately represented at official functions and meetings with aforementioned groups.

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SCHEDULE “B”

BOARD MANDATE AND GOVERNANCE GUIDELINES

BOARD MANDATE

The mandate of the board of directors (the “Board”) shall be to enhance long-term value for shareholders. Its role shall be of a supervisory nature and in the discharge of its mandate, it shall assume responsibility for broad corporate policies and for the overall effective and ethical performance of the Company.

The Board reviews, and may periodically modify, this document as appropriate to reflect the evolution of its governance practices.

The Board, directly or through its committees, assumes specific responsibility for the following functions:

(a)	Strategic Planning

•	The Board will regularly review, question and approve applicable investment strategies proposed by management and the execution of its duties and responsibilities. Management’s responsibility is to develop corporate strategic plans which take into account the opportunities and risks of the business, and to implement such plans once Board review is complete.

•	The Board will monitor corporate performance against strategic plans including assessing operating results on behalf of shareholders to evaluate whether the investments are being properly managed.

(b)	Risk Assessment

•	The Board will have overall responsibility for assessing the principal risks facing the Company’s investments, reviewing options for their mitigation and overseeing the implementation of appropriate systems to manage such risks.

(c)	Communications Policy

•	The Board will approve the Company’s policies and practices with respect to disclosure of financial and other information consistent with disclosure requirements under applicable securities law.

(d)	Accounting and Financial Reporting/Disclosure Controls and Procedures and Internal Controls

•	The Board will oversee the quality and integrity of the Company’s accounting and financial reporting systems, internal controls and disclosure controls and procedures to assure the results that the controls are designed to achieve.

GOVERNANCE GUIDELINES

Independence and Qualification of Directors

At a minimum, a majority of the Board shall be composed of directors who must be determined to have no material relationship with the Company and who, in the reasonable opinion of the Board, must be unrelated and independent under the laws, regulations and listing requirements to which the Company is subject. The Board will monitor the mix of skills and experience of its directors in order to assure that it has the necessary tools to perform its oversight function effectively.

When a director’s principal business association changes significantly, the director will tender his or her resignation for consideration by the Board of the continued appropriateness for Board service.

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Lead Director

The Board shall select a Lead Director from among its independent members.

Board Meetings

Directors are expected to attend Board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Materials that are important to the Board’s understanding of the business to be conducted at a meeting shall be distributed in ample time for review beforehand. After appropriate consultations, the Chair of the Board will establish the agenda for each Board meeting. Board members shall be free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting.

Committees

The Board will delegate certain of its functions to committees. The Company’s current committee structure (Audit Committee and Corporate Governance, Compensation and Nominating Committee) is considered appropriate. However, this structure may change as the Board considers from time to time which of its responsibilities can best be fulfilled through a detailed review of matters in committee. Committees will operate according to Board-approved written mandates outlining duties and responsibilities. Task force committees may, however, be established on an ad hoc basis to deal with specific subjects. All members of committees shall meet the independence criteria set forth in applicable laws, rules or listing requirements. Committee members shall be appointed by the Board after consultation with the individual directors. Committee chairs shall be rotated periodically.

The chair of each committee, in consultation with committee members, shall determine the frequency and length of committee meetings, consistent with any requirements set forth in the committee’s charter. After appropriate consultations, the chair of each committee shall develop the committee’s agenda. Each committee will report on the result of each committee meeting at the next Board meeting.

Director Access to Personnel

Directors shall have full and free access to senior management and other employees of the Company. Meetings or contacts that a director wishes to initiate may be arranged through the CEO or directly by the director.

Communications with Outside Parties

If an outside party approaches a director on a matter of interest to the Company, the director should bring the matter to the attention of the Chief Executive Officer who shall determine an appropriate response.

Retirement from the Board

There shall be no prescribed retirement age for directors of the Company. The Corporate Governance, Compensation and Nominating Committee shall as part of its mandate periodically review director performance.

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Director Compensation

The form and amount of director compensation will be determined by the Board. The Board shall conduct reviews of director compensation at least every two years.

Individual Directors Engaging Outside Advisors

Any director may, after notice to and with the consent of the Chair, retain an external advisor at the Company’s expense.

Orientation and Continuing Education

New directors shall participate in an informal orientation process to become familiar with the Company and its strategic plans and businesses, significant financial matters, core values including ethics, compliance programs, corporate governance practices and other key policies and practices through a review of background materials and meetings with senior executives.

Board Confidentiality

Directors will maintain the absolute confidentiality of the deliberations and decisions of the Board and the information received at meetings.

Resources and Authority of the Board

The Board shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel or other experts as it deems appropriate.

Indemnification

The Company will provide reasonable directors’ and officers’ liability insurance for the directors and shall indemnify directors to the fullest extent permitted by law.

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SCHEDULE “C”

POSITION DESCRIPTION OF THE CHIEF EXECUTIVE OFFICER

The Chief Executive Officer (the “CEO”) is responsible for the management of Difference Capital Financial Inc.’s (the “Company”) strategic and operational agenda and for the execution of the Board’s resolutions and policies.

The responsibilities of the CEO include the following:

(a)	With respect to strategic orientation

•	assuming accountability for the development and execution of the Company’s strategy and policies and, where appropriate, their communication to the Company’s key internal and external stakeholders;

•	formulating and recommending to the Board a business plan;

•	ensuring the efficient utilization of the Company’s resources to meet the Company’s strategic objectives.

(b)	With respect to the management of the Company

•	managing the business and affairs of the Company;

•	developing and monitoring the Company’s organizational structure, business plans and budgets to meet goals and objectives, as approved by the Board;

•	assuming responsibility for the Company’s day-to-day operations, including capital management and financial management, as well as for acquisitions and divestitures, all of which must be accomplished within the Company’s strategic framework;

•	ensuring that the Company has in place effective disclosure controls and procedures and internal control over financial reporting capable of producing periodic reports that fairly present the Company’s business, financial condition and results of operations in a timely and accurate manner and enables investors to understand the business and to make investment decisions accordingly;

•	taking all reasonable steps to identify, assess and manage the risks that the Company takes in the course of its business;

•	ensuring that the Company recruits, develops and retains talented and motivated employees;

•	ensuring that the Board’s policies with respect to compliance with laws, rules and regulations are met;

•	fostering a corporate culture that promotes ethical practices and encourages individual integrity.

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(c)	With respect to governance matters

•	overseeing the development of governance principles applicable to the Company;

•	collaborating with the Board Chair in the setting of Board agendas;

•	ensuring that the Board Chair and the Board are kept appropriately informed of the Company’s overall business operations and major issues facing the Company;

•	maintaining an effective communication link with the Board Chair and the Board as a whole;

•	taking all reasonable steps to ensure that an open and positive climate exists between the Company and its stakeholders; and

•	serving as the Company’s key spokesperson on all major issues.

Because of the CEO’s demanding role and responsibilities, the Board Chair, in consultation with the Corporate Governance, Compensation and Nominating Committee, shall review any invitation to the CEO to join an outside board of directors to take all reasonable steps to ensure that such directorship would not impair the CEO’s ability to fulfill the responsibilities of the position.

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SCHEDULE “D”

AUDIT COMMITTEE CHARTER

I.	Role of the Committee

The audit committee (the “Committee”) is appointed by the board of directors of the Company (the “Board”) to assist the Board to promote and improve the credibility and objectivity of financial reports.

The Committee shall oversee the accounting and financial reporting processes of the Company and review and recommend for approval by the Board the financial statements, management’s discussion and analysis (“MD&A”), annual information form (“AIF”) and interim earnings press releases.

The Committee will manage the relationship between the Company and the external auditors by overseeing the work of the external auditors and by making recommendations to the Board on the engagement, remuneration and termination of the external auditors based on its evaluation of performance.

The Committee shall pre-approve all non-audit services the external auditors propose to provide to the Company.

The Committee shall facilitate and maintain open communications among management of the Company, the external auditors, and the Board.

The Committee shall be responsible for the discharge of such other duties as may be prescribed by regulatory authorities or delegated by the Board.

II.	Membership

The Committee shall be comprised of three or more directors all of whom shall be independent as determined by the Board in conformity with the laws, regulations and listing requirements to which the Company is subject. An independent Committee member is one who has no direct or indirect material relationship with the Company. A material relationship means a relationship which could, as determined by the Board, reasonably interfere with the exercise of a member’s independent judgment. The Chair of the Committee shall be appointed by the Board. A quorum shall consist of two directors.

All members of the Committee shall in the judgment of the Board be “financially literate”. “Financially literate” shall mean the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

III.	Meetings

The Committee shall meet at least four times per year and at such other times as any member of the Committee deems necessary to fulfill its responsibilities. The Company’s external auditors will normally be required to attend the meeting where the annual audited financial statements are reviewed and considered. At such meeting, the Committee shall meet separately with management and the external auditors to discuss any matters the committee or any of these parties believe should be discussed privately.

Reporting to the Board

The Committee shall report on the results of each meeting of the Committee at the next meeting of the Board. All minutes, supporting schedules and data received and reviewed by the Committee are to be available for examination by any member of the Board upon request to the secretary of the Committee.

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IV.	Authority

The Committee shall have direct access to all books, records, facilities and personnel of the Company, including to the external auditor as it determines this to be advisable. All employees of the Company are to cooperate as requested by Committee members.

The Committee shall have the authority to retain persons having special expertise in legal, accounting or other matters as it determines to be necessary to assist it in discharging its responsibilities. The Committee shall have the authority to set and pay the compensation of any advisors it engages.

The Board may authorize the Committee to investigate any activity of the Company.

V.	Responsibilities

In the discharge of its role, the Committee will have the responsibility to:

(a)	recommend to the Board the external auditors to be nominated for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and the compensation of the external auditors;

(b)	confirm the external auditors are participants in good standing with the Canadian Public Accountability Board;

(c)	confirm the direct reporting and accountability of the auditors to the Committee and through the Committee to the Board as representatives of the Company’s shareholders;

(d)	pre-approve any non-audit services to be provided by the external auditors and generally assess the independence of the external auditors having reference to the independence standards of the Canadian Institute of Chartered Accountants, whereby the pre-approval requirement may be satisfied if:

(i)	the aggregate amount of all the non-audit services that were not pre-approved constitutes no more that 5% of the total amount of revenues paid by the Company to its external auditors during the fiscal year in which the services were provided;

(ii)	the services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)	the services were promptly brought to the attention of the Committee and approved, prior to the completion of the audit, by the Committee or by one or more members of the Committee to whom the Committee may delegate authority to grant such approvals;

(e)	verify the rotation of the lead audit partner and/or the audit partner responsible for reviewing the audit as required by law;

(f)	review and approve the Company’s hiring policies regarding employees or persons previously employed by the present or former external auditors;

(g)	review the scope of the external auditors’ audit plan and the procedures to be utilized with the external auditors and with management;

(h)	review with management and with the external auditors all major accounting policies and practices adopted, any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimates and judgments of management that may be material to financial reporting;

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(i)	question management regarding significant variances between comparative reporting periods;

(j)	review with management and the external auditors and recommend to the Board the audited annual financial statements and the quarterly financial statements of the Company;

(k)	question management and the external auditors regarding significant financial reporting issues discussed during the fiscal period and the method of resolution;

(l)	review any restrictions imposed by management in performing the external audit or significant accounting issues on which there was a disagreement with management;

(m)	review the post-audit or management letter, containing the recommendations of the external auditors, and management’s response and subsequent follow up to any identified weakness;

(n)	review and recommend for the approval by the Board the AIF, MD&A, news releases and any financial guidance and all public disclosure documents containing audited or unaudited financial information before release;

(o)	review the audit plan issued by the external auditors and subsequent follow up to any identified weakness;

(p)	review with management significant financial risk exposures, the steps taken to monitor and control such exposures and approve any related policies;

(q)	review with management the status of any material pending or threatened litigation;

(r)	inquire of management as to the Company’s disclosure controls and procedures and as to the existence of any significant deficiencies in the design or operation of internal controls and any fraud that involves employees who have a significant role in the Company’s internal controls; and

(s)	review the status of compliance with laws and regulations and the scope and status of systems designed to ensure compliance therewith and receive reports from management, legal counsel and other third parties as determined by the committee on such matters, as well as major legislative risks.

VI.	Allocation of Responsibilities

Management is responsible for operating the business of the Company and for its internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The external auditors shall report and be accountable to the Committee and through the Committee to the Board as representatives of the Company’s shareholders. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Committee is not charged with the duty to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles.

The existence of the Committee and the delegation to it of certain powers and duties by the Board does not relieve individual members of the Board from the responsibility of satisfying themselves that the affairs of the Company are being properly conducted.

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VII.	Complaints

Concerns or complaints submitted to management of the Company, including but not restricted to concerns and complaints which relate to accounting, internal accounting controls or audit matters, shall be referred to the Chair of the Committee. The Committee shall deal with all such internal complaints relating to such matters.

No reprisal, retaliation or disciplinary action shall be taken against employees for reporting, in good faith, such concerns. The Chair of the Committee shall, if requested by the complainant, keep the identity of the complainant in confidence to the extent appropriate or permitted by law.

VIII.	Annual Review

The audit committee shall review the adequacy of this Charter on an annual basis and recommend any changes to the Board.

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SCHEDULE “E”

INVESTMENT POLICY

Investment Strategies and Criteria

The Company provides investors with an opportunity to gain exposure to unique investments. The Company generally, albeit not exclusively, seeks to invest in the mid to later stages of a target private company’s development or in emerging technologies that are developed and validated but may be in the early stage of commercialization. This strategy allows the Company to invest in enterprises that are commercially viable and have visibility toward high growth. In the past, the Company has also made significant investments in early stage private companies as well as opportunistic investments in distressed U.S. real estate.

The Company is not bound to commit to any particular sector, thereby allowing for diversification; however, the present focus is generally on technology-related, media-related and other growth-focused, intellectual property-rich target companies. This approach may change over time as market conditions change and the capital markets respond. The Company evaluates each opportunity on its merits. The Company enters investments at a stage where potential exists to maximize strong returns and manages risk by applying the considerable business expertise of its directors and officers to the investments undertaken. With its portfolio invested in strategically targeted sectors, the Company is well positioned to benefit from continued global economic recovery and positive trends in Canadian and international growth companies.

In pursuit of returns, the Company, when appropriate, employs the following disciplines:

•	The Company seeks to invest in later stage financings of private target companies. These rounds are typically labeled as series C or D rounds or “Pre-IPO”.

•	The Company seeks investments that include as many of the following characteristics as possible: (i) a product/service with global market potential; (ii) an established business model with high gross margins that indicate strong competitive advantages; (iii) the ability to sustain a growth rate in excess of 25% per annum; (iv) protected intellectual property; (v) scalability; and (vi) currently generating revenue in excess of several million dollars.

•	At this time, the Company seeks investments primarily, albeit not exclusively, in the technology and media sectors where we have developed domain expertise and focuses on investments with clear paths to liquidity in a two to four-year period. As investee companies need to be managed for cash flow in order to reduce financing risks associated with delayed liquidity events, certain sectors will not be considered by the Company.

•	To compensate for the risk of investing in private companies, the Company has a target rate of return when entering such an investment of greater than a typical equity index return. Returns are expected to materialize partially from income on its debt and convertible debenture holdings, but primarily through capital gains based on the growth of its investments in equity and equity-linked securities.

•	The Company acquires a detailed knowledge of the business and sector of the target company. Where appropriate, the Company seeks board representation or board observation rights.

•	The Company utilizes the services of independent advisors and consultants to acquire additional information about target companies where appropriate.

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Types of Investments

The Company may create a concentrated portfolio consisting of equity and/or debt investments. The composition of the portfolio will depend, in part, on available capital and investment opportunities available to the Company and will vary over time depending on an array of factors, including the state of financial markets.

Diversification and Risk Mitigation

The Company’s policy with respect to investment diversification is to investigate a wide range of opportunities from emerging technologies to products available for everyday use. Each investment will be assessed on its own merits and its potential to generate gains for the Company.

The Company may seek board representation, board observation rights or to participate on the board of advisors in investments that may benefit from such participation, although it is not required and is at the discretion of the Company’s management. Debt placements with equity conversion rights may be secured by the borrower’s assets. The Company has no particular requirements with respect to the allocation of its investments between equity and debt. Investment allocations will be made on the merits of individual investments.

Exit Strategies

The Company seeks to exit its private equity investments through the sale of an investee to another operating entity (known as a trade sale or a merger and acquisition transaction “M&A”) or through the sale of its interests in the secondary markets typically after an investee has listed its securities on a recognized stock exchange (also known as an initial public offering, or IPO, transaction). For venture capital investments, M&A is typically the most common form of exit and can occur in most market conditions, while IPO exits increase when public market conditions are strong.

With respect to the Company’s private debt investments, most include a conversion-to-equity feature, which allows the Company to participate in an investee’s upside by converting the debt into investee shares in a favourable M&A or IPO situation for an exit. Alternatively, the Company would look to exit its debt investments through a repayment of the principal plus accrued and unpaid interest on the maturity date or through an early buyout provision to be funded by cash flow from the investee or a sale of the latter’s assets. When the Company invests, it looks for exit opportunity time horizons in the two to four-year range.

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SCHEDULE “F”

STOCK OPTION PLAN RESOLUTION

BE IT RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.	the continued use of the Company’s amended and restated stock option plan (the “Stock Option Plan”) until June 18, 2022, being the date that is three years from the date of the meeting of shareholders at which shareholder approval is being sought, is hereby authorized and approved;

2.	all unallocated options permitted under the Stock Option Plan are hereby approved;

3.	the Stock Option Plan is hereby ratified in its entirety, subject to such amendments, changes, additions and alterations thereto as the board of directors of the Company may approve, or as may be required by the TSX; and

4.	any one director or officer be and is hereby authorized and directed, acting for, in the name of and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise and to deliver or cause to be delivered, all such other deeds, documents, instruments and assurances and to do or cause all such other acts and things as in the opinion of such director or officer of the Company may be necessary or desirable in order to fulfill the intent of this resolution.

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SCHEDULE “G”

AMENDED AND RESTATED STOCK OPTION PLAN

(Amended and Restated as of June 13, 2013)

WHEREAS the board of directors of Difference Capital Funding Inc. (the “Company”) propose to adopt a Stock Option Plan;

NOW THEREFORE THIS STOCK OPTION PLAN provides as follows:

SECTION 1 – PURPOSE

1.1 The plan has been established as a means of compensating Eligible Persons for their contributions to the performance of the Company. The Plan is intended to:

(a)	provide an incentive to Eligible Persons of the Company to further the development, growth and profitability of the Company;

(b)	contribute in providing such Eligible Persons with a total compensation and rewards package; and

(c)	assist the Company in retaining and attracting directors, employees and consultants with experience and ability.

SECTION 2 – DEFINITIONS

2.1 In this Plan, unless the context otherwise requires, the following terms shall have the following meanings:

Affiliated Entity means a person or a company is an Affiliated Entity of the Company if one is a subsidiary of the other or if both are subsidiaries of the same person or company or if each of them is controlled by the same person or company;

Associate has the meaning given to such term in the Securities Act (Ontario);

Board means the board of directors of the Company;

Committee means a committee comprising either the Board or such members of the Board as may be designated by the Board;

Company means Difference Capital Financial Inc.;

Consultant means an individual that (a) is engaged to provide on a bona fide basis consulting, technical, management or other services to the Company or to an Affiliated Entity of the Company (other than services provided in relation to a distribution) under a written contract between the Company or the Affiliated Entity and the individual or a Consultant Company of the individual and (b) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliated Entity of the Company;

Consultant Company means a company of which a Consultant is a controlling shareholder;

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Eligible Person means a director or a bona fide employee of the Company or any of its Affiliated Entities, a bona fide Management Company Employee and any bona fide Consultant who, because of his or her roles and responsibilities, is designated by the Committee as a potential Participant in the Plan;

Exchange means the Toronto Stock Exchange;

Insider means (i) an insider of the Company, as defined in the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Company, and (ii) an associate of any person who is an insider by virtue of (i) above;

Management Company Employee means an individual employed by a person, providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a person engaged in investor relations activities;

Market Value means the closing price of the Shares on the Exchange on the trading day prior to the date of the grant of an Option, provided that if there is no closing price on such trading day, “Market Value”, shall mean the mid-point between the bid and ask on the Exchange at the close of trading on the trading day prior to the date of grant;

Option means an option granted by the Company to a Participant to purchase authorized but unissued Shares pursuant to the terms of the Plan;

Outstanding Shares means the number of Shares issued and outstanding from time to time;

Participant means an Eligible Person to whom (or to whose Subsidiary Entity or Trust Options are granted under the Plan;

Plan means this Stock Option Plan, as amended from time to time;

Shares mean common shares of the Company;

Specified Price means the price established by the Committee at not less than the Market Value of the Shares on the day of the grant of the Option;

subsidiary has the meaning given to such term in the Securities Act (Ontario);

Subsidiary Entity means a person or company that is wholly owned by the Participant;

Trust means a trust governed by a registered retirement savings plan or registered retirement income fund established by or for the Participant or under which the Participant is the beneficiary; and

Trustee means a trustee appointed under a Trust.

2.2 In this Plan, unless the context requires otherwise, references to the male gender include the female gender and words importing the singular include the plural and vice versa.

2.3 Any reference made in this Plan to Sections or Schedules is, unless otherwise indicated, a reference to Sections of and Schedules to this Plan.

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SECTION 3 – ADMINISTRATION OF THE PLAN

3.1 The Plan is under the direction of the Committee that, in addition to the specific powers conferred upon it hereunder, has full and complete authority to interpret the Plan and to prescribed such rules and regulations and make such other documentations as it deems necessary or desirable to meet the objectives of and to administer the Plan. The Company shall only grant Options to Eligible Persons or their respective Subsidiary Entities or Trusts.

Without limiting the generality of the foregoing, for greater certainty, the Committee shall have the power and authority to:

(a)	adopt rules and regulations for implementing the Plan;

(b)	determine the eligibility of persons to participate in the Plan, when Options to Eligible Persons shall be granted, the number of Shares subject to each Option, the Specified Price of the Shares for each Option and the vesting period for each Option,

(c)	interpret and construe the provisions of the Plan;

(d)	delegate any or all of their power and authority under (a), (b) and (c) above to such persons or groups of persons on such terms and on such conditions as the Committee may in their discretion determine, and

(e)	take such other steps as they determine to be necessary or desirable to give effect to the Plan.

Any decision, approval or determination made by a person or group of persons delegated the ability to make such decision, approval or determination pursuant to Section 3.1(d) above shall be deemed to be a decision, approval or determination, as the case may be, of the Committee.

SECTION 4 – NUMBER OF SHARES TO BE ISSUED UNDER THE PLAN

4.1 The number of Shares that may be reserved for issuance as a result of the grant of Options under the Plan shall not exceed 10% of the number of Outstanding Shares from time to time.

4.2 Under the Plan:

(a)	no single Participant and his associate shall be granted Options which could result in the issuance of Shares exceeding 5% of the Outstanding Shares, within a one-year period, to such Participant and his associates in aggregate;

(b)	the number of Shares reserved for issuance to any single Participant pursuant to Options shall not exceed 5% of the number of Outstanding Shares;

(c)	the number of Shares reserved for issuance, pursuant to the Plan and all other established or proposed share compensation arrangements of the Company, to all Insiders shall not exceed 10% of the Outstanding Shares;

(d)	the number of Shares issued within a one-year period pursuant to the Plan and all other established or proposed share compensation arrangements of the Company to Insiders shall not exceed 10% of the Outstanding Shares;

(e)	the Company shall not grant Options to Insiders exceeding 10% of the Outstanding Shares within any twelve (12) month period;

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(f)	the number of Options granted within any twelve (12) month period to an individual employed to conduct investor relations activities shall not in aggregate exceed 2% of the number of Outstanding Shares;

(g)	the number of Options granted to any one Consultant within any twelve (12) month period shall not exceed 2% of the number of Outstanding Shares;

(h)	any Option issued to a Consultant conducting investor relations activities shall vest in stages over twelve (12) months with no more than 25% of such Options vesting in any three-month period; and

(i)	no Options will be granted to any individual performing consulting services for the Company as an employee of an entity other than a Consultant Company.

4.3 For the purposes of this Section 4, Options held by Trusts and Subsidiary Entities shall be considered to be held by the Participant.

SECTION 5 – OPTIONS

5.1 Grant of Options

5.1.1 Subject to Section 4, the Committee shall, in its absolute discretion, designate from among the Eligible Persons those to whom Options shall be granted, the number of Shares to be covered by each Option, the Specified Price for each Option, the period during which the same may be exercised and the other terms and conditions attaching thereto. Any Participant, at the time of the grant of an Option, may hold more than one Option. The grant of each Option shall be evidenced by an agreement, substantially in the form of Schedule 1, between the Company and the Participant setting forth the number of Shares covered by such Option, the Specified Price, the Option period, vesting periods, if any, and any other terms and conditions attaching thereto.

5.1.2 A participant may, in his sole discretion, elect to have some or all of any Options granted to him granted to any one or more Trusts or Subsidiary Entities. Such election must be made prior to the execution of the agreement described in Section 5.1.1 and shall be evidenced in such agreement.

5.2 Payment of Specified Price

The Specified Price for the Shares covered by an Option granted under this Plan shall be paid in full at the time of exercise of such Option.

5.3 Option Period

Subject to the provisions of Section 5.5, each Option shall be exercisable during a period established by the Committee provided that such period shall expire no later than ten (10) years after the date of grant.

5.4 Exercise of Option

An Option may be exercised at any time, during its term as to any number of whole Shares which are then available for purchase; provided that no partial exercise may be for less than 100 whole Shares. A Participant electing to exercise an Option on his own behalf or on behalf of a Trust or Subsidiary Entity shall give written notice of the election of the Company, together with the amount to be paid for the Shares to be acquired pursuant to the exercise of an Option, by cheque payable at par in Toronto.

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Upon actual receipt by the Company of written notice and a cheque for the aggregate Specified Price, the Participant (including a Subsidiary Entity of Trustee) exercising the Option shall be registered on the books of the Company as the holder of the appropriate number of Shares. No person shall enjoy any part of the rights or privileges of a holder of Shares subject to Options until that person becomes the holder of record of those Shares. Disinterested shareholders’ approval shall be obtained by the Company prior to any reduction to the exercise price if the affected Participant is an insider (as defined in the Securities Act (Ontario)) of the Company at the time of the proposed amendment. If the term of an Option of any Participant under the Plan expires during or within 10 business days of the expiration of a blackout period implemented by the Company, then the term of the Option or unexercised portion thereof shall be extended by 10 business days after the expiration of such blackout period.

5.5 Termination of Employment

Unless otherwise decided by the Committee, the following rules shall apply:

(a)	in the event of the retirement or disability of a Participant, the vested Options held by such Participant, or any Subsidiary Entity or Trust which have vested by the date of exercise, are exercisable by such Participant, Subsidiary Entity or Trustee, as the case may be, twelve (12) months after the effective date of retirement or disability and, to the extent not exercised within that period, all Options shall terminate and expire on the expiration of such twelve (12) month period;

(b)	in the event of the death of the Participant before retirement, disability or otherwise ceasing to be a director, full-time employee or Consultant, the Options held by the Participant or any Subsidiary Entity or Trust and which, if applicable, have vested by the date of exercise, are exercisable by such Participant’s legal representative(s), Subsidiary Entity or Trustee, as the case may be, twelve (12) months after the date of the Participant’s death and, to the extent not exercised within that period, all Options shall terminate and expire on the expiration of such twelve (12) month period; and

(c)	in the event that the Participant ceases to be a director, full-time employee or Consultant of the Company for any reason other than retirement, disability or death, any Options held by the Participant, or any Subsidiary Entity or Trust, shall terminate on the expiration of such twelve (12) month period; provided, however, that the provisions of this Section 5.5 shall not be construed as extending the exercise period of any Option past the term thereof.

SECTION 6 – PARTICIPANT NOT A SHAREHOLDER

6.1 A Participant, a Subsidiary Entity or a Trust shall not have any rights as a shareholder of the Company with respect to any Shares covered by an Option until such time as and to the extent only that such Option has been exercised.

SECTION 7 – EFFECTS OF ALTERNATION OF CAPITAL STOCK

7.1 Subject to Section 4, if the number of outstanding Shares of the Company shall be increased or decreased as a result of stock split, consolidation or reclassification or if other changes with respect to the Shares shall occur, other than as a result of the issuance of Shares for fair value, or if additional Shares are issued pursuant to a stock dividend, or in the event of a merger, amalgamation or reorganization, then the number of /or price payable for Shares subject to any unexercised Options shall be adjusted in accordance with applicable law and in such a manner as the Board shall deem proper to preserve the rights of the Participants under the Plan substantially proportionate to those existing prior to such change or event. In addition, upon the occurrence of any such change or event, the maximum number of Shares that may be issued as a result of the grant of Options under the Plan shall be adjusted by the Board so that it is substantially proportionate to that maximum number existing prior to such change or event.

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SECTION 8 – TRANSFERABILITY

8.1 Options may be exercised by the Participant and, upon the Participant’s death, the legal representative(s) of his or her estate or any other person who acquires his or her rights in respect of an Option by request or inheritance. Subject to the foregoing, all Options granted under the Plan are non-assignable and non-transferable.

SECTION 9 – AMENDMENT AND TERMINATION

9.1 The Board may, at any time, amend or revise the terms of this Plan, subject to the receipt of all necessary regulatory approvals, provided that no such amendment or revision shall alter the terms of any Options previously granted under the Plan. The Board has the discretion to make amendments which it may deem necessary, without having to obtain shareholder approval. Such changes include, without limitation:

(a)	amendments of a “housekeeping” nature;

(b)	a change to the vesting provisions of Options; and

(c)	a change to the termination provisions of Options which does not entail an extension beyond the original expiry date.

9.2 Notwithstanding Section 9.1, the following may not be amended without approval of the shareholders of the Company:

(a)	increases to the maximum or number of Shares reserved for issuance under the Plan;

(b)	amendment to this Section 9 to grant additional powers to the Board to amend the Plan or entitlements without shareholder approval;

(c)	reduction in the exercise price of Options or other entitlements held by Insiders;

(d)	extension of the term of Options held by Insiders; and

(e)	changes to the Insider participation limits which result in shareholder approval to be required on a disinterested basis.

9.3 The Board may at any time and from time to time by resolution terminate the Plan, but no such termination shall, except with the written consent of the Participants concerned, affect the terms and the conditions of Options previously granted under the Plan to the extent that they have not be exercised, unless the rights of such Participants shall then have or been wholly exercised.

SECTION 10 – LAWS

10.1 The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and those of Canada insofar as the latter may be applicable.

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10.2 No Option may be exercised nor will the Company have any obligation to issue Shares pursuant thereto if such exercise or issue would be contrary to or violate any applicable law or any applicable regulation of a duly constituted authority.

10.3 Moreover, any Shares received upon the exercise of Options may, in certain circumstances, be subject to a hold period under applicable securities law. The Participant is responsible for ensuring that the release of such Shares is lawful.

SECTION 11 – COMPLIANCE WITH STATUTES AND REGULATIONS

11.1 The granting of Options and the sale and delivery of Shares under this Plan shall be carried out in compliance with applicable statutes and with the regulations of governmental authorities and applicable stock exchanges. If the Committee determines that, in order to comply with any such statutes or regulations, certain action is necessary or desirable as a condition of or in connection with the granting of an Option or the issue or purchase of Shares under an Option, that Option may not be exercised in whole or in part unless that action shall have been completed in a manner satisfactory to the Committee.

SECTION 12 – PARTICIPATION VOLUNTARY

12.1 The Participation of an Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Eligible Person any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Company to ensure the continued employment of such Eligible Person.

12.2 The Plan does not provide any guarantee against any loss of profit which may result from fluctuations in the market price of the Shares.

12.3 The Company does not assume responsibility for the income or other tax consequences for the Eligible Persons participating in the Plan and Eligible Persons are advised to consult with their own tax advisors.

SECTION 13 – COMING INTO EFFECT

13.1 The Plan shall come into effect on the later of:

(a)	approval by disinterested shareholders of the Company; and

(b)	approval by the Exchange.

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SCHEDULE “H”

MOGO OPTION PLAN

AMENDED STOCK OPTION PLAN

MOGO FINANCE TECHNOLOGY INC.

1.	Purpose

The purpose of the stock option plan (the “Plan”) is to advance the interests of Mogo Finance Technology Inc. (the “Corporation”) and its shareholders by providing to the directors, officers, employees and consultants of the Corporation and its affiliates a performance incentive for continued and improved services with the Corporation and its affiliates. The terms of the Plan shall govern each option issued hereunder.

2.	Term of Plan

The Plan is effective on November 15, 2013. Options may be granted under the Plan until the earlier of (i) the 10th anniversary of the effective date of the Plan, or (ii) the date on which the Board terminates the Plan.

3.	Shares

(a)	The shares (“Shares”) that may be issued pursuant to the exercise of options (“Options”) granted under the Plan are common shares (the “Common Shares”) of the Corporation.

(b)	The aggregate number of Shares reserved for issuance under the Plan shall not exceed the greater of (i) 15% of the issued and outstanding Common Shares of the Corporation as at the date of grant (on a non-diluted basis), and (ii) 3,800,000. Any issuance of Shares from treasury pursuant to the exercise of Options shall automatically replenish the number of Shares available for Option grants under the Plan. No Option may be granted if such grant would have the effect of causing the total number of Shares subject to Options to exceed the above-noted total percentage of Shares reserved for issuance pursuant to the exercise of Options.

(c)	Subject to the rules of the Toronto Stock Exchange (the “TSX”), if Options granted under this Plan expire, terminate or cease to be exercisable without having been exercised in full, the Shares which were reserved for issue pursuant to such Options but which were not issued become available for issue pursuant to the exercise of other Options under the Plan.

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4.	Administration

	(a)	The Plan shall be administered by the board of directors of the Corporation (the “Board”) or any committee of directors of the Corporation designated by the Board (such designated directors being the “Administrators”). The Board or the Administrators, as the case may be, shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it or they deem necessary or desirable for the administration of the Plan, including without limitation the full power and authority to:

(i)	adopt rules and regulations for implementing the Plan;

(ii)	determine the eligibility of persons to participate in the Plan, the number of Shares subject to Options, the fair market value of such Shares, and the vesting period of the Options;

(iii)	determine when Options shall be granted, which eligible persons will be granted Options, the number of Shares subject to each Option granted to a Participant and the vesting for each Option;

(iv)	interpret and construe the provisions of the Plan;

(v)	restrict or limit the Shares and the nature of such restrictions and limitations, if any;

(vi)	accelerate the exercisability or waive the termination of any Options, based on such factors as the Board or the Administrators may determine;

(vii)	make exceptions to the Plan in circumstances which it or they determine to be exceptional; and

(viii)	take such other steps as it or they determine to be necessary or desirable to give effect to the Plan.

(b)	Decisions of the Board or the Administrators shall be recorded in writing and shall be binding on the Corporation and on all persons eligible to participate in the Plan.

(c)	The Board or the Administrators may make changes to the terms of any granted Options or the Plan to the extent necessary or desirable to comply with any rules, regulations or policies of the TSX, provided that the value of previously granted Options and the rights of Participants are not materially adversely affected by any such changes.

(d)	The Board or the Administrators may also require that any participant in the Plan provide certain representations, warranties and certifications to the Corporation to satisfy the requirements of applicable securities laws, including without limitation exemptions from the registration requirements of the United States Securities Act of 1933, as amended (the ”U.S. Securities Act”), and applicable state securities laws.

5.	Granting of Options to Participants

The only persons to whom Options may be granted (“Participants”) shall be directors, officers, employees and consultants (as that term is defined in National Instrument 45-106) of the Corporation or its subsidiaries designated from time to time by the Board or the Administrators.

The Board or the Administrators may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board or the Administrators may prescribe, grant Options to any Participant.

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Notwithstanding the foregoing, the number of Common Shares:

(a)	issued to Insiders of the Corporation within any one year period, and

(b)	issuable to Insiders of the Corporation, at any time,

under the Plan, when combined with all of the Corporation’s other security-based compensation arrangements, must not exceed 10% of the Corporation’s total issued and outstanding Common Shares as at the applicable date of grant. For the purposes of this Plan the term “Insider” shall have the meaning given to such term in the TSX Company Manual.

6.	Exercise Price

Subject to the rules of the TSX, the Board or the Administrators shall determine the exercise price (the “Exercise Price”) for an Option but in any event the Exercise Price will be no less than the last closing price of the Shares on the TSX prior to the date of grant of such Option.

7.	Term and Vesting

	(a)	Subject to any accelerated termination under this Plan, unless otherwise determined by the Board or Administrators at the time of grant, each Option shall be exercisable until the eighth anniversary of the date on which it is granted. Each Option that has not been exercised pursuant thereto on or before the close of business on its date of expiry shall forthwith expire and terminate and be of no further force or effect whatsoever.

	(b)	Unless otherwise specified by the Board at the time of granting Options or subsequent to such grant, and except as otherwise provided in this Plan, each Option will vest and be exercisable as follows:

Fraction of Total Number of Shares that may be Purchased	Exercise Period
1/4	Shall vest on the first anniversary of the date of grant; and
1/48	Shall vest at the end of each month following the first anniversary of the date of grant up to and including the fourth anniversary of the date of grant;

with the result that the entire Option subject to the grant shall be vested and exercisable as of the fourth anniversary of the date of grant. Notwithstanding the foregoing, the Board may at the time of granting Options or subsequent to such grant specify a different time-based vesting schedule and/or performance-based vesting.

(c)	Once a portion of an Option that has vested becomes exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Board in connection with the grant of such Option or pursuant to Section 16. Each Option or portion of an Option that has vested may be exercised at any time or from time to time, in whole or in part, for up to the total number of Shares with respect to which it is then exercisable. The Board or the Administrators has/have the right to accelerate the date upon which any portion of an Option that has vested becomes exercisable.

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(d)	In the event that the expiry date of any Option occurs during, or within ten (10) business days following, a period when the Participant is prohibited by the blackout policies of the Corporation or the TSX from trading in Common Shares (a “Blackout Period”), the expiry date of the Option shall be automatically extended to the date which is ten (10) business days immediately following the end of the Blackout Period.

8.	Termination of Employment

Unless otherwise specified by the Board at the time of granting Options:

(a)	If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant’s retirement, either with the concurrence of the Board or the Administrators at any time or after the person reaches the age of 65 years, any Options granted to such Participant and vested as of the Termination Date (as defined below) shall remain exercisable by such Participant until the earlier of: (i) 90 days following the Termination Date, and (ii) the expiration of such vested Options in accordance with their terms. As of the Termination Date, all unvested Options of such Participant shall expire and such Participant shall no longer be eligible for a grant of Options.

(b)	If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant’s death or physical or psychological Incapacity (as defined directly below), any Options granted to such Participant and vested as of the Termination Date shall remain exercisable by such Participant (or, in accordance with clause 14(b)(ii), the Participant’s legal representative) until the earlier of: (i) 120 days following the date of death or the date on which the Board or the Administrators determine(s) that the Incapacity will prevent the employee from fulfilling his or her full-time duties with the Corporation, and (ii) the expiration of such vested Options in accordance with their terms. As of the Termination Date, all unvested Options of such Participant shall expire. “Incapacity” means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Board or the Administrators for purposes of this Plan.

(c)	If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant’s termination for cause, then, as of the Termination Date, the vested and unvested Options granted to such Participant shall expire and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of Options.

(d)	If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant’s resignation, then any Options granted to such Participant and vested as of the Termination Date shall remain exercisable by such Participant until the earlier of: (i) 30 days following the Termination Date, and (ii) the expiration of such Vested Options in accordance with their terms. As of the Termination Date, all unvested Options granted to such Participant shall expire and be of no further force or effect whatsoever and such Participant shall no longer be eligible for a grant of Options.

(e)	If, at any time, a Participant ceases to be a full-time employee of the Corporation or a subsidiary as a result of the Participant’s dismissal without cause, any Options granted to such Participant and vested as of the Termination Date shall remain exercisable by such Participant until the earlier of: (i) 90 days following the Termination Date, and (ii) the expiration of such vested Options in accordance with their terms. As of the Termination Date, all unvested Options of such Participant shall expire and such Participant shall no longer be eligible for a grant of Options.

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(f)	Where, in the case of a consultant, the Participant’s consulting agreement or arrangement terminates by reason of: (i) termination by the Corporation or an affiliated corporation for any reason whatsoever other than for material breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement); or (ii) voluntary termination by the Participant; or (iii) the death or incapacity of the Participant, then any Options held by the Participant that are exercisable at the Termination Date, or at the date of the death or incapacity of the Participant, as the case may be, continue to be exercisable by the Participant until the earlier of: (A) the date that is 90 days from the Termination Date, or from the date of the death or incapacity of the Participant, as the case may be; and (B) the date on which the particular Options expire in accordance with their terms. Any Options held by the Participant that are not exercisable at the Termination Date, or at the date of the death or incapacity of the Participant, as the case may be, immediately expire and are cancelled on such date.

(g)	Where, in the case of a consultant, the Participant’s consulting agreement or arrangement is terminated by the Corporation or an affiliated corporation for material breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement), then any Options held by the Participant, whether or not such Options are exercisable at the Termination Date, immediately expire and are cancelled on the Termination Date at a time determined by the Board, in its discretion.

(h)	If, at any time, a Participant ceases to be a director or officer of the Corporation or a subsidiary (and is not or does not continue as a full-time employee of the Corporation or a subsidiary), the Options granted to such Participant and vested as of the Termination Date may be exercised by such Participant until the earlier of: (i) 90 days following the Termination Date, and (ii) the expiration of such vested Options in accordance with their terms. As of the Termination Date, all unvested Options granted to such Participant shall cease and terminate and be of no further force or effect whatsoever.

(i)	Notwithstanding any other provisions of this Section 8 but subject to the rules of the TSX, the Board or the Administrators may extend the expiration date of vested and unvested Options of a Participant who ceases to be a full-time employee, consultant, officer or director of the Corporation or a subsidiary beyond the expiry dates set out above, provided that such extended dates are not later than the assigned expiry date of any such Option.

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“Termination Date” means:

(i)	in the case of a Participant whose employment or term of office with the Corporation or a subsidiary terminates in the circumstances set out in Section 8, the date that is designated by the Corporation or a subsidiary, as the case may be, as the last day of the Participant’s active employment or term of office with the Corporation or a subsidiary, as the case may be, provided that in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given, and “Termination Date” specifically does not mean the date on which any period of non-working reasonable notice that the Corporation or a subsidiary, as the case may be, may be required at law to provide to the Participant, would expire; and

(ii)

in the case of a Participant who is a consultant and whose consulting agreement or arrangement with the Corporation or a subsidiary, as the case may be, terminates in the circumstances set out in Section 8, the date that is designated by the Corporation or a subsidiary, as the case may be, as the date on which the Participant’s consulting agreement or arrangement is terminated, provided that in the case of voluntary termination by the Participant, such date shall not be earlier than the date notice of voluntary termination was received by the Corporation, and “Termination Date” specifically does not mean the date on which any non-working period of notice of termination that the Corporation or a subsidiary, as the case may be, may be required to provide to the Participant under the terms of the consulting agreement or arrangement, would expire.

9.	Stock Option Plan Agreement

The Corporation shall enter into an agreement with each Participant on the date of grant of Options substantially in the form of Schedule 1 (or such other form as may be acceptable to the Board or the Administrators) evidencing the Participant’s right to acquire Shares in accordance with the Plan. Each agreement will specify the number of Shares that are subject to the Options and will provide for the adjustment of that number in accordance with Section 15. The Participant acknowledges that such agreement will include a provision that, in certain circumstances as set out in the agreement, will require the Participant to sell its Shares to a party making an offer to purchase all of the Shares of the Corporation.

10.	Right to Employment

Nothing contained in this Plan or in any Option granted under this Plan shall confer upon any person any right to continued employment with the Corporation or a subsidiary or interfere in any way with the rights of the Corporation or a subsidiary in connection with the employment or termination of any such person.

11.	Status as Shareholder

The Participant or the Participant’s legal representative shall not, by reason of the grant of any Option, be considered to be a stockholder of the Corporation until an Option has been duly exercised. No person shall enjoy any of the rights or privileges of a holder of Shares subject to Options until that person becomes the holder of record of those Shares.

12.	Exercise of Option

(a)	Subject to Subsection 12(b), the vested portion of an Option may be exercised at any time, or from time to time, during its term. A person electing to exercise an Option shall give written notice of the election to the Secretary of the Corporation substantially in the form of Exhibit A to Schedule 1, or such other form acceptable to the Board or the Administrators. A cash payment equal to the Exercise Price for each Share to be acquired pursuant to the exercise of Options shall accompany the written notice.

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(b)	The exercise of any Option shall be subject to the condition that if at any time the Corporation shall determine in its sole discretion that it is necessary or desirable to comply with any legal requirement or the requirements of the TSX or other regulatory authority as a condition of, or in connection with, such exer-cise or the issue of Shares as a result thereof, then in any such event such exercise shall not be effective unless such compliance shall have been effected on condi-tions satisfactory to the Corporation.

(c)	Upon actual receipt by the Corporation of written notice addressed to the Secretary of the Corporation and payment for the Shares to be purchased, the person exercising the Option shall be registered in the books of the Corporation as the holder of the appropriate number of Shares and a share certificate shall be issued to such person.

(d)	The exercise of any Option may be made conditional on the Participant becoming a party to an escrow agreement as required by the rules of the TSX and will otherwise be subject to the rules of the TSX.

(e)	Any exercise of an Option issued pursuant to the Plan must be exempt or not subject to registration under applicable United States federal and state securities laws. Any Options exercised by or on behalf of a person in the United States (as such term is defined in Regulation S promulgated under the U.S. Securities Act) will result in the certificate representing the Common Shares bearing a United States restrictive legend restricting transfer of the Common Shares under United States federal and state securities laws, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION PROVIDED BY (1) RULE 144 OF THE U.S. SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144a THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C)(1) OR (D), THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

13.	Intentionally Left Blank

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14.	Transferability

(a)	Except as set forth in Subsection 14(b), Options are not transferable.

(b)	Options may be exercised only by:

	(i)	the Participant to whom the Options were granted; or

	(ii)	(A)	upon the Participant’s death, by the legal representative of the Participant’s estate; or

		(B)	upon the Participant becoming mentally incapable, the legal representative having authority to deal with the property of the Participant;

provided that any such legal representative shall first deliver evidence satisfactory to the Corporation of entitlement to exercise any Option.

(c)	A person exercising an Option may subscribe for Shares only in the person’s own name or in the person’s capacity as a legal representative.

15.	Adjustment of Options

(a)	The existence of any Options does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on this Plan or any Option granted hereunder.

(b)	In the event of any subdivision, redivision or other similar change in the Shares at any time prior to the termination of an Option into a greater number of Shares, the Corporation shall deliver at the time of any exercise thereafter of an Option such additional number of Shares as would have resulted from such subdivision, redivision or change if such exercise of an Option had taken place prior to the date of such subdivision, redivision or change and the Exercise Price for such Shares shall be adjusted accordingly.

(c)	In the event of any merger, consolidation, recapitalization or other similar corpo-rate change affecting the Shares at any time prior to the termination of an Option, the Board shall make such adjustments as each deems equitable to the number and kind of shares or other property to be delivered by the Corporation on any exercise thereafter of an Option, the Exercise Price of an Option and any other term of the Option as it deems necessary to prevent the dilution or enlargement of the rights of Participants thereunder.

(d)	No fractional Shares shall be issued upon the exercise of an Option. If, as a result of any adjustment under this Section 15 a Participant would be entitled to a fractional Share, the Participant shall have the right to acquire only the adjusted number of full Shares and no payment or other adjustment shall be made with respect to the fractional Shares so disregarded.

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16.	Change in Control

(a)	Notwithstanding anything else in this Plan or any Stock Option Plan Agreement, the Board has the right to provide for the conversion or exchange of any outstanding Options into or for options, rights or other securities in any entity participating in or resulting from a Change in Control (as defined below).

(b)	Upon the Corporation entering into a binding agreement relating to a transaction which, if completed, would result in a Change in Control, the Corporation shall give written notice of the proposed Change in Control to the Participants, together with a description of the effect of such Change in Control on outstanding Options, not less than 10 days prior to the closing of the transaction resulting in the Change in Control.

(c)	In the event of and in connection with a transaction that would constitute a Change in Control, notwithstanding anything else in this Plan but subject to the specific terms of any Stock Option Plan Agreement to the contrary, the Board shall have the right, in its discretion, to deal with any or all Options (or any portion thereof) issued under this Plan in the manner it deems fair and reasonable in the circumstances of the Change in Control. Without limiting the generality of the foregoing, in connection with a Change in Control, the Board, without any action or consent required on the part of any Participant, shall have the right to:

(i)	determine that the Options, in whole or in part and whether vested or unvested, shall remain in full force and effect in accordance with their terms after the Change in Control;

(ii)	provide for the conversion or exchange of any or all Options (or any portion thereof, whether vested or unvested) into or for options, rights or other securities in any entity participating in or resulting from a Change in Control;

(iii)	cancel any unvested Options (or any portions thereof) without payment of any kind to any Participant;

(iv)	accelerate the vesting of outstanding Options;

(v)	provide for outstanding Options to be purchased;

(vi)	accelerate the date by which any or all Options or any portion thereof, whether vested or unvested, must be exercised either in whole or in part;

(vii)	deem any or all Options or any portion thereof, whether vested or unvested (including those accelerated pursuant to this Plan) to have been exercised in whole or in part, tender, on behalf of the Participant, the underlying Shares that would have been issued pursuant to the exercise of such Options to any third party purchaser in connection with the Change in Control, and pay to the Participant on behalf of such third party purchaser an amount per underlying Share equal to the positive difference between the Change in Control price of the Shares and the applicable Exercise Price;

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(viii)	cancel any or all outstanding Options (including those accelerated under pursuant to this Plan) either in whole or in part and pay to the Participant an amount per underlying Share equal to the positive difference between the Change in Control price of the Shares and the applicable Exercise Price; or

(ix)	take such other actions, and combinations of the foregoing actions or any other actions permitted under this Section 16(c), as it deems fair and reasonable under the circumstances.

(d)	For purposes of this Agreement, a “Change in Control” means the happening of any of the following events: (i) any transaction pursuant to which (A) the Corporation goes out of existence, or (B) any person, or any associate or affiliated corporation of such person (as those terms are defined in the Business Corporations Act (British Columbia) (the “BCBCA”)), (other than the Corporation, a subsidiary of the Corporation or an employee benefit plan of the Corporation (including any trustee of such plan acting as trustee)) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the BCBCA) of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation’s then issued and outstanding securities; (ii) the sale of all or substantially all of the Corporation’s assets to a person other than a person that was an affiliated corporation of the Corporation; (iii) the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more persons which were affiliated corporations prior to such event; or (iv) the occurrence of a transaction requiring approval of the Corporation’s shareholders involving the acquisition of the Corporation by an entity through purchase of assets, by amalgamation or otherwise.

17.	Alterations in Plan

	(a)	Subject to Section 17(b), the Board or the Administrators may at any time or from time to time without shareholder approval alter, amend, vary, suspend, terminate or cancel the Plan or amend any Options issued pursuant to the Plan. The foregoing ability to alter, amend, vary, suspend, terminate or cancel the Plan or amend ay Options issued pursuant to the Plan shall be subject to the rules of the TSX.

	(b)	Subject to any additional requirements of the rules of the TSX, the following amendments to the Plan or to Options issued pursuant to the Plan shall not be made without prior approval of the TSX and approval of the shareholders of the Corporation:

i)	a reduction in the Exercise Price of an Option held by an Insider of the Corporation;

ii)	an extension of the term of an Option held by an Insider of the Corporation;

iii)	any amendment to remove the Insider participation limits set out in Section 5;

iv)	an increase in the maximum number of Common Shares issuable pursuant to Options granted under this Plan; and

v)	amendments to this Section 17.

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18.	Termination of Plan

The Board may terminate the Plan at any time in its discretion. If the Plan is so terminated, no further Options shall be granted but the Options then outstanding shall continue in full force and effect in accordance with the provisions set out above.

19.	Compliance with Statutes and Regulations

The granting of Options and the sale of Shares under the Plan shall be carried out in compliance with applicable statutes and with the regulations of governmental authorities.

20.	Participant’s Entitlement

Except as otherwise provided in this Plan, Options previously granted under this Plan, whether or not then exercisable, are not affected by any change in the relationship between, or ownership of, the Corporation and an affiliated corporation. For greater certainty, all Options remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an affiliated corporation ceases to be an affiliated corporation.

21.	Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the Exercise Price for the Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Participant for tax purposes.

22.	Rights of Participant

No Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving a Participant a right to remain in the employ of the Corporation or an affiliated corporation. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable on the exercise of rights to acquire Shares under any Option until the allotment and issuance to the Participant of certificates representing such Shares.

23.	Indemnification

Every Director will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein. This indemnification is in addition to any rights of indemnification a Director may have under the Articles of the Corporation, any agreement, any vote of shareholders or disinterested directors or otherwise.

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24.	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

25.	Governing Law

The Plan, and determinations made and actions taken in connection with the Plan, shall be governed by the laws of the Province of British Columbia and the federal laws of Canada and construed in accordance therewith.

26.	U.S. Participants

(a)	This section shall only apply to a Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident or a Participant for whom a benefit under this Plan would otherwise be subject to U.S. taxation under the U.S. Internal Revenue Code of 1986, as amended (the ”U.S. Code”), and the rulings and regulations in effect thereunder (a “U.S. Participant”).

(b)	Option awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the U.S. Internal Revenue Code and the U.S. Treasury Regulations and other U.S. Internal Revenue Service guidance promulgated thereunder as in effect from time to time (“Section 409A”) and will be construed and interpreted in accordance with such intent. To the extent that an Option award, or the settlement or deferral thereof, is subject to Section 409A, the Option will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

(c)	Options granted hereunder are intended to be treated as nonqualified stock options under the U.S. Code. Notwithstanding Section 3(b), the aggregate number of Shares reserved for issuance under the Plan shall not exceed the greater of (i) 15% of the issued and outstanding Common Shares of the Corporation as at the date of grant (on a non-diluted basis), and (ii) 3,800,000.

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27.	United States Securities Laws Matters

No Options shall be granted in the United States of America, its territories and possessions, any state of the United States and the District of Columbia (the “United States”) and no Common Shares shall be issued in the United States upon exercise of any such Options unless such securities are registered under the U.S. Securities Act and any applicable state securities laws or an exemption from such registration is available. Any Options issued in the United States, and any Common Shares issued upon exercise thereof, will be “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act). Any certificate or instrument representing Options granted in the United States or Common Shares issued in the United States upon exercise of any such Options pursuant to an exemption from registration under the U.S. Securities Act and applicable state securities laws shall bear the following legend restricting transfer under applicable United States federal and state securities laws:

“THE SECURITIES REPRESENTED HEREBY [and for Options, the following will be added: AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (1) RULE 144 THEREUNDER, IF AVAILABLE, OR (2) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN CONNECTION WITH ANY TRANSFERS PURSUANT TO (C)(1) OR (D) ABOVE, THE SELLER HAS FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION, TO THAT EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

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SCHEDULE “I”

MOGO RSU PLAN

MOGO FINANCE TECHNOLOGY INC.

RESTRICTED SHARE UNIT PLAN

1.	INTRODUCTION

1.1	Purpose

The Restricted Share Unit Plan of Mogo Finance Technology Inc. (the “Corporation”) has been established to enhance the Corporation’s ability to provide eligible directors, officers and employees of the Corporation and its Subsidiaries with the opportunity to acquire restricted share units in order to allow them to participate in the Corporation’s long-term success and to promote a greater alignment of interests between the Corporation’s directors, officers, employees and shareholders.

1.2	Definitions

For purposes of the Plan:

(a)	“Account” means the account set up on behalf of each Participant in accordance with Section 3.6;

(b)	“Act” means the Securities Act (British Columbia) as amended from time to time;

(c)	“Affiliate” has the meaning ascribed thereto in the Act;

(d)	“Applicable Withholding Taxes” has the meaning set forth in Section 2.3 of the Plan;

(e)	“Associate” has the meaning ascribed thereto in the Act;

(f)	“Award Date” means the date on which an RSU is awarded by the Board to an Eligible Person or such other date as may be specified by the Board at the time of the authorization of any such RSU award;

(g)	“Board” means the Board of Directors of the Corporation;

(h)	“Change of Control” shall mean:

(i)	any transaction at any time and by whatever means pursuant to which any Person together with any Affiliate or Associate of such Person (other than the Corporation or any of its Subsidiaries, or any employee benefit plan of the Corporation or its Subsidiaries, including any trustee of any such employee benefit plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (within the meaning of the term “beneficially own” in the Business Corporations Act (British Columbia) (the “BCBCA”)), of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation’s then issued and outstanding securities in any manner whatsoever including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization; or

(ii)	the occurrence of a transaction requiring approval of the Corporation’s shareholders involving the acquisition of the Corporation or all or substantially all of its business by an entity by way of a purchase of assets, amalgamation, arrangement or otherwise;

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(i)	“Change of Control Price” has the meaning set out at Section 3.5 of the Plan;

(j)	“Committee” means the committee of the Board responsible for recommending to the Board the compensation of Eligible Persons, which at the effective date of the Plan is the Corporate Governance, Compensation and Nominating Committee;

(k)	“Corporation” means Mogo Finance Technology Inc. and its successors and assigns;

(l)	“Eligible Person” means, at any Award Date, any director, officer or employee of the Corporation or its direct and indirect subsidiaries;

(m)	“Incentive Plan” means any stock option plan (including the Stock Option Plan), employee stock purchase plan, deferred stock unit plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

(n)	“Insider” has the meaning ascribed thereto in the TSX Company Manual;

(o)	“Participant” means an Eligible Person to whom or which RSUs have been awarded;

(p)	“Person” means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

(q)	“Plan” means this Restricted Share Unit Plan as amended from time to time;

(r)	“Regulatory Approval” means the approval of the TSX or any other regulatory authority or governmental agency having lawful jurisdiction over the Plan and/or any RSUs awarded hereunder;

(s)	“Restricted Share Unit” or “RSU” means a unit awarded to a Participant that gives such Participant the right to receive, on the basis set out in the Plan, a Share;

(t)	“RSU Agreement” means an agreement, substantially in the form of the agreement set out in Schedule A hereto subject to any specific variations approved by the Board, between the Corporation and a Participant setting out the terms of the RSUs awarded to such Participant;

(u)	“Services” has the meaning set out at Section 3.1(a) of the Plan;

(v)	“Share” means a common share of the Corporation;

(w)	“Stock Option Plan” means the Corporation’s stock option plan in effect as of the date hereof as same may amended from time to time;

(x)	“Subsidiary” shall have the meaning ascribed thereto in the Act;

(y)	“TSX” means the Toronto Stock Exchange; and

(z)	“Vesting Date” means the date on which the RSUs of a Participant vest in accordance with Section 3.1 and relevant RSU Agreement.

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1.3	Effective Date of the Plan

The effective date of the Plan shall be the closing date of the Corporation’s initial public offering. The Board shall review and confirm the terms of the Plan from time to time.

2.	ADMINISTRATION

2.1	Authority of the Board

The Board shall be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder. Subject to the provisions of the Plan, without limiting the generality of the foregoing, the Board has the power and authority to:

(a)	determine which Eligible Persons are to be awarded RSUs and the number of RSUs to be awarded to those Eligible Persons;

(b)	determine the terms under which such RSUs are awarded including, without limitation, those related to transferability, vesting and forfeiture;

(c)	prescribe the form of RSU Agreement with respect to a particular award of RSUs;

(d)	interpret the Plan and determine all questions arising out of the Plan and any RSUs awarded pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation and all other affected Persons;

(e)	prescribe, amend and rescind rules and procedures relating to the Plan;

(f)	subject to such additional limitations and restrictions as the Board may impose, delegate to the Committee some or all of its authority under the Plan pursuant to Section 2.2; and/or

(g)	employ such legal counsel, independent auditors, third party service providers and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom.

The Board may also require that any participant in the Plan provide certain representations, warranties and certifications to the Corporation to satisfy the requirements of applicable securities laws, including without limitation exemptions from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and applicable state securities laws.

The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all other Persons, including, in particular and without limitation, the Participants.

2.2	Use of Committees

The Board may delegate all or such portion of its powers under this Plan as it may determine to the Committee, either indefinitely or for such period of time as it may specify. Thereafter the Committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorised so to do. If such the Committee is appointed for this purpose, all references herein to the Board will be deemed to be references to the Committee.

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2.3	Taxes and Other Source Deductions

So as to ensure that the Corporation will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation shall be authorized to deduct from any amount payable to a Participant, either under this Plan or otherwise, such amount of taxes and other amounts as it may be required by law to withhold pursuant to applicable laws, in such manner as it determines (the “Applicable Withholding Taxes”). The Corporation may require a Participant, as a condition to the settlement of any RSU, to pay or reimburse the Corporation for any Applicable Withholding Taxes. The Corporation shall also have the right in its discretion to satisfy any such liability for Applicable Withholding Taxes or other required deduction amounts by selling or requiring a Participant to sell Shares which would otherwise be delivered or provided to the Participant hereunder.

2.4	Information

Each Participant shall provide the Corporation with all information that the Corporation requires in order to administer the Plan.

2.5	Exemption from Plan Participation

Notwithstanding any other provision of the Plan, if an Eligible Person is resident in a jurisdiction in which the award of RSUs hereunder might be considered to be income which is subject to taxation at the time of such award, such Eligible Person may elect not to participate in the Plan by providing a written notice to the Corporate Secretary of the Corporation.

3.	AWARD OF RSUs

3.1	Award and Vesting of RSUs

(a)	Subject to the terms of the Plan, the Board may from time to time award to any Eligible Person the number of RSUs the Board deems appropriate in respect of services rendered to the Corporation or a direct or indirect subsidiary of the Corporation by such Eligible Person (the “Services”).

(b)	RSUs shall consist of an award of units, each of which represents the right of the Participant to receive one (1) Share subject to the terms and conditions contained herein and such additional terms and conditions as the Board deems appropriate, consistent with applicable laws.

(c)	The Board shall have the discretion to determine the date(s) upon which each RSU vests under the Plan (each, a “Vesting Date”) or any other vesting requirements, which Vesting Dates and other vesting requirements shall be set forth in the applicable RSU Agreement provided, however, that each awarded RSU shall vest not later than the third anniversary of its Award Date. Unless otherwise determined by the Board at or after the applicable Award Date, RSUs awarded pursuant to this Plan shall vest as follows:

a.	25% of each award of RSUs shall vest on the first anniversary of its Award Date;

b.	25% of each award of RSUs shall vest on the second anniversary of its Award Date; and

c.	50% of each award of RSUs shall vest on the third anniversary of its Award Date.

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3.2	RSU Agreement

Upon the award of RSUs, the Corporation will deliver to any Eligible Person an RSU Agreement dated as of its Award Date, containing the terms of the RSUs and executed by the Corporation. Upon return to the Corporation of the RSU Agreement countersigned by the Eligible Person, such Eligible Person will be a Participant in the Plan and have the right to receive Shares on the terms set out in the RSU Agreement and in the Plan. Subject to any specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of each RSU Agreement made hereunder.

3.3	Shares Reserved

The maximum number of Shares which may be made subject to issuance under RSUs awarded under this Plan shall not exceed 500,000 Shares subject to adjustment pursuant to Section 3.10.

3.4	Limitations

The number of Shares:

(a)	issued to Insiders of the Corporation, within any one year period, and

(b)	issuable to Insiders of the Corporation, at any time,

under the Plan, when combined with all of the Corporation’s other security-based compensation arrangements, must not exceed 10% of the Corporation’s total issued and outstanding Shares as at the applicable Award Date.

3.5	Change of Control

Unless otherwise determined by the Board at or after the applicable Award Date, upon the occurrence of a Change of Control, all outstanding RSUs at that time shall automatically and irrevocably vest in full, notwithstanding any Vesting Date(s) described in any RSU Agreements, which Vesting Date(s) may be subsequent to the date of such Change of Control. Unless otherwise determined by the Board at or after the Award Date or in accordance with this Section, upon the occurrence of a Change of Control all outstanding RSUs shall be paid out in cash at the Change of Control Price (as defined below) as of the date such Change of Control is determined to have occurred, or as of such other date as the Board may determine prior to the Change of Control. Further, the Board shall have the right to provide for the conversion or exchange of any outstanding RSUs into or for RSUs or any other appropriate securities in any entity participating in or resulting from the Change of Control; provided, however, that any such converted or exchanged RSUs shall vest no later than the third anniversary of their original applicable Award Date other than in circumstances where such later vesting date would not, in the opinion of the Board acting reasonably, lead to material adverse tax consequences for the applicable Participant(s). In addition, and notwithstanding Section 4.1, the Board shall have the right to determine, at its discretion, that outstanding RSUs shall not vest and shall, instead, be cancelled in the event of a Change of Control. For the purposes of this Plan, “Change of Control Price” means the highest price per Share paid in any transaction reported on a securities exchange or paid or offered in any bona fide transaction related to a potential or actual Change of Control of the Corporation at any time during the five (5) trading days preceding the Change of Control, as determined by the Board.

3.6	Participant’s Account

The Corporation shall maintain an account for each Participant (the “Account”) and, upon the award of RSUs to a Participant, the Board shall cause the Participant’s Account to be credited with the number of RSUs so awarded. If any RSU held by a Participant should fail to vest or should vest and be satisfied by delivery of a Share to the applicable Participant, then such RSU shall be cancelled from such Participant’s Account.

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3.7	Vested RSUs

Subject to arrangements being made to fund Applicable Withholding Taxes to the satisfaction of the Board in accordance with Section 2.3, the issuance of a Share in satisfaction of any vested RSU shall be made as soon as practicable after the applicable Vesting Date thereof and, in any event, no later than sixty (60) days following the end of that calendar year.

3.8	Termination of Participant’s Relationship with the Corporation

Unless otherwise determined by the Board or specified in an applicable RSU Agreement:

(a)	For a Participant that is an officer or employee of the Corporation, upon the voluntary resignation (other than upon bona fide retirement as determined by the Board) or termination for cause (under applicable laws or any applicable employment agreement) of a Participant, all of such Participant’s RSUs which remain unvested in the Participant’s Account shall immediately cease to vest and be forfeited and be of no further force and/or effect whatsoever without any compensation to such Participant whatsoever;

(b)	For a Participant that is an officer or employee of the Corporation, upon the retirement, termination without cause or death of a Participant, (I) such Participant or such Participant’s legal representative, as the case may be, shall have a number of RSUs become vested in a linear manner calculated as follows: with respect to each award of RSUs (1) the original number of RSUs awarded multiplied by (A) the number of completed months of employment since the Award Date divided by (B) the number of months required to achieve the full vesting of such award of RSUs less (2) the actual number of RSUs that have previously become vested, and all such vested RSUs shall be settled in accordance with Section 3.7 and (II) except as otherwise determined in accordance with Section 3.8(b)(I), all of such Participant’s RSUs which remain unvested in the Participant’s Account shall immediately cease to vest and be forfeited and be of no further force and/or effect whatsoever without any compensation to such Participant whatsoever;

(c)	For a Participant that is a director of the Corporation, upon the legal disqualification of such Participant from serving as a director of the Corporation or the removal or non-election of such Participant as a director of the Corporation following material misconduct on the part of such Participant (as determined by the Board in its discretion), all of such Participant’s RSUs which remain unvested in the Participant’s Account shall immediately cease to vest and be forfeited and be of no further force and/or effect whatsoever without any compensation to such Participant whatsoever; and

(d)	For a Participant that is a director of the Corporation, if such director does not stand for re-election or fails to be re-elected as a director of the Corporation in circumstances other than those described in (c) above, or upon the death of such Participant, (I) such Participant or such Participant’s legal representative, as the case may be, shall have a number of RSUs become vested in a linear manner calculated as follows: with respect to each award of RSUs (1) the original number of RSUs awarded multiplied by (A) the number of completed months of service on the Board since the Award Date divided by (B) the number of months required to achieve the full vesting of such award of RSUs less (2) the actual number of RSUs that have previously become vested, and all such vested RSUs shall be settled in accordance with Section 3.7 and (II) except as otherwise determined in accordance with Section 3.8(b)(I), all of such Participant’s RSUs which remain unvested in the Participant’s Account shall immediately cease to vest and be forfeited and be of no further force and/or effect whatsoever without any compensation to such Participant whatsoever.

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For the purposes of this Plan, any change to an officer’s, employee’s or director’s status within the Corporation or any Subsidiary of the Corporation shall not be considered a termination and such officer’s, employee’s or directors’ rights under any outstanding RSUs shall be the same as if such change in status had not occurred. For greater certainty, if a Participant ceases to be an officer, employee or director of the Corporation but continues to be an Eligible Person in another capacity, such change shall not be considered a termination and such officer’s, employee’s or directors’ rights under any outstanding RSUs shall be the same as if such change in status had not occurred.

For the purposes of this Section 3.8: (1) the date of termination of an officer’s or employee’s employment shall be the date designated in writing by the Corporation or its Subsidiary, as the case may be, as the effective date of termination without regard to any period of notice or reasonable notice that the Corporation or Subsidiary, as the case may be, may be required by contract or at law to provide to such officer or employee in connection with such termination; (2) the date that a director ceases to be a member of the Board shall be the date on which such individual ceases to be a director in accordance with applicable law; and (3) the date of termination of any Participant who dies shall be the date of death of such Participant.

3.9	No Compensation for Cancelled RSUs

Section 3.8 applies regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the RSUs to vest with the Participant.

3.10	Adjustments to RSUs

In the event of any change in the outstanding Shares by reason of a stock split, spin-off, share dividend, share combination or reclassification, recapitalization, merger, or similar event, the Board may, subject to applicable laws, adjust appropriately the Account of each Participant and the RSUs outstanding under the Plan shall be adjusted in such manner, if any, as the Board may in its discretion deem appropriate to preserve proportionally the interests of Participants under the Plan.

3.11	No Fractional Shares

No fractional Shares shall be issued upon the vesting of RSUs awarded under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the vesting of an RSU, such Participant shall only have the right to the next lowest whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded, and any fractional interest in a Share that would otherwise be delivered upon the vesting of RSUs will be cancelled.

4.	GENERAL

4.1	Amendment, Suspension, or Termination of Plan

(a)	Subject to Section 4.1(b), Section 4.1(c), the rules and policies of the TSX (if the Corporation has any securities listed on the TSX at such time) and applicable laws, the Board may, without notice or shareholder approval, at any time or from time to time, amend the Plan or any RSU Agreement for any purpose, including but not limited to the purposes of:

(i)	making any amendments to the vesting provisions of each RSU set out in any RSU Agreement;

(ii)	making any amendments to the provisions set out in Section 3.8;

(iii)	making any amendments to add covenants of the Corporation for the protection of Participants, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of Participants;

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(iv)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matter or questions, which in the good faith opinion of the Board, having in mind the best interests of the Participants, it may be expedient to make, provided that the Board shall be of the opinion that such amendments will not be prejudicial to the interests of the Participants; or

(v)	making any such changes or corrections which, on the advice of counsel to the Corporation, are required for the purposes of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or correction will not be prejudicial to the rights and interests of the Participants.

(b)	Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without the approval of the TSX (if the Corporation has any securities listed on the TSX) and the approval of the shareholders of the Corporation:

(i)	amendments to the Plan which would increase the number of Shares issuable under the Plan, otherwise than in accordance with Section 3.10 hereof;

(ii)	amendments to the Plan which would increase the number of Shares issuable to Insiders under the Plan, otherwise than in accordance with Section 3.10 hereof;

(iii)	amendments to the Plan which would increase the number of Shares issuable to directors of the Corporation under the Plan, otherwise than in accordance with Section 3.10 hereof; or

(iv)	an amendment to this Section 4.1.

(c)	Subject to Section 4.2, the Board shall not alter or impair any rights or increase any obligations with respect to an RSU previously awarded under the Plan without the consent of the holder thereof.

(d)	The Board may from time to time suspend the Plan in whole or in part and may at any time terminate the Plan without prior notice provided, however, that any such suspension or termination shall not adversely affect the RSUs previously awarded to a Participant at the time of such suspension or termination, without the consent of the affected Participant.

(e)	If the Board terminates or suspends the Plan, no new RSUs will be credited to the account of a Participant; however, previously credited RSUs shall remain outstanding.

(f)	On termination of the Plan, RSUs shall be paid in accordance with the terms and conditions of the Plan existing at the time of termination. The Plan will finally cease to operate for all purposes when the last remaining Participant receives payment of all vested RSUs recorded in the Participant’s Account.

4.2	Compliance with Laws

(a)	The administration of the Plan shall be subject to and made in conformity with all applicable laws and any applicable regulations of a duly constituted authority.

(b)	If the Board, after consultation with the Corporation’s accountants, determines that it is not feasible or desirable to honour an election in respect to any RSUs or to honour any other provision of the Plan under generally accepted accounting principles as applied to the Plan and the Accounts established hereunder, the Board shall make such changes to the Plan as the Board reasonably determines, after consultation with the Corporation’s accountants, are required in order to avoid adverse accounting consequences to the Corporation with respect to the Plan and the Accounts established hereunder, and the Corporation’s obligations under the Plan shall be satisfied by such other reasonable means as the Board shall in its good faith determine.

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4.3	Reorganization of the Corporation

The existence of any RSUs shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation (including, without limitation, any Change of Control) or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise (including, without limitation, any Change of Control).

4.4	General Restrictions and Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

Rights and obligations under the Plan may be assigned by the Corporation to a successor to the Corporation or to the business of the Corporation.

RSUs are non-transferable (subject to the provisions of Section 3.8(b)), and certificates representing RSUs will not be issued by the Corporation.

4.5	No Right to Service

Neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Participant a right to continued appointment as a member of the Board, or as an officer or employee and shall not interfere with any right of the shareholders of the Corporation to remove any Participant as a member of the Board at any time. Nothing contained in the Plan or in any RSU Agreement will interfere in any way with the right of the Corporation, to lawfully terminate any Eligible Person or Participant’s office or employment at any time pursuant to the arrangements pertaining to same. Participation in the Plan by an Eligible Person is strictly voluntary.

4.6	No Shareholder Rights

Under no circumstances shall RSUs be considered Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares, nor shall any Participant be considered the owner of any Shares by virtue of the award of RSUs.

4.7	Unfunded and Unsecured Plan

The Plan shall be unfunded and the Corporation will not secure its obligations under the Plan. To the extent any Participant or his or her estate holds any rights by virtue of an award of RSUs under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

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4.8	No Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of RSUs and/or Shares issued in accordance with the provisions of the Plan or to the effect of the Income Tax Act (Canada), the United States Internal Revenue Code, or any other taxing statute governing the RSUs and/or the Shares issuable hereunder or the tax consequences to a Participant. Compliance with applicable laws as to the disclosure and resale obligations of each Participant is the responsibility of such Participant and not the Corporation.

4.9	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share or the value of an RSU, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

4.10	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard to principles of conflict of laws.

4.11	Interpretation

In this text words importing the singular meaning shall include the plural and vice versa, and words importing the masculine shall include the feminine gender.

4.12	Notices

The form of all communication relating to the Plan shall be in writing and delivered by recognised overnight courier, certified mail, fax or electronic mail to the proper address or, optionally, to any individual personally. Except as otherwise provided in any RSU Agreement, all notices to the Corporation or the Board shall be addressed to the Corporation at its principal business office at 201-2590 Granville Street, Vancouver, British Columbia, V6B 5C6 Attn: Chief Financial Officer with a copy by email to: GregF@mogo.ca. All notices to Participants, former Participants, beneficiaries or other Persons acting for or on behalf of such Persons which are not delivered personally to an individual shall be addressed to such Person by the Corporation or its designee at the last address for such Person maintained in the records of the Corporation.

4.13	Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.

4.14	Compliance with Section 409A

(a)	This section shall only apply to a Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident or a Participant for whom a benefit under this Plan would otherwise be subject to U.S. taxation under the U.S. Internal Revenue Code of 1986, as amended, and the rulings and regulations in effect thereunder (a “U.S. Participant”).

(b)	RSU awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the U.S. Internal Revenue Code and the U.S. Treasury Regulations and other U.S. Internal Revenue Service guidance promulgated thereunder as in effect from time to time (“Section 409A”) and will be construed and interpreted in accordance with such intent. To the extent that an RSU award or payment, or the settlement or deferral thereof, is subject to Section 409A, the RSU will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

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(c)	Notwithstanding Section 3.5, for any U.S. Participant, the Board shall not exercise discretion to have RSUs converted or exchanged or canceled in connection with a Change of Control, as provided for in the third and fourth sentences of Section 3.5.

(d)	For purposes of Section 3.8(b), “retirement” and “termination without cause” shall have the following definitions for a U.S. Participant:

(i)	“retirement” means a “separation from service” under U.S. Treasury Regulation 1.409A-1(h) from the Corporation or a subsidiary which is a “service recipient” (as defined under U.S. Treasury Regulation 1.409A-1(h)(3)) in relation to the Participant on or after age sixty-five (65); and

(ii)	“termination without cause” means a “separation from service” under U.S. Treasury Regulation 1.409A-1(h) by the Corporation or a subsidiary which is a “service recipient” (as defined under U.S. Treasury Regulation 1.409A-1(h)(3)) without cause, as defined in the Participant’s employment contract, and in the absence of such a definition shall mean any of the following acts or omissions:

(A)	The willful failure of the Participant to follow the reasonable and lawful instructions of the Corporation or a subsidiary;

(B)	The willful failure of the Participant to perform the reasonable duties assigned to the Participant by the Corporation or a subsidiary;

(C)	Willful misconduct by a Participant;

(D)	A material breach or non-observance of any of the provisions in any employment contract between the Participant and the Corporation or any subsidiary;

(E)	Any conduct of the Participant that tends to bring him or the Corporation (or a subsidiary) into disrepute and which is not corrected within a reasonable time after the Participant receives written notice from the Board; or

(F)	Any other act or omission constituting cause at common law.

(e)	Notwithstanding Section 3.8(b), settlement of any RSUs accelerated upon a retirement or termination without cause shall be subject to delay in settlement by six months and one day if the Participant qualifies a “specified employee” as defined in Section 409A, except if the qualifying termination of service is on account of the Participant’s death. The determination of whether any U.S. Participant is a “specified employee” shall be determined by the Board in accordance with U.S. Treasury Regulation 1.409A-1(i).

(f)	No amendment under Section 4.1 shall be made if such change would cause a violation of Section 409A.

(g)	Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with this Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any subsidiary shall have any obligation to indemnify or otherwise hold such Participant or beneficiary or the Participant’s estate harmless from any or all such taxes or penalties.

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4.15	United States Securities Law Matters

No RSUs shall be granted in the United States of America, its territories and possessions, any state of the United States and the District of Columbia (the “United States”) and no Shares shall be issued in the United States upon vesting of any such RSUs unless such securities are registered under the U.S. Securities Act and any applicable state securities laws or an exemption from such registration is available. Any RSUs issued in the United States, and any Shares issued upon vesting thereof, will be “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act). Any certificate or instrument representing RSUs granted in the United States or Shares issued in the United States upon vesting of any such RSUs pursuant to an exemption from registration under the U.S. Securities Act and applicable state securities laws shall bear the following legend restricting transfer under applicable United States federal and state securities laws:

“THE SECURITIES REPRESENTED HEREBY [and for RSUs, the following will be added: AND THE SECURITIES ISSUABLE UPON VESTING HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (1) RULE 144 THEREUNDER, IF AVAILABLE, OR (2) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN CONNECTION WITH ANY TRANSFERS PURSUANT TO (C)(1) OR (D) ABOVE, THE SELLER HAS FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION, TO THAT EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

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SCHEDULE “J”

NAME CHANGE RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	the articles of the Company be amended to change the name of the Company to “Mogo Inc.” or such other name as the directors may determine in their discretion and acceptable to the Toronto Stock Exchange;

2.	any one director or officer of the Company is authorized, for and on behalf of the Company, to execute and deliver all such documents and instruments and to take such other actions as such director or officer may determine to be necessary or advisable to carry out the intent of this special resolution; and

3.	notwithstanding approval of the shareholders of the Company as herein provided, the board of directors of the Company may, in its sole discretion, abandon the name change and any or all of the actions authorized by this special resolution at any time prior to the completion thereof without further approval of the shareholders of the Company.

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SCHEDULE “K”

CONTINUANCE RESOLUTION

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the continuation of the Company’s jurisdiction of incorporation from Canada to the Province of British Columbia is hereby approved and confirmed;

2.	the Company be authorized to prepare a continuation application, Notice of Articles and Articles respecting the proposed continuation of the Company to British Columbia;

3.	the Company apply to Industry Canada (the “Federal Registrar”) to permit such continuation in form of a Certificate of Discontinuance, in accordance with section 188 of the Canada Business Corporations Act (the “CBCA”);

4.	the Company apply to the Registrar of Companies of British Columbia (the “BC Registrar”) to permit such continuation in accordance with section 302 of the Business Corporations Act (British Columbia) (the “BCBCA”)

5.	subject to the issuance by the BC Registrar of a Certificate of Continuation and without affecting the validity of the Company and the existence of the Company by or under its articles and bylaws and any act done thereunder, effective upon issuance of the Certificate of Continuation, the Company adopt the Notice of Articles attached to Continuation Application and the Articles in the form approved by the directors of the Company pursuant to the BCBCA, in substitution for the articles and by-laws of the Company pursuant to the CBCA, and all amendments reflected therein, are approved and adopted;

6.	legal counsel licensed to practice in the Province of British Columbia, as selected by any director or officer or the Company, be appointed as the Company’s agent to electronically file the Continuation Application with the BC Registrar and to apply to the Federal Registrar for authorization permitting the continuation and to request a Certificate of Discontinuation under the CBCA;

7.	on the date and time that the Continuation Application is filed with the BC Registrar, the existing articles and by-laws of the Company be replaced with the Notice of Articles contained in the continuation application and the Articles, all as approved by the directors of the Company;

8.	notwithstanding the passage of this special resolution by the Shareholders, the Board of Directors of the Company, in its sole discretion and without further notice to or approval of the Shareholders, may decide not to proceed with the continuation or otherwise give effect to this special resolution, at any time prior to the continuation becoming effective; and

9.	any one director or officer of the Company is authorized, for and on behalf of the Company, to execute and deliver all such documents and instruments and to take such other actions as such director or officer may determine to be necessary or advisable to implement this resolution and the matters authorized hereby including, without limitation, the execution and filing of the continuation application and any forms prescribed by or contemplated under the BCBCA.

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SCHEDULE “L”

SHARE ISSUANCE RESOLUTION

BE IT RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.	the issuance of up to 28,416,488 common shares (“Common Shares”) in the capital of the Company pursuant to a plan of arrangement (the “Plan of Arrangement”) under section 288 of the Business Corporations Act (British Columbia) involving the Company, Mogo and securityholders of Mogo (the “Arrangement”) in accordance with the terms of the arrangement agreement dated April 14, 2019 (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of the Company and accompanying the notice of this meeting, is hereby authorized and approved;

2.	the Arrangement Agreement, the actions of the directors of the Company in approving the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any amendments thereto in accordance with its terms are hereby ratified and approved;

3.	notwithstanding that this resolution has been passed by the Purchaser Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered, without further notice to or approval of the Purchaser Shareholders (a) to amend the Arrangement Agreement, to the extent permitted by the Arrangement Agreement, and (b) subject to the terms of the Arrangement Agreement, to disregard the Purchaser Shareholders’ approval and not proceed with the Arrangement; and

4.	any one director or officer of the Company is authorized, for and on behalf of the Company, to execute and deliver all such documents and instruments and to take such other actions as such director or officer may determine to be necessary or advisable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

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SCHEDULE “M”

FAIRNESS OPINION

Canaccord Genuity Corp. BCE Place 161 Bay Street, Suite 3100 P.O. Box 516, Toronto, ON Canada M5J 2S1 T: 416.869.7368 F: 416.869.3876

April 14, 2019

The Special Committee of the Board of Directors and the Board of Directors

Difference Capital Financial Inc.

1201 – 2 St. Clair Avenue West

Toronto, Ontario

M4V 1L5

To the Special Committee of the Board of Directors and the Board of Directors:

Canaccord Genuity Corp. (“Canaccord Genuity” or “we” or “us”) understands that Difference Capital Financial Inc. (“Difference Capital” or the “Company”) intends to enter into an arrangement agreement to be dated April 14, 2019 (the “Arrangement Agreement”) with Mogo Finance Technology Inc. (“Mogo”), pursuant to which, among other things, Difference Capital and Mogo will combine their businesses pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) (the “Transaction”). Pursuant to the terms of the Arrangement Agreement, a wholly-owned subsidiary of Difference Capital will amalgamate with Mogo to create a new wholly-owned subsidiary of Difference Capital and each holder (each a “Mogo Shareholder”) of common shares of Mogo (the “Mogo Shares”) will be entitled to receive one common share of Difference Capital (a “Difference Capital Share”) in exchange for each Mogo Share held prior to the Transaction (the “Consideration”).

Completion of the Transaction is subject to the approval of the Difference Capital Shareholders, the Mogo Shareholders, court approval and various conditions, including, without limitation, receipt of all required regulatory approvals and other customary conditions. The terms and conditions of the Transaction will be more fully-described in the Company’s management information circular (the “Circular”) to be mailed to holders of Difference Capital Shares (the “Difference Capital Shareholders”) in connection with the special meeting of the Difference Capital Shareholders to be held to consider and, if deemed advisable, to approve the Transaction. The summary of the Transaction set out herein is qualified in its entirety by the terms of the Arrangement Agreement.

Canaccord Genuity also understands that Difference Capital currently owns 2,549,163 Mogo Shares and Michael Wekerle, Executive Chairman of Difference Capital currently owns a further 2,650,872 Mogo Shares, which together represents approximately 22% of the outstanding Mogo Shares on a non-diluted basis. We understand that the Transaction constitutes a “related party transaction” within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) but have assumed, with your agreement, that, (a) in accordance with Section 6.3(2) of MI 61-101, the Transaction is exempt from the formal valuation requirement, and (b) that minority approval (as such term is defined in MI 61-101) will be sought at the special meeting of the Difference Capital Shareholders.

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We have been retained by the Special Committee of the Board of the Directors of the Company (the “Special Committee”) to provide an opinion (the “Opinion”) to the Special Committee and the Board of Directors of the Company (the “Board of Directors”) as to the fairness from a financial point of view, to Difference Capital, of the aggregate Consideration to be paid by Difference to acquire Mogo, subject to certain assumptions, limitations and qualifications set out herein.

We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage.

Our opinion has been prepared in accordance with the disclosure standards for fairness opinions of the Investment Industry Regulatory Organization of Canada (“IIROC”) but IIROC has not been involved in the preparation or review of our opinion. All dollar amounts herein are expressed in Canadian dollars, unless stated otherwise.

Engagement

Canaccord Genuity was first contacted in respect of the Transaction on or about March 15, 2019 and was formally engaged by the Special Committee pursuant to an engagement letter (the “Engagement Letter”) dated April 9, 2019. Pursuant to the terms of the Engagement Letter, Canaccord Genuity will be paid a fixed fee for the delivery of this Opinion. An additional fee will be payable for any subsequent opinion delivered. In addition, Canaccord Genuity is to be reimbursed for its reasonable out-of-pocket expenses. The compensation of Canaccord Genuity under the Engagement Agreement does not depend, in whole or in part, on the conclusions reached in the Opinion or the outcome of the Transaction. Canaccord Genuity and its affiliates and their respective directors, officers, partners, employees, agents and controlling persons are to be indemnified by Difference Capital from and against certain potential liabilities arising out of its engagement.

Independence of Canaccord Genuity

Neither Canaccord Genuity, nor any of its affiliated entities is (i) an associated or affiliated entity or issuer insider (within the meaning of MI 61-101) of Difference Capital or Mogo, or any of their respective associates or affiliates (the “Interested Parties”), (ii) an adviser to any of the Interested Parties in connection with the Transaction, or (iii) a manager or co-manager of a soliciting dealer group formed in respect of the Transaction (or a member of such a group performing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group). Canaccord Genuity has not been engaged to provide any financial advisory services to any of the Interested Parties in connection with the Transaction other than the services provided under the Engagement Letter and as described herein. Canaccord Genuity has not been engaged to provide any financial advisory services nor has it participated in any financings involving any of the Interested Parties, within the past two years, other than as co-lead manager on Mogo’s $26,250,000 bought deal offering of common shares which closed on December 28, 2017, and as co-manager on Mogo’s $15,000,000 marketed offering of 10% convertible debentures which closed on June 6, 2017.

The fees paid to Canaccord Genuity in connection with the foregoing activities, together with the fees payable to Canaccord Genuity pursuant to the Engagement Agreement, are not, in the aggregate, financially material to Canaccord Genuity and do not give Canaccord Genuity any financial incentive in respect of the conclusions reached in the Opinion or the outcome of the Transaction. There are no understandings, agreements or commitments between Canaccord Genuity and any of the Interested Parties with respect to any future business dealings. Canaccord Genuity may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Difference Capital, Mogo and/or any of the Interested Parties.

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Canaccord Genuity acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of any of the Company, Mogo or the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Canaccord Genuity conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Difference Capital, Mogo or the Transaction.

Credentials of Canaccord Genuity

Canaccord Genuity is an independent investment bank providing a full range of corporate finance, merger and acquisition, financial restructuring, sales and trading, and equity research services. Canaccord Genuity has professionals and offices across Canada, as well as in the United States, Europe, Australia and China. The Opinion expressed herein represents the opinion of Canaccord Genuity and the form and content herein have been approved for release by a committee of its managing directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Overview of Difference Capital

The business purpose of Difference Capital is to invest funds solely to earn returns from capital appreciation and investment income. Difference Capital invests in and advises growth companies. The Company leverages its capital market expertise to help unlock value in a number of sectors, with a focus in technology, media and healthcare companies as they approach important milestones in their business lifecycle.

Overview of Mogo

Mogo, a financial technology company, is a digital first challenger to the more traditional banking institutions in Canada, empowering consumers with simple solutions to help them manage and control their finances. Users can sign up for a free account quickly (in some cases in only three minutes) and get access to six products including free credit score monitoring, identity fraud protection, digital spending account with Mogo Visa Platinum Prepaid Card, digital mortgage experience, the MogoCrypto account, its first product within MogoWealth, which enables the buying and selling of bitcoin, and access to smart consumer credit products. The platform has been engineered to deliver a superior digital experience, with a variety of financial products all through one account. With more than 800,000 members and a marketing partnership with Canada’s largest news media company, Mogo continues to execute on its goal of becoming the go-to financial app for the next generation of Canadians.

Mogo has invested over $250 million in its platform and expects to continue to invest heavily in enhancing its existing product offering, and in the development of new products.

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Scope of Review

In preparing the Opinion, Canaccord Genuity has reviewed, considered, and relied upon (without attempting to verify independently the completeness or accuracy thereof) among other things:

I.	final draft of the Plan of Arrangement dated April 14, 2019;

II.	final draft of the Arrangement Agreement dated April 14, 2019;

III.	draft form of the Voting and Support Agreements dated April 10, 2019;

IV.	Difference Capital’s audited consolidated financial statements and associated management’s discussion and analysis as at and for the fiscal years ended December 31, 2018 and 2017;

V.	recent press releases, material change reports and other public documents filed by Difference Capital on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com;

VI.	Mogo’s audited consolidated financial statements and associated management’s discussion and analysis as at and for the fiscal years ended December 31, 2018 and 2017;

VII.	recent press releases, material change reports and other public documents filed by Mogo on SEDAR at www.sedar.com;

VIII.	financial projections provided by Mogo’s management for the fiscal years 2019 through 2021, ending December 31st, respectively;

IX.	certain other internal financial, operational and corporate information prepared or provided by Mogo’s management;

X.	certain other internal financial, operational and corporate information prepared or provided by Difference Capital’s management;

XI.	selected public market trading statistics and relevant financial information in respect of both Difference Capital and Mogo, as well as other comparable public entities considered by Canaccord Genuity to be relevant;

XII.	representations contained in certificates, addressed to Canaccord Genuity and dated as of the date hereof, from a senior officer of Difference Capital as to the completeness and accuracy of the information upon which this Opinion is based and certain other matters; and

XIII.	such other corporate, industry and financial market information, investigations and analyses as Canaccord Genuity considered necessary or appropriate at the time and in the circumstances.

In addition, we have participated in certain discussions with various parties in order to gain a better understanding of the operations of Difference Capital, Mogo and the Transaction, as well as to obtain additional information and confirm various assumptions including:

I.	discussions with Difference Capital’s senior management concerning Mogo’s financial condition, the industry and its future business prospects;

II.	discussions with Difference Capital’s senior management concerning Difference Capital’s financial condition, the industry and its future business prospects;

III.	discussions with Mogo’s senior management concerning Mogo’s financial condition, the industry and its future business and growth prospects, including capital requirements to achieve said growth prospects;

IV.	discussions with Mogo’s executive team and its board of directors;

V.	discussions with Difference Capital’s executive team, the Special Committee and the Board of Directors; and

VI.	discussions with Mogo’s and Difference Capital’s respective legal counsels relating to legal matters including with respect to the Arrangement Agreement.

M-4

Prior Valuations

Senior management of the Company have represented to Canaccord Genuity that, to the best of their knowledge, information and belief, there have not been any prior valuations (as defined in MI 61-101) of the Company or its material assets or its securities in the past three years.

Assumptions and Limitations

The Opinion is subject to the assumptions, qualifications, explanations and limitations set forth herein.

Canaccord Genuity has not prepared a formal valuation or appraisal of the Company or Mogo any of their respective securities or assets and the Opinion should not be construed as such. Canaccord Genuity has, however, conducted such analyses as it considered necessary at the time and in the circumstances. In addition, the Opinion is not, and should not be construed as, advice as to the price at which any securities of the Company may trade at any future date. We are not legal, tax or accounting experts, have not been engaged to review any legal, tax or accounting aspects of the Transaction and express no opinion concerning any legal, tax or accounting matters concerning the Transaction. Without limiting the generality of the foregoing, Canaccord Genuity has not reviewed and is not opining upon the tax treatment under the Transaction.

As provided for in the Engagement Letter, Canaccord Genuity has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, documents, advice, opinions, agreements or representations, whether in written, electronic or oral form, obtained by us from public sources, or provided to us by or on behalf of the Company and its associates, affiliates, consultants and advisors (collectively, the “Information”), and we have assumed that the Information did not omit to state any material fact or any fact necessary to be stated to make such Information not misleading. The Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of professional judgment, we have not attempted to verify independently the completeness, accuracy and fair presentation of any of the Information. With respect to the financial projections provided to Canaccord Genuity used in the analysis supporting the Opinion, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of management of the Company as to the matters covered thereby and which, in the opinion of the Company or Mogo, as applicable, are (and were at the time of preparation and continue to be) reasonable in the circumstances. By rendering the Opinion, we express no view as to the reasonableness of such forecasts, projections, estimates or the assumptions on which they are based.

In preparing the Opinion, Canaccord Genuity has made several assumptions, including that all the conditions required to implement the Transaction will be met, that all of the representations and warranties contained in the Arrangement Agreement are correct as of the date hereof (unless provided as of an earlier date), that there will be no significant change in the holdings of Mogo Shares and/or Difference Capital Shares other than as a result of the Transaction, that the Transaction will be completed in accordance with its terms without any waiver or amendment of any terms or conditions and all applicable laws, and that the Arrangement Agreement and the Circular will disclose all material facts relating to the Transaction and will satisfy all applicable legal requirements including requirements of MI 61-101. We have assumed that the Arrangement Agreement (including the schedules thereto and the disclosure letter relating thereto) and the Voting and Support Agreement will not differ in any material respect from the form of the drafts reviewed by us.

M-5

Senior management of the Company have represented to Canaccord Genuity in certificates delivered as of the date hereof, among other things, that, to the best of their knowledge, information and belief, (i) the Information provided to Canaccord Genuity by the Company or its affiliates or its or their representatives for purposes of preparing the Opinion (the “Company Information”) was, at the date such information was provided to Canaccord Genuity, and is at the date hereof, complete, true and correct in all material respects and did not and does not contain any untrue statement of a material fact in respect of the Company and its affiliates or the Transaction and did not and does not omit to state a material fact in relation to the Company and its affiliates or the Transaction in each case necessary to make the Information not misleading in light of the circumstances under which the Information was presented; (ii) since the dates on which the Company Information was provided to Canaccord Genuity, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company and its affiliates and no material change has occurred in the Company Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion; and (iii) all projections or forecasts and other future-oriented financial information concerning the Company and its affiliates (collectively, “FOFI”) provided to Canaccord Genuity have been prepared using assumptions which are (and were at the time of preparation) and continue to be, to the best of the Company’s knowledge, reasonable, having regard to the Company’s industry, business, financial condition, plans and prospects, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such FOFI (as of the date of the preparation thereof) not misleading in light of the circumstances in which such FOFI was provided to Canaccord Genuity.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the conditions and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information. In its analyses and in preparing the Opinion, Canaccord Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, which Canaccord Genuity believes to be reasonable and appropriate in the exercise of its professional judgement, many of which are beyond the control of Canaccord Genuity or any party involved in the Transaction.

The Opinion has been provided for the sole use and benefit of the Special Committee and the Board of Directors in connection with, and for the purpose of, its consideration of the Transaction and may not be used or relied upon by any other person or for any other purpose or published without the prior written consent of Canaccord Genuity, provided that Canaccord Genuity consents to the inclusion of the Opinion in its entirety and a summary thereof (in form approved by us in the Circular. The Opinion is given as of the date hereof, and Canaccord Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Canaccord Genuity after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Canaccord Genuity reserves the right to change, modify or withdraw the Opinion.

Canaccord Genuity believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Accordingly, the Opinion should be read in its entirety.

Overview of Consideration

The Consideration of one (1) Difference Capital Share in exchange for each Mogo Share held, implies an offer price of C$4.40 per Mogo Share, representing an approximate 43% premium to Mogo’s closing share price on April 12, 2019 of $3.08. The offer price implies a fully-diluted equity value of approximately C$111 million and a total enterprise value of approximately $145 million, as at April 12, 2019.

M-6

Fairness Methodologies

The assessment of fairness of the Consideration, from a financial point of view, must be determined in the context of the particular transaction. The Opinion analyses are based upon the methodologies and assumptions that Canaccord Genuity considered appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market values of the Difference Capital Shares and Mogo Shares. Difference Capital and Mogo operate as separate and distinct businesses with little overlap in terms of operations and benchmarking metrics. As such, different methodologies that were deemed most appropriate were used for each company in order to derive a range of fair market values for each company on a stand-alone basis. To assess the fairness of the Consideration, from a financial point of view, we further compared the ranges of stand-alone fair market value metrics for each of Difference Capital Shares and Mogo Shares in order to determine a range of appropriate exchange ratios. Fair market value of Difference Capital Shares and Mogo Shares was analysed on a going-concern basis and expressed on a per share basis.

Fairness Methodologies – Difference Capital

Canaccord Genuity considered the following principal methodologies with respect to Difference Capital in the context of the Opinion:

1.	Net Asset Value;

2.	Comparable companies trading analysis;

3.	Historical Price/Net Asset Value multiples; and

4.	Net Asset Value runoff analysis.

Net Asset Value

The Net Asset Value (“NAV”) approach separately considers each investment, for which individual values are estimated through the application of the methodology viewed as most appropriate as determined by management, net of obligations and liabilities. For the NAV approach, Canaccord Genuity relied on the build up provided by Difference Capital’s management as disclosed in Difference Capital’s audited consolidated financial statements for the fiscal year ended December 31, 2018 as filed on SEDAR on April 1, 2019. In addition, management provided both a discounted and undiscounted NAV. The discounted NAV reflected, among other things, a 25% private company discount. Canaccord Genuity adjusted the discounted and undiscounted NAV to reflect the fair market value of Mogo, as derived by Canaccord Genuity (the “Adjusted Discounted NAV” and the (“Adjusted Undiscounted NAV”).

Comparable Companies Analysis

Canaccord Genuity reviewed publicly available information on selected public companies comparable to Difference Capital to derive valuation multiples based on the market trading prices of their common shares. Canaccord Genuity considered Price/NAV multiples to be the primary valuation multiples when applying the comparable multiples methodology to Difference Capital. Excluding select outliers, the Price / NAV multiple range for the entire set of companies reviewed ranged from 0.6x – 1.3x, with an adjusted average of 0.9x.

Historical Price/NAV multiples

Canaccord Genuity reviewed Difference Capital’s historical Price/NAV multiple to analyze the historical trading discount to NAV. Canaccord Genuity specifically reviewed the current, 1-month, 6-month, 1-year and 3-year historical Price/NAV multiples prior to the date of the Opinion. The historical Price/NAV trading range of approximately 0.5x – 0.65x was applied to Difference Capital’s Adjusted Undiscounted NAV. Canaccord Genuity also applied Difference Capital’s current Price/NAV multiple, at the date of the opinion, of approximately 0.6x to its current Adjusted Discounted NAV and Adjusted Undiscounted NAV.

M-7

NAV Runoff Analysis

The NAV runoff analysis is a present value calculation of future monetization of investments to determine a value of Difference Capital. Management provided Canaccord Genuity with a schedule of estimated monetization values and dates for its portfolio of assets, as well as guidance on the estimated operating expenses to facilitate a liquidation of all assets. As part of the analysis, Canaccord Genuity applied a discount rate of 12%. Our analysis range was based on a 10% increase and decrease in the assumed monetization values of the investments.

Fairness Methodologies – Mogo

Canaccord Genuity considered the following principal methodologies with respect to Mogo in the context of the Opinion:

1.	Discounted cash flow analysis;

2.	Comparable companies trading analysis; and

3.	Precedent transactions analysis.

Discounted cash flow

The discounted cash flow approach (the “DCF Approach”) is a present value calculation of future cash flow expectations to determine a value of a company. It involves estimating annual net discretionary (or “free”) cash flows for each year of the cash flow projection period. Where the business is expected to operate beyond the cash flow projection period, subsequent projected results are capitalized at the end of the cash flow period utilizing a terminal cash flow method, and then discounted to their present value.

Canaccord Genuity utilized an un-levered discounted cash flow analysis whereby Canaccord Genuity, using projects provided by management of Mogo, calculated the earnings before interest and taxes (“EBIT”) and then proceeded to deduct taxes, capital expenditures, anticipated working capital requirements, and add back depreciation and amortization and stock-based compensation. For the purposes of calculating EBIT, Canaccord Genuity reduced reported EBIT by the credit facility interest associated with the loan portfolio which was deemed to be part of normal course operations. Canaccord Genuity’s calculations were based on projections of cash flows and other amounts prepared by management of the Company.

The DCF Approach required that certain assumptions be made to drive the present value of future free cash flow including, among other things, growth rates and profit margins, capital investment, working capital, discount rates, terminal multiples and terminal growth rates. As part of the DCF Approach, Canaccord Genuity performed a range of sensitivity analysis on multiple factors including considering a range of estimated terminal values by applying a range of terminal growth factors from 2.5% to 3.5%. As part of the DCF Approach, Canaccord Genuity also applied a range of discount rates from 12% to 14%. The “Enterprise Value” (calculated as the sum of the unlevered discounted cash flows and terminal value) to calendar year revenue range implied by the DCF Approach was 2.3x – 3.3x.

Comparable Companies Analysis

Canaccord Genuity reviewed publicly available information on selected alternative lending providers and digital lending platform public companies deemed comparable to Mogo to derive valuation multiples based on the market trading prices of their common shares. Canaccord Genuity considered Enterprise Value/Revenue and Enterprise Value/EBITDA multiples to be the primary valuation multiples when applying the comparable multiples methodology to Mogo.

M-8

Excluding select outliers, the Enterprise Value / 2019 Revenue multiple range for the entire set of companies reviewed ranged from 0.9x – 4.0x, with an adjusted average of 1,9x. Excluding select outliers, the Enterprise Value / 2020 Revenue multiple range for the entire set of companies reviewed ranged from 1.1x – 2.9x, with an adjusted average of 1,9x. The Enterprise Value / 2021 EBITDA multiple range for the entire set of companies reviewed ranged from 4.9x – 5.9x, with an adjusted average of 5.4x. For the purposes of calculating EBITDA, Canaccord Genuity reduced reported EBITDA by the credit facility interest associated with the loan portfolio, which was deemed to be part of normal course operations.

Precedent Transactions Analysis

Canaccord Genuity reviewed a number of transactions involving digital financial technology platforms and digital banks that we considered relevant. Canaccord Genuity considered the Enterprise Value of the acquired companies to such acquired companies’ revenue on a historical basis. Canaccord Genuity then applied a range of selected Enterprise Value multiples from these transaction to the corresponding information of the Company. Excluding select outliers, the Enterprise Value / Revenue multiple range for the entire set of companies reviewed ranged from 1.3x – 4.1x, with an adjusted average of 2.7x.

Fairness Considerations

The assessment of fairness of the Consideration, from a financial point of view, must be determined in the context of the particular transaction. Canaccord Genuity based its conclusion in the Opinion upon a number of quantitative and qualitative factors, including:

I.	the Consideration payable for each Mogo Share pursuant to the Transaction falls within the financial range derived from our analyses of Difference Capital and Mogo, using the Fairness Methodologies described herein;

II.	the combined entity should have superior liquidity and a broader shareholder base compared to Difference Capital on a standalone basis; and

III.	such other factors, which we have judged, based on our experience in rendering such opinions, to be relevant.

Opinion

Based upon and subject to the foregoing and such other matters as Canaccord Genuity considered relevant, Canaccord Genuity is of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to Difference Capital.

Yours Very Truly,

CANACCORD GENUITY CORP.

M-9

SCHEDULE "N"
FINANCIAL STATEMENTS OF DCF

[Please see attached]

N-1

DIFFERENCE
CAPITAL

Financial Statements

December 31, 2018

Independent Auditor's Report

To the Shareholders of Difference Capital Financial Inc.:

Opinion

We have audited the financial statements of Difference Capital Financial Inc. (the "Company"), which comprise the statements of financial position as at December 31, 2018, and the statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2018, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Matter

The financial statements of the Company for the year ended December 31, 2017, were audited by another auditor who expressed an unmodified opinion on those financial statements on April 2, 2018.

Other Information

Management is responsible for the other information. The other information comprises Management's Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. We obtained Management's Discussion and Analysis prior to the date of this auditor's report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

MNP

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.
- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
- Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
- Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Jaspreet Chahal.

MNP LLP

Toronto, Ontario

Chartered Professional Accountants

April 1, 2019

Licensed Public Accountants

MNP

STATEMENTS OF FINANCIAL POSITION

As at Amounts in thousands of Canadian dollars (except per share amounts)	December 31, 2018	December 31, 2017
ASSETS		
Current		
Cash and cash equivalents	$ 6	$ 9,284
Distribution receivables *[note 4]*	—	341
Marketable securities *[note 5]*	169	368
Investments *[notes 6 & 16]*	1,000	—
Prepaid expenses, deposits and other receivables	61	68
Interest receivable	101	53
Total current assets	1,337	10,114
Investments *[notes 6 & 16]*	63,129	66,919
Total assets	$ 64,466	$ 77,033
LIABILITIES		
Current		
Accounts payable and accrued liabilities	$ 783	$ 208
Due to related parties *[notes 7 & 16]*	15,036	2,261
Accrued interest on convertible debentures	—	970
Convertible debentures *[notes 8 & 14c]*	—	28,556
Total current liabilities	15,819	31,995
Private debentures *[notes 9 & 14c]*	6,700	—
Total liabilities	22,519	31,995
SHAREHOLDERS' EQUITY		
Share capital *[note 10]*	134,357	134,429
Equity component of convertible debentures *[note 8]*	—	2,151
Contributed surplus	81,479	79,131
Deficit	(173,889)	(170,673)
Total shareholders' equity	41,947	45,038
Total liabilities and shareholders' equity	$ 64,466	$ 77,033
Net Asset Value per share *[notes 2 & 20]*	$ 7.21	$ 7.74

See accompanying notes, which are an integral part of these financial statements.

On behalf of the Board of Directors:

"Corey Delaney"
Director

"Henry Kneis"
Director

DIFFERENCE CAPITAL FINANCIAL INC.
3

STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

Years ended December 31, Amounts in thousands of Canadian dollars (except for common shares and per share amounts)		2018		2017
NET REALIZED AND UNREALIZED GAIN (LOSS)				
Net realized gain (loss) on disposal of investments and marketable securities	**$**	**619**	$	(1,391)
Net change in unrealized gain on investments and marketable securities		**930**		4,593
		1,549		3,202
OTHER INCOME				
Advisory fees		**40**		—
Interest, dividends and other income *[note 16]*		**584**		1,602
(Loss) gain on repurchase and redemption of convertible debentures *[note 8]*		**(176)**		9
		448		1,611
EXPENSES				
Employee compensation and benefits *[note 19]*		**1,650**		1,271
Professional fees		**920**		811
General and administrative		**333**		371
Provision for uncollectible receivables		**—**		186
Harmonized sales tax		**—**		89
Financing costs		**2,229**		3,230
Transaction costs		**81**		36
Total expenses		**5,213**		5,994
Net loss and comprehensive loss	**$**	**(3,216)**	$	(1,181)
Weighted average number of common shares outstanding *[note 18]*				
Basic and diluted		**5,815,924**		5,838,349
Loss per share *[note 18]*				
Basic and diluted		**$(0.55)**		$(0.20)

See accompanying notes, which are an integral part of these financial statements.

DIFFERENCE CAPITAL FINANCIAL INC.
4

STATEMENTS OF CHANGES IN EQUITY

Years ended December 31, Amounts in thousands of Canadian dollars	2018	2017
Share capital		
Balance, beginning of the year	**$ 134,429**	$ 135,397
Normal course issuer bid common shares repurchased and cancelled *[note 10]*	**(72)**	(968)
Balance, December 31	**134,357**	134,429
Equity component of convertible debentures		
Balance, beginning of the year	**2,151**	2,180
Normal course issuer bid convertible debentures repurchased and cancelled *[note 8]*	**(2,151)**	(29)
Balance, December 31	**—**	2,151
Contributed surplus		
Balance, beginning of the year	**79,131**	78,143
Stock option expense *[note 12]*	**131**	178
Normal course issuer bid common shares repurchased and cancelled *[note 10]*	**66**	799
Normal course issuer bid convertible debentures repurchased and cancelled *[note 8]*	**2,151**	11
Balance, December 31	**81,479**	79,131
Deficit		
Balance, beginning of the year	**(170,673)**	(169,492)
Net loss	**(3,216)**	(1,181)
Balance, December 31	**(173,889)**	(170,673)
Net change in equity during the year	**(3,091)**	(1,190)
Equity, beginning of the year	**45,038**	46,228
Balance, December 31	**$ 41,947**	$ 45,038

See accompanying notes, which are an integral part of these financial statements.

DIFFERENCE CAPITAL FINANCIAL INC.
5

STATEMENTS OF CASH FLOWS

Years ended December 31, Amounts in thousands of Canadian dollars		2018		2017
OPERATING ACTIVITIES				
Net loss for the year	$	**(3,216)**		(1,181)
Items not affecting cash:				
Net realized (gain) loss on disposal of investments and marketable securities		**(619)**		1,391
Net change in unrealized gain on investments and marketable securities		**(930)**		(4,593)
Amortization of financing costs on convertible debentures		**475**		883
Loss (gain) on repurchase/redemption of convertible debentures		**176**		(9)
Conversion of interest revenue into equities and debentures		**(281)**		(498)
Stock option expense *[note 12]*		**131**		178
Net change in non-cash working capital balances		**(2,416)**		4,847
Purchase of marketable securities		**—**		(2,224)
Proceeds from disposal of marketable securities		**485**		584
Purchase of investments		**(5,933)**		(5,549)
Proceeds from disposal and maturity of investments		**10,989**		5,251
Cash (used in) operating activities		**(1,139)**		(920)
FINANCING ACTIVITIES				
Proceeds from issuance of private debentures *[note 9]*		**6,700**		—
Proceeds from related party loans *[notes 7 and 16]*		**14,226**		
Redemption of convertible debentures *[note 8]*		**(29,161)**		—
Normal course issuer bid common shares repurchased and cancelled *[note 10]*		**(9)**		(171)
Normal course issuer bid convertible debentures repurchased and cancelled *[note 8]*		**—**		(394)
Cash used in financing activities		**(8,244)**		(565)
Net (decrease) in cash during the year		**(9,383)**		(1,485)
Cash and cash equivalents, beginning of the year		**9,284**		10,848
Effect of exchange rate changes on cash and cash equivalents		**105**		(79)
Cash and cash equivalents, end of the year	$	**6**	$	9,284
Interest received	$	**570**	$	850
Dividends received		**13**		160
Interest paid		**1,754**		2,348

See accompanying notes, which are an integral part of these financial statements.

DIFFERENCE CAPITAL FINANCIAL INC.
6

SCHEDULE OF INVESTMENTS

Amounts in thousands of Canadian dollars	INVESTMENT TYPE	COUNTRY	December 31, 2018 AVERAGE COST $	FAIR VALUE $
FINANCIAL TECHNOLOGIES				
Carta Solutions Holding Corporation	equity securities & warrants	Canada	4,996	
Ethoca Solutions Inc.	equity securities	Canada	1,508	
Mogo Finance Technology Inc.	equity securities	Canada	10,408	
			16,912	14,729
HEALTHCARE				
BrainScope Company Inc.	equity securities	United States	1,950	
Cardiac Dimensions Pty. Ltd.	equity securities	United States	2,492	
			4,442	3,641
INTERNET				
BuildDirect.com Technologies Inc.	equity securities	Canada	8,509	
Vision Critical Communications Inc.	equity securities	Canada	4,997	
Scribble Technologies Inc.	equity securities	Canada	4,608	
Hootsuite Media Inc.	equity securities	Canada	2,080	
			20,194	8,716
MEDIA and MEDIA TECHNOLOGIES				
Blue Ant Media Inc.	equity securities	Canada	4,787	
Cricket Media Group Ltd.	convertible debentures	Canada	4,575	
			9,362	4,979
TECHNOLOGIES				
Vena Solutions	equity securities	Canada	4,677	
Baanto International Ltd.	equity securities	Canada	3,770	
Other	convertible debentures, equity securities	Canada & U.S.	751	
			9,198	15,927
OTHER				
Difference RM Holdings Corp.	equity securities	United States	6,320	
Waterloo Innovation Network LP	limited partnership units	Canada	2,000	
Wekerloo Developments Inc.	loan	Canada	1,000	
Other	convertible debentures, equity securities and units	Canada	546	
			9,866	16,138
TOTAL INVESTMENTS			**69,974**	**64,129**

DIFFERENCE CAPITAL FINANCIAL INC.
7

SCHEDULE OF INVESTMENTS (continued)

PORTFOLIO INVESTMENTS AND FAIR VALUE

Significant purchases, sales and changes in valuation of investments for the year ended December 31, 2018 included the following:

Baanto International Ltd. ("Baanto")
Based on peer group valuations as well as current and future revenue expectations at Baanto, the Company has reduced its carrying value of Baanto preference shares by $0.6 million.

Blue Ant Media Inc. ("Blue Ant")
The Company has reassessed the fair market value of its Blue Ant given reduced multiples of its peer group and recorded an unrealized loss of $0.8 million in 2018.

BrainScope Company Inc. ("BrainScope")
While it has made significant clinical progress, BrainScope raised additional capital subsequent to year-end that ranks in priority to the preferred shares held by the Company at December 31, 2018. The Company therefore reduced the December 31, 2018 carrying value of such BrainScope shares by $1.4 million. The Company later purchased $0.5 million of shares in this post-year-end offering by BrainScope (see Note 21).

Carta Solutions Holding Corporation ("Carta")
The Company made a new small bridge loan that was subsequently converted into Carta Class A preferred shares. An existing loan of $1.3 million, including accrued interest, was converted into Class B preferred shares. Common shares of Carta will be exchanged for Class C Preferred shares on a 1-for-3 basis.

Difference RM Holdings Corp. ("Difference RM")
The Company sold its ownership interest in the 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. As at December 31, 2018, the Company's carrying value in Difference RM reflects loan receivable and cash held by Difference RM USA Holding Inc. (see note 7 for additional details).

Ethoca Solutions Inc. ("Ethoca")
A revaluation due to revenue and product growth and positive secondary market activity has resulted in the Company increasing its carrying value of Ethoca by $2.8 million in 2018.

Mogo Finance Technology Inc. ("Mogo")
During the year ended December 31, 2018, the Company sold all of its $4.0 million of Mogo convertible debentures for no material gain, reinvested an additional $5.8 million in Mogo common shares and received $0.2 million worth of Mogo common shares in lieu of interest. The Company marks to market its investments in Mogo, resulting in approximately $4.2 million of unrealized loss in 2018.

Thunderbird Entertainment Inc. ("Thunderbird")
The Company sold its investment stake in Thunderbird and used the funds generated towards repayment of its Convertible Debentures. The Company recorded a realized loss of $0.3 million in its Thunderbird investments in 2018, partially offset by dividends received on its Thunderbird preferred shares.

TouchBistro Inc. ("TouchBistro")
The Company sold its investment in Touchbistro for gross proceeds of $1.0M, resulting in a realized gain of $0.8M.

Vena Solutions Inc. ("Vena")
In February 2018, the Company converted its Vena convertible debentures into common shares. Subsequent to year-end, the Company sold the majority of its common shares in Vena. Unrealized gain for 2018 on the Company's Vena investment was $8.3 million.

DIFFERENCE CAPITAL FINANCIAL INC.
8

SCHEDULE OF INVESTMENTS (continued)

Waterloo Innovation Network LP ("WIN Fund")
WIN Fund has chosen to write down to nil one of its two remaining investments as at December 31. The Company has estimated the impact to WIN Fund's net asset value and has reduced its carrying cost by $1.0 million in 2018.

Other
The Company wrote down its investments in ScribbleLive Technologies Inc. and Waterloo Innovation Network LP totalling $2.3M. The Company recorded $1.6 million of unrealized foreign currency translation gain in the Company's U.S. investments.

DIFFERENCE CAPITAL FINANCIAL INC.
9

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

1. COMPANY INFORMATION

Difference Capital Financial Inc. ("Difference Capital" or the "Company") is a publicly listed company on the Toronto Stock Exchange (TSX: DCF) incorporated and domiciled in Canada. The registered address of the Company is Wildeboer Dellelce Place, Suite 800, 365 Bay Street, Toronto, Ontario, M5H 2V1.

Difference Capital is an investment company focused on creating shareholder value through strategic investments in growth companies. The Company aims to generate medium- to long-term capital growth by investing in a diversified investment portfolio consisting predominantly of securities of private companies, particularly in the technology, media and healthcare sectors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These audited financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

These financial statements were authorized for issuance by the Board of Directors of Difference Capital on April 1, 2019. The following are the significant accounting policies used in the preparation of these financial statements:

Basis of presentation and going concern considerations

The financial statements of Difference Capital have been prepared on a going concern basis and under the historical cost convention, except for marketable securities and investments, which are measured at fair value. The financial statements are presented in Canadian dollars, which is also the Company's functional currency. These financial statements do not include adjustments to the carrying values of the assets and liabilities that would be necessary if the going concern assumption was not appropriate. Such adjustments could be material.

On June 15, 2018, the Company redeemed $15.0 million in principal amount of its convertible unsecured subordinated debentures (the "Convertible Debentures") outstanding and maturing on July 31, 2018. On July 31, 2018, the Company repaid the remaining $14.2 million principal amount of the Convertible Debentures (see Note 8 for additional disclosure on the redemption and repayment).

To fulfill its Convertible Debenture repayment obligation, the Company generated funds this year from the sale of investments, including its ownership interest in a 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. In addition, the Company issued a non-brokered private placement of senior debentures for aggregate gross proceeds of $6.7 million (see Note 9 for additional details on these "Private Debentures").

Management closely monitors the liquidity of its portfolio holdings and plans its cash usages methodically in order to satisfy its financial obligations and meet its working capital needs. In the fourth quarter of 2018 in particular, the Company sought to partially monetize one or more of its assets in order to generate cash. As at year-end, the Company had minimal cash resources and a working capital deficit. Nevertheless, the Company was able to meet its obligations to Private Debenture holders and vendors, and announced on January 9, 2019 that its cash position had increased dramatically as a result of the sale of the majority of its holdings in Vena (see Note 21). Immediately thereafter, the Company was able to redeem all of its Private Debentures eighteen months prior to their maturity (also see Note 21).

DIFFERENCE CAPITAL FINANCIAL INC.
10

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Due to the illiquid nature of the private and smaller capitalization public investments in the portfolio, the continued success of management's liquidity plan cannot be assured and may be subject to significant change.

Standards effective January 1, 2018

(i) IFRS 9 FINANCIAL INSTRUMENTS

Classification and subsequent measurement

On January 1, 2018, the Company adopted IFRS 9, *Financial Instruments* ("IFRS 9"), which replaces the guidance in IAS 39, *Financial Instruments: Recognition and Measurement* ("IAS 39").

The new standard provides a new approach for the classification of financial assets, which is based on the entity's business model for managing financial assets and the contractual cash flow characteristics of the financial assets.

Under IFRS 9, financial assets are classified as either fair value through profit or loss ("FVTPL"), fair value through other comprehensive income ("FVOCI"), or amortized cost; and financial liabilities are categorized as either FVTPL or amortized cost. For financial liabilities designated as fair value through profit or loss, IFRS 9 requires the presentation of the effects of changes in the liability's credit risk in other comprehensive income instead of net income. Classification and measurement of liabilities remains generally unchanged under IFRS 9.

Upon transition to IFRS 9, the Company's financial assets and financial liabilities previously classified as held-for-trading and those designated as fair value through profit and loss under IAS 39 are now categorized as FVTPL. All assets previously classified as loans and receivables and other liabilities under IAS 39 are now classified as amortized cost under IFRS 9. There were no changes in the measurement attributes for any of the financial assets and financial liabilities upon transition to IFRS 9.

The following is the new accounting policy for financial assets under IFRS 9:

Financial assets and financial liabilities are classified as either FVTPL or amortized cost.

The Company recognizes financial assets when it becomes party to the contractual provisions of the instrument. Financial assets are measured initially at their fair value plus, in the case of financial assets not subsequently measured at fair value through profit or loss, transaction costs that are directly attributable to their acquisition. Transaction costs attributable to the acquisition of financial assets subsequently measured at fair value through profit or loss are expensed in profit or loss when incurred. Regular way purchases and sales of financial assets are recognized at their trade date. The Company classifies its investments, marketable securities, and cash and cash equivalents at fair value through profit or loss. After recognition, financial assets measured at fair value with unrealized gains or losses presented in the statement of loss and comprehensive loss in the period in which they arise. All other financial assets, including distribution receivables, deposits and other receivables, and interest receivable, are measured at amortized cost. All financial liabilities, including accounts payables and accrued liabilities, due to related parties, private debentures and convertible debentures, are classified at amortized cost using the effective interest rate method.

DIFFERENCE CAPITAL FINANCIAL INC.
11

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Standards effective January 1, 2018 (continued)

Business model assessment

The Company assesses the objective of its business model for holding a financial asset at a level of aggregation which best reflects the way the business is managed and information is provided to management. Information considered in this assessment includes stated policies and objectives.

Contractual cash flow assessment

The cash flows of financial assets are assessed as to whether they are solely payments of principal and interest on the basis of their contractual terms. For this purpose, 'principal' is defined as the fair value of the financial asset on initial recognition. 'Interest' is defined as consideration for the time value of money, the credit risk associated with the principal amount outstanding, and other basic lending risks and costs. In performing this assessment, the Company considers factors that would alter the timing and amount of cash flows such as prepayment and extension features, terms that might limit the Company's claim to cash flows, and any features that modify consideration for the time value of money.

Impairment of Financial Assets

IFRS 9 replaces the "incurred loss" model in IAS 39 with an expected credit loss model ("ECL"). The new impairment model applies for all financial assets measured at amortized cost, contract assets, debt investments at FVOCI and certain off-balance sheet loan commitments and guarantees. The ECL model will generally result in an allowance for credit losses being recorded on financial assets regardless of whether there has been an actual loss event. Under IFRS 9, credit losses are recognized earlier than under IAS 39. For assets in the scope of the IFRS 9 impairment model, impairment losses are generally expected to increase and become more volatile.

As of January 1, 2018, the Company recognizes loss allowances for expected credit loss on financial assets measured at amortized cost. The Company measures loss allowance at an amount equal to lifetime expected losses for financial assets which are credit impaired. The Company considers a financial asset to be credit impaired when the borrower is more than 90 days past due and when there is objective evidence that there has been a deterioration of credit quality to the extent the Company no longer has reasonable assurance as to the timely collection of the full amount of principal and interest or/and when the Company has commenced enforcement remedies available to it under its contractual agreements. Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the asset. The adoption of the ECL model on January 1, 2018 did not have a significant impact on the financial statements. No financial assets are impaired as of December 31, 2018.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the statement of financial position as a deduction from the gross carrying amount of the financial asset.

DIFFERENCE CAPITAL FINANCIAL INC.
12

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Standards effective January 1, 2018 (continued)

Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

The Company has elected not to restate its comparative financial information for the effect of applying IFRS 9, as permitted by transitional provisions within IFRS 9. There is no impact or adjustment to the current period's opening retained earnings and comparative information continues to be presented in accordance with IAS 39.

(ii) IFRS 15 REVENUE FROM CONTRACTS WITH CUSTOMERS

On January 1, 2018, the Company adopted IFRS 15, Revenue from Contracts with Customers ("IFRS 15").

The principles in IFRS 15 provide a more structured approach to measuring and recognizing revenue. The new guidance includes a five-step recognition and measurement approach, requirements for accounting of contract costs, and enhanced quantitative and qualitative disclosure requirements. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

The new standard did not have a material impact to the Company as interest and dividend income and gains or losses on investments and marketable securities are generated by transactions that are outside the scope of IFRS 15. The Company has no other sources of revenue outside of its investments.

Critical accounting estimates and judgments

The preparation of the Company's financial statements in accordance with IFRS requires management to make estimates and exercise judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Key areas of estimation where management has made difficult, complex or subjective judgments include the determination of the fair value of privately held investments, which include debt and equity securities.

Business model assessment under IFRS 9 and application of the fair value option

Determining the appropriate business model and assessing whether cash flows generated by an asset constitute solely payments of principal and interest (SPPI) is sometimes complex and may require significant judgement. The objective of the Company is to achieve long-term capital appreciation and its investment portfolio is managed on a fair value basis. The Company has assessed the business model, the manner in which the investment portfolio are managed and performance evaluated as a group on a fair value basis, and concluded that FVTPL in accordance with IFRS 9 provides the most appropriate measurement and presentation of the Company's investment portfolio.

Fair value of privately held investments

Estimating fair value requires that judgment be applied to the specific facts and circumstances of each investment. Actual results could differ from these estimates. Refer to Note 15, Fair Value Measurement, for specific disclosure on fair value estimation of privately held investments.

DIFFERENCE CAPITAL FINANCIAL INC.
13

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Critical accounting estimates and judgments (continued)

Equity-based compensation

The compensation expense for awards of stock options is estimated using the Black-Scholes option pricing model, which requires the use of assumptions. Further details regarding the assumptions used in the option pricing model are provided in Note 12.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation techniques are applied. These valuation techniques involve varying levels of management estimation and judgment, the degree of which is dependent on a variety of factors.

The fair value measurements underlying the carrying value of investments and marketable securities are classified within a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The level in the hierarchy within which the fair value measurement is categorized is determined on the basis of the lowest level input that is significant to the fair value measurement in its entirety. The fair value hierarchy has the following levels:

(i) Level 1 Quoted prices (unadjusted) in active markets for identical assets or liabilities. The type of investments and marketable securities included in this category are publicly traded equities, debt and securities sold short;

(ii) Level 2 Inputs other than quoted prices included within Level 1 that are observable for the asset, either directly or indirectly. The type of investments included in this category include less liquid and restricted equity securities and certain over-the-counter derivatives; and

(iii) Level 3 Inputs for the asset or liability that are not based on observable market data. Investments classified within this category consist of private equity and debt securities.

See Note 15, Fair Value Measurement, for additional disclosure of the Company's investments and marketable securities by the level in the fair value hierarchy into which the fair value measurement is categorized and the Company's valuation techniques that involve unobservable inputs.

Investments in associates and subsidiaries

The Company has determined that it meets the definition of an "investment entity" and as a result, it measures subsidiaries and associates at FVTPL as required by IFRS 10. An investment entity is an entity that obtains funds from one or more investors for the purpose of providing them with investment management services, commits to its investors that its business purpose is to invest funds solely for returns from capital appreciation, investment income, or both, and measures and evaluates the performance of substantially all of its investments on a fair value basis. The Company believes it meets all of the requirements listed above. Refer to Note 7 for specific disclosures related to investments in associates and subsidiaries.

DIFFERENCE CAPITAL FINANCIAL INC.
14

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Equity-based compensation

The Company has an incentive stock option plan (the "Stock Option Plan"), as amended and restated on June 13, 2013, for the directors, officers and employees of the Company.

The Company uses the fair value method to account for stock options. The fair value of stock options, determined on the grant date, using the Black-Scholes option pricing model, is expensed using the graded vesting method over the vesting period as compensation expense with a corresponding increase in contributed surplus. When the options are exercised, amounts originally recorded against contributed surplus as well as any consideration paid by the option holder is credited to share capital.

The amount recognized as compensation expense is adjusted to reflect the number of stock options for which the related service conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of stock options that meet the related service condition at the vesting date.

Cash and cash equivalents

Cash consists of deposits held with financial institutions and cash equivalents consist of bank term deposits with original maturities of three months or less.

Foreign currency translation

The value of assets and liabilities quoted in foreign currencies are translated into Canadian dollars at the exchange rate in effect on the relevant statement of financial position date. Purchases and sales of investments, income and expenses are translated into Canadian dollars at the foreign exchange rates prevailing on the dates of such transactions. Foreign exchange gains or losses are included in income in the period in which they occur.

Revenue recognition

Realized gain or loss on disposal of investments and marketable securities and unrealized gain or loss on investments and marketable securities are determined based on the weighted average cost. Interest income is recorded on an accrual basis. Dividend income is recognized on the ex-dividend date.

Earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated using the weighted average number of shares that would have been outstanding during the period had all potential common shares been issued at the beginning of the period, or when other potential dilutive instruments were granted or issued, if later. Refer to Note 18 for specific disclosures on earnings (loss) per share.

Income tax

Income tax expense is composed of current and deferred tax. Income tax expense is recognized in the statements of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity or other comprehensive income.

DIFFERENCE CAPITAL FINANCIAL INC.
15

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income tax (continued)

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences, and the carryforward of non-capital losses, can be utilized. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the tax laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same taxation authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future profit will allow the deferred tax asset to be recovered and/or the carrying value of temporary differences exceed their tax basis. Refer to Note 11 for specific disclosure on income taxes.

Convertible debentures

Convertible debentures are separated into their liability and equity components on the statements of financial position. The liability component is initially recognized at fair value, determined as the net present value of future payments of interest and principal, discounted at the market rate for similar non-convertible liabilities at the time of issue. The liability component is subsequently measured at amortized cost, using the effective interest method, until extinguished upon conversion, retraction, maturity or repurchase. The initial carrying value of the convertible debenture is allocated to its equity and liability components. The equity component is assigned the residual amount after deducting from the fair value of the convertible debt as a whole, the amount separately determined for the liability component. The value of the equity component is not remeasured subsequent to initial recognition. On conversion or upon expiration, the carrying value of the equity component is transferred to contributed surplus. Any directly attributable transaction costs associated with the convertible debentures are allocated to the liability and equity components in proportion to their initial carrying amounts. Refer to Note 8 for specific disclosure on convertible debentures.

Future accounting changes

The Company continues to monitor the potential changes proposed by the IASB and considers the impact changes in the standards would have on the Company's operations.

IFRS 16, *Leases* ("IFRS 16")

On January 13, 2016, the IASB issued IFRS 16 Leases. The new standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial adoption of IFRS 16. IFRS 16 will replace IAS 17 Leases.

DIFFERENCE CAPITAL FINANCIAL INC.
16

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Future accounting changes (continued)

This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. This standard substantially carries forward the lessor accounting requirements of IAS 17, while requiring enhanced disclosures to be provided by lessors.

The Company intends to adopt IFRS 16 in its financial statements for the annual period beginning on January 1, 2019. The extent of the impact of adoption of the standard is not expected to have a significant impact, as the Company has no material leases.

3. IMPAIRMENT

As at December 31, 2018, there were no interest or other receivables identified as impaired [2017 - nil]. The movements in the provision for impairment of interest and other receivables were as follows:

	$000
Provision, as at January 1, 2017	3
Provision for uncollectible receivables	183
Provision utilized	(186)
Provision, as at December 31, 2017 and December 31, 2018	**-**

Refer to Note 14 on credit risk, which discusses how the Company seeks to mitigate credit risk where possible.

4. DISTRIBUTION RECEIVABLES

Distribution receivables as at December 31, 2018 were nil, (2017 - $0.3 million). At the end of 2017, the distribution receivables represented funds held in escrow from the sale of BTI Systems Inc. to cover potential indemnification claims. The full escrow amount was received from BTI Systems Inc. in April 2018.

5. MARKETABLE SECURITIES

Marketable securities consist of the following:

As at December 31	2018 $000	2017 $000
Equity securities	169	368
	169	368

The remainder of this page is intentionally blank.

DIFFERENCE CAPITAL FINANCIAL INC.
17

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

6. INVESTMENTS

Investments consist of the following by investment type:

As at December 31	2018 $000	2017 $000
Equity securities	47,991	38,304
Convertible debentures	-	11,180
Debentures, loans and promissory notes	1,046	2,280
Partnership interests	340	1,320
Subsidiary holding real estate (Note 7)	-	13,835
Subsidiary holding intra-company loans & cash (Note 7)	14,752	-
	64,129	**66,919**

See Schedule of Investments on pages 7 to 9 for further details.

7. INVESTMENTS IN ASSOCIATES AND SUBSIDIARIES

Information about the Company's interests in unconsolidated associates and subsidiaries are as follows:

Name	Relationship	Principal Place of Business	Ownership interest and Voting Rights % December 31, 2018	December 31, 2017
Difference RM Holding Corp.	Subsidiary	United States	100%	100%
Gotham Analytics, LLC	Associate	United States	39%	39%
WG Limited	Associate	Canada	38%	38%

Difference RM Holding Corp. ("DRM") owns 100% of Difference RM Holding USA Inc. ("DRM USA"), which in turn owned 52% of Difference RM Properties LLC ("DRM Properties"). DRM Properties owned a 40% tenants-in-common interest in a 618 acre parcel of undeveloped land in the City of Rancho Mirage, California, immediately to the southeast of Palm Springs. In March 2018, DRM Properties sold its ownership interest in the undeveloped land for cash and a small residual interest in the acquiring entity. In June 2018, DRM Properties received cash proceeds from the sale of the residual interest in the acquiring entity.

During the quarter ended June 30, 2018, DRM Properties distributed the initial cash proceeds from the sale, representing approximately 95% of total proceeds, to its partners. During the quarter ended September 30, 2018, DRM Properties distributed the remaining cash proceeds from the sale to its partners and was then wound up. As at December 31, 2018, the Company's carrying value in DRM reflects the cash and loan receivable held by DRM USA.

The Company paid withholding taxes, legal, professional, and other fees and expenses on behalf of DRM Properties and recovered these amounts from DRM Properties throughout the year. During the year ended December 31, 2018, the Company paid $3.4 million in withholding taxes and expenses on behalf of DRM Properties [2017 - $0.4 million] and received nil [2017 - $0.2 million] through capital calls. As at December 31, 2018, there were no payables to or receivables from DRM Properties as the latter had been wound up in September 2018 [2017 – $2.3 million payable].

In June 2018, the Company received a loan advance of USD 5.5 million ($7.1 million) from DRM USA from the proceeds of the land sale. The Company received from DRM USA a further USD 5.3 million ($6.9 million) in loan advances during the balance of the year. As at December 31, 2018,

DIFFERENCE CAPITAL FINANCIAL INC.
18

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

7. INVESTMENTS IN ASSOCIATES AND SUBSIDIARIES (continued)

the outstanding principal amount of loan payable was USD 10.7 million ($14.6 million). The loan is payable on demand and bears an interest rate of 2.32% per annum. The Company expects to repay the loan advance in the second quarter of 2019 upon the winding up of DRM USA.

The Company has no current commitments or intentions to provide financial or other support, including commitments or intentions to assist the subsidiaries in obtaining financial support, to the associates and subsidiaries listed above.

8. CONVERTIBLE DEBENTURES

In July 2013, the Company issued the "Convertible Debentures" in an aggregate principal amount of $56.1 million.

The Convertible Debentures matured on July 31, 2018 and bore interest at a rate of 8% per annum payable January 31, 2014 and semi-annually thereafter. Subsequent to the Consolidation (as defined in Note 10), each $1,000 principal amount of the Convertible Debentures was convertible into 34.78 common shares of the Company, at the option of the holder, representing a conversion price of $28.75 per share. On or after July 31, 2017 and prior to the maturity date, the Convertible Debentures were redeemable in whole or in part at the option of the Company on not more than 60 days and not less than 30 days prior notice at a price equal to their principal amount plus accrued and unpaid interest. The Convertible Debentures were compound financial instruments that consisted of the debt instrument and the equity conversion feature. At initial recognition, the Company allocated the proceeds between liabilities and equity. The allocation was performed by first estimating the fair value of the Convertible Debentures, which was the liability in absence of the conversion feature using a market rate of interest of 10%. The Company then used the residual method to determine the value of the equity component represented by the conversion feature. The amounts allocated between liabilities and equity, net of transaction costs, were $48.7 million and $4.1 million, respectively.

On December 13, 2016, the Company received approval from the TSX to renew its NCIB ("2017 Debentures NCIB") to repurchase its Convertible Debentures. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its Convertible Debentures during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2017 Debentures NCIB. Outside of these pre-determined blackout periods, debentures were purchased in accordance with management's discretion. Pursuant to the policies of the TSX, the Company was authorized to acquire up to $3.2 million principal amount of its Convertible Debentures, representing 10% of the public float of the outstanding Convertible Debentures. The 2017 Debentures NCIB expired on December 14, 2017.

On January 29, 2018, the Company received approval from the TSX to renew its NCIB ("2018 Debentures NCIB") to repurchase its Convertible Debentures. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its Convertible Debentures during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2018 Debentures NCIB. Outside of these pre-determined blackout periods, debentures were purchased in accordance with management's discretion. Pursuant to the policies of the TSX, the Company was authorized to acquire up to $2.9 million principal amount of its Convertible Debentures, representing 10% of the public float of the outstanding Convertible Debentures. The 2018 Debentures NCIB expired on July 31, 2018.

DIFFERENCE CAPITAL FINANCIAL INC.
19

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

8. CONVERTIBLE DEBENTURES (continued)

In connection with the NCIBs described above, the Company repurchased no Convertible Debentures during the year ended December 31, 2018 [2017 – $0.4 million principal amount], for an aggregate consideration of nil [2017 – $0.4 million]. Out of the amount paid, nil was recorded as a reduction to the liability component of the Convertible Debentures [2017 – $0.4 million], nil was recorded as a reduction to the equity component of the Convertible Debentures [2017 – $0.0 million], nil was recorded as a gain on repurchase of convertible debentures in the statements of income (loss) and comprehensive income (loss) [2017 – $0.0 million], and nil was recorded as an increase in contributed surplus [2017 – $0.0 million].

On June 15, 2018 (the "Redemption Date"), the Company redeemed $15.0 million of its outstanding principal amount of the Convertible Debentures. The Convertible Debentures were redeemed at par, plus accrued and unpaid interest up to but excluding the Redemption Date. On July 31, 2018, the Company repaid the remaining $14.2 million principal amount of the Convertible Debentures. Of the amounts paid to redeem or repay the Convertible Debentures, $29.0 million was recorded as a reduction to the liability component of the Convertible Debentures [December 31, 2017 – nil], $2.2 million was recorded as a reduction to the equity component of the Convertible Debentures [December 31, 2017 – nil], $0.2 million was recorded as a loss on repurchase and redemption of convertible debentures in the statements of income (loss) and comprehensive income (loss) [December 31, 2017 – nil], and $2.2 million was recorded as an increase in contributed surplus [December 31, 2017 – nil].

The changes in the liability component of the Convertible Debentures during the periods ended December 31, 2018 and 2017 were as follows:

	$000
Liability component, January 1, 2017	28,059
Accretion of discount	883
Normal course issuer bid repurchased and cancelled	(386)
Liability component, December 31, 2017	**28,556**
Accretion of discount	476
Convertible Debentures redeemed or repaid	(29,032)
Liability component, December 31, 2018	-

The changes in the principal amount of the Convertible Debentures outstanding during the periods ended December 31, 2018 and 2017 were as follows:

	$000
Principal amount, January 1, 2017	29,561
Normal course issuer bid repurchased and cancelled	(400)
Principal amount, December 31, 2017	**29,161**
Convertible Debentures redeemed or repaid	(29,161)
Principal amount, December 31, 2018	-

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DIFFERENCE CAPITAL FINANCIAL INC.
20

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

9. PRIVATE DEBENTURES

The Private Debentures were to mature on June 30, 2020 and bore an interest rate of 12% per annum calculated and payable quarterly, in arrears, in cash, on March 31st, June 30th, September 30th and December 31st (each an "Interest Payment Date") in each year commencing September 30, 2018.

Subsequent to December 31, 2018, all of the Private Debentures were redeemed (see note 21).

10. SHARE CAPITAL

The Company has two authorized classes of shares: an unlimited number of common shares without par value and an unlimited number of preference shares without par value, issuable in series. The common shares are listed for trading on the TSX. No preference shares have been issued.

A summary of the changes to the Company's share capital is as follows:

	Number of Shares	Stated Value $000
Common shares, January 1, 2017	5,858,637	135,397
Normal course issuer bid repurchased and cancelled	(41,916)	(968)
Common shares, December 31, 2017	5,816,721	134,429
Normal course issuer bid repurchased	(3,100)	(72)
Common shares, December 31, 2018	**5,813,621**	**134,357**

On September 13, 2016, the Company received approval from the TSX to renew its normal course issuer bid ("2016 Common Shares NCIB") to repurchase its common shares. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its common shares during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2016 Common Shares NCIB. Outside of these pre-determined blackout periods, shares were purchased in accordance with management's discretion. Pursuant to the policies of the TSX, the Company was authorized to repurchase up to 1.6 million of its pre-Consolidation common shares, representing 10% of the public float of the outstanding common shares. The 2016 Common Shares NCIB expired on September 14, 2017.

DIFFERENCE CAPITAL FINANCIAL INC.
21

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

10. SHARE CAPITAL (continued)

On January 29, 2018, the Company received approval from the TSX to renew its normal course issuer bid ("2018 Common Shares NCIB") to repurchase its Common Shares. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its Common Shares during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2018 Common Shares NCIB. Outside of these pre-determined blackout periods, shares were purchased in accordance with management's discretion. Pursuant to the policies of the TSX, the Company was authorized to repurchase up to 301,251 of its Common Shares, representing 10% of the public float of the outstanding Common Shares. The 2018 Common Shares NCIB expired on January 30, 2019.

In connection with the 2018 Common Shares NCIB, the Company repurchased 3,100 common shares during the year ended December 31, 2018 [2017 – 41,916] at an average cost of $2.76 per common share [2017 – $4.04] for total consideration of $72,000 [2017 – $171,000]. Contributed surplus was increased by $0.1 million [2017 – $0.8 million] for the cost of the common shares repurchased below their stated value. As of December 31, 2018, the Company is holding the 3,100 shares repurchased as treasury shares.

11. INCOME TAXES

As at December 31, 2018, the Company has unrecognized deductible temporary differences and tax losses consisting of: capital losses of approximately $210 million [2017 – $191 million], unrealized capital losses of approximately $6.5 million [2017 - $12.5 million], and non-capital losses of approximately $50.9 million [2017 – $47.3 million] that may be carried forward to reduce income taxes in future years. If not utilized, the non-capital losses will expire as follows:

2026	283,559
2027	1,673,226
2028	2,982,447
2029	3,447,337
2030	1,120,101
2031	978,440
2032	2,309,061
2033	3,890,342
2034	11,363,927
2035	4,925,779
2036	9,113,968
2037	5,188,526
2038	3,591,137
	50,867,850

The Company has not recognized any of these benefits in the financial statements as it is uncertain that these tax benefits will be utilized in the foreseeable future and accordingly, the Company has not recognized any tax recoveries in its financial statements.

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DIFFERENCE CAPITAL FINANCIAL INC.
22

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

11. INCOME TAXES (continued)

Rate Reconciliation (amounts in $000s)
A reconciliation of accounting loss to tax expense is as follows:

	2018	2017
Loss before tax	$(3,216)	(1,181)
Combined statutory Canadian federal and provincial income tax rate	26.5%	26.5%
Provision for (recovery of) income taxes based on statutory tax rate	(852)	(313)
Increase (decrease) in income taxes resulting from		
Non-deductible items	24	(329)
Tax benefits not recognized	3,351	642
Prior year adjustment	(2,523)	-
Tax provision for (recovery of) income taxes	-	-

12. STOCK OPTION PLAN

The Company has an incentive stock option plan (the "Stock Option Plan"), as amended and restated on June 30, 2013, for the directors, officers and employees of the Company.

During the year ended December 31, 2018, the Company granted 271,000 options [2017 – nil] to its directors, officers and employees. In March 2018, the Company granted 75,000 options to its three independent directors. Each March 2018 Series option is exercisable for a ten-year period, expiring March 5, 2028, to acquire one common share at a price of $3.00 per share. In November 2018, the Company granted 196,000 options to its officers and directors. Each November 2018 Series option is exercisable for a ten-year period, expiring November 28, 2028, to acquire one common share at a price of $2.50 per share. 405,000 options were granted in March 2016 to the Company's directors, officers and employees. Each March 2016 Series option is exercisable for a ten-year period, expiring March 13, 2026, to acquire one common share at a price of $6.70 per share. One-third of the options of all series vested immediately; one-third of the options vest on the first anniversary of the grant date; and one-third of the options vest on the second anniversary of the grant date.

As at December 31, 2018, an additional 45,362 options [2017 – 240,005] could have been granted under the Company's Stock Option Plan.

The fair value of the March 2018 Series and November 2018 Series of options was estimated at $1.17 and $0.75 per option, respectively, using the Black-Scholes option pricing model. The following inputs were used:

Series of option grant	March 2018	November 2018
Risk-free interest rate	2.20%	2.33%
Expected dividend yield	0%	0%
Expected share price volatility	45%	45%
Expected option life (years)	5	5
Expected forfeiture rate	9%	9%

DIFFERENCE CAPITAL FINANCIAL INC.
23

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

12. STOCK OPTION PLAN (continued)

Due to the short time the Company has been in existence, expected share price volatility was based on a weighted average historical share price volatility of the Company as well as a selection of peers. The weighted average expected life of the options was based on expectations of future employee behaviour. The Company estimates a 9% annual forfeiture rate based on expectation of future forfeitures. The Company will adjust the impact of the revision of original forfeiture estimates, if any, in the statements of loss and comprehensive loss, with a corresponding adjustment to equity.

	Number of options	Weighted average exercise price
Options outstanding, January 1, 2017	405,000	$6.70
Options exercisable, January 1, 2017	135,000	$6.70
Options granted	-	-
Options cancelled	(55,000)	$6.70
Options outstanding, December 31, 2017	350,000	$6.70
Options exercisable, December 31, 2017	270,000	$6.70
March 2018 Series Options granted	75,000	$3.00
November 2018 Series Options granted	196,000	$2.50
Options cancelled	(85,000)	$6.70
Options outstanding, December 31, 2018	**536,000**	**$4.65**
Options exercisable, December 31, 2018	**355,333**	**$5.67**

The equity-based compensation expense under the share option plan for the year ended December 31, 2018 of $0.1 million [2017 – $0.2 million] has been included in employee compensation and benefits.

Options outstanding and exercisable as at December 31, 2018 and 2017 are as follows:

	Expiry date	Exercise Price	Options Outstanding	Options Exercisable
2018	Mar 2026	$6.70	265,000	265,000
	Mar 2028	$3.00	75,000	25,000
	Nov 2028	$2.50	196,000	65,333
2017	Mar 2026	$6.70	350,000	270,000

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DIFFERENCE CAPITAL FINANCIAL INC.
24

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

13. FINANCIAL ASSETS AND FINANCIAL LIABILITIES

The following tables present the carrying amounts of the Company's financial assets and financial liabilities by category under IFRS 9:

As at December 31, 2018	FVTPL $000	amortized cost $000	Total $000
Assets			
Marketable securities	169	-	169
Investments	64,129	-	64,129
Cash and cash equivalents	-	6	6
Prepaid expenses, deposits and other receivables	-	61	61
Interest receivable	-	101	101
Total Financial Assets	**64,298**	**168**	**64,466**
Liabilities			
Accounts payable and accrued liabilities	-	783	783
Due to related parties	-	15,036	15,036
Private debentures	-	6,700	6,700
Total Financial Liabilities	-	**22,519**	**22,519**

Under IAS 39:

As at December 31, 2017	Held for Trading $000	FVTPL Designated at Inception $000	Total $000	Loans, receivables and other liabilities $000	Total $000
Assets					
Marketable securities	368	-	368	-	368
Investments	-	66,919	66,919	-	66,919
Cash and cash equivalents	-	-	-	9,284	9,284
Distribution receivables	-	-	-	341	341
Prepaid expenses, deposits and other receivables	-	-	-	68	68
Interest receivable	-	-	-	53	53
Total Financial Assets	**368**	**66,919**	**67,287**	**9,746**	**77,033**
Liabilities					
Accounts payable and accrued liabilities	-	-	-	208	208
Due to related party	-	-	-	2,261	2,261
Accrued interest on convertible debentures	-	-	-	970	970
Convertible debentures	-	-	-	28,556	28,556
Total Financial Liabilities	-	-	-	**31,995**	**31,995**

DIFFERENCE CAPITAL FINANCIAL INC.
25

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

14. RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS

The Company's business activities expose it to a variety of financial risks: market risk (which includes interest rate risk, currency risk, and price risk), credit risk, and liquidity risk. The following is a description of these risks and how they are managed:

a) Market risk

Market risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by the Company will fluctuate because of changes in market prices. Market risk includes the risk of changes in interest rates, currency exchange rates and changes in market prices due to factors other than interest rates or currency exchange rates, such as changes in equity prices, commodity prices or credit spreads.

Interest rate risk

The observable impacts on the fair values and future cash flows of financial instruments that can be directly attributable to interest rate risk include changes in net income from financial instruments whose cash flows are determined with reference to floating interest rates and changes in value of financial instruments whose cash flows are fixed in nature.

As at December 31, 2018, the Company holds the following fixed-rate debt instruments: (a) no convertible debentures [2017 – $11.2 million] with a weighted average interest rate of nil [2017 – 9.1%] and a weighted average term to maturity of nil [2017 – 1.2 years]; and (b) $1.0 million [2017 – $2.3 million] in loans with a weighted average interest rate of 10.0% [2017 – 4.6%] and a weighted average term to maturity of approximately 0.5 years [2017 – 0.0 years]. Should market interest rates rise, then the fair value of these convertible and non-convertible debentures may decrease. Conversely, should market interest rates fall, the fair value of these assets may increase. The effect of changes in interest rates on the fair value of these debt instruments is partially muted by the nature of the investments. Convertible debentures placed in early stage investees are typically less sensitive to changes in market interest rates than non-convertible debt instruments placed in more mature investees. Additionally, the economic exposure to interest rate risk is mitigated by the Company's intention to either convert the debentures into the related underlying equities or, in the case of non-convertible debentures, to hold the instrument until maturity.

As at December 31, 2018, if interest rates were higher by 1% per annum, the potential effect to the Company would be a decrease in net income of approximately $0.0 million [2017 – $0.1 million]. If interest rates were lower by 1% per annum, the potential effect would be an increase in net income of approximately $0.0 million [2017 – $0.1 million].

Currency risk

Changes in currency rates will affect the carrying value of financial instruments denominated in currencies other than the Canadian dollar. As at December 31, 2018, the Company is primarily exposed to foreign exchange risk through its US dollar denominated investments, net of its US dollar denominated debt, of $12.4 million [2017 – $24.6 million], which represent approximately 19.2% [2017 – 31.9%] of total assets. The Company does not currently hedge its foreign currency exposure. If the Canadian dollar strengthened or weakened by 5% in relation to the foreign currencies, such investments would decrease or increase in value by approximately $0.6 million, respectively [2017 – $1.2 million].

DIFFERENCE CAPITAL FINANCIAL INC.
26

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

14. RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS (continued)

Price risk

Price risk is the risk of variability in fair value due to movements in equity or market prices. The Company's marketable securities and investments are susceptible to price risk arising from uncertainties about their future values. If the fair value of these financial assets were to increase or decrease by 10%, the Company would incur an associated increase or decrease in net gain (loss) of approximately $6.4 million [December 31, 2017 – $6.7 million]. Refer to the Schedule of Investments and Notes 5 and 6 for additional details regarding the fair value of marketable securities and investments, respectively.

b) Credit risk

Credit risk is the risk of loss due to the failure of a borrower or counterparty to fulfill its contractual obligations. The Company's exposure to credit risk principally arises from the risk of non-payment of its debt investments or the interest due on debts provided to portfolio companies and its cash deposits held with a financial institution.

The table below analyzes the Company's maximum exposure to credit risk at the reporting date:

As at December 31	2018 $000	2017 $000
Cash and cash equivalents	6	9,284
Distribution receivables	-	341
Convertible debentures	-	11,180
Debentures, loans and promissory notes	1,046	2,280
Accrued interest	101	53
Other receivables	61	68
	1,214	**23,206**

Cash deposits are held through a large Canadian bank with a credit rating of AA.

The Company's debt investments are primarily invested in private growth companies in technology-related industries. Given the nature of lending to these types of businesses, no collateral is generally held in respect of these loans. In the event of a default on the Company's debt investments, the Company will bear a risk of loss of principal and accrued interest of the investment. The credit quality of these debts is based on the financial performance of the underlying businesses. A change in credit quality is reflected in the fair value of the debt instrument.

As at December 31, 2018, there were $0.0 million of debts overdue [2017 – $1.3 million]. For the year ended December 31, 2018, no unrealized losses [2017 – $1.3 million] were attributable to changes in credit risk of the debt instruments.

As at December 31, 2018, no distribution and interest receivables were past due [2017 – $0.3 million]. During the year ended December 31, 2018, no impairment in respect of interest receivable [2017 – $0.2 million] was taken.

c) Liquidity risk

Liquidity risk is the risk that the Company cannot meet a demand for cash or fund an obligation as it comes due. The Company aims to invest principally in private companies with a medium- to long-term investment horizon. These investments are inherently illiquid. Capital invested and potential capital gains are only realized when the investment is partially or fully sold, either

DIFFERENCE CAPITAL FINANCIAL INC.
27

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

14. RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS (continued)

Liquidity risk (continued)

through a merger and acqusition or initial public offering transaction, which can take years to materialize. For the majority of its investments, the Company has little to no control over the timing and management of the ultimate liquidity events.

The following are the contractual maturities of financial liabilities including estimated interest payments:

As at December 31, 2018	Less than one year $000	One to three years $000	Over three years $000	Total $000
Financial Liabilities				
Accounts payable and accrued liabilities	783	-	-	**783**
Due to related parties	14,867	-	-	**14,867**
Accrued interest	169	-	-	**169**
Private debentures	-	6,700	-	**6,700**
Total Financial Liabilities	**15,819**	**6,700**	**-**	**22,519**

As at December 31, 2017	Less than one year $000	One to three years $000	Over three years $000	Total $000
Financial Liabilities				
Accounts payable and accrued liabilities	208	-	-	**208**
Due to related parties	2,261	-	-	**2,261**
Accrued interest on convertible debentures	970	-	-	**970**
Convertible debentures	29,161	-	-	**29,161**
Total Financial Liabilities	**32,600**	**-**	**-**	**32,600**

Risk management

The Company manages risks on corporate investments through its approach to planning, setting of investment criteria, performance of due diligence on investment opportunities and oversight responsibilities with existing investee companies and by conducting activities in accordance with investment policies that are approved by the Board of Directors. The Company seeks to mitigate company specific business risk by investing, where possible, in the highest ranking securities in the capital structure, so as to rank ahead of the common shares of the issuer. The Company seeks to mitigate credit risk by investing, where possible, in senior debt securities and/or by limiting the amount of debt that may rank ahead of, or pari passu to, the securities being purchased. The Company seeks to mitigate interest rate risk by investing in relatively short duration convertible debentures and conventional debt – typically no longer than three years in term. The Company considers exposure to foreign currency assets as a hedge against the possible decrease in the value of the Canadian dollar.

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DIFFERENCE CAPITAL FINANCIAL INC.
28

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

15. FAIR VALUE MEASUREMENT

The following tables summarize the valuation of the Company's financial assets and liabilities reported at fair value by the fair value hierarchy levels described in Note 2, Summary of Significant Accounting Policies:

As at December 31, 2018	Level 1 $000	Level 2 $000	Level 3 $000	Total $000
Equities	7,958	-	40,203	48,161
Debentures, loans and promissory notes	-	-	1,046	1,046
Partnership interest	-	-	340	340
U.S. subsidiary holding intracompany debt	-	-	14,752	14,752
Total Financial Assets	**7,958**	**-**	**56,341**	**64,299**

As at December 31, 2017	Level 1 $000	Level 2 $000	Level 3 $000	Total $000
Equities	6,379	-	32,293	38,672
Convertible debentures	-	4,805	6,375	11,180
Debentures, loans and promissory notes	-	-	2,280	2,280
Partnership interest	-	-	1,320	1,320
U.S. subsidiary holding real estate	-	-	13,835	13,385
Total Financial Assets	**6,379**	**4,805**	**56,103**	**67,287**

Transfers between levels of the fair value hierarchy are deemed to have occurred at the date of the event or change in circumstance that caused the transfer. Transfers from Level 1 to Level 3 were $0.1 million for the year ended December 31, 2018 (2017 – nil). There were no other transfers between the various levels of the fair value hierarchy for the years ended December 31, 2018 and 2017.

Fair value estimation

On a quarterly basis, the Company utilizes a valuation committee, consisting of members from management, investment and finance, to review and approve the valuation results of every position in the portfolio. The Company may also engage an independent valuation firm to perform an independent valuation in situations where it requires additional expertise. The valuation results are reviewed with the audit committee as part of its quarterly approval of the Company's financial statements.

The fair value of the Company's marketable securities and investments are determined as follows:

Listed securities

The fair value of securities traded in active markets are based on quoted market prices at the close of trading on the reporting date. The Company uses the last traded market price where the last traded price falls within the bid-ask spread. In circumstances where the last traded price is not within the bid-ask spread, the Company determines the point within the bid-ask spread that is most representative of fair value based on the specific facts and circumstances. The fair value of securities that are subject to trading restrictions are recorded at a value that takes into account the length and nature of the restrictions.

DIFFERENCE CAPITAL FINANCIAL INC.
29

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

15. FAIR VALUE MEASUREMENT (continued)

Unlisted securities

For investments that are not publicly traded, subsequent to initial recognition, the fair value of these investments is determined by the Company using the most appropriate valuation methodology in light of the nature, facts and circumstances of the investment and its materiality in the context of the total investment portfolio.

For unlisted equity instruments:

- Investments in which there has been a recent or in-progress funding round involving significant financing from external investors are valued at the price of the recent funding, whereby the various shareholder categories rights are taken into account in the valuation. The price is adjusted, where appropriate, if an external investor is motivated by strategic considerations.

- Investments in which there has been a recent financing round involving only existing investors participating proportionally to their existing investments are examined as to whether specific conditions exist that could reduce the reliability of this financing round as an indication of real value. An internal financing with investors at a lower price than the valuation at the previous reporting date may indicate a decrease in value and is taken into consideration.

- Investments that have achieved an exit after the valuation date but before finalization of the financial statements are valued based on the exit valuation, if the exit valuation was reasonably evident at the measurement date.

- Investments in which there has been a recent private secondary market trade of meaningful volume and the transaction is undertaken by a sophisticated, arm's-length investor are valued at the price of the recent trade and are adjusted, as appropriate, if the purchaser is motivated by strategic considerations.

- Investments in established portfolio companies for which there has not been any recent independent funding or secondary private market transaction are valued by using revenue or earnings multiples. When valued on a multiple basis, the maintainable revenue or earnings of a portfolio company are multiplied by an appropriate multiple. The multiple is derived from the market capitalization of a peer group. Companies are selected for the peer group that are comparable with the portfolio company to be valued as to their business model and size. If the portfolio company to be valued differs in certain aspects compared with features of companies in the peer group, discounts or premiums are applied to the relevant multiple or resulting valuation.

- Investments in early-stage companies not generating sustainable revenue or earnings and for which there has not been any recent independent funding are valued using alternative methodologies. The Company considers investee company performance relative to plan, going concern risk, continued funding availability, comparable peer group valuations, exit market conditions and general sector conditions and calibrates its valuation of each investment as appropriate.

- Investments in limited partnerships are valued on the most recently available value of their net assets.

DIFFERENCE CAPITAL FINANCIAL INC.
30

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

15. FAIR VALUE MEASUREMENT (continued)

- For public company warrants (i.e., the underlying security of which is traded on a recognized stock exchange), valuation models such as the Black-Scholes model are used when there are sufficient and reliable observable market inputs. These market inputs include risk-free interest rate, exercise price, market price at date of valuation, expected dividend yield, expected life of the instrument and expected volatility of the underlying security. For private company warrants, the underlying security is not traded on a recognized stock exchange; therefore, fair value is determined consistent with other investments that do not have an active market, as described above.

Fair values for unlisted debt instruments are determined as follows:

- Loans, debentures and promissory notes issued by investees are generally valued at the price at which the instrument was issued. The Company regularly considers whether any indications of deterioration in the value of the underlying business exist, which suggest that the debt instrument will not be fully recovered. The Company may employ discounted cash flow analysis, market comparable analysis of listed debt instruments with similar credit quality or liquidation value analysis to determine the fair value of the debt instrument.

- Convertible debentures are valued at par if the price of the underlying common shares is less than the conversion price; valued as though converted to common shares if the price of the underlying common shares exceeds the conversion price; or valued using methodologies consistent to non-convertible debentures as discussed above.

The Company may apply a further illiquidity discount to the fair value of an investment if conditions exist that could make it challenging to monetize the investment in the near term at a price indicated by the valuation models. The amount of illiquidity discount applied requires considerable judgment and is based on the facts and circumstances of each investment.

The process of valuing investments for which no active market exists is inevitably based on inherent uncertainties, and the resulting values may differ significantly from values that would have been used had a ready market existed for the investments. These differences could be material to the fair value of investments in the portfolio.

The following table presents the changes in fair value measurements of investments classified as Level 3:

As at Year ended December 31	2018 $000	2017 $000
Opening balance, beginning of period	56,103	60,286
Purchases	179	1,852
Sales	(7,099)	(4,543)
Realized gain (loss)	506	(2,504)
Transfers	87	-
Change in unrealized gain	6,564	1,012
Balance, end of period	**56,340**	**56,103**
Total change in unrealized loss for investments held at end of year	**6,546**	**(1,492)**

DIFFERENCE CAPITAL FINANCIAL INC.
31

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

15. FAIR VALUE MEASUREMENT (continued)

The table below presents the valuation techniques and the nature of significant inputs used to determine the fair values of the Level 3 investments as at December 31, 2018:

INVESTMENT TYPE	FAIR VALUE	VALUATION TECHNIQUES	UNOBSERVABLE INPUTS	RANGE	WEIGHTED AVERAGE [3]	REASONABLE POSSIBLE SHIFT +/- IN UNOBSERVABLE INPUTS [4]	IMPACT TO VALUATION FROM CHANGES IN INPUTS +/- [4]
FINANCIAL TECHNOLOGIES							
Equity securities	802	Transaction price & Market Comparable companies	Third-party transactions [1] Revenue multiple [2]	0.5-4.0	2.7	+1.3/(2.2)	420/(690)
Equity securities	6,138	Market comparable companies [5]	Exit value Revenue multiple [2]	5-10x	7.6	+2.4/(2.6)	1,985/(2,117)
HEALTHCARE							
Equity securities	3,641	Transaction price	Third-party transactions [1]	N/A	N/A	N/A	N/A
INTERNET							
Equity securities	6,124	Transaction price	Third-party	88%-100%	100%	0/(12%)	0/(735)
Equity securities	2,592	Market comparable companies	Revenue multiple [2]	5-7x	5.3x	+1.7/(0.3)	832/(147)
Equity securities	-	Liquidation analysis	N/A	N/A	N/A	N/A	N/A
MEDIA/MEDIA TECHNOLOGIES							
Equity securities	4,979	Transaction price Market Comparable companies	Third-party transactions EBITDA multiple [2]	12.5-15x	15x	0/(2.5)	0/(350)
Convertible debentures	-	Liquidation analysis	N/A	N/A	N/A	N/A	N/A
TECHNOLOGIES							
Equity securities	15,227	Transaction price	Third-party transactions	N/A	N/A	N/A	N/A
Equity securities	700	Market comparable companies [6]	Revenue multiple [2]	0.5-0.66x	0.60x	+0.06/(0.1)	100/(190)
OTHER							
Subsidiaries holding cash and loan advance	14,752	Liquidation analysis	Estimated net realizable value	N/A	N/A	N/A	N/A
Limited partnership units	340	Net asset value analysis	Net asset value per unit	N/A	N/A	N/A	N/A
Debt	1,046	Transaction price	Purchase price	N/A	N/A	N/A	N/A

Represents investments valued based on quantitative and qualitative observations reflecting the current financial situation of the investment.

(1) Represents investments valued based on recent completed third-party transactions including external funding round, secondary market trades or merger/acquisition events near the measurement date, and those investments where such data is a significant factor in the valuation methodology.

(2) Represents investments valued using revenue or earnings multiples depending on the stage of development of the business. The revenue or earnings multiples are derived from the market capitalization of its peer group.

(3) Unobservable inputs were weighted based on the fair value of the investments included in the range.

(4) The impact to valuation from changes in inputs disclosed in the above table shows the relative increase or decrease in the input variables deemed to be subjected to the most judgment and estimate and the respective impact on the fair value of the investments. Changes in market comparable multiples, market yields, discount rates, each in isolation, would change the value of the Company's investments. Generally, an increase (decrease) in market yields or discount rates or decrease (increase) in market comparable multiples would result in a higher (lower) fair value of the Company's investments.

(5) The valuation methodology was changed from transaction price, as the last significant treasury issue of common shares occurred in 2015 and the issuer's revenue and business prospects have improved significantly since that time.

(6) The valuation methodology was changed from liquidation analysis as revenues had reached a point where a comparison to market companies provides a narrower range of valuation.

DIFFERENCE CAPITAL FINANCIAL INC.
32

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

16. RELATED PARTY TRANSACTIONS

On November 2, 2017, the Company made a $1.0 million short term loan (see Schedule of Investments, page 6, Other) to Wekerloo Developments Inc. ("WDI"), a private commercial real estate holding company wholly-owned by Michael Wekerle, the Company's Executive Chair who, directly and indirectly, owns approximately 47% of the Common Shares of the Company. The loan earned interest of 3.5% per annum and had an initial term of three months. WDI used the proceeds of the loan to make a payment towards the purchase of an interest in a commercial real estate investment in Waterloo, Ontario. As further consideration for making the loan, and at no additional cost, the Company had the right to become a 50% co-investor in such real estate investment. In February 2018, the Company extended the loan, plus accrued interest, to December 31, 2018 at 10%. The Company further extended the term of the loan to June 30, 2019.

On February 15, 2019, the Company exchanged its $1.0 million loan plus $0.1 million of accrued interest into 2.75% of the equity of WDI. The Company also invested a further $1.0 million into another 2.5% of the equity of WDI, giving the Company a 5.25% total ownership stake in the common shares of WDI based on an equity valuation of $40 million. In addition, WDI granted the Company a 2-year option to purchase another 5% of its common shares at a $50 million equity valuation.

See note 7 relating to the loan advance from DRM USA.

On October 2, 2018, a member of the Company's management, purchased directly and indirectly $1.0 million face value of the private debentures due June 30, 2020 in the over-the-counter secondary market. The private debentures were redeemed by DCF on January 17, 2019 as per their stated terms (see also note 21 with respect to redemption of private debentures).

On December 6, 2018, Mr. Wekerle made a $0.25 million loan to the Company on a demand basis at zero interest. The loan was repaid in full on January 11, 2019.

The Company currently holds common shares ("Mogo Shares") of Mogo Finance Technology Inc. ("Mogo"). With respect to its investment in Mogo, the Company is an associate of Mr. Wekerle. As of December 31, 2018, Mr. Wekerle holds an aggregate of 2,550,972 Mogo Shares directly and the Company holds 2,449,163 Mogo Shares. The two parties collectively have control or direction of an aggregate of 5,000,135 Mogo Shares, representing 21.5% of the issued and outstanding Mogo Shares.

Subsequent to the year-end, WDI provided a guarantee of loans totaling $25.3 million to wholly-owned corporations of Mr. Wekerle.

17. CAPITAL MANAGEMENT

The Company's objectives in managing capital are to maintain a capital structure that allows the Company to meet its growth objectives and build long-term shareholder value, while satisfying its financial obligations and meeting its working capital needs.

The Company's capital consists of shareholders' equity and the Private Debentures. The Company's management is responsible for the management of capital. The Company's Board of Directors is responsible for reviewing and approving the Company's capital policy and management.

The Company continued to prudently manage its liquidity and capital and, where desirable, deleverage its statement of financial position. The Company does not have any externally imposed capital requirements.

DIFFERENCE CAPITAL FINANCIAL INC.
33

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

17. CAPITAL MANAGEMENT (continued)

The Company's capital consists of the following:

As at December 31	2018 $000	2017 $000
Shareholders' equity	41,947	45,038
Convertible Debentures	-	28,556
Private Debentures	6,700	-
Total capital	**48,647**	**73,594**

18. BASIC AND DILUTED LOSS PER SHARE

The following table presents the calculation of basic and fully diluted income (loss) per common share for the years ended December 31:

$000 except for common shares and per share amounts	2018 $000	2017 $000
Basic loss per share		
Net loss	**(3,126)**	**(1,181)**
Weighted average common shares	5,815,924	5,838,349
Basic loss per share	**$(0.55)**	**$(0.20)**
Fully diluted income (loss) per share		
Net loss	**(3,126)**	**(1,181)**
Weighted average common shares after taking into effect dilutive convertible debentures and stock options	5,815,924	5,838,349
Fully diluted loss per share	**$(0.55)**	**$(0.20)**

In calculating fully diluted loss per common share for the years ended December 31, 2018 and 2017, the Company excluded 536,000 [2017 – 350,000] common shares related to outstanding stock options and 528,636 [2017 – 1,028,209] common shares from the conversion of the Convertible Debentures as their impact was anti-dilutive.

19. COMPENSATION OF KEY MANAGEMENT

The remuneration of directors and other key management personnel of the Company for the years ended December 31 was as follows:

	2018 $000	2017 $000
Short-term benefits	1,718	1,230
Stock options	131	158
Annual incentive plans	-	-
Total Compensation	**1,849**	**1,388**

In addition to their annual salary, key management personnel are entitled to an annual incentive cash bonus pool equivalent to 20% of the increase in investable assets over a hurdle rate of 3.0% per annum, with a perpetual high watermark beginning with investable assets as at December 31, 2014. Investable assets are determined by subtracting the aggregate fair value of the liabilities of the Company (excluding any convertible debentures or debenture issued by the Company) from the aggregate fair value of the assets of the Company on the date on which the calculation is being made. For the purposes of the annual incentive cash bonus calculation, investable assets exclude

DIFFERENCE CAPITAL FINANCIAL INC.
34

NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018 and 2017 (in Canadian dollars)

19. COMPENSATION OF KEY MANAGEMENT (continued)

any equity and debt capital raised or repurchased by the Company during the period in which the calculation is being made. Individual bonus pool allocations to management and employees are subject to Board approval. As at December 31, 2018, no accrual for the annual incentive bonus pool was made [2017 – nil].

20. NET ASSET VALUE

The financial statements contain references to "Net Asset Value" ("NAV"), which is a non-IFRS financial measure. The NAV is calculated by subtracting the aggregate fair value of the liabilities of the Company from the aggregate fair value of the assets of the Company on the date on which the calculation is being made and NAV per share is NAV divided by the total number of common shares of the Company outstanding as at the measurement date. The term NAV per share does not have any standardized meaning according to IFRS and therefore may not be comparable to similar measures presented by other companies.

21. SUBSEQUENT EVENTS

In January 2019, the Company sold the majority of its holdings in Vena and generated cash of $13.4 million.

The Company used some of the proceeds from its Vena disposition to redeem early its $6.7 million of private debentures in January 2019. Consistent with the terms of the debentures, holders were paid interest through to June 30, 2019, an aggregate of $0.4 million.

In January 2019, under the 2018 Common Shares NCIB, the Company repurchased 87,800 Common Shares at a price of $4.16 for total consideration of $0.4 million, bring Common Shares outstanding to 5,725,871.

In February 2019, the Company purchased 100,000 Mogo Shares, to hold 2,549,163 such shares, or 11.0% of Mogo's common shares outstanding. Mr. Wekerle and the Company together own 5,200,035 Mogo Shares or 22.4% of the Mogo common shares outstanding.

On February 15, 2019, the Company exchanged its $1.0 million loan plus $0.1 million of accrued interest into 2.75% of the equity of WDI. The Company also invested a further $1.0 million into another 2.5% of the equity of WDI, giving the Company a 5.25% total ownership stake in the common shares of WDI based on an equity valuation of $40 million. In addition, WDI granted the Company a two-year option to purchase another 5% of its common shares at a $50 million equity valuation. (See note 16.)

February 27, 2019, the Company declared a special cash dividend of $0.10 to shareholders with a record date of March 22, 2019 and payable on April 5, 2019. The aggregate amount of the dividend is approximately $0.6 million.

In March 2019, WDI provided a guarantee of loans totaling $25.3 million to wholly-owned corporations of Mr. Wekerle (see note 16).

On March 12, 2019, MasterCard announced it had entered into an agreement to acquire Ethoca. The transaction will positively impact the Company's net asset value by approximately $4.3 million.

On April 1, 2019, the Company invested a further $0.5 million into preferred shares of BrainScope.

DIFFERENCE CAPITAL FINANCIAL INC.
35

SCHEDULE "O"
MANAGEMENT'S DISCUSSION AND ANALYSIS OF DCF

[Please see attached]

O-1

DIFFERENCE
CAPITAL

DIFFERENCE CAPITAL FINANCIAL INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

for the year ended December 31, 2018

April 1, 2019

TABLE OF CONTENTS

INTERNATIONAL FINANCIAL REPORTING STANDARDS 1
FORWARD-LOOKING STATEMENTS 1
NOTE REGARDING NON-IFRS FINANCIAL MEASURES 2
ABOUT DIFFERENCE CAPITAL 2
BUSINESS STRATEGY 3
2018 REVIEW 4
OUTLOOK 4
RESULTS OF OPERATIONS 5
LIQUIDITY AND CAPITAL RESOURCES 8
INVESTMENTS 9
MARKETABLE SECURITIES 10
RELATED PARTY TRANSACTIONS 11
CONTRACTUAL OBLIGATIONS 12
CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS 12
FUTURE ACCOUNTING CHANGES 15
RISK FACTORS AND RISK MANAGEMENT 15
OUTSTANDING SHARE DATA 22
DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING 22

MANAGEMENT'S DISCUSSION AND ANALYSIS

April 1, 2019

This Management's Discussion and Analysis ("MD&A") dated April 1, 2019 presents an analysis of the financial position of Difference Capital Financial Inc. ("Difference Capital" or the "Company") as at December 31, 2018, compared with December 31, 2017, and the results of operations for the year ended and quarter ended December 31, 2018, compared with the year ended and quarter ended December 31, 2017 and the quarter ended September 30, 2018. It is supplementary information and should be read in conjunction with the Company's audited financial statements and accompanying notes as at December 31, 2018 and unaudited interim financial statements and accompanying notes for the period ended September 30, 2018. All dollar amounts in this MD&A are reported in Canadian dollars, unless otherwise stated.

Regulatory filings for Difference Capital may be found on SEDAR at www.sedar.com, while other information related to the Company is published on the Company's website at www.differencecapital.com.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Company's financial statements for the year ended December 31, 2018 have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

FORWARD-LOOKING STATEMENTS

Certain information contained in this MD&A constitutes forward-looking information, which is information relating to possible events, conditions or results of operations of the Company, which are based on assumptions about future economic conditions and courses of action and which are inherently uncertain. All information other than statements of historical fact may be forward-looking information. Forward-looking information is often, but not always, identified by the use of words such as "seek", "anticipate", "budget", "plan", "continue", "estimate", "expect", "forecast", "may", "will", "project", "predict", "potential", "target", "intend", "could", "might", "should", "believe", and similar words or phrases (including negative variations) suggesting future outcomes or statements regarding an outlook. Forward-looking information in this MD&A includes, but is not limited to, statements with respect to: the Company's investment approach, objectives and strategy, including its focus on specific sectors; the structuring of its investments and its plans to manage its investments; the Company's financial performance; and its expectations regarding the performance of certain sectors.

Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking information. The Company believes that the expectations reflected in the forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct. Some of the risks and other factors which could cause results to differ materially from those expressed in forward-looking information contained in this MD&A include, but are not limited to: the nature of the Company's investments; the available opportunities and competition for its investments; the concentration of its investments in certain industries and sectors; the Company's dependence on its management team; risks affecting the Company's investments; global political and economic conditions; investments by the Company in private issuers which have illiquid securities; management of the growth of the Company; exchange rate fluctuations; and other risks and factors discussed in this MD&A under "Risk Factors".

1

Although the Company has attempted to identify important factors that could cause actual events or results to differ materially from those described in forward-looking information, there may be other factors that cause events or results to differ from those intended, anticipated or estimated. Readers are cautioned that the foregoing list of risks and factors is not exhaustive. The forward-looking information contained in this MD&A is provided as at the date of this MD&A, based upon the opinions and estimates of management and information available to management as at the date of this MD&A, and the Company undertakes no obligation to update publicly or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on forward-looking information contained in this MD&A.

NOTE REGARDING NON-IFRS FINANCIAL MEASURES

This document contains references to "Net Asset Value" (basic and fully diluted) ("NAV"), which is a non-IFRS financial measure. The basic NAV is calculated by subtracting the aggregate fair value of the liabilities of the Company from the aggregate fair value of the assets of the Company on the date on which the calculation is being made and NAV per share is NAV divided by the total number of common shares of the Company outstanding as at the measurement date. Fully diluted NAV is calculated by taking basic NAV and accounting for any dilutive impact of outstanding securities of the Company that are convertible into or exercisable for common shares. The term net asset value per share does not have any standardized meaning according to IFRS and therefore may not be comparable to similar measures presented by other companies. Management believes that the measure can provide information useful to its shareholders in understanding the Company's performance and facilitate the comparison of the results of its ongoing operations, and may assist in the evaluation of the Company's business, relative to that of its peers.

ABOUT DIFFERENCE CAPITAL

Difference Capital is an investment company focused on creating shareholder value through strategic investments in growth companies. The Company aims to generate medium to long-term capital growth by investing in a diversified investment portfolio consisting predominantly of securities of private companies, particularly in the technology, media and health care sectors ("Target Companies").

The Company believes that its continued growth and success is strongly linked to its management team and human capital in addition to its strong partnerships with current and potential investee partners. The Company has assembled a dynamic management team, which brings together different skillsets that uniquely position it to identify investment opportunities and add value to these investments, thus driving returns for its shareholders. The Company believes that having management aligned with shareholders will be a key driver of long-term performance. As of April 1, 2019 management and directors own just less than 50% of the Company's issued and outstanding common shares.

2

2018 REVIEW

The Company's portfolio strategy of investing in later-stage private growth companies was partially predicated on an occasional initial public offering ("IPO") window opening up to facilitate dispositions. While 2018 saw a better market than 2017 for IPOs in general industries, the number of IPOs in our focus segments of technology and media was very limited. This may be due to public market conditions, but also the significant availability of private capital that enables growth companies to stay private longer.

Management continues to believe that a number of our private investments are well positioned for growth and potential liquidity events in the next few years. Several of our investments have attracted significant investment from global investors and are well capitalized to pursue their growth plans.

During 2018, the Company generated liquidity from the disposition of its U.S. real estate and Thunderbird Entertainment Inc. ("Thunderbird") investments, and a $6.7 million non-brokered private placement of 12% senior debentures (the "Private Debentures"). The Company was therefore able to fully redeem the $29.2 million in principal amount of its 8% convertible unsecured debentures (the "Convertible Debentures") outstanding on or before July 31, 2018.

The Company benefited from a large valuation gain on Vena Solutions Inc. ("Vena"), the majority of which was sold in January 2019, equating to a life-to-date return of 4X capital invested. Positive developments at Ethoca Solutions Inc. ("Ethoca") and secondary market activity supported a significant valuation increase in this holding. Subsequent to the year-end, Mastercard announced that it entered into an agreement to acquire Ethoca. The Company achieved a 4X disposition on its Touchbistro Inc. ("Touchbistro") investment after three years, albeit on a small investment of $250,000. The Company also had small additional recoveries on BTI Systems and Lignol Energy, where it had expected nil. The portfolio also benefitted from the rise in value of its U.S.-denominated assets as the U.S. dollar performed very strongly against the Canadian dollar. Offsetting these gains were significant mark-to-market losses on Mogo Finance Technology Inc. ("Mogo") common shares and convertible debentures as these securities declined from a late-2017 bitcoin induced rally. Material fair value write-downs of private securities included Baanto International Ltd., Blue Ant Media Inc., BrainScope Company Inc., Carta Solutions Holding Corporation, Scribble Technologies Inc., and Waterloo Innovation Network LP, and totaled approximately $5.6 million.

OUTLOOK

Thanks to two significant transactions announced after the year-end, Vena and Ethoca, we have excess cash on the balance sheet and no debt for the first time since 2013. We will continue to seek opportunities to prudently monetize investments and generate cash to reinvest into selective existing holdings, new private opportunities and undervalued small-capitalization public technology companies. We are not expecting any further industry trade sales in the next two to three quarters, nor any immediate IPO exits from our portfolio. However, industry merger and acquisition activity in the next 9 to 18 months is quite possible, as are the opportunities for secondary sales.

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4

RESULTS OF OPERATIONS

SELECT ANNUAL INFORMATION:

($000's, except per share amounts)	Years Ended December 31		
	2018	**2017**	**2016**
Net realized gain (loss) on disposals of investments and marketable securities	$619	$(1,391)	$(16,507)
Net change in unrealized gain (loss) on investments and marketable securities	930	4,593	9,868
Net gain (loss) on investments and marketable securities	1,549	3,202	(6,639)
Other income	448	1,611	1,541
Total expenses & Financing Costs	(5,213)	(5,994)	(7,836)
Net income (loss)	(3,216)	(1,181)	(12,934)
Earnings (loss) per share	$(0.55)	$(0.20)	$(2.20)
Total assets	64,466	77,033	75,649
Total liabilities	22,519	31,995	29,421
Net asset value	41,947	45,038	46,228
Shares outstanding	5,816	5,817	5,859
Net asset value per share	$7.21	$7.74	$7.89
Share price	$3.30	$3.75	$4.15

Year Ended December 31, 2018

Net loss for the year ended December 31, 2018 was $3.2 million, or $0.55 per share compared to a net loss of $1.2 million, or $0.20 per share for the year ended December 31, 2017.

For the year ended December 31, 2018, the Company realized $0.6 million of net capital gain on investments and marketable securities. The realized capital gain was primarily attributed to the disposition of the Company's investment in TouchBistro ($0.8 million). The realized gains were partially offset by realized loss on the sale of Thunderbird preferred shares.

For the year ended December 31, 2017, the Company realized $1.4 million of net capital losses on investments and marketable securities. The realized capital losses were primarily attributed to the disposal of the Company's remaining business interest in WG Limited ("World Gaming") ($2.3 million). The realized losses were partially offset by realized gains on disposals of publicly traded investments during the year ($0.3 million) and the receipt of additional funds from the FemMed Pharmaceuticals Inc. ("FemMed") disposition originally made in 2016.

For the year ended December 31, 2018, the Company recorded $0.9 million of unrealized gain on investments and marketable securities. The significant changes in unrealized gain of the Company's investment portfolio during the year were as follows:

- An $8.3 million increase in the valuation of Vena Solutions due to the Vena's significant financing that closed in early January 2019, and to which the Company sold the majority of its Vena common shares;
- A $2.7 million valuation increase in Ethoca Solutions based on comparison of its operating metrics to comparable companies; and

5

- $1.6 million in unrealized currency gain on the Company's U.S. dollar denominated assets; offset by
- A reduction in value of Mogo common shares of $4.2 million;
- A reduction in unrealized gain in Mogo convertible debentures of $0.8 million; and
- unrealized fair value reductions ranging between $0.6 million and $1.4 million each for Baanto, Blue Ant, BrainScope, Carta Worldwide, ScribbleLive, and Waterloo Innovation Network LP, totalling $5.6 million.

For the year ended December 31, 2017, the Company recorded $4.6 million of unrealized gain on investments and marketable securities. The significant changes in unrealized gain of the Company's investment portfolio during the year were as follows:

- Subsequent to year-end, the Company sold its ownership interest in the 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. As at December 31, 2017, the carrying value in Rancho Mirage reflected the expected cash proceeds, net of U.S. corporate taxes, received from the closing of the sale. The Company recorded a $2.5 million unrealized gain in 2017;
- Subsequent to year-end, the Company sold its investments in Thunderbird. As at December 31, 2017, the Company's carrying value in Thunderbird reflects the cash proceeds received at the closing of the sale. The Company recorded an unrealized gain of $0.6 million in 2017;
- Marked-to-market gains of publicly listed investments and marketable securities including Mogo Finance Technology Inc. ("Mogo") of $3.9 million;
- Reversal of unrealized loss previously recorded on World Gaming ($2.3 million) that was realized when the investment was sold during the period; offset by
- Fair value write-downs on investments in Carta Solutions Holding Corporation ("Carta"), BuildDirect.com Technologies Inc. ("BuildDirect") and Cricket Media Group Ltd. totaling $4.0 million; and
- Unrealized loss on foreign exchange of the Company's investments in U.S. assets of $0.8 million.

Other income during the year ended December 31, 2018 was $0.4 million compared to $1.6 million in 2017 as the Company sold or converted a number of debentures and dividend generating securities in issuers such as BlueDrop, Vena, Carta, Mogo and Thunderbird.

Total expenses for the year ended December 31, 2018 were $5.2 million, compared to $6.0 million for the year ended December 31, 2017. The significant components of expenses were as follows:

- Financing costs for the year ended December 31, 2018 were $2.2 million compared to $3.2 million during the same period in 2017, as the Company redeemed its Convertible Debentures on June 15 and July 31 but also incurred interest on its Private Debentures issued on June 21, 2018.
- Compensation expense for the year ended December 31, 2018 was $1.6 million versus $1.3 million in 2017 as the Company accrued for severance costs in 2018 associated with terminating its acting CFO.
- Professional fees, which include audit, legal, accounting and directors' fees, for the year ended December 31, 2018 were $0.9 million compared to $0.8 million in 2017.

6

SUMMARY OF QUARTERLY RESULTS

($000's, except per share amounts)	2018				2017			
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net realized gain (loss) on disposals of investments and marketable securities	(100)	(22)	974	(234)	442	143	(2,236)	260
Net change in unrealized gain (loss) on investments and marketable securities	4,960	130	(1,786)	(2,373)	4,759	(3,045)	2,707	172
Net gain (loss) on investments and marketable securities	4,860	108	(812)	(2,607)	5,201	(2,902)	471	432
Other income	67	22	280	180	298	366	631	316
Total expenses & Financing Costs	(1,317)	(963)	(1,393)	(1,534)	(1,472)	(1,552)	(1,437)	(1,533)
Net income (loss)	3,610	(833)	(1,925)	(3,961)	4,027	(4,088)	(335)	(785)
Earnings (loss) per share	0.62	(0.15)	(0.33)	(0.68)	0.69	(0.70)	(0.06)	(0.13)
Total assets	64,466	59,024	67,641	72,496	77,033	69,864	74,321	74,355
Total liabilities	22,519	20,736	28,524	31,362	31,995	28,881	29,224	28,819
Net asset value	41,947	38,288	39,117	41,134	45,038	40,983	45,097	45,536
Shares outstanding	5,816	5,815	5,817	5,817	5,817	5,819	5,835	5,859
Net asset value per share	7.21	6.58	6.72	7.07	7.74	7.04	7.73	7.77
Share price	3.30	2.75	3.10	2.85	3.75	3.30	4.15	4.05

Quarter Ended December 31, 2018

Net income for the quarter ended December 31, 2018 was $3.6 million, or $0.62 per share compared to a net income of $4.0 million, or $0.69 per share for the quarter ended December 31, 2017 and a net loss of $0.8 million, or $0.15 per share for the quarter ended September 30, 2018.

For the three months ended December 31, 2018, the Company had a net realized loss on disposition of investments and marketable securities of $0.1 million, compared to a realized gain on disposition of $0.4 million during the same period last year and a realized loss of $0.0 million during the third quarter of 2018.

For the three months ended December 31, 2018, the Company recorded $5.0 million of unrealized gain on investments and marketable securities, compared to an unrealized gain of $4.8 million during the same period last year and an unrealized gain of $0.1 million during the third quarter of 2018. The significant changes in unrealized gain (loss) of the Company's investments and marketable securities during the quarter were as follows:

- The Company recorded an unrealized gain of $8.3 million on its Vena investment;
- An unrealized gain of $2.7 million on its Ethoca investment; and
- An unrealized currency gain on its U.S. dollar denominated assets of $0.6 million; offset by
- Marked-to-market losses of publicly listed investments and marketable securities including Mogo of $2.0 million;
- Fair value write-downs on investments in Baanto, Blue Ant, BrainScope, Cardiac Dimensions, Carta, and Waterloo Innovation Network LP totaling $4.0 million.

Other income included interest and dividend income of $0.1 million during the three months ended December 31, 2018, compared to $0.3 million in the same period of 2017, and $0.0 million in the previous quarter.

Total expenses for the quarter ended December 31, 2018 were $1.3 million, compared to $1.5 million for the same quarter in 2017, and $1.0 million in the previous quarter.

7

LIQUIDITY AND CAPITAL RESOURCES

During the year ended December 31, 2018, cash used in operating activities was $1.1 million, compared to $0.9 million during the same period in 2017. The Company received net proceeds of $5.5 million in net sales of investments and marketable securities in 2018, compared to receiving $0.3 million during 2017.

As at December 31, 2018, the Company had $0.0 million of cash and cash equivalents versus $9.3 million as at December 31, 2017. Total investable assets, calculated as Net Asset Value excluding debentures outstanding, as of December 31, 2018 were $48.9 million compared to $73.6 million at December 31, 2017.

As at December 31, 2018, the Company's gross investment and marketable securities portfolios was $64.3 million. Net of its indirect investment in Difference RM USA Holding Inc., which holds cash and loans to the Company, the investment and marketable securities portfolios were $49.5 million compared to $67.3 million at December 31, 2017.

During the year, shareholders' equity decreased by $3.1 million to $41.9 million. On January 31, 2018, the Company received approval from the TSX to renew its normal course issuer bid ("2018 Common Shares NCIB") to repurchase its common shares. The Company also received approval from the TSX for an automatic purchase plan, which allowed for purchases by the Company of its common shares during Company-imposed black-out periods, and, subject to pre-determined pricing and volume restrictions imposed by the Company, to the rules and policies of the TSX and to specific terms of the 2018 Common Shares NCIB. Outside of these pre-determined black-out periods, shares were purchased in accordance with management's discretion. Pursuant to the policies of the TSX, the Company was authorized to repurchase up to 300,000 of its common shares, representing 10% of the public float of the outstanding common shares. The 2017 Common Shares NCIB expired on September 14, 2018. During the year ended December 31, 2018, 3,100 common shares were repurchased (December 31, 2017 – 41,900 post-Consolidation) at an average cost of $2.76 per common share (December 31, 2017 - $4.04) for total consideration of $8,600 (December 31, 2017 – $169,000).

Net Asset Value as at December 31, 2018 was $41.9 million or $7.21 per share compared to $45.0 million, or $7.74 per share, as at December 31, 2017, and $38.3 million, or $6.58 per share as at September 30, 2018.

Subsequent to the year-end, the Company received approximately $13 million from the sale of the majority of its Vena stake. From these proceeds, the Company repaid all of its Private Debentures. As of April 1, 2019, the Company has excess cash, no debt and is anticipating proceeds of over $10 million again upon the closing of Mastercard's purchase of Ethoca. The Company believes it has adequate working capital to support its operations.

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8

INVESTMENTS

The table below provides a summary of the Company's investments by industry sector as at December 31, 2018:

Industry Sector	Average Cost ($000)	Fair Value ($000)
Financial Technologies	14,628	14,729
Healthcare	4,442	3,641
Internet	20,194	8,716
Media/Media Technologies	9,362	4,979
Technologies	9,198	15,927
U.S. Subsidiary holding cash and loans	6,320	14,752
Other	3,546	1,385
	67,690	**64,129**

See Schedule of Investments on pages 6 to 8 of the audited financial statements and accompanying notes for the year ended December 31, 2018 for additional details.

Significant purchases, sales and changes in valuation of investments during the year ended December 31, 2018 included the following:

Baanto International Ltd. ("Baanto")
Based on peer group valuations as well as current and future revenue expectations at Baanto, the Company has reduced its carrying value of Baanto preference shares by $0.6 million.

Blue Ant Media Inc. ("Blue Ant")
The Company has reassessed the fair market value of its Blue Ant given reduced multiples of its peer group and recorded an unrealized loss of $0.8 million in 2018.

BrainScope Company Inc. ("BrainScope")
While it has made significant clinical progress, BrainScope raised additional capital subsequent to year-end that ranks in priority to the preferred shares held by the Company at December 31, 2018. The Company therefore reduced the December 31, 2018 carrying value of such BrainScope shares by $1.4 million. The Company later purchased $0.5 million of shares in this post-year-end offering by BrainScope.

Cardiac Dimensions Pty Ltd. ("Cardiac")
The Company converted $0.3 million of Cardiac convertible debentures plus accrued interest into preferred shares of Cardiac. Due to the enhanced liquidation preference of this new series of preferred shares, the Company lowered the carrying value of its existing Cardiac preferred shares by $0.2 million.

Carta Solutions Holding Corporation ("Carta")
The Company made a new small bridge loan that was subsequently converted into Carta Class A preferred shares. An existing bridge loan of $1.3 million, including accrued interest, was converted into Class B preferred shares. Common shares of Carta will be exchanged for Class C Preferred shares on a 1-for-3 basis. Due to the enhanced liquidation preference of the Class A preferred shares, the Company lowered the carrying value of its other Carta securities by $0.6 million in aggregate.

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Difference RM Holdings Corp. ("Difference RM")
The Company sold its ownership interest in the 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. As at December 31, 2018, the Company's carrying value in Difference RM reflects loan receivable and cash held by Difference RM USA Holding Inc.

Ethoca Solutions Inc. ("Ethoca")
A revaluation due to revenue and product growth and positive secondary market activity has resulted in the Company increasing its carrying value of Ethoca by $2.8 million in 2018. Subsequent to year-end, Mastercard announced it had entered into an agreement to purchase Ethoca. The transaction will positively impact the Company's net asset value by approximately $4.3 million beyond Ethoca's year-end valuation.

Mogo Finance Technology Inc. ("Mogo")
During the year ended December 31, 2018, the Company sold all of its $4.0 million of Mogo convertible debentures and reinvested an additional $5.8 million in Mogo common shares. The Company marks to market its investments in Mogo, resulting in approximately $4.2 million of unrealized loss in 2018.

Thunderbird Entertainment Inc. ("Thunderbird")
The Company sold its investment stake in Thunderbird to generate liquidity towards repaying it Convertible Debentures. The Company recorded a realized loss of $0.25 million in its Thunderbird investment in 2018, partially offset by dividends received on its Thunderbird preferred shares.

TouchBistro Inc. ("TouchBistro")
The Company sold its investment in Touchbistro for gross proceeds of $1.0M, resulting in a realized gain of $0.8M.

Vena Solutions Inc. ("Vena")
In February 2018, the Company converted its Vena convertible debentures into common shares. Subsequent to year-end, the Company sold the majority of its common shares in Vena. Unrealized gain for 2018 on the Company's Vena investment was $8.3 million.

Waterloo Innovation Network LP ("WIN Fund")
WIN Fund has chosen to write down to nil one of its two remaining investments as at December 31. The Company has estimated the impact to WIN Fund's net asset value and has reduced its carrying cost by $1.0 million in 2018.

Other
The Company wrote down its investment in ScribbleLive Technologies Inc. to nil. During the year ended December 31, 2018, the Company recorded $1.6 million of unrealized foreign currency translation gain in the Company U.S. investments.

MARKETABLE SECURITIES

Marketable securities and marketable securities sold short are acquired principally for the purpose of selling or repurchasing in the near term. Marketable securities include equity securities, debt securities and warrants of public company issuers that are publicly traded on recognized stock exchanges. Marketable securities are carried at their fair value and any changes in fair value are recognized in income as a change in unrealized gain (loss) on investments.

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Marketable securities consist of the following:

As at December 31,	2018 Marketable securities	2017 Marketable securities
	($000)	($000)
Equity securities	169	368
	169	368

RELATED PARTY TRANSACTIONS

As part of its investment process and where the Company is making a significant investment relative to the total outstanding equity of an investee, the Company may seek representation on the board of directors of such investee companies, or the rights to attend and observe board meetings.

On November 2, 2017, the Company made a $1.0 million short term loan (see Schedule of Investments, page 6, Other) to Wekerloo Developments Inc. ("WDI"), a private commercial real estate holding company wholly-owned by Michael Wekerle, the Company's Executive Chair who, directly and indirectly, owns approximately 46% of the Common Shares of the Company. The loan earned interest of 3.5% per annum and had an initial term of three months. WDI used the proceeds of the loan to make a payment towards the purchase of an interest in a commercial real estate investment in Waterloo, Ontario. As further consideration for making the loan, and at no additional cost, the Company had the right to become a 50% co-investor in such real estate investment. In March 2018, the Company extended the loan, plus accrued interest, to December 31, 2018 at 10%. The Company further extended the term of the loan to June 30, 2019.

On February 15, 2019, the Company converted its $1.0 million loan plus $0.1 million of accrued interest into 2.75% of the equity of WDI. The Company also invested a further $1.0 million into another 2.5% of the equity of WDI, giving the Company a 5.25% total ownership stake in the common shares of WDI based on an equity valuation of $40 million. In addition, WDI granted the Company a 2-year option to purchase another 5% of its common shares at a $50 million equity valuation.

Difference RM Holding Corp. ("DRM") owns 100% of Difference RM Holding USA Inc. ("DRM USA"), which in turn owned 52% of Difference RM Properties LLC ("DRM Properties"). DRM Properties owned a 40% tenants-in-common interest in a 618 acre parcel of undeveloped land in the City of Rancho Mirage, California. In March 2018, DRM Properties sold its ownership interest in the undeveloped land for cash and a small residual interest in the acquiring entity. In June 2018, DRM Properties received cash proceeds from the sale of the residual interest in the acquiring entity.

During the quarter ended June 30, 2018, DRM Properties distributed the initial cash proceeds from the sale, representing approximately 95% of total proceeds, to its partners. During the quarter ended September 30, 2018, DRM Properties distributed the remaining cash proceeds from the sale to its partners and was then wound up. As at December 31, 2018, the Company's carrying value in DRM reflects the cash and loan receivable held by DRM USA.

The Company paid withholding taxes, legal, professional, and other fees and expenses on behalf of DRM Properties and recovered these amounts from DRM Properties throughout the year. During the year ended December 31, 2018, the Company paid $3.4 million in withholding taxes and expenses on behalf of DRM Properties [2017 - $0.4 million] and received nil [2017 - $0.2 million] through capital calls. As at December 31, 2018, there were no payables to or receivables from DRM Properties as the latter had been wound up in September 2018 [2017 – $2.3 million payable].

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In June 2018, the Company received a loan advance of USD 5.5 million ($7.1 million) from DRM USA from the proceeds of the land sale. The Company received from DRM USA a further USD 5.3 million ($6.9 million) in loan advances during the balance of the year. As at December 31, 2018, the outstanding principal amount of loan payable was USD 10.7 million ($14.6 million). The loan is payable on demand and bears an interest rate of 2.32% per annum. The Company expects to repay the loan advance in the second quarter of 2019 upon the winding up of DRM USA.

On October 2, 2018, a member of the Company's management, purchased directly and indirectly $1.0 million face value of the private debentures due June 30, 2020 in the over-the-counter secondary market. The private debentures were redeemed by DCF on January 17, 2019 as per their stated terms.

On December 6, 2018, Mr. Wekerle made a $0.25 million loan to the Company on a demand basis at zero interest. The loan was repaid in full on January 11, 2019.

The Company currently holds common shares ("Mogo Shares") of Mogo Finance Technology Inc. ("Mogo"). With respect to its investment in Mogo, the Company is an associate of Mr. Wekerle. As of April 1, 2019, Mr. Wekerle holds an aggregate of 2,650,872 Mogo Shares directly and the Company holds 2,549,163 Mogo Shares. The two parties collectively have control or direction of an aggregate of 5,200,035 Mogo Shares, representing 22.4% of the issued and outstanding Mogo Shares.

CONTRACTUAL OBLIGATIONS

The table below is a summary of the Company's contractual obligations at December 31, 2018:

(thousands of dollars)	Total	1 year or less	1 to 3 years
Accounts payable and accrued liabilities	783	783	-
Due to related parties	15,036	15,036	-
Interest on Private Debentures	1,208	804	402
Private Debentures	6,700	-	6,700
Total	23,727	16,623	7,102

The Company pays management a bonus pool equivalent to 20% of the increase in investable assets over a hurdle rate of 3.0% per annum, with a perpetual high water mark beginning with the December 31, 2014 total investable assets. Investable assets are determined by subtracting the aggregate fair value of the liabilities of the Company (excluding any convertible debentures or debenture issued by the Company) from the aggregate fair value of the assets of the Company on the date on which the calculation is being made. For the purposes of the annual incentive cash bonus calculation, investable assets exclude any equity and debt capital raised or repurchased by the Company during the period in which the calculation is being made. Individual bonus pool allocations to management and employees are subject to Board approval. As at December 31, 2018 and 2017, there were no accruals for the annual incentive bonus plan.

CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of the Company's financial statements in accordance with IFRS requires management to make estimates and exercise judgements that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Key areas of estimation where management has made difficult, complex or subjective judgments include the determination of the fair value of privately held investments, which include debt and equity securities.

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Fair value estimation

On a quarterly basis, the Company utilizes a valuation committee, consisting of members from management, investment and finance, to review and approve the valuation results of every position in the portfolio. The Company may also engage an independent valuation firm to perform an independent valuation in situations where it requires additional expertise. The valuation results are reviewed with the audit committee as part of its quarterly approval of the Company's financial statements.

The fair value of the Company's marketable securities and investments are determined as follows:

Listed securities

The fair values of securities traded in active markets are based on quoted market prices at the close of trading on the reporting date. The Company uses the last traded market price where the last traded price falls within the bid-ask spread. In circumstances where the last traded price is not within the bid-ask spread, the Company determines the point within the bid-ask spread that is most representative of fair value based on the specific facts and circumstances. The fair values of securities that are subject to trading restrictions are recorded at a value that takes into account the length and nature of the restrictions.

Unlisted securities

For investments that are not publicly traded, subsequent to initial recognition, the fair value of these investments is determined by the Company using the most appropriate valuation methodology in light of the nature, facts and circumstances of the investment and its materiality in the context of the total investment portfolio.

For unlisted equity instruments:

- Investments in which there has been a recent or in-progress funding round involving significant financing from external investors are valued at the price of the recent funding, whereby the various shareholder categories rights are taken into account in the valuation. The price is adjusted, where appropriate, if an external investor is motivated by strategic considerations.

- Investments in which there has been a recent financing round involving only existing investors participating proportionally to their existing investments are examined as to whether specific conditions exist that could reduce the reliability of this financing round as an indication of real value. An internal financing with investors at a lower price than the valuation at the previous reporting date may indicate a decrease in value and is taken into consideration.

- Investments that have achieved an exit after the valuation date but before finalization of the financial statements are valued based on the exit valuation, if the exit valuation was reasonably evident at the measurement date.

- Investments in which there has been a recent private secondary market trade of meaningful volume and the transaction is undertaken by a sophisticated, arm's-length investor are valued at the price of the recent trade and are adjusted, as appropriate, if the purchaser is motivated by strategic considerations.

- Investments in established portfolio companies for which there has not been any recent independent funding or secondary private market transaction are valued by using revenue or earnings multiples. When valued on a multiple basis, the maintainable revenue or earnings of a

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portfolio company are multiplied by an appropriate multiple. The multiple is derived from the market capitalization of a peer group. Companies are selected for the peer group that are comparable with the portfolio company to be valued as to their business model and size. If the portfolio company to be valued differs in certain aspects compared with features of companies in the peer group, discounts or premiums are applied to the relevant multiple or resulting valuation.

- Investments in early-stage companies not generating sustainable revenue or earnings and for which there has not been any recent independent funding are valued using alternative methodologies. The Company considers investee company performance relative to plan, going concern risk, continued funding availability, comparable peer group valuations, exit market conditions and general sector conditions and calibrates its valuation of each investment as appropriate.

- Investments in limited partnerships are valued on the most recently available value of their net assets.

- For public company warrants (i.e., the underlying security of which is traded on a recognized stock exchange), valuation models such as the Black-Scholes model are used when there are sufficient and reliable observable market inputs. These market inputs include risk-free interest rate, exercise price, market price at date of valuation, expected dividend yield, expected life of the instrument and expected volatility of the underlying security. For private company warrants, the underlying security is not traded on a recognized stock exchange; therefore fair value is determined consistent with other investments that do not have an active market as described above.

Fair values for unlisted debt instruments are determined as follows:

- Loans, debentures and promissory notes issued by investees are generally valued at the price at which the instrument was issued. The Company regularly considers whether any indications of deterioration in the value of the underlying business exist, which suggest that the debt instrument will not be fully recovered. The Company may employ discounted cash flow analysis, market comparable analysis of listed debt instruments with similar credit quality or liquidation value analysis to determine the fair value of the debt instrument.

- Convertible debentures are valued at par if the price of the underlying common shares is less than the conversion price; valued as though converted to common shares if the price of the underlying common shares exceeds the conversion price; or valued using methodologies consistent to non-convertible debentures as discussed above.

The Company may apply a further illiquidity discount to the fair value of an investment if conditions exist that could make it challenging to monetize the investment in the near term at a price indicated by the valuation models. The amount of illiquidity discount applied requires considerable judgement and is based on the facts and circumstances of each investment.

The process of valuing investments for which no active market exists is inevitably based on inherent uncertainties, and the resulting values may differ significantly from values that would have been used had a ready market existed for the investments. These differences could be material to the fair value of investments in the portfolio.

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Equity-based compensation

The Company has an incentive stock option plan (the "Stock Option Plan"), as amended and restated on June 13, 2013, for the directors, officers and employees of the Company.

The Company uses the fair value method to account for stock options. The fair value of stock options, determined on the grant date, using the Black-Scholes option pricing model, is expensed using the graded vesting method over the vesting period as compensation expense with a corresponding increase in contributed surplus. When the options are exercised, amounts originally recorded against contributed surplus as well as any consideration paid by the option holder is credited to share capital.

The amount recognized as compensation expense is adjusted to reflect the number of stock options for which the related service conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of stock options that meet the related service condition at the vesting date.

FUTURE ACCOUNTING CHANGES

The Company continues to monitor the potential changes proposed by the International Accounting Standards Board and considers the impact changes in the standards would have on the Company's operations.

IFRS 16, Leases ("IFRS 16")
On January 13, 2016, the IASB issued IFRS 16 Leases. The new standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial adoption of IFRS 16. IFRS 16 will replace IAS 17 Leases.

This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. This standard substantially carries forward the lessor accounting requirements of IAS 17, while requiring enhanced disclosures to be provided by lessors.

The Company intends to adopt IFRS 16 in its financial statements for the annual period beginning on January 1, 2019. The extent of the impact of adoption of the standard is not expected to have a significant impact, as the Company has no material leases.

RISK FACTORS AND RISK MANAGEMENT

The Company's investment strategy requires assuming risk in exchange for targeting an above average return on investment. Each of Difference Capital's investee companies are subject to the risks inherent in the industry and markets in which they operate. Such risks include market, liquidity and currency risk. Many investee companies are at a stage of development where they may require additional capital to develop their business plans and realize their objectives.

Investment Risk
There is no assurance that the Company will achieve its investment objective. An investment may not earn any positive return and may result in the loss of some or all of the capital invested.

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Reliance on Management
The Company is dependent upon the efforts, skill and business contacts of key members of management for, among other things, the information and deal flow they generate during the normal course of their activities and the synergies that exist amongst their various fields of expertise and knowledge. Accordingly, the continued success of the Company will depend upon the continued service of these individuals, who are not obligated to remain employed with the Company. The loss of the services of any of these individuals could have a material adverse effect on the revenues, net income and cash flows of the Company, and could harm its ability to maintain or grow its existing assets and raise additional funds in the future.

General Economic and Market Conditions
The success of the Company's activities may be affected by general economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, and national and international political circumstances. These factors may affect the level and volatility of securities prices and the liquidity of the Company's investments. Unexpected volatility or illiquidity could impair the Company's profitability or result in losses.

Borrowing and Other Leverage
The Company may use financial leverage by borrowing funds against its assets. The use of leverage may result in capital losses which would have an adverse effect on shareholders. There can be no assurance that the borrowing strategy employed by the Company will enhance returns or help the Company achieve its investment objectives, and to the extent that the interest payable on, and other expenses of, the borrowings exceed the incremental returns to the Company on the additional securities purchased for the Company's portfolio thereby, the strategy may reduce returns on the common shares, as compared to a situation where no financial leverage was used by the Company.

In addition, a reduction in the assets of the Company does not change the amount that must be paid on account of amounts drawn pursuant to the borrowings. Since any required payment of such amounts decreases the NAV dollar for dollar, the NAV and the NAV per common share will decrease to a proportionately greater extent, as compared to a situation where the Company did not utilize the borrowings. In addition, the borrowings may impose additional restrictions on the Company including, without limitation, limits on hedging and restrictions on certain types of investments. For these reasons, there can be no assurance that the borrowing strategy employed by the Company will enhance returns, and it may, in fact, reduce returns.

Cash Flow/Revenue
The Company generates its revenue and cash flow primarily from its financing activities and proceeds from the disposition of its investments, in addition to interest and dividend income earned on its investments. The availability of these sources of income and the amounts generated from these sources are dependent upon various factors, many of which are outside of the Company's control. The Company's liquidity and operating results may be adversely affected if its access to the capital markets is hindered, whether as a result of a downturn in the market conditions generally or to matters specific to it, or if the value of its investments decline, resulting in capital losses upon disposition.

Private Issuers and Illiquid Securities
The Company may invest in securities of private issuers. Investments in private issuers cannot be resold without a prospectus, an available exemption or an appropriate ruling under relevant securities legislation and there may not be any market for such securities. These limitations may impair the Company's ability to react quickly to market conditions or negotiate the most favourable terms for exiting such investments. Investments in private issuers may offer relatively high potential returns, but will also be subject to a

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relatively high degree of risk. There can be no assurance that a public market will develop for any of the Company's private company investments or that the Company will otherwise be able to realize a return on such investments.

The value attributed to securities of private issuers will initially be the cost thereof, and thereafter subject to fair value adjustment, and therefore may not reflect the amount for which they can actually be sold. Because valuations, and in particular valuations of investments for which market quotations are not readily available, are inherently uncertain, may fluctuate within a short period of time and may be based on estimates, determinations of fair value may differ materially from the values that would have resulted if a ready market had existed for the investments.

The Company may also invest in illiquid securities of public issuers. A considerable period of time may elapse between the time a decision is made to sell such securities and the time the Company is able to do so, and the value of such securities could decline during such period. Illiquid investments are subject to various risks, particularly the risk that the Company will be unable to realize its investment objectives by sale or other disposition at attractive prices or otherwise be unable to complete any exit strategy. In some cases, the Company may be prohibited by contract or by law from selling such securities for a period of time or otherwise be restricted from disposing of such securities. Furthermore, the types of investments made may require a substantial length of time to liquidate.

The Company may also make direct investments in publicly-traded securities that have low trading volumes. Accordingly, it may be difficult for the Company to make trades in these securities without adversely affecting the price of such securities.

Possible Volatility of Stock Price

The market price of the Company's common shares has been and may continue to be subject to wide fluctuations in response to factors such as actual or anticipated variations in its results of operations, changes in financial estimates by securities analysts, general market conditions and other factors. Market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations may adversely affect the market price of the Company's common shares.

Foreign Currency Exposure

Certain of the investments in the Company's portfolio, at any time, may consist of securities denominated in U.S. dollars, Australian dollars or other foreign currencies and, accordingly, the NAV will, when measured in Canadian dollars, be affected by fluctuations in the value of such currencies, as applicable, relative to the Canadian dollar. The Company does not currently take any steps to hedge against currency fluctuations, although it may elect to hedge against the risk of currency fluctuations in the future. There can be no assurance that steps taken by the Company to address such currency fluctuations will eliminate all adverse effects and, accordingly, the Company may suffer losses due to adverse foreign currency fluctuations.

Concentration of Investments

Other than as disclosed above and in the Annual Information Form of the Company dated April 2, 2018, there are no restrictions on the proportion of the Company's funds and no limit on the amount of funds that may be allocated to any particular investment, industry or sector. The Company may participate in a limited number of investments and, as a consequence, its financial results may be substantially adversely affected by the unfavourable performance of a single investment or sector. Completion of one or more investments may result in a highly concentrated investment by the Company in a particular company, business, industry or sector.

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Additional Financing Requirements

The Company anticipates ongoing requirements for funds to support its investment strategy and may seek to obtain additional funds for these purposes through public or private equity or debt financing. There are no assurances that additional funding will be available to the Company, if at all, on acceptable terms or at an acceptable level. Any additional equity financing may cause shareholders to experience dilution, and any additional debt financing may result in increased interest expense or restrictions on the Company's operations or ability to incur additional debt. Any limitations on the Company's ability to access the capital markets for additional funds could have a material adverse effect on its ability to grow its investment portfolio.

No Guaranteed Return

There is no guarantee that an investment in the securities of the Company will earn any positive return in the short term or long term. The task of identifying investment opportunities, monitoring such investments and realizing a significant return is difficult. Many organizations operated by persons of competence and integrity have been unable to make, manage and realize a return on such investments successfully.

Management of the Growth of the Company

Significant growth in the business of the Company, as a result of acquisitions or otherwise, could place a strain on its managerial, operational and financial resources and information systems. Future operating results will depend on the ability of senior management to manage rapidly-changing business conditions and to implement and improve the Company's technical, administrative and financial controls and reporting systems. No assurance can be given that the Company will succeed in these efforts. The failure to effectively manage and improve these systems could increase its costs, which could have a material adverse effect on the Company.

Dependence on New Products

The Company may make investments in issuers that conduct significant research and development to develop new products and technologies, enhance existing products and technologies and achieve market acceptance for such products and technologies. However, there can be no assurance that development-stage products and technologies will be successfully completed or, if developed, will achieve significant customer and/or market acceptance. If an issuer in which the Company invests is unable to successfully define, develop and introduce competitive new products and technologies, and enhance existing products and technologies, future results of that issuer would be adversely affected and the value of the Company's investment in that issuer could decline.

Intellectual Property

The industry in which the Company currently primarily invests has many participants that own, or claim to own, proprietary intellectual property. Some of the issuers that the Company invests in may become subject to claims from third parties claiming that the issuers have infringed on intellectual property rights. Determination of the rights to intellectual property is very complex, and costly litigation may be required to establish if an issuer has violated the intellectual property rights of others. As a result of such claims, some of the Company's investments could be subject to losses arising from issuers being subject to product injunctions, awards for damages and third party litigation costs, requirements to license intellectual property, legal expenses, diversion of managements' time and attention, and other costs.

Foreign Market Exposure

The Company's portfolio may, at any time, include securities of issuers established in jurisdictions outside Canada and the U.S. Although most of such issuers will be subject to uniform accounting, auditing and financial reporting standards comparable to those applicable to Canadian and U.S. companies, some issuers may not be subject to such standards and, as a result, there may be less publicly

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available information about such issuers than a Canadian or U.S. company. Volume and liquidity in some foreign markets may be less than in Canada and the U.S. and, at times, volatility of price may be greater than in Canada or the U.S. As a result, the price of such securities may be affected by conditions in the market of the jurisdiction in which the issuer is located or its securities are traded. Investments in foreign markets carry the potential exposure to the risk of political upheaval, acts of terrorism and war, any of which could have an adverse impact on the value of such securities.

New and Emerging Markets
Some of the markets in which the Company may invest are new and emerging. The Company's success may be significantly affected by the outcome of the development of these new markets.

Changes in Legislation
There can be no assurance that certain laws applicable to the Company and its portfolio companies, including income tax laws and government incentive programs, will not be changed in a manner which adversely affects the distributions received or to be made by the Company.

Tax Matters
The Company has accrued capital and non-capital losses that may be carried forward to reduce income taxes in future years. If not used, the Company's non-capital losses expire between 2026 and 2038. The availability of these income tax loss carry forwards as deductions against taxable income of the Company is dependent upon a number of factors including, but not limited to, Canadian federal income tax rules and regulations governing the application of income tax losses and the availability of the income tax loss carry forwards at the time such taxable income arises. There can be no assurance that Canadian federal income tax laws regarding the treatment of income tax loss carry forwards, or the administrative and/or assessment practices of the Canada Revenue Agency in respect thereof, will not be changed in a manner that has a material adverse effect on the Company's shareholders.

Trading Price of Common Shares Relative to Net Asset Value
The Company is neither a mutual fund nor an investment fund, and due to the nature of its business and investment strategy and the composition of its investment portfolio, the market price of its common shares, at any time, may vary significantly from its Net Asset Value per common share. This risk is separate and distinct from the risk that the market price of the common shares may decrease.

Fluctuations in NAV and Valuation of the Company's Portfolio
The NAV will vary according to, among other things, interest rates and the value of the securities in the Company's portfolio and dividends paid on the common shares. Fluctuations in the respective market values of the securities in the Company's portfolio may occur for a number of reasons beyond the control of the Company, and may be both volatile and rapid with potentially large variations over a short period of time. Independent pricing information regarding certain of the Company's securities and other investments may not be readily available at all times. Valuation determinations will be made in good faith by the Company. The Company may have some of its assets in investments which by their very nature may be extremely difficult to value accurately. To the extent that the value assigned by the Company to any such investment differs from the actual value, the NAV per Common Share may be understated or overstated, as the case may be. The Company does not intend to adjust the NAV of the common shares retroactively except in extraordinary circumstances and where the difference is deemed by the Company to be material.

Available Opportunities and Competition for Investments
The success of the Company's operations will depend upon, among other things: (i) the availability of appropriate investment opportunities; (ii) its ability to identify, select, acquire, grow and exit those investments; and (iii) its ability to generate funds for future investments. The Company can expect to

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encounter competition from other entities having investment objectives similar to its own, including institutional investors and strategic investors. These groups may compete for the same investments as the Company, may be better capitalized, have more personnel, have a longer operating history and have different return targets than the Company. As a result, the Company may not be able to compete successfully for investments. In addition, competition for investments may lead to the price of such investments increasing which may further limit the Company's ability to generate desired returns. There can be no assurance that there will be a sufficient number of suitable investment opportunities available to the Company or that such investments can be made within a reasonable period of time. There can be no assurance that the Company will be able to identify suitable investment opportunities, acquire them at a reasonable cost or achieve an appropriate rate of return. Identifying attractive opportunities is difficult, highly competitive and involves a high degree of uncertainty. Potential portfolio returns will be diminished to the extent that the Company is unable to find and make a sufficient number of investments.

Conflicts of Interest
Some of the Company's existing directors or officers are also directors and officers of other companies and have other business interests which may prove to be of interest to the Company. It is possible, therefore, that a conflict may arise between their duties as directors or officers of the Company and their duties as directors or officers of such other companies.

Due Diligence
The due diligence process that the Company undertakes in connection with investments may not reveal all facts that may be relevant in connection with an investment. Before making investments, the Company conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, the Company may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, the Company relies on the resources available to it, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that the Company will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment being successful.

Expenses Ultimately Borne by the Shareholders
Fees and expenses borne by the Company will directly or indirectly impact the NAV of the common shares.

Non-controlling Interests
The Company's investments include, in many instances, debt instruments and equity securities of companies that it does not control. These instruments and securities may be acquired in the secondary market or through purchases of securities from the issuer. Any such investment is subject to the risk that the company in which the investment is made may make business, financial or management decisions with which the Company does not agree, or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve the Company's interests. If any

20

of the foregoing were to occur, the values of the Company's respective investments could decrease and its financial condition, results of operations and cash flow could suffer as a result.

Trading Costs

The Company may engage in a high rate of trading activity in its liquid securities portfolio resulting in correspondingly high costs being borne by the Company. This may adversely affect the price of the common shares.

Interest Rate Hedging

Interest rate hedges will be used by the Company only to the extent that the Company considers appropriate. The use of interest rate hedges involves special risks, including the possible default by the other party to the transaction, illiquidity and, to the extent the Company's assessment of certain market movements is incorrect, the risk that the use of interest rate hedges could result in losses greater than if the hedging had not been used.

Hedge Risks

Although hedging reduces risk, it does not eliminate it entirely. Losses can still result in the case of an extraordinary event. There are several such possible cases including, but not limited to: (i) anticipated transactions which are altered or aborted; (ii) the inability to hedge off risk, due to difficulty of borrowing the offsetting security; (iii) a cease trade order being issued in respect of the underlying security; and (iv) lack of liquidity during market panics. To protect the Company's capital against the occurrence of such events, it attempts to maintain a diversified portfolio.

Portfolio Company Operating Losses

The Company may have limited information about the financial performance and profitability of some of our portfolio companies. Many of the Company's portfolio companies are currently experiencing operating losses. There can be no assurance when or if such companies will operate at a profit.

The Company may be limited in its ability to make follow-on investments, and failure to make follow-on investments in portfolio companies could impair the value of the portfolio.

Following an initial investment in a portfolio company, the Company may make additional investments in that portfolio company as "follow-on" investments, in order to: (1) increase or maintain in whole or in part our equity ownership percentage; (2) exercise warrants, options or convertible securities that were acquired in the original or a subsequent financing; or (3) attempt to preserve or enhance the value of our investment. The Company may elect not to make follow-on investments, or may otherwise lack sufficient funds to make those investments or lack access to desired follow-on investment opportunities. The Company has the discretion to make any follow-on investments, subject to the availability of capital resources and of the investment opportunity. The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if the Company has sufficient capital to make a desired follow-on investment, the Company may elect not to make a follow-on investment because the Company may not want to increase our concentration of risk or because the Company prefers other opportunities. In addition, the Company may be unable to complete follow-on investments in one of the portfolio companies that have conducted an initial public offering as a result of regulatory or financial restrictions.

21

OUTSTANDING SHARE DATA

As at April 1, 2019, there were 5,725,821 common shares outstanding. There are no outstanding preference shares.

Under the Stock Option Plan, the number of common shares that may be issued as a result of the grant of options shall not exceed 10% of the number of the then-issued an outstanding common shares of the Company at the time of grant. As at April 1, 2019, 10% of the issued and outstanding common shares was 572,582 common shares. During the year ended December 31, 2018 the Company granted 271,000 options (2017 – nil) to its directors and officers in two tranches. As at April 1, 2019, an additional 36,582 common shares could have been granted under the Company's Stock Option Plan.

DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

The Company's disclosure controls and procedures are designed to provide reasonable assurance the information required to be disclosed by the Company is recorded, processed, summarized and reported within the time periods specified under securities laws and include controls and procedures that are designed to ensure that information is accumulated and communicated to management including the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) to allow timely decisions regarding disclosure. The CEO and CFO, together with management, are responsible for the design of the Company's disclosure control and procedures (as defined in National Instrument 52-109 *Certification of Disclosure in Issuers' Annual and Interim Filings*). Management, under the direction of the CEO and CFO, has evaluated the effectiveness of the disclosure controls and procedures as at December 31, 2018, and has concluded that they are reasonably assured that such controls and procedures were effective.

Management, under the supervision of the CEO and CFO, is responsible for the design and maintenance of adequate internal controls over financial reporting for the purposes of providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. However, due to its inherent limitations, internal controls over financial reporting can only provide reasonable, not absolute, assurance that the financial statements are free of misstatements. Management, under the direction of the CEO and CFO, evaluated the effectiveness of the Company's internal controls over financial reporting as at December 31, 2018 and has concluded that internal control over financial reporting was appropriately designed and operating effectively. There have been no changes during the year ended December 31, 2018 in the Company's internal controls over financial reporting that have materially affected, or are reasonable likely to materially affect, the Company's internal controls over financial reporting.

22

O-1

SCHEDULE “P”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF DCF

Pro Forma Condensed Consolidated Statement of Financial Position

As at December 31, 2018

(Unaudited – Expressed in thousands of Canadian Dollars)

	Mogo	Difference	Note 5	Pro Forma Adjustments	Pro Forma Consolidated
Assets
Cash	20,439	6	(a, b, c, h)	10,009	30,454
Loans receivable	86,347	-		-	86,347
Prepaid expenses, deposits and other assets	3,501	162		-	3,663
Deferred cost	273	-		-	273
Investments	-	64,298	(b, e, f, h)	(40,257)	24,041
Property and equipment	3,016	-		-	3,016
Intangible assets	18,658	-		-	18,658
	132,234	64,466		(30,248)	166,452
Liabilities
Accounts payable and accruals	9,651	783		-	10,434
Due to related parties	-	15,036	(f)	(14,752)	284
Other liabilities	973	-		-	973
Credit facilities	75,934	-		-	75,934
Debentures	41,625	6,700	(c)	(6,700)	41,625
Convertible debentures	11,781	-		-	11,781
Derivative financial liability	964	-		-	964
	140,928	22,519		(21,452)	141,995
Shareholders’ Equity (Deficit)
Share capital	75,045	134,357	(e)	(120,193)	89,209
Contributed surplus	7,045	81,479	(e)	(80,976)	7,548
Deficit	(90,784)	(173,889)	(a, b, c, e)	192,373	(72,300)
Total Shareholders’ Equity (Deficit)	(8,694)	41,947		(8,796)	24,457
	132,234	64,466		(30,248)	166,452

P-1

	Mogo	Difference	Note 5	Pro Forma Adjustments	Pro Forma Consolidated
Revenue
Subscription and services	26,733	-		-	26,733
Interest revenue	26,433	-		-	26,433
Loan fees	8,111	-		-	8,111
	61,277	-		-	61,277
Cost of revenue
Provision for loan losses, net of recoveries	16,367	-		-	16,367
Transaction costs	6,059	-		-	6,059
	22,426	-		-	22,426
Gross profit	38,851	-		-	38,851
Operating expenses
Technology and development	14,747	-		-	14,747
Marketing	8,772	-		-	8,772
Customer service and operations	8,383	-		-	8,383
General and administration	11,177	2,984	(g)	(1,270)	12,891
Total operating expenses	43,079	2,984		(1,270)	44,793
Loss from operations	(4,228)	(2,984)		1,270	(5,942)
Other expenses
Credit facility interest expense	9,353	-		-	9,353
Debenture interest expense	8,036	-		-	8,036
Unrealized exchange loss (gain)	651	-		-	651
Unrealized (gain) loss on derivative liability	(1,733)	-		-	(1,733)
Realized and unrealized gain on investments	-	(1,549)		-	(1,549)
Financing costs	-	2,229	(d)	(2,229)	-
Other income	-	(448)		-	(448)
Other one-time expenses	1,487	-		-	1,487
	17,794	232		(2,229)	15,797
Loss and comprehensive loss	(22,022)	(3,216)		3,499	(21,739)

1.	Description of the Transaction

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the three-cornered amalgamation (“the Transaction”) contemplated by the arrangement agreement (the “Arrangement Agreement”) dated April 14, 2019 between Mogo Finance Technology Inc. (“Mogo”) and Difference Capital Financial Inc. (“Difference”), as at and for the year ended December 31, 2018.

Under the terms of the Arrangement Agreement, and pursuant to the plan of arrangement (the “Arrangement”), each Mogo common share, excluding those already owned by Difference, will be exchanged (the “Exchange”) for one Difference common share (the “Exchange Ratio”). Following the completion of the Arrangement, all of Mogo’s outstanding convertible securities will become exercisable or convertible, as the case may be, for Difference common shares in accordance with the Exchange Ratio and the terms of such convertible securities. As a result of the Exchange, former Mogo shareholders will hold approximately 80% of the common shares of the resulting company (the “Combined Entity”), and former Difference shareholders will hold approximately 20% of the common shares of the Combined Entity, on a fully diluted basis. Following the Arrangement, the Combined Entity is expected to be named Mogo Inc, or a variant thereof.

As at December 31, 2018, Difference held 2,449,163 Mogo common shares. Difference’s Executive Chair and largest shareholder, also directly held 2,550,972 Mogo common shares.

P-2

2.	Basis of Preparation

The unaudited pro forma condensed consolidated statement of financial position as at December 31, 2018 combines the historical consolidated statement of financial position of Mogo as at that date, and the historical statement of financial position of Difference as at that date, to give effect to the Transaction as if it had occurred on December 31, 2018.

The unaudited pro forma condensed consolidated statement of comprehensive loss for the year ended December 31, 2018 combines the historical consolidated statement of comprehensive loss of Mogo for the same period with the historical statement of comprehensive loss of Difference for the same period, to give effect to the Transaction as if it had occurred on January 1, 2018.

The unaudited pro forma condensed consolidated financial statements were based on and should be read in conjunction with the following:

-	Audited consolidated financial statements of Mogo for the year ended December 31, 2018, and the accompanying notes thereto; and the

-	Audited financial statements of Difference for the year ended December 31, 2018, and the accompanying notes thereto

The historical financial statements of Mogo and Difference have been adjusted to give effect to the following pro forma events:

-	Those with respect to the pro forma consolidated statement of financial position directly attributable to the Transaction;

-	Those with respect to the pro forma consolidated statement of financial position occurring subsequent to December 31, 2018 that are factually supportable and materially significant to understanding the impact of the contemplated Transaction; and

-	Those with respect to the pro forma consolidated statement of comprehensive loss expected to have a continuing impact on the consolidated results.

The pro forma adjustments and purchase price allocation are based on preliminary estimates of the fair value of consideration paid and the fair value of assets acquired and liabilities assumed. The actual adjustments to the consolidated financial statements of the Combined Entity upon closing of the Transaction will depend on a number of factors, including among others, additional information available, changes to the amounts of net assets, and the market price of Mogo common shares on the closing date which will be used to value the deemed shares issued as consideration in the Transaction.

The unaudited pro forma condensed consolidated financial statements have been presented for illustrative purposes only. The pro forma information is not necessarily indicative of what the Combined Entity’s financial position or financial performance actually would have been had the Transaction been completed as of the dates indicated and does not purport to project the future financial position or operating results of the Combined Entity. The unaudited pro forma condensed consolidated financial statements do not reflect any additional costs, nor any savings from potential synergies that may result from the Transaction, other than those pro forma adjustments described in Note 5.

3.	Preliminary Purchase Price Allocation

The Transaction has been accounted for as a business combination in the unaudited pro-forma condensed consolidated financial statements in accordance with IFRS 3, Business Combinations. The nature of the transaction is a reverse takeover resulting in Mogo as the accounting acquirer.

The following table presents a reconciliation of the common shares outstanding in the combined entity, on a pro forma basis, as if the Transaction was completed on December 31, 2018:

	Number of Common Shares in Former Entity	Number of Common Shares in Combined Entity
Mogo shares at December 31, 2018 exchanged for shares in combined entity	23,226,846	23,226,846
Less: Mogo shares already held by Difference and not exchanged for shares in combined entity as at December 31, 2018		(2,449,163)
Difference shares at December 31, 2018	5,813,621	5,813,621
Total Common Shares in Combined Entity		26,591,304
Total Former Mogo Common Shares		23,226,846
Deemed Common Shares Issued		3,364,458

P-3

Although Difference is the legal issuer of shares in the Transaction, Mogo is the accounting acquirer and is thus deemed to have issued 3,364,458 shares for the purpose of determining the purchase consideration in the Transaction as at December 31, 2018. In February 2019, Difference purchased an additional 100,000 Mogo shares, to hold 2,549,163 total Mogo shares. The final number of deemed shares issued as consideration will be determined by applying the Exchange Ratio to Difference and Mogo’s outstanding common shares on the closing date of the Transaction, less the 2,549,163 Mogo shares already held by Difference, and thus will differ from the number above. For the purposes of these pro forma statements, the portion of the estimated purchase price related to the deemed issuance of Mogo common shares is based on the trading value of Mogo on May 13, 2019 at $4.21 per share.

Since Mogo is the accounting acquirer, Difference’s outstanding stock based awards are also deemed to be replaced by awards of the Combined Entity. The estimated fair value of the replacement awards attributed to the pre-acquisition and post-acquisition service periods are $504 and $233 respectively, measured as at May 13, 2019. The pre-acquisition amount has been included as part of the total purchase consideration.

The following table summarizes the preliminary purchase price to the acquired assets and liabilities as follows:

Mogo Purchase Consideration:
Fair value estimate of 3,364,458 deemed Mogo common shares	$14,164
Fair value estimate of replacement options	504
Total Purchase Consideration	14,668

The preliminary purchase price has been allocated to Difference’s following identifiable assets and liabilities based on their estimated fair values as of December 31, 2018, adjusted for pro forma assumptions and adjustments in Note 5:

Fair value
Cash	$10,015
Other assets	162
Investments	31,829
Less: Investment in Mogo eliminated upon acquisition	(7,788)
Accounts payable and due to related parties	(1,067)
Fair value of net assets acquired	33,151

For the purposes of the unaudited pro forma condensed consolidated statement of financial position, the excess of the net identifiable assets over the deemed purchase consideration is recorded within shareholders equity as a gain on acquisition. Any gain on acquisition recognized is a one-time adjustment with no continuing effect on consolidated results, and is thus excluded for the purpose of presenting the pro forma condensed consolidated statement of comprehensive loss for the year ended December 31, 2018.

The final purchase price will be determined using the trading value of Mogo’s common shares on the closing date of the Transaction, and the fair value of net assets to be acquired will also be determined with reference to fair value as at the closing date. Therefore the final purchase price and fair value of net assets acquired at the closing date of the Transaction may differ materially from the amounts disclosed above in the pro forma condensed consolidated statement of financial position.

4.	Summary of Significant Accounting Policies

These unaudited pro forma condensed consolidated financial statements have been compiled using the significant accounting policies as set out in the consolidated financial statements of Mogo as at December 31, 2018. Management of Mogo has determined, based on their initial assessment, that there are no significant differences in basis of presentation and accounting policies between Mogo and Difference, except as noted below and in Note 5(f).

P-4

Consolidation of subsidiaries

In the audited financial statements of Difference for the year ended December 31, 2018, Difference determined that it met the definition of an investment entity under IFRS 10, and thus measured its subsidiaries at fair value through profit and loss (FVTPL), as required by the Standard. However, since Mogo is the accounting acquirer in the transaction and is not an investment entity, all subsidiaries are required to be consolidated in the Combined Entity rather than measured at FVTPL. The effect of consolidating these subsidiaries is the elimination of $14.8 million of investments and the elimination of $14.8 million due to related parties in the unaudited pro forma condensed consolidated statement of financial position as at December 31, 2018.

5.	Pro Forma Assumptions and Adjustments

The unaudited pro forma condensed consolidated financial statements reflect the following assumptions and adjustments to give effect to the Transaction as described in the preceding notes:

a)	To reflect the expected cost of transaction and pre-closing restructuring expenses estimated at $5.0 million.

b)	To reflect the $13.4 million monetization of the majority of Difference’s investment in Vena Solutions Inc. (“Vena”) in January 2019, and the $10.5 million monetization of Difference’s investment in Ethoca Solutions Inc. in May 2019.

c)	To reflect the early redemption of Difference’s $6.7 million debentures and interest obligation of $0.4 million in January 2019 using a portion of the Vena sale proceeds.

d)	To reflect the reduction in financing costs going forward as a result of the full redemption of Difference’s convertible debentures in 2018 and the full redemption of Difference’s private debentures in January 2019.

e)	To record the elimination of Difference’s equity and cancellation of their investment in Mogo, and to record the offsetting charge to equity resulting from the deemed issuance of 3,364,458 common shares.

f)	To consolidate Difference’s wholly owned subsidiaries. As explained in Note 4 above, this is a change in accounting policy where the Combined Entity will be required to consolidate any subsidiaries, resulting in the elimination of $14.8 million of investments and $14.8 million due to related parties.

g)	To reflect the expected annualized reduction in ongoing costs arising from the elimination of duplicate functions and administrative costs upon closing of the Transaction.

h)	To reflect $1.8 million of net cash used in investments by Difference in the first quarter of 2019.

6. Pro Forma Earnings Per Share

For the purposes of the unaudited pro forma condensed consolidated financial statements, the earnings per share has been calculated using the weighted average number of shares which would have been outstanding as at December 31, 2018, after giving effect to the Transaction as if it had occurred on January 1, 2018.

Year ended December 31, 2018
Mogo actual weighted average common shares outstanding	22,713,660
Deemed common shares issued as consideration	3,364,458
Pro forma weighted average common shares outstanding	26,078,118
Pro forma net loss	$(21,739)
Pro forma earnings per share – basic and diluted	$(0.83)

P-5

The following should be read together with the more detailed information and statements contained elsewhere in the management information circular of Difference Capital Financial Inc., to which this Schedule "Q" is attached (the "Circular"). The information contained in this Schedule "Q", unless otherwise indicated, is given as of May 13, 2019, the date of the Circular.

All capitalized terms used in this Schedule "Q" and not defined herein have the meaning given to them in the "Glossary of Terms" or elsewhere in the Circular.

The rights of Shareholders are currently governed by the *Canada Business Corporations Act* (the "**CBCA**") and the articles and by-laws of the Company. If the Continuance Resolution is approved and the Continuance is completed, the Company will continue from a corporation existing under the CBCA to a corporation existing under the *Business Corporations Act* (British Columbia) ("**BCBCA**"). Although the rights and privileges of shareholders under the CBCA are in many instances comparable to those under the BCBCA, there are several differences.

Following is a summary of certain differences between the CBCA and the BCBCA, but it is not intended to be a comprehensive review of the two statutes. Reference should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them, and Shareholders should consult their own legal or other professional advisors with regard to all of the implications of the Transaction which may be of importance to them.

Charter Documents

Under the CBCA, a corporation's charter documents consist of "articles of incorporation," which set forth, among other things, the name of the corporation, the province in Canada where the registered office is to be situated, the amount and type of authorized capital, and the "by-laws," which govern the management of the corporation. The articles are filed with the Director under the CBCA and the by-laws are filed at the corporation's registered office, or at another place in Canada designated by the corporation's directors. A public corporation is required to file its "articles of incorporation" and its "bylaws" on its SEDAR profile at www.sedar.com.

Under the BCBCA, the charter documents consist of a "notice of articles," which sets forth, among other things, the name of the corporation and the amount and type of authorized capital, and "articles" which govern the management of the corporation. The notice of articles is filed with the Registrar under the BCBCA, while articles are filed only with the corporation's records office. A public corporation is required to file the "notice of articles" and "articles" on its SEDAR profile at www.sedar.com.

Ability to Set Necessary Levels of Shareholder Consent

Under the CBCA, certain amendments to the charter documents of a corporation require a resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the amendments and, where certain specified rights of the holders of a class or series of shares are affected by the amendments differently than the rights of the holders of other classes or series of shares, such holders are entitled to vote separately as a class or series, whether or not such class or series of shares otherwise carry the right to vote. A resolution to amalgamate a CBCA corporation for example requires a special resolution passed by the holders of each class or series of shares, whether or not such shares otherwise carry the right to vote, if such class or series of shares are affected differently.

Q-1

Under the BCBCA, a corporation, in its articles, can establish levels for various shareholder approvals (other than those prescribed by the BCBCA). The percentage of votes required for a "special resolution" can be specified in the articles and may be no less than two-thirds and no more than three-quarters of the votes cast.

Amendments to the Charter Documents of a Corporation

Under the CBCA, certain amendments to the charter documents of a corporation require a resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the amendments and, where certain specified rights of the holders of a class or series of shares are affected by the amendments differently than the rights of the holders of other classes or series of shares, such holders are entitled to vote separately as a class or series, whether or not such class or series of shares otherwise carry the right to vote. A resolution to amalgamate a CBCA corporation requires a special resolution passed by the holders of each class or series of shares, whether or not such shares otherwise carry the right to vote, if such class or series of shares are affected differently.

Changes to the notice of articles of a corporation under the BCBCA will be affected by the type of resolution specified in the articles of a corporation, which, for many alterations, including change of name, consolidation, creation of new classes or series of shares or alterations to the articles, could provide for approval solely by a resolution of the directors. In the absence of anything in the articles, most corporate alterations will require a special resolution of the shareholders to be approved by not less than two-thirds of the votes cast by the shareholders voting on the resolution. Alteration of the special rights and restrictions attached to issued shares requires, subject to the requirements set forth in the corporation's articles, approval by a special resolution of the holders of the class or series of shares affected. A proposed amalgamation or continuation of a corporation out of the jurisdiction generally requires that shareholders approve the adoption of the amalgamation agreement or the continuance by way of a special resolution.

Change of Name and Consolidation

The CBCA provides that a special resolution is required in order to change a corporation's name or to consolidate or split its issued and outstanding capital. Under the BCBCA, if specified in a corporation's articles, such changes may be approved by a directors' resolution.

Sale of Business or Assets

Under the BCBCA, the directors of a corporation may sell, lease or otherwise dispose of all or substantially all of the undertaking of the corporation only if it is in the ordinary course of the corporation's business or with shareholder approval authorized by special resolution. Under the BCBCA, a special resolution requires the approval of a "special majority", which means the majority specified in a corporation's articles, if such specified majority is at least two-thirds and not more than by three-quarters of the votes cast by those shareholders voting in person or by proxy at a general meeting of the corporation. If the articles do not contain a provision stipulating the special majority, then a special resolution is passed by at least two-thirds of the votes cast on the resolution.

Rights of Dissent and Appraisal

Q-2

The BCBCA provides that shareholders, including beneficial holders, who dissent from certain actions being taken by a corporation, may exercise a right of dissent and require the corporation to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable where the corporation proposes to:

(b) adopt an amalgamation agreement;

(c) approve an amalgamation whereby the corporation will be amalgamated to form an amalgamated foreign corporation under Division 4 of Part 9 of the BCBCA;

(e) authorize or ratify the sale, lease or other disposition of all or substantially all of the corporation's undertaking; or

In certain circumstances, shareholders may also be entitled to dissent in respect of a resolution if dissent is authorized by such resolution, or if permitted by court order.

The CBCA contains a similar dissent remedy to that contained in the BCBCA, although the procedure for exercising this remedy is different. Subject to specified exceptions, dissent rights are available where the corporation resolves to:

(a) amend its articles to add, remove or change restrictions any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on;

(c) amalgamate with another corporation;

(d) be continued under the laws of another jurisdiction;

(e) sell, lease or exchange all or substantially all its property; or

(f) carry out a going-private transaction or a squeeze-out transaction.

Oppression Remedies

Q-3

On such an application, the court may make such order as it sees fit, including but not limited to, an order restraining the conduct complained of.

The oppression remedy under the BCBCA is similar to the remedy found in the CBCA, with a few differences. Under the CBCA, the applicant can complain not only about acts of the corporation and its directors but also acts of an affiliate of the corporation and the affiliate's directors, whereas under the BCBCA, the shareholder can only complain of oppressive conduct of the corporation. Under the BCBCA the applicant must bring the application in a timely manner, which is not required under the CBCA, and the court may make an order in respect of the complaint if it is satisfied that the application was brought by the shareholder in a timely manner. As with the CBCA, the court may make such order as it sees fit, including an order to prohibit any act proposed by the corporation. Under the CBCA a corporation is prohibited from making a payment to a successful applicant in an oppression claim if there are reasonable grounds for believing that (a) the corporation is, or after the payment, would be unable to pay its liabilities as they become due, or (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities; under the BCBCA, if there are reasonable grounds for believing that the corporation is, or after a payment to a successful applicant in an oppression claim would be, unable to pay its debts as they become due in the ordinary course of business, the corporation must make as much of the payment as possible and pay the balance when the corporation is able to do so.

Shareholder Derivative Actions

Under the BCBCA, a shareholder, defined as including a beneficial shareholder and any other person whom the court considers to be an appropriate person to make an application under the BCBCA, or a director of a corporation may, with leave of the court, bring a legal proceeding in the name and on behalf of the corporation to enforce an obligation owed to the corporation that could be enforced by the corporation itself, or to obtain damages for any breach of such an obligation. An applicant may also, with leave of the court, defend a legal proceeding brought against a corporation.

A broader right to bring a derivative action is contained in the CBCA than is found in the BCBCA, and this right extends to former shareholders, directors or officers of a corporation or its affiliates, and any person who, in the discretion of the court, is a proper person to make an application to court to bring a derivative action. In addition, the CBCA permits derivative actions to be commenced in the name and on behalf of a corporation or any of its subsidiaries. The complainant must provide the directors of the corporation or its subsidiary with fourteen days' notice of the complainant's intention to apply to the court to bring a derivative action.

Requisition of Meetings

The CBCA permits the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting to require the directors to call and hold a meeting of the shareholders of the corporation for the purposes stated in the requisition. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

Q-4

The BCBCA provides that one or more shareholders of a corporation holding not less than 5% of the issued voting shares of the corporation may give notice to the directors requiring them to call and hold a general meeting which meeting must be held within 4 months. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, the requisitioning shareholders, or any one or more of them holding more than 2.5% of the issued shares of the corporation that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.

Form and Solicitation of Proxies, Information Circular

The CBCA contains provisions prescribing the form and content of notices of meeting and information circulars. Under the CBCA, a person who solicits proxies, other than by or on behalf of management of the corporation, must send a dissident's proxy circular in prescribed form to each shareholder whose proxy is solicited, to each director and to the corporation. Pursuant to the CBCA a person may solicit proxies without sending a dissident's proxy circular if either (i) the total number of shareholders whose proxies solicited is 15 or fewer (with two or more joint holders being counted as one shareholder), or (ii) the solicitation is, in certain prescribed circumstances, conveyed by public broadcast, speech or publication.

Under the BCBCA, the management of a public corporation, concurrently with sending a notice of meeting of shareholders, must send a form of proxy to each shareholder who is entitled to vote at the meeting as well as an information circular containing prescribed information regarding the matters to be dealt with at the meeting. The required information is substantially the same as the requirements that apply to the corporation under applicable securities laws. The BCBCA does not place any restriction on the method of soliciting proxies.

Place of Shareholders' Meetings

The CBCA requires all meetings of shareholders to be held at a place within Canada provided in the by-laws unless a location outside of Canada is specified in the articles or the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

The BCBCA requires all meetings of shareholders to be held in British Columbia unless: (i) a location outside the province of British Columbia is provided for in the articles; (ii) the articles do not restrict the corporation from approving a location outside of the province of British Columbia for holding of the general meeting and the location of the meeting is approved by the resolution required by the articles for that purpose or by ordinary resolution if no resolution is required for that purpose by the articles; or (iii) if the location for the meeting is approved in writing by the registrar before the meeting is held.

Number of Directors and Residency Requirements

The CBCA requires a minimum of three directors for a public corporation but requires that at least two of those directors be unrelated parties. Further, at least 25% of directors be resident Canadians, unless the corporation has less than four directors, in which case at least one director must be a resident Canadian.

The BCBCA provides that a public corporation must have at least three directors but does not have any residency requirements for directors.

Removal of Directors

The CBCA provides that the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. An ordinary resolution under the CBCA requires the resolution to be passed by a majority of votes cast by the shareholders who voted in respect of

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that resolution. The CBCA further provides that where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The BCBCA provides that the shareholders of a corporation may remove one or more directors by a special resolution or by any other method specified in the articles. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate special resolution of the shareholders of that class or series or by any other method specified in the articles.

Meaning of "Insolvent"

Under the CBCA, a corporation may not pay dividends or purchase or redeem its shares if there are reasonable grounds for believing (i) it is or would be unable to pay its liabilities as they become due; or (ii) it would not meet a net asset solvency test. The net asset solvency tests for different purposes vary somewhat.

Under the BCBCA, for purposes of the insolvency test that must be passed for the payment of dividends and purchases and redemptions of shares, "insolvent" is defined to mean when a corporation is unable to pay its debts as they become due in the ordinary course of its business. Unlike the CBCA, the BCBCA does not impose a net asset solvency test for these purposes. For purposes of proceedings to dissolve or liquidate, the definition of "insolvent" from federal bankruptcy legislation applies.

Reduction of Capital

Under the CBCA, capital may be reduced by special resolution but not if there are reasonable grounds for believing that (i) the corporation is, or would after the reduction be, unable to pay its liabilities as they become due, or (ii) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

Under the BCBCA, capital may be reduced by special resolution or court order. A court order is required if the realizable value of the corporation's assets would, after the reduction of capital, be less than the aggregate of its liabilities.

Shareholder Proposals

The CBCA allows a registered holder or beneficial owner of shares that are entitled to be voted at an annual meeting of shareholders submit a notice of a proposal.

The BCBCA includes a more detailed regime for shareholders' proposals than the CBCA. For example, a person submitting a proposal must have been the registered or beneficial owner of one or more voting shares for at least two years before signing the proposal. In addition, the proposal must be signed by shareholders who, together with the submitter, are registered or beneficial owners of (i) at least 1% of the corporation's voting shares, or (ii) shares with a fair market value exceeding an amount prescribed by regulation (at present, C$2,000).

Compulsory Acquisition

The CBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror.

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The BCBCA provides a substantively similar right although there are differences in the procedures and process. Unlike the CBCA, the BCBCA provides that where an offeror does not use the compulsory acquisition right when entitled to do so, a securityholder who did not accept the original offer may require the offeror to acquire the securityholder's securities on the same terms contained in the original offer.

Investigation/Appointment of Inspectors

Under the CBCA, shareholders can apply to the court for the appointment of an inspector. Unlike the BCBCA, the CBCA does not require an applicant to hold a specified number of shares for a court order application, nor does it permit the corporation to commence an investigation by way of approval by special resolution of a corporation's shareholders.

Under the BCBCA, a corporation may appoint an inspector to investigate the affairs and management of a corporation by special resolution. Shareholders holding at least 20% of the issued shares of a corporation may apply to the court for the appointment of an inspector. The court must consider whether there are reasonable grounds for believing there has been oppressive, unfairly prejudicial, fraudulent, unlawful or dishonest conduct.

Dividends

Under the CBCA, a corporation may pay dividends in the same forms as are permitted under the BCBCA, however, a corporation must not pay dividends if the corporation is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Under the BCBCA, a corporation may pay dividends to its shareholders by shares or property, including money, unless the corporation is insolvent or the payment of the dividends would render the corporation insolvent.

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SCHEDULE "R"
SECTION 190 OF THE CBCA

Right to dissent

190 (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to:

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going-private transaction or a squeeze-out transaction.

Further right

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

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Notice of resolution

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a) the shareholder's name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

Share certificate

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

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Offer to pay

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19) On an application to a court under subsection (15) or (16),

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(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

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(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

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